Filed Pursuant to Rule 424(b)(3)
Registration No. 333-170102

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Penn Virginia Resource Partners, L.P. (the “Partnership”), Penn Virginia Resource GP, LLC, the general partner of the Partnership (the “Partnership GP”), PVR Radnor, LLC, a wholly owned subsidiary of the Partnership (“MergerCo”), Penn Virginia GP Holdings, L.P. (“Holdings”) and PVG GP, LLC, Holdings’ general partner (“Holdings GP”), have entered into an Agreement and Plan of Merger dated as of September 21, 2010 (the “merger agreement”). Under the merger agreement, (i) the Partnership will acquire Holdings and Holdings GP through a merger of Holdings and Holdings GP with and into MergerCo, with MergerCo surviving (the “merger”) and (ii) all common units of Holdings (“Holdings Common Units”) will be converted into the right to receive common units of the Partnership (“Partnership Common Units”). As a result of the merger, MergerCo will be the sole economic member of the Partnership GP. In connection with the merger, the approximately 19.6 million Partnership Common Units held by Holdings and the incentive distribution rights in the Partnership held by the Partnership GP will be cancelled and the 2.0% general partner interest in the Partnership held by the Partnership GP will be converted to a non-economic management interest in the Partnership pursuant to the Partnership’s fourth amended and restated agreement of limited partnership (the “amended and restated partnership agreement”). The merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The form of the Partnership’s amended and restated partnership agreement is attached as Annex B to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference.

Pursuant to the merger agreement, the Partnership will issue to the holders of Holdings Common Units (the “Holdings unitholders”) approximately 38.3 million Partnership Common Units. Each Holdings unitholder will receive 0.98 Partnership Common Units per Holdings Common Unit and each Holdings unitholder who would otherwise be entitled to receive fractional Partnership Common Units pursuant to the merger will be entitled to receive a cash payment in lieu of such fractional Partnership Common Units in an amount equal to the product of (a) the closing sale price of the Partnership Common Units on the New York Stock Exchange as reported by The Wall Street Journal on the trading day immediately preceding the date on which the effective time of the merger occurs and (b) the fraction of a Partnership Common Unit which such holder would otherwise be entitled to receive (the “stated consideration”).

The holders of Partnership Common Units (the “Partnership unitholders”) will continue to own their existing Partnership Common Units. Following the merger, the Partnership will be owned approximately 46% by current Partnership unitholders and approximately 54% by former Holdings unitholders. The Partnership Common Units will continue to be traded on the New York Stock Exchange under the symbol “PVR” following the merger.

YOUR VOTE IS VERY IMPORTANT. We cannot complete the merger unless, among other things, (a) the holders of a majority of the Partnership Common Units outstanding and entitled to vote, approve and adopt the merger, the merger agreement and the transactions contemplated thereby and (b) the holders of a majority of the Holdings Common Units outstanding and entitled to vote, approve and adopt the merger, the merger agreement and the transactions contemplated thereby at the special meetings of the Partnership unitholders and Holdings unitholders, respectively.

The Partnership will hold a special meeting on February 16, 2011 at 10:00 a.m., local time, at The Villanova University Conference Center, 601 County Line Road, Radnor, Pennsylvania 19087. Holdings will hold a special meeting on February 16, 2011, at 11:00 a.m., local time, at The Villanova University Conference Center, 601 County Line Road, Radnor, Pennsylvania 19087. Whether or not you plan to attend your meeting, to ensure your units are represented at the meeting, please complete and submit the enclosed proxy card as soon as possible or transmit your voting instructions by using the telephone or internet as described on your proxy card.

The Conflicts Committee (the “Partnership Conflicts Committee”) of the board of directors of the Partnership GP (the “Partnership Board”), which is comprised of independent directors and was delegated authority by the Partnership Board to negotiate the terms and conditions of the merger and any definitive documentation related to the merger and the transactions contemplated thereby, subject to final approval by the Partnership Board, has unanimously (i) approved and declared the advisability of the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement, and (ii) determined that the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement, are fair and reasonable to, and in the best interests of, the

Partnership and the Partnership unitholders that are not affiliated with Holdings or its affiliates. Accordingly, the Partnership Conflicts Committee recommended that the Partnership Board approve the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement. The Partnership Board, having considered the recommendation of the Partnership Conflicts Committee and having reviewed and evaluated the merits of the merger, unanimously (with the director who is also the chief executive officer of the Partnership GP and Holdings GP recusing himself) (i) has approved and declared the advisability of the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement and (ii) has determined that the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement, are fair and reasonable to, and in the best interests of, the Partnership and the Partnership unitholders. Accordingly, the Partnership Board recommends that the Partnership unitholders vote to approve and adopt the merger, the merger agreement, the transactions contemplated thereby and the amended and restated partnership agreement.

Further, the Partnership Board recommends that the Partnership unitholders vote for any proposal to adjourn the Partnership special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient votes in favor of either of the foregoing proposals.

The Conflicts Committee (the “Holdings Conflicts Committee”) of the board of directors of Holdings GP (the “Holdings Board”), comprised of independent directors, to which the Holdings Board delegated authority to negotiate the terms and conditions of the merger, subject to final approval by the Holdings Board, has unanimously approved and declared the advisability of the merger and the merger agreement, and has unanimously found and determined the merger, the merger agreement and the transactions contemplated thereby to be fair and reasonable to, and in the best interests of, Holdings and the unaffiliated Holdings unitholders (defined as all Holdings unitholders other than the officers and directors of Holdings GP that are also officers and directors of the Partnership GP or affiliates of such officers and directors) and has recommended that the Holdings Board approve and declare the advisability of the merger and the merger agreement and submit the merger, the merger agreement and the transactions contemplated thereby to the Holdings unitholders for their approval and adoption. The Holdings Board, having considered the recommendation of the Holdings Conflicts Committee and having reviewed and evaluated the merits of the merger, unanimously (with the director who is also the chief executive officer of the Partnership GP and Holdings GP recusing himself) has found and determined the merger, the merger agreement and the transactions contemplated thereby to be fair and reasonable to, and in the best interests of, Holdings and the unaffiliated Holdings unitholders and has approved and declared the advisability of the merger and the merger agreement. Accordingly, the Holdings Board recommends that the Holdings unitholders vote to approve and adopt the merger, the merger agreement and the transactions contemplated thereby. In addition, the Holdings Board recommends that Holdings unitholders vote for any proposal to adjourn the Holdings special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient votes in favor of the foregoing proposal.

This joint proxy statement/prospectus gives you detailed information about the special meetings and the proposed merger. The Partnership and Holdings both urge you to read carefully this entire joint proxy statement/prospectus, including all of its annexes. In particular, please read “Risk Factors” beginning on page 26 of this joint proxy statement/prospectus for a discussion of risks relevant to the merger, the Partnership and other matters.

The Partnership Common Units are traded on the New York Stock Exchange under the symbol “PVR.” The last reported sale price of the Partnership Common Units on the New York Stock Exchange on December 17, 2010 was $26.96. Holdings Common Units are traded on the New York Stock Exchange under the symbol “PVG.” The last reported sale price of Holdings Common Units on the New York Stock Exchange on December 17, 2010 was $24.89.

William H. Shea, Jr. Director and Chief Executive Officer PVG GP, LLC	Robert B. Wallace Executive Vice President and Chief Financial Officer Penn Virginia Resource GP, LLC

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated December 23, 2010 and is first being mailed to the Partnership unitholders and the Holdings unitholders on or about December 27, 2010.

NOTICE OF SPECIAL MEETING OF

PENN VIRGINIA RESOURCE PARTNERS, L.P. UNITHOLDERS

TO BE HELD ON FEBRUARY 16, 2011

To the unitholders of Penn Virginia Resource Partners, L.P.:

This is a notice that a special meeting of the unitholders of Penn Virginia Resource Partners, L.P. (the “Partnership”) will be held on February 16, 2011 at 10:00 a.m., local time, at The Villanova University Conference Center, 601 County Line Road, Radnor, Pennsylvania 19087. The purpose of the special meeting is:

1. To consider and vote upon the approval and adoption of (a) the Agreement and Plan of Merger (the “merger agreement”) by and among the Partnership, Penn Virginia Resource GP, LLC, the general partner of the Partnership (the “Partnership GP”), PVR Radnor, LLC (“MergerCo”), Penn Virginia GP Holdings, L.P. (“Holdings”) and PVG GP, LLC, the general partner of Holdings (“Holdings GP”), dated as of September 21, 2010, as such agreement may be amended from time to time, pursuant to which (i) Holdings and Holdings GP will merge with and into MergerCo and MergerCo will survive as a subsidiary of the Partnership (the “merger”) with the Partnership as MergerCo’s sole member and MergerCo as the sole economic member of the Partnership GP and (ii) all common units of Holdings will be converted into the right to receive common units of the Partnership (“Partnership Common Units”) (a copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus), (b) the merger and (c) the transactions contemplated thereby;

2. To consider and vote upon the approval and adoption of the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership (the “amended and restated partnership agreement,” a copy of which is attached as Annex B to this joint proxy statement/prospectus);

3. To consider and vote upon any proposal that may be presented to adjourn the Partnership special meeting to a later date, if necessary, to solicit addition proxies in the event that there are insufficient votes in favor of any of the foregoing proposals; and

4. To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

Under the amended and restated partnership agreement, which will become effective concurrently with the effective time of the merger, (i) the incentive distribution rights in the Partnership held by the Partnership GP will be cancelled and the 2.0% general partner interest in the Partnership will be converted to a non-economic management interest in the Partnership; (ii) the Partnership Board will be increased to nine members, all of whom will be elected by the Partnership’s limited partners; and (iii) references to the Partnership’s previously outstanding subordinated units, and certain other legacy provisions which are no longer applicable to the Partnership, will be eliminated.

The Conflicts Committee (the “Partnership Conflicts Committee”) of the board of directors of the Partnership GP (the “Partnership Board”), which is comprised of independent directors and was delegated authority by the Partnership Board to negotiate the terms and conditions of the merger and any definitive documentation related to the merger and the transactions contemplated thereby, subject to final approval by the Partnership Board, has unanimously (i) approved and declared the advisability of the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement, and (ii) determined that the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement, are fair and reasonable to and in the best interests of, the Partnership and the Partnership unitholders that are not affiliated with Holdings or its affiliates. Accordingly, the Partnership Conflicts Committee recommended that the Partnership Board approve the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement. The Partnership Board, having considered the recommendation of the Partnership Conflicts Committee and having reviewed and evaluated the merits of the merger, unanimously (with the director who is also the chief executive officer of the Partnership GP and Holdings GP recusing himself) (i) has approved and declared the advisability of the merger agreement and the amended and restated

partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement and (ii) has determined that the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement, are fair and reasonable to, and in the best interests of, the Partnership and the Partnership unitholders. Accordingly, the Partnership Board recommends that the Partnership unitholders vote to approve and adopt the merger, the merger agreement and the transactions contemplated thereby and the amended and restated partnership agreement. Further, the Partnership Board recommends that the Partnership unitholders vote for any proposal to adjourn the Partnership special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient votes in favor of either of the foregoing proposals.

The proposals described in paragraphs 1 and 2 above require the affirmative vote of the holders of a majority of outstanding Partnership Common Units entitled to vote at the meeting as of the record date. The affirmative vote of the holders of a majority of the Partnership Common Units outstanding and entitled to vote at the meeting as of the record date is required to approve any proposal to adjourn the Partnership special meeting, if necessary, to solicit additional proxies for any of the foregoing proposals, unless a quorum is not present, in which case the affirmative vote of at least a majority of outstanding Partnership Common Units entitled to vote as of the record date present in person or represented by proxy at the Partnership special meeting would be required to adjourn the Partnership special meeting. The approval and adoption of the proposal described in paragraph 1 above is a condition to consummation of the merger. Only Partnership unitholders of record at the close of business on December 20, 2010, the record date, are entitled to receive this notice and to vote at the Partnership special meeting or any adjournment or postponement of that meeting.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Partnership special meeting, please submit your proxy with voting instructions as soon as possible. If you hold Partnership Common Units in your name as a unitholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope, use the toll-free telephone number shown on the proxy card or use the internet website shown on the proxy card. If you hold your Partnership Common Units through a broker or other nominee, please use the voting instructions you have received from the holder of record. Submitting your proxy will not prevent you from attending the Partnership special meeting and voting in person. Please note, however, that if you hold your Partnership Common Units through a broker or other nominee, and you wish to vote in person at the Partnership special meeting, you must obtain from the holder of record a proxy issued in your name. You may revoke your proxy by attending the Partnership special meeting and voting your Partnership Common Units in person at the special meeting. You may also revoke your proxy at any time before it is voted by giving written notice of revocation to American Stock Transfer & Trust Company at the address provided with the proxy card at or before the Partnership special meeting or by submitting a proxy with a later date.

The accompanying document describes the proposed merger in more detail. We urge you to read carefully the entire document before voting your Partnership Common Units at the Partnership special meeting or submitting your voting instructions by proxy.

By Order of the Board of Directors of Penn Virginia Resource GP, LLC, the general partner of Penn Virginia Resource Partners, L.P.

Bruce D. Davis, Jr.

Executive Vice President,

General Counsel and Secretary

Radnor, Pennsylvania

December 23, 2010

NOTICE OF SPECIAL MEETING OF

PENN VIRGINIA GP HOLDINGS, L.P. UNITHOLDERS

TO BE HELD ON FEBRUARY 16, 2011

To the unitholders of Penn Virginia GP Holdings, L.P.:

This is a notice that a special meeting of the unitholders of Penn Virginia GP Holdings, L.P. (“Holdings”) will be held on February 16, 2011 at 11:00 a.m., local time, at The Villanova University Conference Center, 601 County Line Road, Radnor, Pennsylvania 19087. The purpose of the special meeting is:

1. To consider and vote upon the approval and adoption of (a) the Agreement and Plan of Merger (the “merger agreement”) by and among Holdings, Penn Virginia Resource Partners, L.P. (the “Partnership”), Penn Virginia Resource GP, LLC, the general partner of the Partnership (the “Partnership GP”), PVR Radnor, LLC, a wholly owned subsidiary of the Partnership (“MergerCo”), and PVG GP, LLC, the general partner of Holdings (“Holdings GP”), dated as of September 21, 2010, as such agreement may be amended from time to time, pursuant to which (i) Holdings and Holdings GP will merge with and into MergerCo and MergerCo will survive as a subsidiary of the Partnership (the “merger”) with the Partnership as MergerCo’s sole member and MergerCo as the sole economic member of the Partnership GP and (ii) all common units of Holdings (“Holdings Common Units”) will be converted into the right to receive common units of the Partnership (a copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus), (b) the merger and (c) the transactions contemplated thereby;

2. To consider and vote upon any proposal that may be presented to adjourn the Holdings special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient votes in favor of the foregoing proposal; and

3. To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

The Conflicts Committee (the “Holdings Conflicts Committee”) of the board of directors of Holdings GP (the “Holdings Board”), comprised of independent directors, to which the Holdings Board delegated authority to negotiate the terms and conditions of the merger, subject to final approval by the Holdings Board, has unanimously (i) approved and declared the advisability of the merger and the merger agreement, (ii) found and determined the merger, the merger agreement and the transactions contemplated thereby to be fair and reasonable to, and in the best interests of, Holdings and the unaffiliated Holdings unitholders (defined as all Holdings unitholders other than the officers and directors of Holdings GP that are also officers and directors of the Partnership GP or affiliates of such officers and directors), (iii) recommended that the Holdings Board approve and declare the advisability of the merger and the merger agreement, and (iv) recommended that the Holdings Board submit the merger, the merger agreement and the transactions contemplated thereby to the Holdings unitholders for their approval and adoption. The Holdings Board, having considered the recommendation of the Holdings Conflicts Committee and having reviewed and evaluated the merits of the merger, unanimously (with the director who is also the chief executive officer of the Partnership GP and Holdings GP recusing himself) has found and determined the merger, the merger agreement and the transactions contemplated thereby to be fair and reasonable to, and in the best interests of, Holdings and the unaffiliated Holdings unitholders, and has approved and declared the advisability of the merger and the merger agreement. Accordingly, the Holdings Board recommends that the Holdings unitholders vote to approve and adopt the merger, the merger agreement and the transactions contemplated thereby. In addition, the Holdings Board recommends that Holdings unitholders vote for any proposal to adjourn the Holdings special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient votes in favor of the foregoing proposal.

The proposal described in paragraph 1 above requires the affirmative vote of the holders of a majority of Holdings Common Units outstanding and entitled to vote at the meeting as of the record date. The affirmative vote of the holders of a majority of the Holdings Common Units outstanding and entitled to vote at the meeting as of the record date is required to approve any proposal to adjourn the Holdings special meeting, if necessary, to solicit additional proxies for any of the foregoing proposals, unless a quorum is not present, in which case the affirmative vote of at least a majority of outstanding Holdings Common Units entitled to vote as of the record date present in person or represented by proxy at the Holdings special meeting would be required to adjourn the Holdings special meeting. The approval and adoption of the proposal described in paragraph 1 above is a condition to consummation of the merger. Only Holdings unitholders of record at the close of business on December 20, 2010, the record date, are entitled to receive this notice and to vote at the Holdings special meeting or any adjournment or postponement of that meeting.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Holdings special meeting, please submit your proxy with voting instructions as soon as possible. If you hold units in your name as a unitholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope, use the toll-free telephone number shown on the proxy card or use the internet website shown on the proxy card. If you hold your units through a broker or other nominee, please use the voting instructions you have received from the holder of record. Submitting your proxy will not prevent you from attending the Holdings special meeting and voting in person. Please note, however, that if you hold your units through a broker or other nominee, and you wish to vote in person at the Holdings special meeting, you must obtain from the holder of record a proxy issued in your name. You may revoke your proxy by attending the Holdings special meeting and voting your Holdings Common Units in person at the Holdings special meeting. You may also revoke your proxy at any time before it is voted by giving written notice of revocation to American Stock Transfer & Trust Company at the address provided with the proxy card at or before the Holdings special meeting or by submitting a proxy with a later date.

The accompanying document describes the proposed merger in more detail. We urge you to read carefully the entire document before voting your Holdings Common Units at the Holdings special meeting or submitting your voting instructions by proxy.

By Order of the Board of Directors of PVG GP, LLC, the general partner of Penn Virginia GP Holdings, L.P.

Bruce D. Davis, Jr.

Executive Vice President,

General Counsel and Secretary

Radnor, Pennsylvania

December 23, 2010

i

ANNEX A	Agreement and Plan of Merger	Annex A-1

ANNEX B	Form of Fourth Amended and Restated Agreement of Limited Partnership of Penn Virginia Resource Partners, L.P.	Annex B-1

ANNEX C	Opinion of Tudor, Pickering, Holt & Co. Securities, Inc.	Annex C-1

ANNEX D	Opinion of Credit Suisse Securities (USA) LLC	Annex D-1

IMPORTANT NOTE ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”), constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of (a) the Partnership with respect to the solicitation of proxies for the Partnership special meeting to, among other things, approve and adopt the merger, the merger agreement and the transactions contemplated thereby, and to approve and adopt the Partnership’s amended and restated partnership agreement; and (b) Holdings with respect to the solicitation of proxies for the Holdings special meeting to, among other things, approve and adopt the merger, the merger agreement and the transactions contemplated thereby. This joint proxy statement/prospectus is also a prospectus of the Partnership under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), for the Partnership Common Units that Holdings unitholders will receive in the merger.

As permitted under the rules of the SEC, this joint proxy statement/prospectus incorporates by reference important business and financial information about the Partnership and Holdings from other documents filed with the SEC that are not included in or delivered with this joint proxy statement/prospectus. Please read “Where You Can Find More Information” beginning on page 168. This information is available to you without charge upon your request. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the Partnership or Holdings at the following addresses and telephone numbers:

Penn Virginia Resource Partners, L.P. Five Radnor Corporate Center Suite 500 100 Matsonford Road Radnor, Pennsylvania 19087 (610) 975-8200 Attention: Investor Relations	Penn Virginia GP Holdings, L.P. Five Radnor Corporate Center Suite 500 100 Matsonford Road Radnor, Pennsylvania 19087 (610) 975-8200 Attention: Investor Relations

Please note that copies of the documents provided to you will not include exhibits.

You may obtain certain of these documents at the Partnership’s website, www.pvresource.com by selecting “For Investors” and then selecting “SEC Filings,” and at Holdings’ website, www.pvgholdings.com, by selecting “For Investors” and then selecting “SEC Filings.” Information contained on the Partnership’s and Holdings’ websites is expressly not incorporated by reference into this joint proxy statement/prospectus.

In order to receive timely delivery of the documents in advance of the Partnership special meeting or Holdings special meeting, as applicable, your request should be received no later than February 7, 2011.

The Partnership and Holdings have not authorized anyone to give any information or make any representation about the merger and related matters or about the Partnership or Holdings that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated into this joint proxy statement/prospectus. Therefore, if anyone distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

v

QUESTIONS AND ANSWERS ABOUT THE MERGER

In the following questions and answers, selected information from this joint proxy statement/prospectus has been highlighted but all of the information that may be important to Partnership unitholders and Holdings unitholders regarding the merger and the other transactions contemplated by the merger agreement has not been included. To better understand the merger and the other transactions contemplated by the merger agreement, and for a complete description of their legal terms, please read carefully this joint proxy statement/prospectus in its entirety, including all of its annexes, as well as the documents incorporated by reference in this joint proxy statement/prospectus. Please read “Important Note About this Joint Proxy Statement/Prospectus” on page v and “Where You Can Find More Information” beginning on page 168.

Q: What are the proposed transactions?

A: The Partnership and Holdings have agreed to combine by merging Holdings and Holdings GP with and into MergerCo, with MergerCo surviving, under the terms of a merger agreement that is described in this joint proxy statement/prospectus and attached as Annex A to this joint proxy statement/prospectus. Holdings is currently the sole economic member and sole Class B member of the Partnership GP (with the Partnership as the sole non-economic Class A member). As a result of the merger and the other transactions contemplated by the merger agreement, MergerCo will become the sole economic member of the Partnership GP, and MergerCo will be subsequently merged into the Partnership GP, with the Partnership GP being the surviving entity. In addition, the approximately 19.6 million Partnership Common Units held by Holdings and the incentive distribution rights in the Partnership held by the Partnership GP will be cancelled and the 2.0% general partner interest in the Partnership held by the Partnership GP will be converted to a non-economic management interest in the Partnership. The merger agreement provides that all outstanding Holdings Common Units at the effective time of the merger (other than Holdings Common Units held by the Partnership or its subsidiaries, if any) will be converted into the right to receive Partnership Common Units. The merger will become effective on such date and at such time that the certificate of merger is filed with the Secretary of State of the State of Delaware, or such later date and time as may be set forth in the certificate of merger. Throughout this joint proxy statement/prospectus, this is referred to as the “effective time” of the merger.

Q: Why am I receiving these materials?

A: The merger cannot be completed without obtaining the appropriate approvals of the Partnership unitholders and the Holdings unitholders. The Partnership and Holdings will hold separate special meetings of their respective unitholders to obtain these approvals.

Q: Why are the Partnership and Holdings proposing the merger?

A: The Partnership and Holdings both believe that the merger will provide substantial benefits to the Partnership unitholders and the Holdings unitholders by combining into a single partnership that is better positioned to compete in the marketplace. The Partnership Board and the board of directors of Holdings GP (the “Holdings Board”; with respect to the merger agreement, the Holdings Board includes the Holdings Conflicts Committee) both believe that the combination of the Partnership and Holdings offers the following advantages following the merger:

•	decreases the Partnership’s cost of capital, which would improve its competitive position when pursuing growth opportunities and its ability to accelerate growth in distributable cash flow;

•	increases the public float and trading liquidity of the market for the Partnership’s Common Units;

•	provides the Partnership with a capital structure and governance structure more easily understood by the investing public;

•	provides unitholders the right to elect all of the directors of the Partnership Board; and

•	provides certain cost savings and operating synergies to the Partnership and Holdings.

Q: What will Holdings unitholders receive in connection with the merger?

A: If the merger is completed, Holdings unitholders will receive 0.98 Partnership Common Units per Holdings Common Unit, subject to receipt of cash in lieu of any fractional Partnership Common Units. Based on the number of outstanding Holdings Common Units, the total number of Partnership Common Units to be received by Holdings unitholders is approximately 38.3 million. No Holdings unitholder will receive a fractional Partnership Common Unit; instead, any Holdings unitholder who would otherwise be entitled to receive a fractional Partnership Common Unit will receive cash in lieu thereof.

Q: How do I exchange my Holdings Common Units for Partnership Common Units?

A: Each holder of record of Holdings Common Units at the close of business on the effective date of the merger will receive a letter of transmittal and other appropriate and customary transmittal materials that will contain instructions for the surrender of Holdings Common Units in exchange for Partnership Common Units.

Q: Do I have appraisal rights?

A: No. Neither Holdings unitholders nor Partnership unitholders have or are entitled to exercise appraisal rights in connection with the merger under Delaware law and the Partnership’s or Holdings’ partnership agreement.

Q: Will Holdings unitholders be able to trade Partnership Common Units that they receive pursuant to the merger?

A: Yes. Partnership Common Units received pursuant to the merger will be registered under the Securities Act and will be listed on the New York Stock Exchange under the symbol “PVR.” All Partnership Common Units that each Holdings unitholder receives in the merger will be freely transferable upon compliance with the procedures set forth in the Partnership’s amended and restated partnership agreement unless such Holdings unitholder is deemed to be an affiliate of the Partnership following the merger for purposes of U.S. federal securities laws.

Q: What will Partnership unitholders receive in connection with the merger?

A: Partnership unitholders will not receive any consideration in the merger. Partnership unitholders will continue to own their existing Partnership Common Units.

Q: What happens to distributions by the Partnership?

A: Once the merger is completed and Holdings unitholders receive their Partnership Common Units, when distributions are approved and declared by the Partnership GP and paid by the Partnership, the former Holdings unitholders and the current Partnership unitholders will receive distributions on their Partnership Common Units.

Q: As a Holdings unitholder, what happens to the payment of distributions for the quarter in which the merger is effective?

A: If the merger is completed before the record date for a quarterly distribution, Holdings unitholders will receive no quarterly distribution from Holdings; instead, a Holdings unitholder will receive Partnership distributions on all Partnership Common Units such unitholder received in the merger. If the merger closes after the record date, Holdings unitholders will receive distributions on Holdings Common Units held as of the record date. However, Holdings unitholders will not receive distributions from both Holdings and the Partnership for the same quarter.

Q: What will happen to Holdings and Holdings GP after the merger?

A: As a result of the merger, Holdings and Holdings GP will be merged with and into MergerCo, and MergerCo will become the sole economic member of the Partnership GP. Following the merger, MergerCo will be merged into the Partnership GP, with the Partnership GP being the surviving entity. Holdings and Holdings GP will cease to exist and Holdings Common Units will cease to exist.

Q: What Holdings unitholder and Partnership unitholder approvals are required?

A: The approval and adoption of the merger, the merger agreement and the transactions contemplated thereby require the affirmative vote of the holders of a majority of the outstanding Holdings Common Units entitled to vote as of the record date. Accordingly, if a Holdings unitholder fails to vote, or if a Holdings unitholder abstains from voting, that will have the same effect as a vote against the approval and adoption of the merger, the merger agreement and the transactions contemplated thereby.

It is a condition to closing under the merger agreement that the approval and adoption of the merger, the merger agreement and the transactions contemplated thereby (other than the approval and adoption of the amended and restated partnership agreement), receive the affirmative vote of the holders of at least a majority of the outstanding Partnership Common Units entitled to vote as of the record date. Accordingly, if a Partnership unitholder fails to vote, or if a Partnership unitholder abstains from voting, that will have the same effect as a vote against the above.

Pursuant to the merger agreement, Holdings, as the holder of approximately 36.7% of the outstanding Partnership Common Units, has agreed to vote all of its Partnership Common Units in favor of the merger, the merger agreement and the transactions contemplated thereby. Please read “The Proposed Merger—Transactions Related to the Merger” beginning on page 89.

Q: When do you expect the merger to be completed?

A: A number of conditions must be satisfied before the Partnership and Holdings can complete the merger, including the approvals by the Partnership unitholders and Holdings unitholders and the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, relating to the Partnership Common Units to be received by Holdings unitholders. We expect to complete the merger promptly following the Partnership special meeting and the Holdings special meeting, which we currently anticipate will occur in the first quarter of 2011.

Q: After the consummation of the merger, will I be able to vote to elect directors to the Partnership Board?

A: Pursuant to the merger agreement, subject to receipt of the requisite approval of the Partnership Common Units for the merger, the merger agreement and the transactions contemplated thereby, the Partnership GP agreed to amend and restate the Partnership’s existing partnership agreement. Under the amended and restated partnership agreement, Partnership unitholders will have the right to elect all nine members of the Partnership Board by a plurality of votes cast at a meeting of the Partnership unitholders. The directors elected at the Partnership’s meeting of Partnership unitholders will hold office until the next meeting of Partnership unitholders at which the limited partners will vote on the election of such directors or until the directors’ successors are duly elected and qualified, or until the directors’ earlier death, resignation or removal.

Q: After the merger, who will direct the activities of the Partnership?

A: Pursuant to the amended and restated partnership agreement of the Partnership and the sixth amended and restated limited liability company agreement of the Partnership GP, each of which will be in effect after the merger, the Partnership Board will direct the activities of the Partnership.

Q: What are the expected tax consequences to a Partnership unitholder as a result of the merger?

A: It is anticipated that a Partnership unitholder will recognize no income or loss for U.S. federal income tax purposes from the transactions contemplated by the merger agreement. Due to the restructuring of the Partnership’s outstanding securities, and the issuance of additional Partnership units to the Holdings unitholders, however, it is anticipated that the amount of income or loss allocated to Partnership unitholders will change as a result of the completion of the merger. Nonetheless, the Partnership presently anticipates that Partnership unitholders will not be allocated more than an insignificant amount of additional net income (or less net loss) for a projection period that includes the year of the merger and the two following years.

For a discussion of the tax risks related to the merger and the anticipated tax consequences thereof, please read “Risk Factors—Tax Risks Related to the Merger” beginning on page 30 and “Risk Factors—Tax Risks to Existing Partnership Unitholders” beginning on page 31. For a more detailed summary of the anticipated tax consequences of the merger and the tax opinions, and limitations thereof, that the Partnership expects to receive, please “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to Existing Partnership Unitholders” beginning on page 125. For a discussion of the Partnership’s projections, and assumptions thereof, with respect to future net income allocations to Partnership unitholders, please read “Material U.S. Federal Income Tax Consequences of the Merger—Effect of the Merger on the Ratio of Taxable Income to Distributions for Partnership Unitholders and Holdings Unitholders” beginning on page 128.

Q: What are the expected tax consequences to a Holdings unitholder as a result of the merger?

A: It is anticipated that a Holdings unitholder will recognize no income or loss for U.S. federal income tax purposes from the transactions contemplated by the merger agreement. However, Holdings estimates that the closing of the merger will result in an increase, which may be material, in the amount of net income allocable to all of the Holdings unitholders that receive Partnership Common Units in the merger. The amount and effect of such increase in net income for any Holdings unitholder will depend upon the Holdings unitholder’s particular situation, including when, and at what prices, the Holdings unitholder purchased its Holdings Common Units. Generally, the less a Holdings unitholder paid for its Holdings Common Units, the more additional net income will be allocable to such unitholder. For example, for those Holdings unitholders who paid less than $12.00 per unit for their Holdings Common Units between October 2008 and July 2009, it is possible that such Holdings unitholders may have an incremental tax increase as a result of the merger that may exceed their incremental cash distributions as a result of the merger.

For a discussion of the tax risks related to the merger and the anticipated tax consequences thereof, please read “Risk Factors—Tax Risks Related to the Merger” beginning on page 30 and “Risk Factors—Tax Risks to Holdings Unitholders” beginning on page 31. For a more detailed summary of the anticipated tax consequences of the merger and the tax opinions, and limitations thereof, that Holdings expects to receive, please “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to Holdings Unitholders” beginning on page 126. For a discussion of Holdings’ projections, and assumptions thereof, with respect to future net income allocations to Holdings unitholders, please read “Material U.S. Federal Income Tax Consequences of the Merger—Effect of the Merger on the Ratio of Taxable Income to Distributions for Partnership Unitholders and Holdings Unitholders” beginning on page 128.

Q: What are the expected tax consequences after the merger is completed for Holdings unitholders who receive Partnership Common Units in the merger?

A: Each Holdings unitholder who becomes a Partnership unitholder as a result of the merger will, as is the case for existing Partnership unitholders, be required to report on its federal income tax return such unitholder’s distributive share of the Partnership’s income, gains, losses, deductions and credits. In addition to federal income taxes, such a holder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which the Partnership conducts business or owns property or in which the unitholder is resident.

Holdings estimates that the closing of the merger will result in an increase, which may be material, in the amount of net income allocable to all of the Holdings unitholders that receive Partnership Common Units in the merger. The amount and effect of such increase in net income for any Holdings unitholder will depend upon the Holdings unitholder’s particular situation, including when, and at what prices, the Holdings unitholder purchased its Holdings Common Units. Generally, the less a Holdings unitholder paid for its Holdings Common Units, the more additional net income will be allocable to such Holdings unitholder. For example, for those Holdings unitholders who paid less than $12.00 per unit for their Holdings Common Units between October 2008 and July 2009, it is possible that such Holdings unitholders may have an incremental tax increase as a result of the merger that may exceed their incremental cash distributions as a result of the merger.

Please read “U.S. Federal Income Taxation of Ownership of Partnership Common Units” beginning on page 131 and “Material U.S. Federal Income Tax Consequences of the Merger—Effect of the Merger on the Ratio of Taxable Income to Distributions for Partnership Unitholders and Holdings Unitholders” beginning on page 128.

Q: Who is entitled to vote at the special meetings?

A: Partnership special meeting: All of the Partnership’s unitholders of record at the close of business on December 20, 2010, the record date for the Partnership’s special meeting, are entitled to receive notice of and to vote at the Partnership’s special meeting.

Holdings special meeting: All of Holdings’ unitholders of record at the close of business on December 20, 2010, the record date for Holdings’ special meeting, are entitled to receive notice of and to vote at the Holdings special meeting.

Q: What do I need to do now?

A: After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or by submitting your proxy or voting instruction by telephone or through the internet as soon as possible so that your Partnership Common Units or Holdings Common Units will be represented and voted at your special meeting.

If your Partnership Common Units or Holdings Common Units are held in “street name” or “nominee name,” please refer to your proxy card or the information forwarded by your broker or other nominee to see which options are available to you. The internet and telephone proxy submission procedures are designed to authenticate Partnership unitholders or Holdings unitholders and to allow you to confirm that your instructions have been properly recorded.

The method you use to submit a proxy will not limit your right to vote in person at the Partnership special meeting or Holdings special meeting if you later decide to attend your special meeting. If your Partnership Common Units or Holdings Common Units are held in the name of a broker or other nominee, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote in person at the Partnership special meeting or Holdings special meeting.

Q: If my Partnership Common Units or Holdings Common Units are held in “street name” or “nominee name” by my broker or other nominee, will my broker or other nominee vote my units for me?

A: No. Your broker or other nominee will not be able to vote your Partnership Common Units or Holdings Common Units without instructions from you. Please follow the procedure your broker or other nominee provides to vote your units.

In connection with either special meeting, abstentions and broker non-votes will be considered in determining the presence of a quorum. An abstention will be the equivalent of a “NO” vote with respect to all of the matters to be voted upon. A broker non-vote will have the effect of a vote against all of the matters to be voted upon at the special meetings.

x

An abstention occurs when a Partnership unitholder or Holdings unitholder abstains from voting (either in person or by proxy) on one or more of the proposals. Broker non-votes may occur when a person holding units through a broker or other nominee does not provide instructions as to how the units should be voted, and the broker or other nominee lacks discretionary authority to vote on a particular proposal.

Q: If I am a Holdings unitholder with certificated units, should I send in my unit certificates with my proxy card?

A: No. Please DO NOT send your Holdings unit certificates with your proxy card. A letter of transmittal for your Holdings Common Units and instructions will be delivered to you in a separate mailing. If your Holdings Common Units are held in “street name” or “nominee name” by your broker or other nominee, you should follow their instructions.

Q: If I am a Partnership unitholder with certificated units, should I send in my unit certificates with my proxy card?

A: No. Please DO NOT send your Partnership unit certificates with your proxy card. Since the Partnership Common Units are not being exchanged, you should keep your Partnership unit certificates.

Q: If I am planning on attending a special meeting in person, should I still submit a proxy?

A: Yes. Whether or not you plan to attend your special meeting, you should submit a proxy. Generally, Partnership Common Units or Holdings Common Units will not be voted if the holder of such Partnership Common Units or Holdings Common Units does not submit a proxy and if such holder does not vote in person at such holder’s special meeting. Failure to submit a proxy would have the same effect as a vote against all the proposals at the Partnership special meeting and will have the same effect as a vote against all the proposals at the Holdings special meeting.

Q: What do I do if I want to change my vote after I have delivered my proxy card?

A: You may change your vote at any time before Partnership Common Units or Holdings Common Units are voted at your special meeting. You can do this in any of the three following ways:

•	by sending a written notice to American Stock Transfer & Trust Company in time to be received before your special meeting stating that you revoke your proxy;

•

by completing, signing and dating another proxy card and returning it by mail in time to be received before your special meeting or by submitting a later-dated proxy by telephone or the internet, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	if you are a holder of record, or if you hold a proxy in your favor executed by a holder of record, by attending your special meeting and voting in person.

If your Partnership Common Units or Holdings Common Units are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q: What should I do if I receive more than one set of voting materials for the Partnership special meeting or the Holdings special meeting?

A: You may receive more than one set of voting materials for the Partnership special meeting or the Holdings special meeting and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold units. If you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q: Can I submit my proxy by telephone or the internet?

A: Yes. In addition to mailing your proxy, you may submit it telephonically or on the internet. Voting instructions for using the telephone or internet are described on your proxy card.

Q: Who can I contact with questions about the special meetings or the merger and related matters?

A: If you have any questions about the merger and the other transactions contemplated by this joint proxy statement/prospectus or how to submit your proxy or voting instruction card, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instruction card, you should contact:

Morrow & Co., LLC

470 West Avenue—3rd Floor

Stamford, CT 06902

Banks and brokers call: (203) 658-9400

Unitholders call toll-free: (800) 573-4370

Email: pennvirginia.info@morrowco.com

SUMMARY

This brief summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that may be important to you. To understand the merger fully and for a complete description of the terms of the merger and related matters, you should read carefully this joint proxy statement/prospectus, the documents incorporated by reference and the full text of the annexes to this joint proxy statement/prospectus. Please read “Where You Can Find More Information” beginning on page 168.

The Proposed Merger (page 88)

The Partnership, the Partnership GP, MergerCo, Holdings and Holdings GP have entered into the merger agreement. Under the merger agreement, the Partnership will acquire Holdings and Holdings GP through a merger of Holdings and Holdings GP with and into MergerCo, and all Holdings Common Units outstanding at the effective time of the merger (other than Holdings Common Units held by the Partnership or its subsidiaries, if any) will be converted into the right to receive Partnership Common Units. As a result of the merger, MergerCo will be the sole economic member of the Partnership GP. In connection with the merger, the approximately 19.6 million Partnership Common Units held by Holdings and the incentive distribution rights in the Partnership held by the Partnership GP will be cancelled and the 2.0% general partner interest in the Partnership held by the Partnership GP will be converted to a non-economic management interest in the Partnership.

The merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference.

Please read the merger agreement carefully and fully as it is the legal document that governs the merger. For a summary of the merger agreement, please read “The Merger Agreement” beginning on page 92.

Merger Consideration (page 93)

Pursuant to the merger agreement, the Partnership will issue to the Holdings unitholders approximately 38.3 million Partnership Common Units. Each Holdings unitholder will receive 0.98 Partnership Common Units per Holdings Common Unit, subject to receipt of cash in lieu of any fractional Partnership Common Units. Partnership unitholders will continue to own their existing Partnership Common Units. Upon the consummation of the merger, the Partnership will be owned approximately 46% by current Partnership unitholders, and approximately 54% by former Holdings unitholders. The Partnership Common Units will continue to be traded on the New York Stock Exchange under the symbol “PVR” following the merger.

Transactions Related to the Merger (page 89)

Amended and Restated Partnership Agreement

Concurrently with the effective time of the merger, the Partnership’s existing partnership agreement will be amended and restated. Under the amended and restated partnership agreement, (i) the incentive distribution rights in the Partnership held by the Partnership GP will be cancelled and the 2.0% general partner interest in the Partnership held by the Partnership GP will be converted into a non-economic management interest in the Partnership; (ii) the Partnership Board will be increased to nine members, all of whom will be elected by the Partnership’s limited partners; and (iii) references to the Partnership’s previously outstanding subordinated units and certain other legacy provisions that are no longer applicable to the Partnership will be eliminated.

For a summary of the amended and restated partnership agreement, please read “The Amended and Restated Partnership Agreement of the Partnership” beginning on page 109.

The foregoing description of the amended and restated partnership agreement is qualified in its entirety by reference to the full text of the form of amended and restated partnership agreement, which is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.

Support Covenant

As of September 20, 2010, the last trading day before the public announcement of the proposed merger, Holdings beneficially owned approximately 19.6 million Partnership Common Units. These units represent approximately 36.7% of all outstanding Partnership Common Units. Pursuant to the merger agreement, Holdings agreed, at any meeting of Partnership unitholders, in respect of its Partnership Common Units to (a) appear at each Partnership unitholder meeting held to consider and vote upon the approval and adoption of the merger, the merger agreement, the transactions contemplated thereby and any other matters required to be approved for the consummation of the merger or otherwise cause its Partnership Common Units to be counted as present for quorum purposes, (b) vote (or cause to be voted) in favor of the approval and adoption of the merger, the merger agreement and the transactions contemplated thereby, (c) vote (or cause to be voted) in favor of the approval and adoption of the Partnership’s amended and restated partnership agreement, and (d) vote (or cause to be voted) against any other action, agreement or transaction, as to which a vote in favor would constitute a breach or violation of its obligations to not knowingly take any action that is intended or is reasonably likely to result in certain adverse results as outlined in the merger agreement. Holdings’ support covenant will terminate in the event of, among other things, the termination of the merger agreement or a change in recommendation by the Holdings Board or the Partnership Board or Partnership Conflicts Committee.

Directors and Executive Officers of the Partnership GP Following the Merger (page 155)

The Partnership GP will continue to manage the Partnership after the merger. The Partnership GP’s management team will continue in their current roles and will manage the Partnership GP following the merger. Following the effective time of the merger, the Partnership Board will consist of nine members. The six current members of the Partnership Board will continue as directors of the Partnership Board. In addition, the three members of the Holdings Conflicts Committee shall be nominated and elected by the Partnership Board and shall serve as directors of the Partnership Board following the effective time of the merger.

Recommendations of the Partnership Conflicts Committee and the Partnership Board (page 44)

The Partnership Conflicts Committee, which is comprised of independent directors and was delegated authority by the Partnership Board to negotiate the terms and conditions of the merger and any definitive documentation related to the merger and the transactions contemplated thereby, subject to final approval by the Partnership Board, unanimously (i) approved and declared the advisability of the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement, and (ii) determined that the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement, are fair and reasonable to, and in the best interests of, the Partnership and the Partnership unitholders that are not affiliated with Holdings or its affiliates. Accordingly, the Partnership Conflicts Committee has unanimously recommended that the Partnership Board vote to approve the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement. The Partnership Board, having considered the recommendation of the Partnership Conflicts Committee and having reviewed and evaluated the merits of the merger, unanimously (with the director who is also the chief executive officer of the Partnership GP and Holdings GP recusing himself) (i) has approved and declared the advisability of the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement, and (ii) has determined that the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement, are fair and reasonable to, and in the best interests of, the Partnership and the Partnership unitholders. Accordingly, the Partnership Board recommends that the Partnership unitholders vote “FOR” the approval and adoption of the merger, the merger agreement, the transactions contemplated thereby and the amended and restated partnership agreement.

Further, the Partnership Board recommends that Partnership unitholders vote “FOR” any proposal to adjourn the Partnership special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient votes in favor of any of the foregoing proposals.

The Partnership Conflicts Committee engaged independent legal counsel and a financial advisor to assist the Partnership Conflicts Committee in its negotiations with the Holdings Conflicts Committee. To review the background of and the Partnership Conflicts Committee’s reasons for the merger in greater detail, please read “Special Factors—Background of the Merger” beginning on page 33 and “Special Factors—Recommendations of the Partnership Conflicts Committee and the Partnership Board” beginning on page 44. To review certain risks related to the merger, please read “Risk Factors” beginning on page 26.

Recommendations of the Holdings Conflicts Committee and the Holdings Board (page 48)

The Holdings Board delegated authority to the Holdings Conflicts Committee to negotiate the terms and conditions of the merger subject to final approval by the Holdings Board. The Holdings Conflicts Committee unanimously (i) found and determined the merger, the merger agreement and the transactions contemplated thereby to be fair and reasonable to, and in the best interests of, Holdings and the unaffiliated Holdings unitholders, (ii) approved and declared the advisability of the merger and the merger agreement, (iii) recommended the Holdings Board approve and declare the advisability of the merger and the merger agreement, and (iv) recommended the Holdings Board submit the merger, the merger agreement and the transactions contemplated thereby to the Holdings unitholders for their approval and adoption. The Holdings Board, having considered the recommendation of the Holdings Conflicts Committee and having reviewed and evaluated the merits of the merger unanimously (with the director who is also the chief executive officer of the Partnership GP and Holdings GP recusing himself), has found and determined the merger, the merger agreement and the transactions contemplated thereby to be fair and reasonable to, and in the best interests of, Holdings and the unaffiliated Holdings unitholders, and has approved and declared the advisability of the merger and the merger agreement. Accordingly, the Holdings Board recommends that the Holdings unitholders vote “FOR” the approval and adoption of the merger, the merger agreement and the transactions contemplated thereby.

Further, the Holdings Board recommends that Holdings unitholders vote “FOR” any proposal to adjourn the Holdings special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient votes in favor of any of the foregoing proposals.

The Holdings Conflicts Committee engaged independent legal counsel and a financial advisor to assist the Holdings Conflicts Committee in its negotiations with the Partnership Conflicts Committee. To review the background of and the Holdings Conflicts Committee’s reasons for the merger in greater detail, please read “Special Factors—Background of the Merger” beginning on page 33 and “Special Factors—Recommendations of the Holdings Conflicts Committee and the Holdings Board” beginning on page 48. To review certain risks related to the merger, please read “Risk Factors” beginning on page 26.

Conditions to the Consummation of the Merger (page 103)

Before the Partnership and Holdings can complete the merger, a number of conditions must be satisfied. For the complete list of conditions to the consummation of the merger, please see “The Merger Agreement—Conditions to the Consummation of the Merger” beginning on page 103.

The Parties to the Merger Agreement (page 78)

Penn Virginia Resource Partners, L.P.

The Partnership is a publicly traded Delaware limited partnership formed in 2001 that is principally engaged in the management of coal and natural resource properties and the gathering and processing of natural gas in the United States. The Partnership currently conducts operations in two business segments: (i) coal and natural resource management and (ii) natural gas midstream. In the year ended December 31, 2009, the Partnership’s coal and natural resource management segment contributed 81% to operating income and its natural gas midstream segment contributed 19% to operating income.

The Partnership’s coal and natural resource management segment primarily involves the management and leasing of coal properties and the subsequent collection of royalties. The Partnership does not operate any mines, and therefore, does not have direct exposure to mine operating costs or risks or mine reclamation costs. Coal royalties accounted for 83% of the Partnership’s coal and natural resource management segment revenues in the year ended December 31, 2009. The Partnership also earns revenues from other land management activities, such as selling standing timber, leasing fee-based coal-related infrastructure facilities to certain lessees and end-user industrial plants, collecting oil and gas royalties and from coal transportation, or wheelage fees, which accounted for 17% of its coal and natural resource management segment revenues for the year ended December 31, 2009. As of December 31, 2009, the Partnership owned or controlled approximately 829 million tons of proven and probable coal reserves in Central and Northern Appalachia.

The Partnership’s natural gas midstream segment is engaged in providing natural gas processing, gathering and other related services. As of December 31, 2009, the Partnership owned and operated natural gas midstream assets located in Oklahoma and Texas, including six natural gas processing facilities having 400 MMcfd of total capacity and approximately 4,118 miles of natural gas gathering pipelines. The Partnership’s natural gas midstream operations currently include four natural gas gathering and processing systems and two stand-alone natural gas gathering systems, including: (i) the Panhandle gathering and processing facilities in the Texas/Oklahoma panhandle area; (ii) the Crossroads gathering and processing facilities in East Texas; (iii) the Crescent gathering and processing facilities in Central Oklahoma; (iv) the Arkoma gathering system in Eastern Oklahoma; (v) the North Texas gathering and pipeline facilities in the Fort Worth Basin; and (vi) the Hamlin gathering and processing facilities in West-Central Texas. In addition, the Partnership owns a 25% member interest in Thunder Creek Gas Services, LLC, or Thunder Creek, a joint venture that gathers and transports coalbed methane in Wyoming’s Powder River Basin, and a 50% member interest in Crosspoint Pipeline LLC, a joint venture that gathers and transports natural gas from the Partnership’s Crossroads gas processing plant to an interstate pipeline.

The executive offices of the Partnership are located at Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, Pennsylvania 19087. The telephone number is (610) 975-8200.

Penn Virginia GP Holdings, L.P.

Holdings is a publicly traded Delaware limited partnership formed in 2006 that owns the Class B interest and economic interest in the Partnership GP. Holdings’ only cash-generating assets are its direct and indirect ownership interests in the Partnership, which are comprised of the following:

•	a 2.0% general partner interest in the Partnership, which Holdings holds through its Class B interest and economic interest in the Partnership GP;

•	all of the incentive distribution rights in the Partnership, which Holdings holds through its Class B interest and economic interest in the Partnership GP; and

•	approximately 19.6 million Partnership Common Units representing an approximate 36.7% limited partner interest in the Partnership.

The incentive distribution rights noted above entitle Holdings (through its ownership of the economic interest in the Partnership GP) to receive increasing percentages, up to a maximum of 48%, of any incremental cash distributed by the Partnership per Partnership Common Unit as certain target distribution levels are reached in excess of $0.275 per unit per quarter.

The executive offices of Holdings are located at Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, Pennsylvania 19087. The telephone number is (610) 975-8200.

Relationship of the Parties (page 79)

Holdings and the Partnership are closely related. Holdings currently owns all of the Class B and economic interests in the Partnership GP and approximately 19.6 million Partnership Common Units. The Partnership GP currently directly owns a 2.0% general partner interest in the Partnership and all of the Partnership’s incentive distribution rights.

Since Holdings’ initial public offering in December 2006, distributions by the Partnership have increased from $0.40 per Partnership Common Unit for the quarter ended March 31, 2007 to $0.47 per Partnership Common Unit for the quarter ended September 30, 2010, and distributions from the Partnership to Holdings (through the Partnership GP) have also increased.

The following table summarizes the cash Holdings received for the nine months ended September 30, 2010 and the years ended December 31, 2009, 2008 and 2007 as a result of its direct and indirect ownership of partnership interests in the Partnership (dollars in thousands):

	Year Ended December 31,			Nine Months Ended September 30, 2010
	2007	2008	2009
Limited partner units	$32,515	$35,648	$36,824	$27,642
General partner interest (2.0%)	1,562	1,820	1,988	1,496
Incentive distribution rights	11,551	20,049	24,140	18,174

	$45,628	$57,517	$62,952	$47,312

Moreover, all executive officers of Holdings GP are executive officers of the Partnership GP and one director of Holdings GP is also a director of the Partnership GP. Mr. William H. Shea, Jr., serves as a member of both the Holdings Board and the Partnership Board.

Information About the Special Meetings and Voting (page 80)

The Partnership Special Meeting

Where and when: The Partnership special meeting will take place at The Villanova University Conference Center, 601 County Line Road, Radnor, PA 19087, on February 16, 2011 at 10:00 a.m., local time.

What the Partnership unitholders are being asked to vote on: At the Partnership special meeting and any adjournment or postponement thereof, the Partnership unitholders will be asked to consider and vote on the following matters:

•	a proposal to approve and adopt the merger, the merger agreement and the transactions contemplated thereby;

•	a proposal to approve and adopt the Partnership’s amended and restated partnership agreement;

•

any proposal that may be presented to adjourn the Partnership special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient votes in favor of any of the foregoing proposals; and

•	any proposal to transact such other business as may properly come before the Partnership special meeting and any adjournment or postponement thereof.

Who may vote: You may vote at the Partnership special meeting if you owned Partnership Common Units at the close of business on the record date, December 20, 2010. You may cast one vote for each Partnership Common Unit that you owned on the record date.

How to vote: Please complete and submit the enclosed proxy card as soon as possible or transmit your voting instructions by using the telephone or internet procedures described on your proxy card.

What vote is needed: The affirmative vote of the holders of at least a majority of the Partnership Common Units outstanding and entitled to vote at the meeting as of the record date is required to: (1) approve and adopt the merger, the merger agreement and the transactions contemplated thereby; (2) approve and adopt the Partnership’s amended and restated partnership agreement; and (3) approve any proposal to adjourn the Partnership special meeting, if necessary, to solicit additional proxies for any of the foregoing proposals, unless a quorum is not present, in which case the affirmative vote of the holders of at least a majority of the Partnership Common Units entitled to vote as of the record date present in person or represented by proxy at the Partnership special meeting would be required to adjourn the Partnership special meeting.

Recommendations of the Partnership Board: The Partnership Board recommends that you vote “FOR” the proposal to approve and adopt the merger, the merger agreement and the transactions contemplated thereby. In addition, the Partnership Board recommends that you vote “FOR” the proposal to approve and adopt the Partnership’s amended and restated partnership agreement. Further, the Partnership Board recommends that the Partnership unitholders vote for any proposal to adjourn the Partnership special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient votes in favor of either of the foregoing proposals.

The approval and adoption of the merger, the merger agreement and the transactions contemplated thereby (other than the approval and adoption of the Partnership’s amended and restated partnership agreement) by the Partnership’s unitholders is a condition to the consummation of the merger.

The Holdings Special Meeting

Where and when: The Holdings special meeting will take place at The Villanova University Conference Center, 601 County Line Road, Radnor, PA 19087, on February 16, 2011 at 11:00 a.m., local time.

What Holdings unitholders are being asked to vote on: At the Holdings special meeting, Holdings unitholders will be asked to consider and vote on the following matters:

•	a proposal to approve and adopt the merger, the merger agreement and the transactions contemplated thereby;

•

any proposal that may be presented to adjourn the Holdings special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient votes in favor of any of the foregoing proposals; and

•	any proposal to transact such other business as may properly come before the Holdings special meeting and any adjournment or postponement thereof.

Who may vote: You may vote at the Holdings special meeting if you owned Holdings Common Units at the close of business on the record date, December 20, 2010. You may cast one vote for each Holdings unit that you owned on the record date.

How to vote: Please complete and submit the enclosed proxy card as soon as possible or transmit your voting instructions by using the telephone or internet procedures described on your proxy card.

What vote is needed: The affirmative vote of the holders of a majority of the Holdings Common Units outstanding and entitled to vote at the meeting as of the record date is required to (1) approve and adopt the merger, the merger agreement and the transactions contemplated thereby; and (2) approve any proposal to adjourn the Holdings special meeting, if necessary, to solicit additional proxies for any of the foregoing proposals, unless a quorum is not present, in which case the affirmative vote of at least a majority of Holdings Common Units entitled to vote as of the record date present in person or represented by proxy at the Holdings special meeting would be required to adjourn the Holdings special meeting.

Recommendations of the Holdings Board: The Holdings Board recommends that you vote “FOR” the proposal to approve and adopt the merger, the merger agreement and the transactions contemplated thereby. In addition, the Holdings Board recommends that Holdings unitholders vote for any proposal to adjourn the Holdings special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient votes in favor of the foregoing proposal.

The approval and adoption of the merger, the merger agreement and the transactions contemplated thereby by the Holdings unitholders is a condition to the consummation of the merger.

Risk Factors (page 26)

You should consider carefully all of the risk factors together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. Certain risks related to the merger are described under the caption “Risk Factors” beginning on page 26 of this joint proxy statement/prospectus. Some of these risks include, but are not limited to, those described below:

•	the directors and executive officers of the Partnership GP and of Holdings GP may have interests that differ from your interests;

•

at the effective time, the market value of the Partnership Common Units to be received in the merger could decrease and Holdings unitholders cannot be sure of the market value of such Partnership Common Units;

•	no ruling has been obtained with respect to the tax consequences of the merger; and

•	the benefits of the merger may not be realized.

Appraisal Rights (page 89)

Neither Holdings unitholders nor Partnership unitholders have or are entitled to exercise appraisal rights in connection with the merger under Delaware law or the Partnership’s or Holdings’ existing partnership agreements.

No Solicitation of Other Offers by Holdings (page 102)

Pursuant to the merger agreement, Holdings agreed not to (a) knowingly initiate, solicit or encourage the submission of any acquisition proposal; or (b) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any acquisition proposal. Notwithstanding these restrictions, at any time prior to the approval and adoption of the merger agreement by Holdings unitholders, Holdings is permitted to enter into or participate in any discussions or negotiations with any party that has made an unsolicited written acquisition proposal if the Holdings Board determines, after consultation with its outside legal counsel and financial advisors, that such acquisition proposal constitutes or is likely to result in a superior proposal and that failure to take such action would be inconsistent with its fiduciary duties under the existing partnership agreement of Holdings or applicable law. See “The Merger Agreement—No Solicitation of Other Offers by Holdings” beginning on page 102.

In addition, Holdings may terminate the merger agreement and enter into a definitive agreement with respect to a superior proposal under certain conditions. See “The Merger Agreement—No Solicitation of Other Offers by Holdings—Change in Recommendation by the Holdings Board” on page 102.

Termination of Merger Agreement (page 105)

The merger agreement may be terminated at any time prior to the effective time in any of the following ways:

•	by mutual written consent of Holdings and the Partnership;

•	by either Holdings or the Partnership upon written notice to the other:

—

if the merger is not consummated on or before March 31, 2011, unless the failure of the closing to occur by this date is primarily due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligation under the merger agreement or a material breach of the merger agreement by such party;

—

if any regulatory authority has issued a final and nonappealable statute, rule, order, decree or regulation or taken any other action that permanently restrains, enjoins, makes illegal or prohibits the consummation of the merger or any of the merger transactions; provided, that the terminating party is not in breach of its covenant to use commercially reasonable best efforts to complete the merger promptly;

—	if Holdings fails to get the necessary unitholder approval at the Holdings special meeting, subject to certain limitations;

—

if there has been a material breach of any agreements or covenants, or there is any material inaccuracy in any of the representations or warranties of any of the other parties set forth in the merger agreement under certain circumstances;

—	if the Partnership fails to get the necessary unitholder approval at the Partnership special meeting, subject to certain limitations;

—

if, subject to certain restrictions or conditions, as a result of a change in U.S. tax law, the exchange of Holdings Common Units for Partnership Common Units could materially increase the tax amount of U.S. federal income tax due from Partnership unitholders or Holdings unitholders, respectively;

•

by the Partnership if (i) the Partnership Board or Partnership Conflicts Committee has changed its recommendation to the Partnership unitholders, the Partnership has not knowingly or intentionally breached certain covenants and the Partnership has paid a termination fee, in accordance with the merger agreement or (ii) the Holdings Board has changed its recommendation to the Holdings unitholders in accordance with the merger agreement; or

•

by Holdings if (i) the Holdings Board has changed its recommendation to the Holdings unitholders, Holdings has not knowingly or intentionally breached certain covenants and Holdings has paid a termination fee, in accordance with the merger agreement or (ii) the Partnership Board or Partnership Conflicts Committee has changed its recommendation to the Partnership unitholders in accordance with the merger agreement.

Termination Fees and Expenses (page 106)

Holdings or the Partnership will be obligated to pay termination fees upon the termination of the merger agreement in the following circumstances:

•	Holdings will be obligated to pay a fee to an escrow agent for the benefit of the Partnership equal to $18.0 million in cash, reduced by certain amounts paid, if:

—	the merger agreement is terminated by the Partnership or Holdings because the Holdings Board has made a change in recommendation regarding the merger;

—	after an acquisition proposal for 50% or more of the assets of, the equity interest in or businesses of Holdings has been publicly made to the Holdings unitholders or an intention to make such an acquisition proposal has been made known, the merger agreement is terminated by either the Partnership or Holdings because the merger was not consummated by March 31, 2011 or Holdings failed to obtain the requisite unitholder approvals or by the Partnership because of a material breach of Holdings’ representations and warranties or agreements and covenants and, in either case, within 12 months after the merger agreement is terminated, Holdings enters into a definitive agreement in respect of any acquisition proposal and consummates the transaction contemplated by such definitive agreement (which need not be the same acquisition proposal as the acquisition proposal first mentioned in this paragraph); or

—	the merger agreement is terminated by Holdings to enter into a superior proposal under certain circumstances.

•

The Partnership will be obligated to pay a fee to an escrow agent for the benefit of Holdings equal to $18.0 million in cash, if the Partnership Board or the Partnership Conflicts Committee has made a change in recommendation regarding the merger and either the Partnership or Holdings terminates the merger agreement because of such change in recommendation.

In the event that Holdings or the Partnership is obligated to pay the termination fee to the Partnership or Holdings, respectively, the escrow agent will release to the Partnership or Holdings, as applicable, a portion of the termination fee equal to no greater than 70% of the maximum remaining amount which, in the good faith view of the Partnership GP or Holdings GP, as applicable, may be taken in the gross income of the Partnership or Holdings, as the case may be, without exceeding the permissible qualifying income limits for a publicly traded partnership based on applicable provisions of the Internal Revenue Code. Following the year in which the initial release of the termination fee occurs, additional amounts may be released or a portion of the fee may be required to be returned so that the amount released equals between 80% and 90% of the maximum which the Partnership or Holdings, as applicable, could actually have taken in gross income. Any amount of the termination fee not distributed to the party to which the fee is due will be refunded to the party that paid the fee. In addition, Holdings has waived for itself and its affiliates, and will cause the Partnership GP to waive, any rights to any distribution by the Partnership of any termination fee paid to the Partnership.

To the extent that Holdings has already paid the Partnership its expenses in connection with the termination of the merger agreement, and subsequently Holdings is obligated to pay the termination fee to the escrow agent for the benefit of the Partnership due to consummating an acquisition proposal within 12 months of the termination of the merger agreement (as described above), Holdings is only obligated to pay the escrow agent an amount equal to the difference between the applicable termination fee and the expenses previously paid.

Holdings or the Partnership will be obligated to pay expenses upon the termination of the merger agreement in the following circumstances:

•	Holdings will be obligated to pay the Partnership’s expenses, not to exceed $6.0 million, if the merger agreement is terminated by:

—	the Partnership because of a material breach of Holdings’ or Holdings GP’s representations and warranties or agreements and covenants; or

—	the Partnership or Holdings because Holdings failed to obtain the requisite approvals from its unitholders.

•	The Partnership will be obligated to pay Holdings’ expenses, not to exceed $6.0 million, if the merger agreement is terminated by:

—	Holdings because of a material breach of the Partnership’s or the Partnership GP’s representations and warranties or agreements and covenants; or

—	Holdings or the Partnership because the Partnership failed to obtain the requisite approvals from its unitholders.

If the merger is consummated, the Partnership will pay the property and transfer taxes imposed on either party in connection with the merger. The Partnership will pay the expenses for filing, printing and mailing this joint proxy statement/prospectus, excluding legal and accounting fees and expenses, which are to be borne solely by the incurring party. All other expenses incurred in connection with the merger agreement will be paid by the party incurring the fee.

Opinion of the Partnership Conflicts Committee’s Financial Advisor (page 57)

The Partnership Conflicts Committee retained Tudor, Pickering, Holt & Co. Securities, Inc. (“TudorPickering”) to act as its financial advisor in connection with the merger. At a meeting of the Partnership Conflicts Committee held September 20, 2010, TudorPickering rendered its oral opinion to the Partnership Conflicts Committee, which was subsequently confirmed in writing on September 21, 2010, that as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be paid by the Partnership pursuant to the merger agreement was fair, from a financial point of view, to Partnership unitholders that are not affiliated with Holdings or its affiliates.

The full text of the TudorPickering opinion, dated September 21, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by TudorPickering in rendering its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the TudorPickering opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. Partnership unitholders are urged to read the TudorPickering opinion carefully and in its entirety. TudorPickering provided its opinion for the information and assistance of the Partnership Conflicts Committee in connection with its consideration of the merger. The TudorPickering opinion does not constitute a recommendation to any Partnership unitholder as to how such Partnership unitholder should vote with respect to the merger or any other matter.

Opinion of the Holdings Conflicts Committee’s Financial Advisor (page 67)

On September 20, 2010, Credit Suisse Securities (USA) LLC (“Credit Suisse”) rendered its oral opinion to the Holdings Conflicts Committee (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) to the effect that, as of September 20, 2010, the exchange ratio in the merger was fair, from a financial point of view, to the unaffiliated Holdings unitholders. For purposes of its opinion, Credit Suisse defined the unaffiliated Holdings unitholders as the Holdings unitholders, other than the officers and directors of Holdings GP that were also officers or directors of the Partnership GP and affiliates of such officers and directors.

Credit Suisse’s opinion was directed to the Holdings Conflicts Committee, a committee of the Holdings Board, and only addressed the fairness, from a financial point of view, to the unaffiliated Holdings unitholders of the exchange ratio in the merger and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any Holdings unitholder as to how such Holdings unitholder should vote or act with respect to any matter relating to the merger.

Comparison of Partnership Unitholder Rights and Holdings Unitholder Rights (page 159)

As a result of the merger, Holdings unitholders will become Partnership unitholders. The rights of Partnership unitholders will be governed by the Partnership’s amended and restated partnership agreement and applicable Delaware law. There are differences between the rights of Holdings unitholders and Partnership unitholders pursuant to the existing partnership agreement of Holdings and the amended and restated partnership agreement of the Partnership. Certain of these differences are described under “Comparison of Partnership Unitholder Rights and Holdings Unitholder Rights” beginning on page 159.

Interests of Certain Persons in the Merger (page 151)

In considering the recommendations of the Partnership Board and Holdings Board, Partnership unitholders and Holdings unitholders should be aware that some of the executive officers and directors of the Partnership GP and Holdings GP have interests in the merger that may differ from, or may be in addition to, the interests of Partnership unitholders or of Holdings unitholders generally. These interests include:

•

Holdings and Partnership Common Units. Some of the executive officers and directors of the Partnership GP and Holdings GP currently own Holdings Common Units and will be receiving Partnership Common Units as a result of the merger. Holdings Common Units held by the directors and executive officers will be converted into the right to receive Partnership Common Units at a ratio of 0.98 Partnership Common Units per Holdings Common Unit. This is the same ratio as that applicable to all other Holdings unitholders. In addition, certain directors and officers of the Partnership GP and Holdings GP currently own Partnership Common Units.

•

Deferred Common Units. Each outstanding Holdings deferred common unit, which units are held by certain directors of Holdings GP pursuant to Holdings’ long-term incentive plan, will be converted into 0.98 Partnership deferred common units under the Partnership’s long-term incentive plan.

•

Indemnification and Insurance. The merger agreement provides for indemnification by the Partnership and MergerCo of each person who was, as of the date of the merger agreement, or is at any time from the date of the merger agreement through the effective date, an officer or director of Holdings or any of its subsidiaries (including Holdings GP) or acting as a fiduciary under or with respect to any employee benefit plan of Holdings and for the maintenance of directors’ and officers’ liability insurance covering directors and executive officers of Holdings GP for a period of six years following the merger. The Partnership and MergerCo also agreed that all rights to indemnification now existing in favor of indemnified parties as provided in the Holdings agreement of limited partnership (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Holdings’ subsidiaries, including Holdings GP) and the indemnification agreements of Holdings or any of its subsidiaries will be assumed by MergerCo, the Partnership and the Partnership GP in the merger, without further action, at the effective time of the merger and will survive the merger and will continue in full force and effect in accordance with their terms.

•

Director and Executive Officer Interlock. All executive officers of Holdings GP are executive officers of the Partnership GP, and one director of Holdings GP is also a director of the Partnership GP and will remain an executive officer or director of the Partnership GP, respectively, following the merger. Messrs. William Shea, Robert Wallace, Forrest McNair and Bruce Davis are officers of both the Partnership GP and Holdings GP. After the effective time of the merger, the Partnership Board will consist of nine members, six of whom will be the existing members of the Partnership Board and three of whom will be the three existing members of the Holdings Conflicts Committee. As of December 17, 2010, the executive officers and directors of the Partnership GP beneficially owned 0.5% of the outstanding Partnership Common Units and the executive officers and directors of Holdings GP beneficially owned 0.3% of the outstanding Holdings Common Units. The approval of the merger, the merger agreement and the transactions contemplated thereby requires a vote in favor by the holders of a majority of the Partnership Common Units and the holders of a majority of the Holdings Common Units outstanding and entitled to vote at the special meetings of the Partnership and Holdings, respectively.

Senior management of the Partnership GP and Holdings GP prepared certain projections with respect to the Partnership’s future financial and operating performance on a stand-alone basis. These projections were provided to TudorPickering and Credit Suisse for use in connection with the preparation of their opinions to the Partnership Conflicts Committee and the Holdings Conflicts Committee, respectively, and related financial advisory services. Please read “Special Factors—Certain Financial Projections Prepared by Management.”

Accounting Treatment of the Merger (page 90)

The merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation—Overall—Changes in Parent’s Ownership Interest in a Subsidiary, which is referred to as FASB ASC 810. Holdings is considered as the surviving consolidated entity for accounting purposes rather than the Partnership, which is the surviving consolidated entity for legal and reporting purposes. Therefore, the changes in Holdings’ ownership interest will be accounted for as an equity transaction and no gain or loss will be recognized as a result of the merger.

Material U.S. Federal Income Tax Consequences of the Merger (page 122)

Tax matters associated with the merger are complicated. The tax consequences of the merger to a Partnership unitholder or a Holdings unitholder will depend on such unitholder’s own personal tax situation. Partnership unitholders and Holdings unitholders are urged to consult their tax advisors for a full understanding of the federal, state, local and foreign tax consequences of the merger that will be applicable to them.

The Partnership expects to receive an opinion from Vinson & Elkins L.L.P. (“Vinson & Elkins”) to the effect that no gain or loss should be recognized by existing Partnership unitholders (other than Holdings) as a result of the transactions other than any gain resulting from (i) any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code, (ii) fees and expenses paid to or on behalf of the Partnership under the merger agreement, or (iii) any cash or other property distributions received by the Partnership or the Partnership unitholders. Holdings expects to receive an opinion from Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) to the effect that no gain or loss should be recognized by Holdings unitholders to the extent Partnership Common Units are received in exchange therefor as a result of the merger, other than any gain resulting from (i) any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code, (ii) fees and expenses paid to or on behalf of Holdings under the merger agreement, or (iii) any cash or other property distributions received by Holdings or Holdings unitholders. Opinions of counsel, however, are not binding on the Internal Revenue Service (“IRS”), and no assurance can be given that the IRS would not successfully assert a contrary position regarding the merger and the opinions of counsel.

The federal income tax consequences described above may not apply to some Partnership unitholders and Holdings unitholders. Please read “Risk Factors—Tax Risks Related to the Merger” beginning on page 30, “Risk Factors—Tax Risks to Holdings Unitholders” beginning on page 31, “Risk Factors—Tax Risks to Existing Partnership Unitholders” beginning on page 31 and “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 122 for a more complete discussion of the federal income tax consequences of the merger.

Litigation (page 90)

On September 27, 2010, a putative class action complaint was filed by a purported Holdings unitholder against Holdings, Holdings GP, the Partnership, the Partnership GP, MergerCo and Holdings GP’s directors in the Court of Chancery of the State of Delaware under the caption Israni v. Penn Virginia GP Holdings, L.P., et al., Civil Action No. 5851-CC. On September 29, 2010, a putative class action complaint was filed by a purported Holdings unitholder against Holdings, Holdings GP, the Partnership, the Partnership GP, MergerCo and Holdings GP’s directors and a Holdings GP officer in the Court of Chancery of the State of Delaware under the caption Rooney v. Penn Virginia GP Holdings, L.P., et al., Civil Action No. 5859-CC. These two complaints alleged, among other things, that certain of the defendants breached their fiduciary duties to Holdings’ public unitholders in connection with the merger by, among other things, accepting insufficient consideration and that the Partnership and Partnership GP aided and abetted those breaches. On October 7, 2010, the Court of Chancery of the State of Delaware entered a stipulation and order consolidating the two actions described above under the caption In re Penn Virginia GP Holdings, L.P. Shareholder Litigation, C.A. No. 5851-CC, and designating the complaint filed in civil action no. 5851-CC as the operative complaint. By November 4, 2010, all of the defendants had moved to dismiss the complaint. On November 9, 2010, the plaintiffs moved to voluntarily dismiss the consolidated action. On November 15, 2010, the Court of Chancery of the State of Delaware granted dismissal of the consolidated action. Hence, there is currently no litigation pending in Delaware challenging the merger.

On October 1, 2010, a putative class action complaint was filed by a purported Holdings unitholder against Holdings, the Partnership and certain of Holdings GP’s directors in the Court of Common Pleas of Delaware County, Pennsylvania under the caption Epoch v. Penn Virginia GP Holdings, L.P., et al. In the complaint, the plaintiff alleged that certain of the defendants breached their fiduciary duties to Holdings’ public unitholders in connection with the merger by, among other things, accepting insufficient consideration and engaging in a flawed process and that certain of the defendants aided and abetted those breaches. Among other things, the complaint sought an order certifying a class consisting of all Holdings public unitholders, enjoining the consummation of the merger, rescinding the merger, directing the board of directors of Holdings GP to obtain a transaction that is in the best interests of the Holdings unitholders and an award of attorneys’ fees and costs. On October 26, 2010, all but two of the defendants filed preliminary objections to the complaint. On October 27, 2010, plaintiff filed a motion for expedited discovery. By November 5, 2010, the remaining two defendants had filed preliminary objections to the complaint. On November 15, 2010, plaintiff filed an amended complaint, purporting to add Sanjay Israni as a named plaintiff and Holdings GP, the Partnership GP and MergerCo as defendants. In the amended complaint, the purported plaintiffs allege that certain of the purported defendants breached their duties to Holdings’ unitholders pursuant to Holdings’ amended and restated partnership agreement in connection with the merger by, among other things, engaging in a flawed process and failing to provide material information and/or providing materially misleading information to Holdings unitholders in connection with their vote on the merger and that certain of the defendants aided and abetted those breaches. The amended complaint also alleges that certain of the purported defendants breached the implied covenant of good faith and fair dealing that arises from Holdings’ amended and restated partnership agreement. Among other things, the amended complaint seeks an order certifying a class consisting of all Holdings public unitholders, enjoining the consummation of the merger preliminarily and permanently, rescinding the merger, awarding damages and awarding attorneys’ fees and costs. The defendants have not yet answered or otherwise responded to the amended complaint. On November 16, 2010, the defendants filed oppositions to plaintiff’s motion for expedited discovery. On November 19, 2010, the Court of Common Pleas of Delaware County, Pennsylvania denied plaintiff’s motion for expedited discovery.

On October 6, 2010, a putative class action complaint was filed by a purported Holdings unitholder against Holdings, Holdings GP, the Partnership, the Partnership GP, MergerCo and certain of Holdings GP’s officers and directors in the Court of Common Pleas of Delaware County, Pennsylvania under the caption Scheifele v. Shea, et al. In the complaint, the plaintiff alleges that certain of the defendants breached their fiduciary duties to

Holdings’ public unitholders in connection with the merger by, among other things, means of an unfair process and an unfair price and that certain of the defendants aided and abetted those breaches. Among other things, the complaint seeks an order certifying a class consisting of all Holdings public unitholders, enjoining the merger preliminarily or permanently, rescinding the merger, awarding damages and awarding attorneys’ fees and costs. The defendants have not yet answered or otherwise responded to the complaint.

The Partnership and Holdings do not believe that the claims alleged in the complaints have any merit, and intend to vigorously defend the actions.

Ownership Structure

The following diagrams depict the Partnership’s and Holdings’ ownership structure before and after giving effect to the merger and based on the Partnership’s ownership as of December 17, 2010. The second diagram, which depicts the ownership structure after giving effect to the merger, also gives effect to the merger of MergerCo into the Partnership GP, with the Partnership GP being the surviving entity, which is expected to occur immediately following the merger.

Current Ownership Structure

Ownership Structure Following the Merger

Summary Historical and Unaudited Pro Forma Financial and Operating Information of Holdings

Holdings will be treated as the surviving consolidated entity of the merger for accounting purposes, even though the Partnership will be the surviving consolidated entity for legal and reporting purposes. The following table sets forth summary consolidated historical financial data and pro forma combined financial and operating data for Holdings. The summary historical financial data as of and for the years ended December 31, 2005 through 2009 are derived from Holdings’ historical audited consolidated financial statements and related notes. The summary historical financial data as of and for the nine months ended September 30, 2010 are derived from Holdings’ historical unaudited consolidated financial statements and related notes. The summary financial data should be read in conjunction with Holdings’ consolidated financial statements, including the notes thereto. Holdings’ consolidated balance sheets as of December 31, 2008 and 2009 and as of September 30, 2010 and the related consolidated statements of operations, partners’ capital and cash flows for each of the three years in the three-year period ended December 31, 2009 and for the nine months ended September 30, 2010 are incorporated by reference into this joint proxy statement/prospectus from Holdings’ quarterly report on Form 10-Q for the quarter ended September 30, 2010 and annual report on Form 10-K for the year ended December 31, 2009.

Currently, the Partnership, a publicly traded limited partnership, is a consolidated subsidiary of Holdings, which also is a publicly traded limited partnership. If the merger, the merger agreement and the transactions contemplated thereby, as described in this joint proxy statement/prospectus, are approved and adopted by the Holdings unitholders and the Partnership unitholders and all other conditions set forth in the merger agreement are met, the Partnership GP will become a subsidiary of MergerCo, with the Partnership as the sole member of MergerCo and MergerCo will be subsequently merged into the Partnership GP with the Partnership GP being the surviving entity. In connection with the merger, the approximately 19.6 million Partnership Common Units held by Holdings and the incentive distribution rights held by the Partnership GP will be cancelled and the 2.0% general partner interest in the Partnership held by the Partnership GP will be converted to a non-economic management interest in the Partnership. For accounting purposes, Holdings is considered the accounting acquirer of the Partnership’s noncontrolling interest.

The unaudited pro forma consolidated financial data provided below gives pro forma effect to the merger, reflecting the issuance of 0.98 Partnership Common Units for each outstanding Holdings Common Unit and the cancellation of the approximately 19.6 million Partnership Common Units held by Holdings and, pursuant to the amended and restated partnership agreement, the cancellation of the incentive distribution rights in the Partnership held by the Partnership GP and the conversion of the 2.0% general partner interest in the Partnership held by the Partnership GP into a non-economic management interest in the Partnership. The unaudited pro forma balance sheet data assumes the merger occurred as of September 30, 2010. The unaudited pro forma income statement data for the year ended December 31, 2009 and for the nine months ended September 30, 2010 assumes the merger occurred as of January 1, 2009 and January 1, 2010, respectively.

	Holdings Consolidated Historical						Pro Forma
	Year Ended December 31,					Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
	2005	2006	2007	2008	2009
						(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands, except per unit amounts)
Income Statement Data:
Natural gas midstream revenues	$348,657	$402,715	$433,174	$720,002	$504,789	$497,362	$504,789	$497,362
Coal royalties revenues	82,725	98,163	94,140	122,834	120,435	98,088	120,435	98,088
Other revenues	14,966	17,013	22,131	38,744	31,480	23,289	31,480	23,289

Total revenues	446,348	517,891	549,445	881,580	656,704	618,739	656,704	618,739
Cost of gas purchased	303,912	334,594	343,293	612,530	406,583	415,111	406,583	415,111
Operating expenses	16,678	21,794	23,148	35,949	38,788	32,317	38,788	32,317
General and administrative expenses	17,040	21,587	26,249	29,962	33,662	34,367	31,762	32,942
Depreciation, depletion and amortization	30,628	37,493	41,512	58,166	70,235	54,783	70,235	54,783
Impairments	—	—	—	31,801	1,511	—	1,511	—

Operating income	78,090	102,423	115,243	113,172	105,925	82,161	107,825	83,586
Interest expense	(14,057)	(18,821)	(17,338)	(24,672)	(24,653)	(25,368)	(24,653)	(25,368)
Derivatives	(14,024)	(11,260)	(45,568)	16,837	(19,714)	(11,514)	(19,714)	(11,514)
Other	1,149	2,359	2,239	(2,739)	1,353	654	1,353	654

Net income	$51,158	$74,701	$54,576	$102,598	$62,911	$45,933	$64,811	$47,358

Common Unit Data:
Net income per unit, basic and diluted	$0.65	$0.98	$0.75	$1.35	$0.97	$0.70	$0.92	$0.67
Distributions paid(a)	$—	$—	$35,558	$54,704	$59,393	45,326	$132,549	$99,743
Distributions paid per unit(a)	$—	$—	$0.91	$1.40	$1.52	$1.16	$1.88	$1.41

Balance Sheet Data and Other Financial Data(b):
Property, plant and equipment, net	$458,782	$556,513	$731,282	$895,119	$900,844	$932,400		$932,400
Total assets	659,947	716,269	942,251	1,227,674	1,219,063	1,255,904		1,245,404
Long-term debt	254,954	218,046	411,714	568,100	620,100	665,000		665,000
Cash flows provided by operating activities	94,450	100,683	126,480	137,187	158,214	140,831		142,256
Cash acquisitions and property additions	303,673	129,712	225,040	332,028	80,677	75,843		75,843

Other Statistical Data:
Coal royalty tons	30,227	32,778	32,528	33,690	34,330	25,645	34,330	25,645
System throughput volumes (MMcf)	43,729	61,995	67,810	98,683	121,335	93,120	121,335	93,120

	Holdings Consolidated Historical						Pro Forma
	Year Ended December 31,					Nine Months Ended September 30, 2010	Year Ended December 31, 2009	Nine Months Ended September 30, 2010
	2005	2006	2007	2008	2009
						(unaudited)	(unaudited)	(unaudited)
	(in thousands)
Adjusted EBITDA:
Net income	$51,158	$74,701	$54,576	$102,598	$62,911	$45,933	$64,811	$47,358
Depreciation, depletion and amortization	30,628	37,493	41,512	58,166	70,235	54,783	70,235	54,783
Interest expense	14,057	18,821	17,338	24,672	24,653	25,368	24,653	25,368

EBITDA(c)	95,843	131,015	113,426	185,436	157,799	126,084	159,699	127,509
Impairments	—	—	—	31,801	1,511	—	1,511	—
Equity earnings, net of distributions received	1,269	1,317	(285)	(224)	(2,537)	2,500	(2,537)	2,500
Derivative losses (gains)	12,188	13,213	50,163	(11,357)	22,700	12,604	22,700	12,604
Cash settlements of derivatives	(4,752)	(19,439)	(17,779)	(38,466)	3,000	(6,493)	3,000	(6,493)

Adjusted EBITDA(c)	$104,548	$126,106	$145,525	$167,190	$182,473	$134,695	$184,373	$136,120

(a)	Cash distributions were declared and paid within 55 days following the close of each quarter. Cash distributions paid represent cash payments for distributions during each of the periods presented. Cash distributions paid reflect the distribution decisions made by the Partnership Board and Holdings Board at their respective quarterly board meetings. As such, these pro forma calculations are not necessarily indicative of the distribution decisions that the Partnership Board would have made had the merger been completed at January 1, 2009 or January 1, 2010.
(b)	Pro forma balance sheet is not presented for the year ended December 31, 2009 because a pro forma balance sheet for that date is not included in this joint proxy statement/prospectus.
(c)	EBITDA, a measure not defined under GAAP, is defined as net income plus interest, provision for income taxes and depreciation, depletion and amortization expense. Adjusted EBITDA, a measure not defined under GAAP, is defined as EBITDA plus impairments, plus an adjustment for equity earnings, net of distributions received, plus derivative losses (gains) included in net income, plus cash settlements of derivatives. EBITDA and Adjusted EBITDA are used as supplemental financial measures by the management of the Partnership and Holdings and by external users of their financial statements such as investors, commercial banks, research analysts and others to assess:

•	the financial performance of the Partnership’s assets without regard to financing methods, capital structure, historical cost basis or the non-cash effects of derivative transactions;

•	the ability of the Partnership’s assets to generate cash sufficient to pay interest costs and support our indebtedness, including the notes;

•	the Partnership’s operating performance and return on capital as compared to those of other companies, without regard to financing methods or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA and Adjusted EBITDA are also financial measurements that are reported to the Partnership’s banks and are used to compute the Partnership’s financial covenants under the Partnership’s revolving credit facility. The Partnership has calculated Adjusted EBITDA herein in the same manner as the measure in such financial covenants in its revolving credit facility defined as “EBITDA.” EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA may not be comparable to EBITDA, Adjusted EBITDA or similarly titled measures of other entities, as other entities may not calculate EBITDA and Adjusted EBITDA in the same manner as the Partnership and Holdings do. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation from, or as a substitute for analysis of, the financial information of the Partnership and Holdings prepared in accordance with GAAP. Some of these limitations are:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense or the cash requirements necessary to service interest, or principal payments, on indebtedness;

•	they do not reflect income tax expense or the cash necessary to pay income taxes;

•	they do not reflect available liquidity; and

•

other entities, including entities in the Partnership’s industries, may not use such measures or may calculate such measures differently than as presented in this joint proxy statement/prospectus, limiting their usefulness as comparative measures.

Summary Historical Financial and Operating Information of the Partnership

The following table sets forth summary consolidated historical financial and operating information for the Partnership. The summary historical financial data as of and for the years ended December 31, 2005 through 2009 are derived from the Partnership’s historical audited consolidated financial statements and related notes. The summary historical financial data as of and for the nine months ended September 30, 2010 are derived from the Partnership’s historical unaudited consolidated financial statements and related notes. The summary financial data should be read in conjunction with the Partnership’s consolidated historical financial statements, including the notes thereto. The Partnership’s consolidated balance sheets as of December 31, 2008 and 2009 and as of September 30, 2010 and the related consolidated statements of operations, partners’ capital and cash flows for each of the three years in the three-year period ended December 31, 2009 and the nine months ended September 30, 2010 are incorporated by reference into this joint proxy statement/prospectus from the Partnership’s quarterly report on Form 10-Q for the quarter ended September 30, 2010 and annual report on Form 10-K for the year ended December 31, 2009.

	The Partnership Consolidated Historical
	Year Ended December 31,					Nine Months Ended September 30, 2010
	2005	2006	2007	2008	2009
						(unaudited)
	(dollars in thousands, except per unit amounts)
Income Statement Data:
Natural gas midstream revenues	$348,657	$402,715	$433,174	$720,002	$504,789	$497,362
Coal royalties revenues	82,725	98,163	94,140	122,834	120,435	98,088
Other revenues	14,966	17,013	22,131	38,744	31,480	23,289

Total revenues	446,348	517,891	549,445	881,580	656,704	618,739
Cost of gas purchased	303,912	334,594	343,293	612,530	406,583	415,111
Operating expenses	16,678	21,794	23,148	35,949	38,788	32,317
General and administrative expenses	17,040	21,190	23,767	27,892	31,285	31,576
Depreciation, depletion and amortization	30,628	37,493	41,512	58,166	70,235	54,783
Impairments	—	—	—	31,801	1,511	—

Operating income	78,090	102,820	117,725	115,242	108,302	84,952
Interest expense	(14,054)	(18,821)	(17,338)	(24,672)	(24,653)	(25,368)
Derivatives	(14,024)	(11,260)	(45,568)	16,837	(19,714)	(11,514)
Other	1,149	1,189	1,804	(2,907)	1,280	615

Net income	$51,161	$73,928	$56,623	$104,500	$65,215	$48,685

Common Unit Data:
Net income per unit, basic and diluted	$1.21	$1.59	$0.92	$1.63	$0.76	$0.57
Distributions paid(a)	$51,949	$66,954	$89,649	$111,076	$124,009	$93,389
Distributions paid per unit(a)	$1.24	$1.48	$1.66	$1.82	$1.88	$1.41

Balance Sheet Data and Other Financial Data:
Property, plant and equipment, net	$458,782	$556,513	$731,282	$895,119	$900,844	$932,400
Total assets	657,879	714,023	931,279	1,218,819	1,208,060	1,249,019
Long-term debt	254,954	218,046	411,714	568,100	620,100	665,000
Cash flows provided by operating activities	93,712	107,344	127,824	139,176	159,972	146,814
Cash acquisitions and property additions	303,673	129,712	225,040	332,028	80,677	75,843

Other Statistical Data:
Coal royalty tons	30,227	32,778	32,528	33,690	34,330	25,645
System throughput volumes (MMcf)	43,729	61,995	67,810	98,683	121,335	93,120

	The Partnership Consolidated Historical
	Year Ended December 31,					Nine Months Ended September 30, 2010
	2005	2006	2007	2008	2009
		(in thousands)				(unaudited)
Adjusted EBITDA:
Net income	$51,161	$73,928	$56,623	$104,500	$65,215	$ 48,685
Depreciation, depletion and amortization	30,628	37,493	41,512	58,166	70,235	54,783
Interest expense	14,054	18,821	17,338	24,672	24,653	25,368

EBITDA(b)	95,843	130,242	115,473	187,338	160,103	128,836
Impairments	—	—	—	31,801	1,511	—
Equity earnings, net of distributions received	1,269	1,317	(285)	(224)	(2,537)	2,500
Derivative losses (gains)	13,036	13,213	50,163	(11,357)	22,700	12,604
Cash settlements of derivatives	(4,752)	(19,436)	(17,779)	(38,466)	3,000	(6,493)

Adjusted EBITDA(b)	$105,396	$125,336	$147,572	$169,092	$184,777	$137,447

(a)	Cash distributions were declared and paid within 45 days following the close of each quarter. Cash distributions paid represent cash payments for distributions during each of the periods presented. Cash distributions paid reflect the distribution decisions made by the Partnership Board at its quarterly board meetings. As such, these pro forma calculations are not necessarily indicative of the distribution decisions that the Partnership Board would have made had the merger been completed at January 1, 2009 or January 1, 2010.
(b)	EBITDA, a measure not defined under GAAP, is defined as net income plus interest, provision for income taxes and depreciation, depletion and amortization expense. Adjusted EBITDA, a measure not defined under GAAP, is defined as EBITDA plus impairments, plus an adjustment for equity earnings, net of distributions received, plus derivative losses (gains) included in net income, plus cash settlements of derivatives. EBITDA and Adjusted EBITDA are used as supplemental financial measures by the Partnership’s management and by external users of its financial statements such as investors, commercial banks, research analysts and others to assess:

•	the financial performance of the Partnership’s assets without regard to financing methods, capital structure, historical cost basis or the non-cash effects of derivative transactions;

•	the ability of the Partnership’s assets to generate cash sufficient to pay interest costs and support our indebtedness, including the notes;

•	the Partnership’s operating performance and return on capital as compared to those of other companies, without regard to financing methods or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA and Adjusted EBITDA are also financial measurements that are reported to the Partnership’s banks and are used to compute the Partnership’s financial covenants under the Partnership’s revolving credit facility. The Partnership has calculated Adjusted EBITDA herein in the same manner as the measure in such financial covenants in its revolving credit facility defined as “EBITDA.” EBITDA and Adjusted EBITDA should not be considered alternatives to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA may not be comparable to EBITDA, Adjusted EBITDA or similarly titled measures of other entities, as other entities may not calculate EBITDA and Adjusted EBITDA in the same manner as the Partnership does. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation from, or as a substitute for analysis of, the Partnership’s financial information prepared in accordance with GAAP. Some of these limitations are:

•	they do not reflect cash outlays for capital expenditures or future contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense or the cash requirements necessary to service interest, or principal payments, on indebtedness;

•	they do not reflect income tax expense or the cash necessary to pay income taxes;

•	they do not reflect available liquidity; and

•

other entities, including entities in the Partnership’s industries, may not use such measures or may calculate such measures differently than as presented in this joint proxy statement/prospectus, limiting their usefulness as comparative measures.

COMPARATIVE PER UNIT INFORMATION

The following table sets forth certain historical per unit information of the Partnership and Holdings and the unaudited pro forma combined per unit information after giving pro forma effect to the merger, and the Partnership’s issuance of 0.98 Partnership Common Units for each outstanding Holdings Common Unit.

You should read this information in conjunction with the summary historical financial information included elsewhere in this joint proxy statement/prospectus and the historical consolidated financial statements of Holdings and the Partnership and related notes that are incorporated by reference in this joint proxy statement/prospectus and in conjunction with the Unaudited Pro Forma Consolidated Financial Statements and related notes included elsewhere in this joint proxy statement/prospectus. The unaudited pro forma combined per unit information does not purport to represent what the actual results of operations of Holdings and the Partnership would have been had the partnerships been combined or to project Holdings and the Partnership’s results of operations that may be achieved after the merger is completed.

	Historical				Pro Forma
	Year Ended December 31, 2009		Nine Months Ended September 30, 2010		Year Ended December 31, 2009	Nine Months Ended September 30, 2010
Per Unit Data:	Partnership	Holdings	Partnership	Holdings	Partnership(e)	Partnership(e)
Net Income:
Basic (a)	$0.76	$0.97	$0.57	$0.70	$0.92	$0.67
Diluted (b)	$0.76	$0.97	$0.57	$0.70	$0.92	$0.67
Cash Distributions:
Declared Per Unit (c)	$1.88	$1.52	$1.41	$1.17	$1.88	$1.41
Paid Per Unit (c)	$1.88	$1.52	$1.41	$1.16	$1.88	$1.41
Book Value (d)	$9.20	$12.43	$8.45	$11.43		$6.16

(a)	For the Partnership and Holdings, the amounts are based on the weighted-average number of units outstanding for the period. The pro forma amounts are based on information provided in the Unaudited Pro Forma Consolidated Financial Statements included elsewhere in this joint proxy statement/prospectus.
(b)	For the Partnership, the amount is based on the weighted-average number of Partnership Common Units outstanding plus the potential dilution that would occur associated with certain awards granted under the Partnership’s equity compensation plans. The pro forma combined amount is based on information provided in the Unaudited Pro Forma Consolidated Financial Statements included elsewhere in this joint proxy statement/prospectus.
(c)	The pro forma cash distribution declared/paid amounts are based on the weighted-average cash distributions declared/paid for the Partnership and Holdings for each quarterly period and give effect to the additional Partnership Common Units outstanding as a result of the merger. Cash distributions declared/paid reflect the distribution decisions made by the Partnership Board and Holdings Board at their respective quarterly board meetings. As such, these pro forma calculations are not necessarily indicative of the distribution decisions that the Partnership Board would have made had the merger been completed at January 1, 2009 for the period ended December 31, 2009 or January 1, 2010 for the nine months ended September 30, 2010.
(d)	For the Partnership and Holdings, these amounts are computed by dividing partners’ capital for each entity as of December 31, 2009 and as of September 30, 2010 by their respective weighted average number of units outstanding for such period. The pro forma combined amounts are computed by dividing the pro forma partners’ capital as of September 30, 2010 by the number of Partnership Common Units outstanding at September 30, 2010, adjusted to include the estimated number of Partnership Common Units to be outstanding as a result of the merger. Pro forma data is not presented for December 31, 2009 because a pro forma balance sheet for that date is not included in this joint proxy statement/prospectus.
(e)	Represents the pro forma combined results of the merger. For comparison to historical Partnership per unit data, no further adjustments are necessary to these amounts.

MARKET PRICES AND DISTRIBUTION INFORMATION

The Partnership Common Units are traded on the New York Stock Exchange under the symbol “PVR,” and the Holdings Common Units are traded on the New York Stock Exchange under the symbol “PVG.” The following table sets forth, for the periods indicated, the range of high and low sales prices per unit for the Partnership Common Units and the Holdings Common Units, as well as information concerning quarterly cash distributions per unit for the Partnership Common Units and the Holdings Common Units. The sales prices are as reported in published financial sources.

	Partnership Common Units				Holdings Common Units
	High	Low	Distributions(1)		High	Low	Distributions(1)
2008
First Quarter	$29.00	$18.00	$0.45		$29.75	$20.82	$0.34
Second Quarter	30.15	24.69	0.46		36.19	25.82	0.36
Third Quarter	27.38	15.08	0.47		32.99	16.97	0.38
Fourth Quarter	19.85	8.34	0.47		24.27	5.91	0.38
2009
First Quarter	$16.51	$9.10	$0.47		$13.86	$8.08	$0.38
Second Quarter	15.99	10.96	0.47		13.83	10.75	0.38
Third Quarter	17.98	12.35	0.47		17.42	11.56	0.38
Fourth Quarter	22.30	16.57	0.47		17.40	12.27	0.38
2010
First Quarter	$24.93	$19.63	$0.47		$20.63	$15.18	$0.39
Second Quarter	24.75	10.01	0.47		19.06	15.11	0.39
Third Quarter	25.00	20.26	0.47		23.80	17.45	0.39
Fourth Quarter (through December 17, 2010)	29.11	24.78		(2)	27.37	22.91		(2)

(1)	Represents cash distributions per Partnership Common Unit or Holdings Common Unit declared with respect to the quarter and paid in the following quarter.
(2)	A distribution has not been declared with respect to the quarter ending December 31, 2010.

As of December 17, 2010, the Partnership had 52,293,381 outstanding Partnership Common Units, held of record by approximately 178 holders. The Partnership’s partnership agreement requires it to distribute all of its “available cash” as defined in such agreement to its partners within 45 days after the end of each quarter.

As of December 17, 2010, Holdings had 39,074,500 outstanding Holdings Common Units, held of record by approximately 40 holders. Holdings’ partnership agreement requires Holdings to distribute all of its “available cash” as defined in such agreement to its partners within 55 days after the end of each quarter.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including, without limitation, the risk factors and other information contained in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarter ended September 30, 2010, and the risk factors and other information contained in Holdings’ Annual Report on Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarter ended September 30, 2010, you should carefully consider the following risk factors in deciding whether to vote to approve and adopt the merger, the merger agreement and the transactions contemplated thereby and the Partnership’s amended and restated partnership agreement, as applicable. This joint proxy statement/prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements” on page 77.

Risks Related to the Merger and Related Matters

The market value of the stated consideration to Holdings unitholders will be determined by the price of the Partnership Common Units, the value of which will decrease if the market value of the Partnership Common Units decreases, and Holdings unitholders cannot be sure of the market value of Partnership Common Units that will be issued.

Pursuant to the merger agreement, Holdings unitholders will receive approximately 38.3 million Partnership Common Units as a result of the merger. The aggregate market value of the Partnership Common Units that Holdings unitholders will receive in the merger will fluctuate with any changes in the trading price of the Partnership Common Units. This means there is no “price protection” mechanism contained in the merger agreement that would adjust the number of Partnership Common Units that Holdings unitholders will receive based on any decreases in the trading price of Partnership Common Units. If the Partnership Common Unit price decreases, the market value of the stated consideration received by Holdings unitholders will also decrease. Consider the following example:

Example: Pursuant to the merger agreement, Holdings unitholders will receive 0.98 Partnership Common Units for each Holdings Common Unit, subject to receipt of cash in lieu of any fractional Partnership Common Units. Based on the closing sales price of Partnership Common Units on September 20, 2010 of $24.98 per unit, the market value of all Partnership Common Units to be received by Holdings unitholders would be approximately $956.6 million. If the trading price for Partnership Common Units decreased 10% from $24.98 to $22.48 per unit, then the market value of all Partnership Common Units to be received by Holdings unitholders would be approximately $860.8 million.

Accordingly, there is a risk that the premium that existed on September 20, 2010, the last trading day before the public announcement of the merger, will not be realized by Holdings unitholders at the time the merger is completed. Partnership Common Unit price changes may result from a variety of factors, including general market and economic conditions, changes in its business, operations and prospects, and regulatory considerations. Many of these factors are beyond the Partnership’s control. For historical prices of Holdings Common Units and Partnership Common Units, please read “Market Prices and Distribution Information” on page 25.

The directors and executive officers of Holdings GP and the Partnership GP may have interests that differ from your interests.

All executive officers of Holdings GP are also executive officers of the Partnership GP and one director of Holdings GP is also a director of the Partnership GP. Mr. William Shea serves as a member of both the Holdings Board and the Partnership Board. Mr. Shea is also the President and Chief Executive Officer of Holdings GP and Chief Executive Officer of the Partnership GP. Mr. Robert Wallace is the Executive Vice President and Chief Financial Officer of both Holdings GP and the Partnership GP. Mr. Bruce Davis is the Executive Vice President, General Counsel and Secretary of both Holdings GP and the Partnership GP. Mr. Forrest McNair is the Vice President and Controller of both Holdings GP and the Partnership GP.

In considering the recommendations of the Partnership Conflicts Committee and Partnership Board or Holdings Conflicts Committee and Holdings Board, as applicable, to approve and adopt the merger, the merger agreement and the transactions contemplated thereby, and to approve and adopt the amended and restated partnership agreement, you should consider that the executive officers and directors of Holdings GP and the Partnership GP have interests that differ from, or are in addition to, their interests as Holdings unitholders or Partnership unitholders generally. These interests include:

•

Some of the executive officers and directors of the Partnership GP and Holdings GP currently own Holdings Common Units and will be receiving Partnership Common Units as a result of the merger. Holdings Common Units held by the directors and executive officers will be converted into the right to receive Partnership Common Units at a ratio of 0.98 Partnership Common Units per Holdings Common Unit. This is the same ratio as that applicable to all other Holdings unitholders. In addition, certain directors and officers of the Partnership GP and Holdings GP currently own Partnership Common Units.

•

Each outstanding Holdings deferred common unit held by certain directors of Holdings GP pursuant to Holdings’ long-term incentive plan will be converted into Partnership deferred common units under the Partnership’s long-term incentive plan at a ratio of 0.98 Partnership deferred common units per Holdings deferred common unit.

•

The merger agreement provides for indemnification by the Partnership and MergerCo of each person who was, as of the date of the merger agreement, or is at any time from the date of the merger agreement through the effective date, an officer or director of Holdings or any of its subsidiaries (including Holdings GP) or acting as a fiduciary under or with respect to any employee benefit plan of Holdings and for the maintenance of the current policies of directors’ and officers’ liability insurance covering directors and executive officers of Holdings GP for a period of six years following the merger; except that MergerCo may substitute policies of at least the same coverage and amounts which are not less advantageous to the directors and officers of Holdings or Holdings GP; provided, that the Partnership is not required to pay annual premiums in excess of 300% of the last annual premium paid by Holdings prior to the date of the merger agreement. The Partnership and MergerCo also agreed that all rights to indemnification now existing in favor of indemnified parties as provided in the Holdings agreement of limited partnership (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Holdings’ subsidiaries, including Holdings GP) and the indemnification agreements of Holdings or any of its subsidiaries will be assumed by MergerCo, the Partnership and the Partnership GP in the merger, without further action, at the effective time of the merger and will survive the merger and will continue in full force and effect in accordance with their terms.

•

All executive officers of Holdings GP are also executive officers of the Partnership GP, and one director of Holdings GP is also a director of the Partnership GP and will remain executive officers or a director of the Partnership GP, respectively, following the merger. Messrs. William Shea, Robert Wallace, Forrest McNair and Bruce Davis are officers of both the Partnership GP and Holdings GP. After the effective time of the merger, the Partnership Board will consist of nine members, six of whom will be the existing members of the Partnership Board and three of whom will be the three existing members of the Holdings Conflicts Committee.

Senior management of the Partnership GP and Holdings GP prepared certain projections with respect to the Partnership’s future financial and operating performance on a stand-alone basis. These projections were provided to TudorPickering and Credit Suisse for use in connection with the preparation of their opinions to the Partnership Conflicts Committee and the Holdings Conflicts Committee, respectively, and related financial advisory services. Please read “Special Factors—Certain Financial Projections Prepared by Management.”

The right of a Holdings unitholder to distributions will be changed following the merger.

Under the Partnership’s existing partnership agreement, Holdings is entitled to receive approximately 2.0% of all distributions made by the Partnership and increasing percentages, up to a maximum of 48%, of the amount of incremental cash distributed by the Partnership in respect of the Partnership Common Units as certain target distribution levels are reached in excess of $0.275 per Partnership Common Unit in any quarter. After the merger, the former Holdings unitholders as a group will be entitled to receive approximately 54% of all distributions made by the Partnership. As a result of this change, the distributions received by the former unitholders of Holdings could be significantly different. If distributions from the Partnership were to increase significantly, the distributions to the former Holdings unitholders could be significantly less than they would be if the current structure was not changed.

The matters contemplated by the merger agreement may not be completed even if the requisite Holdings unitholder and Partnership unitholder approvals are obtained, in which case the Partnership’s existing partnership agreement will not be amended and restated.

The merger agreement contains conditions that, if not satisfied or waived, would result in the merger not occurring, even though Holdings unitholders and Partnership unitholders may have voted in favor of the merger agreement and related matters. In addition, Holdings and the Partnership can agree not to complete the merger even if all unitholder approvals have been received. The closing conditions to the merger may not be satisfied, and Holdings or the Partnership may choose not to waive any unsatisfied condition, which may cause the merger not to occur. If the merger does not occur, the Partnership’s existing partnership agreement will not be amended and restated.

While the merger agreement is in effect, Holdings’ opportunities to enter into different business combination transactions with other parties on more favorable terms may be limited, and both Holdings and the Partnership may be limited in their ability to pursue other attractive business opportunities.

While the merger agreement is in effect, Holdings is prohibited from knowingly initiating, soliciting or encouraging the submission of any acquisition proposal or from participating in any discussions or negotiations regarding any acquisition proposal, subject to certain exceptions. As a result of these provisions in the merger agreement, Holdings’ opportunities to enter into more favorable transactions may be limited. Likewise, if Holdings were to sell directly to a third party, it might have received more value with respect to the general partner interest in the Partnership and the incentive distribution rights in the Partnership based on the value of the business at such time.

Moreover, the merger agreement provides for the payment of up to $18.0 million in termination fees under specified circumstances, which may discourage other parties from proposing alternative transactions that could be more favorable to the Holdings unitholders or Partnership unitholders. For a detailed discussion of these termination fees, please read “The Merger Agreement—Termination Fees and Expenses” beginning on page 106.

Both Holdings and the Partnership have also agreed to refrain from taking certain actions with respect to their businesses and financial affairs pending the consummation of the merger or termination of the merger agreement. These restrictions could be in effect for an extended period of time if the consummation of the merger is delayed. These limitations do not preclude the Partnership from conducting its business in the ordinary or usual course or from acquiring assets or businesses so long as such activity does not have a “material adverse effect” as such term is defined in the merger agreement or materially affect the Partnership’s or Holdings’ ability to complete the transactions contemplated by the merger agreement. For a detailed discussion of these restrictions, please read “The Merger Agreement—Actions Pending the Merger” beginning on page 94.

In addition to the economic costs associated with pursuing the merger, the management of Holdings GP and the Partnership GP will continue to devote substantial time and other human resources to the proposed merger, which could limit Holdings’ and the Partnership’s ability to pursue other attractive business opportunities, including potential joint ventures, stand-alone projects and other transactions. If either Holdings or the Partnership is unable to pursue such other attractive business opportunities, then their growth prospects and the long-term strategic position of their businesses following the merger could be adversely affected.

Existing Partnership unitholders will be diluted by the merger.

The merger will dilute the ownership position of the existing Partnership unitholders. Pursuant to the merger agreement, Holdings unitholders will receive approximately 38.3 million Partnership Common Units as a result of the merger. Immediately following the merger, the Partnership will be owned approximately 46% by its current unitholders and approximately 54% by former Holdings unitholders.

The number of outstanding Partnership Common Units will increase as a result of the merger, which could make it more difficult to pay the current level of quarterly distributions.

As of December 17, 2010, there were approximately 52.3 million Partnership Common Units outstanding. Pursuant to the merger agreement, the Partnership will issue, and Holdings unitholders will receive, approximately 38.3 million Partnership Common Units. Accordingly, as a result of the merger, the dollar amount required to pay the current per unit quarterly distributions will increase, which will increase the likelihood that the Partnership will not have sufficient funds to pay the current level of quarterly distributions to all Partnership unitholders. Using the amount of $0.47 per Partnership Common Unit paid on November 12, 2010 with respect to the third quarter of 2010, the aggregate cash distribution paid with respect to Partnership Common Units owned by Partnership unitholders other than Holdings totaled approximately $15.3 million, resulting in a distribution of approximately $15.8 million to Holdings for its approximately 19.6 million Partnership Common Units, the general partner interest in the Partnership and incentive distribution rights in the Partnership. Therefore, including distributions on phantom units of approximately $34,000, the Partnership’s combined total distribution paid with respect to the third quarter of 2010 was approximately $31.2 million. The combined pro forma Partnership distribution with respect to the third quarter 2010, had the merger been completed prior to such distribution, would result in $0.47 per unit being distributed on approximately 70.9 million Partnership Common Units, or a total of approximately $33.3 million, with the Partnership GP no longer receiving any distributions. Including distributions on phantom units of approximately $34,000, the Partnership’s combined pro forma distribution would be approximately $33.4 million. As a result, the Partnership would be required to distribute approximately an additional $2.2 million per quarter in order to maintain the distribution level of $0.47 per the Partnership Common Unit paid with respect to the third quarter of 2010.

Although the elimination of the incentive distribution rights in the Partnership may increase the cash available for distribution to Partnership Common Units in the future, this source of funds may not be sufficient to meet the overall increase in cash required to maintain the current level of quarterly distributions to Partnership unitholders.

Failure to complete the merger or delays in completing the merger could negatively impact the Partnership Common Unit price and Holdings Common Unit price.

If the merger is not completed for any reason, the Partnership and Holdings may be subject to a number of material risks, including the following:

•	the Partnership will not realize the benefits expected from the merger, including a potentially enhanced financial and competitive position;

•

the price of Partnership Common Units or Holdings Common Units may decline to the extent that the current market price of these securities reflects a market assumption that the merger will be completed; and

•	some costs relating to the merger, such as certain investment banking fees and legal and accounting fees, must be paid even if the merger is not completed.

The costs of the merger could adversely affect the Partnership’s operations and cash flows available for distribution to the Partnership unitholders.

The Partnership and Holdings estimate the total costs of the merger to be approximately $10.5 million, primarily consisting of investment banking and legal counsel’s fees, accounting fees, financial printing and other related costs. These costs could adversely affect the Partnership’s operations and cash flows available for distributions to the Partnership unitholders. The foregoing estimate is preliminary and is subject to change.

If the merger agreement were terminated, Holdings may be obligated to pay the Partnership for costs incurred related to the merger. These costs could require Holdings to seek loans or use Holdings’ available cash that would have otherwise been available for distributions.

Upon termination of the merger agreement, and depending upon the circumstances leading to that termination, Holdings could be responsible for reimbursing the Partnership for merger related expenses that the Partnership has paid. For a detailed discussion of the various circumstances leading to a reimbursement of expenses, please read “The Merger Agreement—Termination Fees and Expenses” beginning on page 106.

If the merger agreement is terminated, the expense reimbursements required by Holdings under the merger agreement may require Holdings to seek loans or use cash received from its distributions from the Partnership to reimburse these expenses. In either case, reimbursement of these costs could reduce the cash Holdings has available to make its quarterly distributions.

Tax Risks Related to the Merger

In addition to reading the following risk factors, you are urged to read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 122 and “U.S. Federal Income Taxation of Ownership of Partnership Common Units” beginning on page 131 for a more complete discussion of the expected material U.S. federal income tax consequences of the merger and owning and disposing of Partnership Common Units received in the merger.

No ruling has been obtained with respect to the U.S. federal income tax consequences of the merger.

No ruling has been or will be requested from the IRS with respect to the U.S. federal income tax consequences of the merger. Instead, the Partnership is relying on the opinion of its counsel, and Holdings is relying on the opinion of counsel to its Conflicts Committee, as to the U.S. federal income tax consequences of the merger to Partnership unitholders and Holdings unitholders, respectively. These opinions and positions may not be sustained if challenged by the IRS, which could result in a material change to the expected tax consequences of the merger. Please read “Material U.S. Federal Income Tax Consequences of the Merger” and “U.S. Federal Income Taxation of Ownership of Partnership Common Units—Tax Treatment of Operations.”

The intended U.S. federal income tax consequences of the merger are dependent upon each of the Partnership and Holdings being treated as a partnership for U.S. federal income tax purposes.

The treatment of the merger as nontaxable to the Partnership unitholders and Holdings unitholders is dependent upon each of the Partnership and Holdings being treated as a partnership for U.S. federal income tax purposes. If either the Partnership or Holdings were treated as a corporation for U.S. federal income tax purposes, the consequences of the merger would be materially different and the merger would be treated as a taxable exchange in which gain or loss would be recognized by the Holdings unitholders.

The U.S. federal income tax treatment of the merger is subject to potential legislative changes and differing judicial or administrative interpretations.

The U.S. federal income tax consequences of the merger depend on determinations of fact and interpretations of complex provisions of U.S. federal income tax law. The U.S. federal income tax rules are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to Treasury Regulations and other modifications and interpretations. Any modification to the U.S. federal income tax laws or interpretations thereof may or may not be applied retroactively and could change the U.S. federal income tax treatment of the merger to Partnership unitholders and Holdings unitholders. For example, the U.S. House of Representatives has passed legislation relating to the taxation of “carried interests” that may treat transactions, such as the merger, occurring on or after an effective date of January 1, 2011, as a taxable exchange to a unitholder of a partnership such as Holdings. The U.S. Senate has considered legislation that may have a similar effect. The Partnership and Holdings are unable to predict whether this proposed legislation or any other proposals will ultimately be enacted, and if so, whether any such proposed legislation would be applied retroactively.

Tax Risks to Holdings Unitholders

Holdings unitholders may recognize taxable income or gain for U.S. federal income tax purposes as a result of the merger.

It is not anticipated that gain or loss will be recognized for U.S. federal income tax purposes by a Holdings unitholder as a result of the merger, except that a Holdings unitholder may recognize gain due to (i) any decrease in a Holdings unitholder’s share of partnership liabilities pursuant to Section 752 of the Code, (ii) cash or property distributions to Holdings or Holdings unitholders, and (iii) amounts paid by one person to or on behalf of another person pursuant to the merger agreement. See “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of these and other tax matters.

Holdings estimates that the merger will result in an increase in the amount of net income (or decrease in the amount of net loss) allocable to all of the Holdings unitholders that receive Partnership Common Units in the merger.

Holdings estimates that the closing of the merger will result in an increase in the amount of net income (or decrease in the amount of net loss) allocable to all of the Holdings unitholders that receive Partnership Common Units in the merger. Although Holdings has projected specific ranges of such an impact for Holdings unitholders, as discussed under the heading “Material U.S. Federal Income Tax Consequences of the Merger—Effect of the Merger on the Ratio of Taxable Income to Distributions for Partnership Unitholders and Holdings Unitholders,” the actual amount and effect of such increase in net income (or decrease in net loss) for any Holdings unitholder may be more than anticipated because it will depend upon the unitholder’s particular situation, including when, and at what prices, the unitholder purchased its Holdings Common Units and the ability of the unitholder to utilize any suspended passive losses. In addition, the projections are based upon numerous assumptions, and the federal income tax liability of such unitholders could be further increased if the Partnership makes a future offering of Partnership Common Units and uses the proceeds of the offering in a manner that does not produce substantial additional deductions, such as to repay indebtedness currently outstanding or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate currently applicable to the Partnership’s assets. Please read “Material U.S. Federal Income Tax Consequences of the Merger—Effect of the Merger on the Ratio of Taxable Income to Distributions for Partnership Unitholders and Holdings Unitholders” for a detailed discussion of the projections and the related assumptions.

Tax Risks to Existing Partnership Unitholders

An existing Partnership unitholder may be required to recognize gain as a result of the merger.

Although it is anticipated that for U.S. federal income tax purposes no gain or loss should be recognized by a Partnership unitholder solely as a result of the merger, an existing Partnership unitholder may realize gain or loss resulting from (i) a decrease in such unitholder’s share of partnership liabilities pursuant to Section 752 of the Code, and (ii) amounts paid to or on behalf of the Partnership by another person pursuant to the merger agreement. Please read “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to Existing Partnership Unitholders—Possible Taxable Gain to Certain Partnership Unitholders from Reallocation of Nonrecourse Liabilities.”

The Partnership estimates that the merger will result in a relatively small increase in the amount of net income (or decrease in the amount of net loss) allocable to all of the existing Partnership unitholders.

The Partnership estimates that the closing of the merger will result in a relatively small increase in the amount of net income (or decrease in the amount of net loss) allocable to all of the existing Partnership unitholders. Although the Partnership has projected a maximum amount of such an impact for existing Partnership unitholders, as discussed under the heading “Material U.S. Federal Income Tax Consequences of the Merger—Effect of the Merger on the Ratio of Taxable Income to Distributions for Partnership Unitholders and Holdings Unitholders,” the actual amount and effect of such increase in net income (or decrease in net loss) for any Partnership unitholder may be more than anticipated because it will depend upon the unitholder’s particular situation, including when, and at what prices, the unitholder purchased its Partnership Common Units and the ability of the unitholder to utilize any suspended passive losses. In addition, the projections are based upon numerous assumptions, and the federal income tax liability of such unitholders could be further increased if the Partnership makes a future offering of Partnership Common Units and uses the proceeds of the offering in a manner that does not produce substantial additional deductions, such as to repay indebtedness currently outstanding or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate currently applicable to the Partnership’s assets. Please read “Material U.S. Federal Income Tax Consequences of the Merger—Effect of the Merger on the Ratio of Taxable Income to Distributions for Partnership Unitholders and Holdings Unitholders” for a detailed discussion of the projections and the related assumptions.

SPECIAL FACTORS

Background of the Merger

Senior management of the Partnership GP and Holdings GP has continuously evaluated strategic alternatives in an effort to enhance unitholder value. More recently, following the divestiture by Penn Virginia Corporation of its equity interests in Holdings and the Partnership, new senior management reviewed the Partnership’s strategic alternatives. Senior management has focused on improving the competitive position of the Partnership and enhancing its long-term growth prospects by reducing the Partnership’s equity cost of capital, the impact of which would benefit unitholders of both the Partnership and Holdings. Senior management believed that the Partnership’s cost of capital had become high in comparison to a number of peer publicly-traded limited partnerships (“MLPs”). As the holder of the incentive distribution rights in the Partnership, Holdings is entitled to increasing percentages of the cash distributed from the Partnership above certain levels. For instance, Holdings is currently participating at the highest split level possible pursuant to its incentive distribution rights and is receiving approximately 48% of any incremental Partnership distribution increases in the future. Holdings’ ownership interests of approximately 19.6 million Partnership Common Units, a 2.0% general partner interest in the Partnership and the incentive distribution rights in the Partnership result in Holdings currently receiving an aggregate of approximately 51% of all cash distributed by the Partnership, 21% of which relates to the 2.0% economic general partner interest in the Partnership and the incentive distribution rights. Senior management’s focus on reducing the Partnership’s cost of equity capital became more acute after several other midstream MLPs, including Enterprise Product Partners, L.P., Inergy, L.P., Buckeye Partners, L.P., Sunoco Logistics Partners L.P., NuStar Energy L.P., Magellan Midstream Partners, L.P., Eagle Rock Energy Partners, L.P. and MarkWest Energy Partners, L.P., acted or proposed to reduce their cost of equity capital by repurchasing, capping or eliminating their respective incentive distribution rights. By eliminating the incentive distribution rights in the Partnership, senior management believed that the Partnership would be more competitive when pursuing acquisitions and able to finance organic growth projects less expensively, which would enhance the Partnership’s long-term distribution growth prospects. Thus, senior management suggested to the Partnership Board that the Partnership Board consider a transaction to reduce the Partnership’s cost of capital.

On June 24, 2010, the Partnership Board authorized and directed the Partnership Conflicts Committee (composed of James R. Montague (also known herein as, the “chairman of the Partnership Conflicts Committee” or words of similar import), James L. Gardner and Thomas W. Hofmann) to, among other things, (i) explore, consider and, if appropriate, develop a proposal to acquire Holdings, which proposal was to be reviewed by the Partnership Board prior to delivery to the Holdings Board, and (ii) negotiate the terms and conditions of such acquisition, subject to final approval of the Partnership Board. In connection with the consideration of the Partnership’s acquisition of Holdings, on July 27, 2010, the Partnership Board approved the payment of meetings fees for each member of the Partnership Conflicts Committee of $1,500 per meeting, and the chairman of the Partnership Conflicts Committee is also to be paid an additional one-time fee of $4,500.

Later on June 24, 2010, the Partnership Conflicts Committee held a telephonic meeting with representatives of Richards, Layton & Finger, P.A. (“Richards Layton”) to discuss various matters, including (i) the duties of, and the process to be followed by, the Partnership Conflicts Committee in connection with considering a potential offer to acquire Holdings, and (ii) considerations relating to the Partnership Conflicts Committee’s engagement of legal counsel and a financial advisor. After discussion, the Partnership Conflicts Committee formally engaged Richards Layton to act as the Partnership Conflicts Committee’s legal counsel. The Partnership Conflicts Committee also discussed the retention of a financial advisor and, after discussion, resolved to contact TudorPickering about the possibility of TudorPickering assisting the Partnership Conflicts Committee with its analysis of the potential transaction.

On June 25, 2010, the Partnership Conflicts Committee met telephonically with representatives of TudorPickering to assess TudorPickering’s ability to provide financial advice in connection with the Partnership Conflicts Committee’s exploration of the proposed acquisition of Holdings. Following the departure of the

TudorPickering representatives from the telephonic meeting, and after discussing and considering TudorPickering’s capabilities and experience in connection with similar transactions, the Partnership Conflicts Committee resolved to engage TudorPickering to act as the Partnership Conflicts Committee’s financial advisor with respect to the proposed acquisition of Holdings.

Following the June 25 meeting with the Partnership Conflicts Committee, TudorPickering began its due diligence with respect to the Partnership, which included numerous discussions, both telephonic and in person (with and without the members of the Partnership Conflicts Committee) during the process of developing a proposal to acquire Holdings.

On July 9, 2010, the Partnership Conflicts Committee met telephonically with representatives of TudorPickering, Richards Layton and Vinson & Elkins, counsel to the Partnership. TudorPickering provided an update concerning its progress with respect to its analysis of the potential acquisition of Holdings and highlighted portions of management’s financial projections that it would seek to better understand. The Partnership Conflicts Committee decided that the chairman of the Partnership Conflicts Committee should contact the chairman of the Holdings Conflicts Committee to indicate that an offer might be forthcoming and that the Holdings Conflicts Committee should initiate a process that would allow the Holdings Conflicts Committee to consider such an offer if and when made.

The chairman of the Partnership Conflicts Committee then contacted the chairman of the Holdings Conflicts Committee and discussed the possibility of a potential offer and suggested that the Holdings Conflicts Committee might want to initiate its process for evaluating and responding to a potential offer.

On July 12, 2010, in anticipation of a potential acquisition proposal from the Partnership Conflicts Committee on behalf of the Partnership and in order to manage the potential conflicts of interest of senior management of the Partnership and Holdings who are officers of both the Partnership GP and Holdings GP and one director who is a director of both the Partnership GP and Holdings GP, the Holdings Board unanimously authorized the Holdings Conflicts Committee (composed of Mr. Robert J. Hall (also known herein as, the “chairman of the Holdings Conflicts Committee” or words of similar import) and Messrs. John C. van Roden, Jr. and Jonathan B. Weller) to (i) review and consider any offer by the Partnership Conflicts Committee for the Partnership to acquire Holdings, by merger or otherwise, (ii) negotiate the terms and conditions of such a transaction, subject to final approval of the Holdings Board, and (iii) determine whether to approve such a transaction by Special Approval (as defined in the Holdings partnership agreement). The Holdings Board also authorized the retention of legal counsel and financial advisors by the Holdings Conflicts Committee, and at the July 27, 2010 Holdings Board meeting, approved the payment of meeting fees of $1,500 per meeting to the members of the Holdings Conflicts Committee and a one-time fee of $4,500 to the chairman of the Holdings Conflicts Committee, in connection with the consideration of such a transaction.

On July 14, 2010, management of the Partnership made a presentation to, and engaged in an in-depth discussion with, the chairman of the Partnership Conflicts Committee and TudorPickering about the business model of the Partnership and the financial outlook for the Partnership.

On July 16, 2010, the Partnership Conflicts Committee, with representatives of TudorPickering and Richards Layton in attendance, met telephonically to discuss management’s presentation and to discuss the status of TudorPickering’s analysis of management’s financial projections with respect to the Partnership.

On July 20, 2010, the Partnership Conflicts Committee, with representatives of TudorPickering and Richards Layton in attendance, met to discuss the proposed acquisition of Holdings. At this meeting, TudorPickering presented the Partnership Conflicts Committee with, among other things, an overview of the business of the Partnership and TudorPickering’s preliminary financial analysis with respect to the proposed acquisition of Holdings. As at most of the Partnership Conflicts Committee meetings over the next couple of months, there was extensive discussion and analysis of the Partnership’s incentive distribution rights, growth prospects, equity cost of capital issues and strategic benefits of eliminating the Partnership’s incentive distribution rights. The Partnership Conflicts Committee provided TudorPickering with direction to refine its preliminary financial analysis, and on July 23, 2010, the Partnership Conflicts Committee, with representatives of TudorPickering, Richards Layton and Vinson & Elkins in attendance, met telephonically to review TudorPickering’s revised preliminary financial analysis with respect to the proposed acquisition of Holdings.

Also on July 20, 2010, the Holdings Conflicts Committee met telephonically to discuss the possibility of receiving, and an appropriate response to, a potential acquisition proposal from the Partnership Conflicts Committee on behalf of the Partnership. The Holdings Conflicts Committee invited representatives of Prickett, Jones & Elliott, P.A. (“Prickett Jones”) to attend the meeting. The Holdings Conflicts Committee discussed various matters in connection with a potential acquisition proposal by the Partnership Conflicts Committee on behalf of the Partnership for the Partnership to acquire Holdings, including, (1) potential responses to such proposal, (2) engagement of independent legal counsel, (3) the approval process of a potential acquisition transaction, (4) fiduciary duties of the members of the Holdings Conflicts Committee, and (5) engagement of independent financial advisors. The Holdings Conflicts Committee decided to schedule interviews with two potential financial advisors. The Holdings Conflicts Committee, in executive session, agreed to engage Prickett Jones as special Delaware counsel.

On July 23, 2010, the Holdings Conflicts Committee met telephonically, with members of Prickett Jones in attendance. Prickett Jones reported on telephone conversations with a representative of Richards Layton on July 21 and July 23, during which Richards Layton discussed the timing of a possible acquisition proposal from the Partnership Conflicts Committee on behalf of the Partnership and an anticipated schedule with respect to such a transaction in light of the approaching year-end, as well as pending economic, tax and political uncertainties, including certain pending tax legislation, which was believed could become effective as of January 1, 2011. During the meeting, the Holdings Conflicts Committee discussed the process used in precedent transactions and also discussed the consideration of engagement of a financial advisor and additional legal counsel with familiarity with transactions of this type and with MLPs, particularly MLPs with publicly-traded general partners. The Holdings Conflicts Committee confirmed the scheduling of interviews with two potential financial advisors with experience as financial advisors in connection with similar transactions and considered several potential law firms with mergers and acquisitions (“M&A”), securities law and tax law expertise, some of which were identified by Prickett Jones.

On July 27, 2010, the Partnership Conflicts Committee met with the other members of the Partnership Board (except for Mr. William H. Shea, Jr., who did not attend because of a potential conflict of interest with respect to the proposed acquisition of Holdings) to discuss the proposed acquisition of Holdings. During this meeting, the Partnership Conflicts Committee provided an update on its exploration and consideration of the proposed acquisition of Holdings. Included in such update by the Partnership Conflicts Committee was a presentation by TudorPickering of certain portions of its preliminary financial analysis with respect to the proposed acquisition. Following TudorPickering’s presentation to the Partnership Board and the Partnership Board’s discussion of the proposed acquisition of Holdings, the Partnership Board unanimously (except for Mr. Shea) approved the making of a proposal to the Holdings Board to acquire Holdings through a merger of Holdings with and into MergerCo, where each Holdings Common Unit would be exchanged for 0.91 Partnership Common Units. The Partnership Board reaffirmed the Partnership Conflicts Committee’s authorization to negotiate the terms and conditions of the proposed acquisition of Holdings with the Holdings Conflicts Committee, subject to the final approval of the Partnership Board.

Also on July 27, 2010, after a meeting of the Holdings Board, the Holdings Conflicts Committee with representatives of Prickett Jones also in attendance, met to discuss various aspects of a potential transaction with the Partnership, including engaging additional legal counsel with M&A, securities law and tax law expertise. Also in attendance for a portion of the meeting was Mr. James Dearlove, chairman of the Holdings Board. After consideration of Akin Gump’s reputation and capabilities the Holdings Conflicts Committee decided to retain Akin Gump as its legal counsel.

On July 28, 2010, the chairman of the Partnership Conflicts Committee sent a proposal letter to the Holdings Conflicts Committee, which included, among other things, (i) a proposal that the Partnership acquire Holdings in a merger transaction in which each outstanding Holdings Common Unit would be exchanged for 0.91 Partnership Common Units, (ii) a request for Holdings’ support for such a proposal, in its capacity as a holder of Partnership Common Units, and (iii) a proposal that the Partnership’s limited partnership agreement be amended to (a) eliminate the Partnership’s incentive distribution rights, (b) convert the Partnership GP’s’ general partner interest in the Partnership into a non-economic interest, (c) eliminate the separate class of Partnership Board directors appointed by Holdings, (d) expand the Partnership Board by three members, and (e) provide for the election of all the Partnership Board directors by holders of Partnership Common Units. Based on the closing price of Holdings Common Units as of July 27, 2010 of $19.34 and the closing price of Partnership Common Units as of July 27, 2010 of $23.65, the implied premium represented by the initially proposed exchange ratio of 0.91 Partnership Common Units per Holdings Common Unit (which we refer to as the “LP Premium”) was 11% and the implied premium represented by the initially proposed exchange ratio of 0.91 Partnership Common Units per Holdings Common Unit excluding Holdings’ interest in Partnership Common Units (which we refer to as the “GP Interests Premium”) was 30%.

Also on July 28, 2010, the Holdings Conflicts Committee, with a representative of Prickett Jones in attendance, met to interview a potential financial advisor. After the interview, the Holdings Conflicts Committee and Prickett Jones reviewed and initially discussed the proposal letter from the Partnership Conflicts Committee, which had been received during the meeting. The Holdings Conflicts Committee decided to continue to consider the proposal with the plan of formulating a response at the Holdings Conflicts Committee’s next meeting scheduled for August 2.

On August 2, 2010, the Holdings Conflicts Committee with representatives of Prickett Jones and Akin Gump in attendance, met to review elements of the proposed transaction and to interview Credit Suisse for the role of financial advisor to the Holdings Conflicts Committee. Following the interview, the Holdings Conflicts Committee and legal counsel discussed the presentations, experience and capabilities of the two financial advisors under consideration, and the Holdings Conflicts Committee decided to engage Credit Suisse as its financial advisor. Representatives of Credit Suisse were then invited to return to the meeting, and the Holdings Conflicts Committee, with the assistance of its legal counsel and financial advisor, then reviewed and discussed the terms of the Partnership Conflicts Committee’s proposal on behalf of the Partnership and discussed potential next steps with respect to the proposed transaction, as well as tax matters and certain pending tax legislation.

Following the August 2 meeting with the Holdings Conflicts Committee, Credit Suisse began to gather and review information concerning the Partnership Conflicts Committee’s proposal, which included numerous discussions, both telephonic and in person (with and without the members of the Holdings Conflicts Committee) during the process.

On August 5, 2010, members of the Holdings Conflicts Committee and representatives of Credit Suisse, Prickett Jones and Akin Gump attended a presentation by senior management of Holdings and the Partnership, including Mr. Shea and Mr. Wallace, that included a financial overview of the Partnership and its business and prospects. Management also discussed its preliminary financial forecast and projections with respect to the Partnership through 2012. Following the presentation, the Holdings Conflicts Committee, and with the assistance of representatives of Credit Suisse, Prickett Jones and Akin Gump, discussed the management presentation, the proposed transaction with the Partnership and the possible timing, nature and content of a potential response to the July 28 proposal.

On August 9, 2010, the Holdings Conflicts Committee, met telephonically with representatives of Credit Suisse, Akin Gump and Prickett Jones in attendance to discuss the terms of the Partnership’s proposal and potential responses. Credit Suisse reviewed and discussed its preliminary financial analyses of the Partnership, Holdings and the proposed transaction with the Holdings Conflicts Committee. The Holdings Conflicts Committee noted that based on the closing prices of Holdings Common Units and Partnership Common Units as

of August 6, 2010 and the proposed 0.91 exchange ratio, approximately 56% of the implied value of Holdings consisted of its interest in Partnership Common Units, which was significantly higher than the corresponding percentages in recently announced transactions where an MLP had acquired or agreed to acquire its general partner. In that regard, the Holdings Conflicts Committee noted that similar metrics for the recent transactions were 10% for Inergy Holdings, 0% for Buckeye GP Holdings L.P. and 0% for Magellan Midstream Holdings, L.P. Based upon this review of recent transactions involving the acquisitions by MLPs of their publicly traded general partners, the Holdings Conflicts Committee noted that it was unlikely that the Partnership would pay a premium over the market price for the Partnership Common Units owned by Holdings and, consequently, that the implied GP Interest Premium would be a more useful basis on which to evaluate a proposed exchange ratio as compared to the implied LP Premium. The Holdings Conflicts Committee also noted that, particularly in a unit-for-unit exchange, the relative value between Holdings’ interests in the Partnership excluding Holdings’ interest in Partnership Common Units (the “Holdings GP Only Interests”) and the Partnership was a more useful way to evaluate the proposed transaction as compared to focusing more on the absolute multiple of cash flow paid for the Holdings GP Only Interests. The Holdings Conflicts Committee then discussed the range of potential exchange ratios, the other terms of a possible transaction proposed by the Partnership and the potential effects of an acquisition of Holdings by the Partnership, as well as a potential response to the July 28 proposal, and determined to meet the following day to further consider its response to the proposal.

On August 10, 2010, the Holdings Conflicts Committee met telephonically with representatives of Prickett Jones and Akin Gump to continue its discussion regarding the content reviewed and discussed with the Holdings Conflicts Committee on August 9, 2010 and manner of a response to the Partnership Conflicts Committee’s July 28 proposal. Following this discussion, the Holdings Conflicts Committee decided to counter with a proposed exchange ratio of 1.117 Partnership Common Units for each Holdings Common Unit. The Holdings Conflicts Committee elected not to negotiate any non-financial aspects of the Partnership Conflicts Committee proposal until the parties reached a tentative agreement as to the appropriate exchange ratio.

On August 11, 2010, the chairman of the Holdings Conflicts Committee communicated to the chairman of the Partnership Conflicts Committee the Holdings Conflicts Committee’s proposed exchange ratio of 1.117 Partnership Common Units for each Holdings Common Unit and the rationale for such exchange ratio. The chairman of the Partnership Conflicts Committee indicated that he would communicate the proposal to the Partnership Conflicts Committee. The chairman of the Holdings Conflicts Committee and the chairman of the Partnership Conflicts Committee also agreed to schedule a meeting of the committees’ respective financial advisors to discuss the rationale and factors involved in the proposals.

Later on August 11, 2010, the Partnership Conflicts Committee, with representatives of TudorPickering, Richards Layton and Vinson & Elkins in attendance, met telephonically to discuss the Holdings Conflicts Committee’s counterproposal that each Holdings Common Unit be exchanged for 1.117 Partnership Common Units.

Between August 12, 2010 and August 16, 2010, representatives of Credit Suisse and TudorPickering met telephonically at the request of the committees to discuss certain aspects of the July 28 proposal and the Holdings Conflicts Committee’s counterproposal and the financial assumptions underlying the proposals.

On August 16, 2010, the Partnership Conflicts Committee met telephonically to receive an update from TudorPickering about its discussions with Credit Suisse and to discuss and identify differences in the assumptions underlying the July 28 proposal and the Holdings Conflicts Committee counterproposal. The Partnership Conflicts Committee directed its chairman to contact the chairman of the Holdings Conflicts Committee to propose a meeting between the two committees, their respective financial advisors and management of the Partnership to discuss the assumptions underlying the July 28 proposal and the Holdings Conflicts Committee counterproposal.

Also on August 16, 2010, the Holdings Conflicts Committee, with representatives of Credit Suisse, Prickett Jones and Akin Gump in attendance, met telephonically to discuss the status of negotiations with the Partnership

Conflicts Committee and potential responses. Credit Suisse reviewed the status of its discussions with TudorPickering. A discussion followed regarding the assumptions underlying the July 28 proposal. The Holdings Conflicts Committee and its advisors discussed strategy and potential responses to the discussion between the advisors. The Holdings Conflicts Committee affirmed its belief that the July 28 proposal was inadequate and determined to request that the Partnership Conflicts Committee respond to the Holdings Conflicts Committee’s counterproposal. Akin Gump provided an update on pending tax legislation which could, if enacted, adversely affect (i) a potential transaction or (ii) Holdings’ unitholders if a transaction was not pursued and a unitholder disposed of its units.

Later on August 16, 2010, at the request of the Holdings Conflicts Committee, Credit Suisse communicated to TudorPickering the Holdings Conflicts Committee’s determination to stand by its counterproposal notwithstanding TudorPickering’s explanation of the financial assumptions underlying the Partnership Conflicts Committee’s July 28 proposal.

On August 18, 2010, the chairman of the Holdings Conflicts Committee and the chairman of the Partnership Conflicts Committee met telephonically to discuss each of their respective committee’s views of the proposed merger and assumptions and criteria underlying their respective proposals, including the potential cost saving resulting from a transaction, future cash flows and maintenance and growth capital estimates. The chairmen agreed that each committee’s analysis would benefit from additional guidance from management on management’s financial projections for the Partnership.

Later on August 18, 2010, the Holdings Conflicts Committee, with representatives of Credit Suisse, Prickett Jones and Akin Gump in attendance, met telephonically to discuss the conversation earlier that day between the two chairmen and to discuss the Partnership’s estimated levels of maintenance capital, reserve replacement and growth capital expenditures.

On August 19, 2010, the Partnership Conflicts Committee, with representatives of TudorPickering, Richards Layton and Vinson & Elkins in attendance, met telephonically to receive an update from the chairman of the Partnership Conflicts Committee on his discussion with the chairman of the Holdings Conflicts Committee and to discuss, among other things, the Partnership’s estimated levels of maintenance capital, reserve replacement and growth capital expenditures.

On August 20, 2010, the Partnership Conflicts Committee and the Holdings Conflicts Committee received additional guidance from management of the Partnership on its financial projections for the Partnership, including more refined assumptions regarding potential cost savings, growth expectations and maintenance and reserve replacement capital requirements through 2014.

On August 21, 2010, the Partnership Conflicts Committee, with representatives of TudorPickering, Richards Layton and Vinson & Elkins in attendance, met telephonically to discuss the additional guidance that management of the Partnership had provided with respect to its financial projections for the Partnership and to discuss the effect of such additional guidance on the valuation of the Partnership.

On August 23, 2010, the chairman of the Holdings Conflicts Committee and the chairman of the Partnership Conflicts Committee, with representatives of Credit Suisse and TudorPickering in attendance, met with members of senior management, including Mr. Shea and Mr. Wallace, to discuss the financial assumptions underlying each committee’s respective proposal, including potential cost savings, future cash flows, maintenance capital, reserve replacement and growth capital expenditures, projected unidentified acquisitions and other pro forma financial implications of the proposed transaction. Following the discussion, the chairman of the Partnership Conflicts Committee stated that he would discuss the meeting with the Partnership Conflicts Committee.

On August 24, 2010, the Partnership Conflicts Committee, with representatives of TudorPickering, Richards Layton and Vinson & Elkins in attendance, met telephonically to receive a summary of the events that occurred at the meeting on August 23, 2010 and to consider making a revised proposal to acquire Holdings in light of the discussions at the August 23 meeting and in light of the adjustments to management’s projections, due to more refined assumptions regarding estimated levels of maintenance capital, reserve replacement and growth capital expenditures. The Partnership Conflicts Committee decided to propose that the Partnership (through MergerCo) acquire Holdings in a transaction in which each Holdings Common Unit was exchanged for 0.96 Partnership Common Units, with no other terms changed from its original proposal, and directed its chairman to communicate such offer to the chairman of the Holdings Conflicts Committee. Later, on August 24, 2010, the chairman of the Partnership Conflicts Committee sent a letter to the chairman of the Holdings Conflicts Committee making the new proposal.

On August 25, 2010, the Holdings Conflicts Committee, with representatives of Credit Suisse, Prickett Jones and Akin Gump in attendance, met telephonically to discuss the August 24 proposal from the Partnership Conflicts Committee on behalf of the Partnership. The Holdings Conflicts Committee, with the assistance of its legal counsel and financial advisor, discussed the range of potential exchange ratios and various financial implications. As a result of the discussions over the previous weeks between the committees and their respective advisors and adjustments to management’s projections, estimated levels of maintenance capital, reserve replacement and growth capital expenditures, the Holdings Conflicts Committee directed the chairman of the Holdings Conflicts Committee to discuss with the chairman of the Partnership Conflicts Committee a proposed exchange ratio of 1.0 Partnership Common Unit for each Holdings Common Unit.

Between August 24, 2010 and August 26, 2010, the chairman of the Partnership Conflicts Committee and the chairman of the Holdings Conflicts Committee met telephonically several times to discuss the proposed exchange ratio. On August 26, 2010, the chairman of the Holdings Conflicts Committee met telephonically with the chairman of the Partnership Conflicts Committee to discuss the August 24 proposal and conveyed the Holdings Conflicts Committee’s proposal for an exchange ratio of 1.0 Partnership Common Unit for each Holdings Common Unit. After discussing the potential dilution/accretion, cash flow requirements and the Partnership’s business and prospects, the chairman of the Partnership Conflicts Committee indicated that he would ask TudorPickering to discuss the proposed exchange ratios with Credit Suisse.

On August 27, 2010, the Partnership Conflicts Committee, with representatives of Richards Layton in attendance, met to discuss the offer from the Holdings Conflicts Committee. After discussion, the Partnership Conflicts Committee directed its chairman to tell the Holdings Conflicts Committee that the Partnership Conflicts Committee might have a little bit more room to negotiate, but that the Partnership Conflicts Committee likely could not offer an exchange ratio much in excess of 0.96.

Between August 27, 2010 and September 1, 2010, the chairman of the Partnership Conflicts Committee and the chairman of the Holdings Conflicts Committee telephonically discussed the proposed exchange ratio a number of times. No additional proposals were made during these discussions.

Between August 27 and August 30, 2010, at the request of the Partnership Conflicts Committee and the Holdings Conflicts Committee, representatives of Credit Suisse and TudorPickering met telephonically to discuss the proposed exchange ratios and the financial assumptions underlying the current proposals. Also on August 27 and August 30, 2010, representatives of Credit Suisse and TudorPickering met telephonically with Mr. Wallace to discuss management’s projections for the years 2013 and 2014.

On August 30, 2010, the Holdings Conflicts Committee, with representatives of Credit Suisse, Prickett Jones and Akin Gump in attendance, met telephonically to discuss potential exchange ratios and the financial assumptions underlying the proposals. Credit Suisse reviewed with the Holdings Conflicts Committee its updated preliminary financial analysis with respect to the Partnership, Holdings and the proposed transaction and updated the Holdings Conflicts Committee with respect to its discussions with TudorPickering regarding the proposed exchange ratios and their underlying financial assumptions. After further discussion, the Holdings Conflicts Committee supported reaffirming a counteroffer for a 1.0 exchange ratio. In addition, Akin Gump provided an update on certain tax matters. On August 31, 2010, the Holdings Conflicts Committee met telephonically to discuss and confirm the approach discussed at the committee’s prior meeting.

During a telephone conversation on September 1, 2010, both the chairman of the Partnership Conflicts Committee and the chairman of the Holdings Conflicts Committee agreed to go back to their respective committees to determine if some middle ground as to an exchange ratio could be reached.

On September 2, 2010, the Holdings Conflicts Committee, with representatives of Credit Suisse, Prickett Jones and Akin Gump in attendance, met telephonically to discuss the status of negotiations. After discussions, the committee authorized the chairman of the Holdings Conflicts Committee to have another meeting with the chairman of the Partnership Conflicts Committee and authorized the chairman of the Holdings Conflicts Committee to negotiate further and reach a compromise (if possible), which could not be below a 0.98 exchange ratio.

Also on September 2, 2010, the Partnership Conflicts Committee, with representatives of TudorPickering, Richards Layton and Vinson & Elkins in attendance, met telephonically to discuss the proposed merger. After discussion, the Partnership Conflicts Committee proposed that the Partnership (through MergerCo) acquire Holdings in a transaction in which each Holdings Common Unit be exchanged for 0.98 Partnership Common Units and the Partnership Conflicts Committee directed its chairman to convey such proposal to the chairman of the Holdings Conflicts Committee.

Later on September 2, 2010, the chairman of the Holdings Conflicts Committee and the chairman of the Partnership Conflicts Committee agreed to an exchange ratio of 0.98, subject to satisfactory negotiation of the transaction documents and the non-economic deal terms, as well as receipt of definitive tax analyses. The 0.98 exchange ratio represented an approximate 8% increase in the exchange ratio from the Partnership’s initial proposal of a 0.91 exchange ratio. Based on the closing prices of Holdings Common Units on September 2, 2010 of $20.25 and of Partnership Common Units on September 2, 2010 of $23.70, the proposed exchange ratio of 0.98 Partnership Common Units per Holdings Common Unit represented an implied LP Premium of 15% and an implied GP Interests Premium of 36%.

Commencing on the evening of September 2, 2010, the two conflicts committees and their respective legal counsel and financial advisors began the process of exchanging and reviewing drafts of various transaction documents, including, among other things, a merger agreement, a support agreement, an amended and restated partnership agreement of the Partnership and an amended and restated limited liability company agreement of the Partnership GP. The legal counsel to the two conflicts committees discussed a number of comments and issues relating to the transaction documents, including, among other things, the requirement that the transaction be conditioned on obtaining the approval of the Partnership unitholders, various deal protection issues including, among other things, the circumstances under which the respective boards or conflicts committees could change their recommendations as to the merger, the termination fee, the termination date and the scope of Holdings’ obligation to vote its Partnership Common Units in favor of the approval of the merger and against alternative transactions. The legal counsel to the two conflicts committees also discussed the tax consequences of the merger on the basis of data provided by Holdings’ and the Partnership’s independent public accountants, including, among other things, the effects of the merger on the Partnership’s ratio of taxable income to distributions.

On September 8, 2010, the Holdings Conflicts Committee, with representatives of Credit Suisse, Prickett Jones and Akin Gump in attendance, met telephonically to discuss the draft merger agreement and support agreement. It was noted that on September 7, 2010, Enterprise Products Partners L.P. and Enterprise GP Holdings L.P. had announced the signing of a definitive merger agreement pursuant to which Enterprise Products Partners L.P. would acquire its general partner, Enterprise GP Holdings L.P. The Holdings Conflicts Committee noted that based on the proposed exchange ratio approximately 24% of the implied value of Enterprise GP Holdings L.P. consisted of its interest in Enterprise Products Partners L.P. common units. In addition, the Holdings Conflicts Committee noted that the majority of the 24% represented interests in Energy Transfer

Equity, L.P., another publicly-traded general partner. The Holdings Conflicts Committee also noted that several Wall Street equity research analysts had commented on the number of recently announced transactions involving the acquisition by MLPs of their publicly traded general partners and speculated that similar transactions were likely to follow. Akin Gump reviewed the terms and provisions of the draft agreements. The Holdings Conflicts Committee, along with its legal counsel, discussed a number of matters including, among other things, covenants, representations and warranties, appropriate deal protection terms and termination rights, and the Partnership Conflicts Committee’s proposal that the merger be conditioned on obtaining the approval of the Partnership unitholders.

On September 10, 2010, the Holdings Conflicts Committee, with representatives of Credit Suisse, Akin Gump and Prickett Jones in attendance, met telephonically to discuss the draft merger agreement and related issues based on discussions between Akin Gump and Richards Layton, including, among other things, deal protection terms, termination rights and termination fees as well as the Partnership Conflicts Committee’s proposal that the merger be conditioned on obtaining the approval of the Partnership unitholders.

Also on September 10, 2010, based on discussions with Credit Suisse and TudorPickering between September 3 and September 10, management provided revised financial forecasts and projections with respect to the Partnership and Holdings through 2014 to both committees and their respective financial advisors. On September 13, 2010, management provided additional information relating to the financial forecasts and projections to the respective financial advisors.

Between September 13 and September 14, 2010, representatives of Akin Gump and Credit Suisse met telephonically with representatives of Vinson & Elkins and Richards Layton to convey the views of the Holdings Conflicts Committee with respect to whether the vote of the Partnership unitholders would be required.

On September 14, 2010, the Partnership Conflicts Committee, with representatives of TudorPickering, Richards Layton and Vinson & Elkins in attendance, met telephonically to discuss the draft merger agreement and various open issues with respect to the merger agreement, including the issue of whether the transaction should be conditioned on obtaining the approval of the Partnership unitholders. The Partnership Conflicts Committee provided guidance to Richards Layton and Vinson & Elkins concerning certain terms of the merger agreement and determined that it would not move forward with the proposed transaction unless the transaction was conditioned on obtaining the approval of the Partnership unitholders.

Subsequently on September 14, 2010, after speaking with the Holdings Conflicts Committee’s legal counsel, the chairman of the Holdings Conflicts Committee met telephonically with the chairman of the Partnership Conflicts Committee regarding the deal protection terms and termination rights contained in the Partnership’s last draft of the merger agreement, including whether the vote of the Partnership unitholders would be required. During the conversation, the chairman of the Partnership Conflicts Committee noted that the Partnership Conflicts Committee insisted that the proposed acquisition be conditioned upon the approval of the Partnership unitholders. The chairman of the Holdings Conflicts Committee relayed that the requirement of a Partnership unitholder vote was not desired by or acceptable to the Holdings Conflicts Committee.

Also on September 14, 2010, the Holdings Conflicts Committee, with representatives of Credit Suisse, Prickett Jones and Akin Gump in attendance, met telephonically to discuss the revised draft merger agreement and other documents. The Holdings Conflicts Committee, along with its legal counsel, discussed a number of matters including, among other things, the Partnership unitholder vote closing condition, appropriate deal protection terms, including a force-the-vote provision, and termination rights. The chairman of the Holdings Conflicts Committee updated the Holdings Conflicts Committee regarding the meeting he had earlier that day with the chairman of the Partnership Conflicts Committee. In addition, Credit Suisse reviewed and discussed current market conditions with the Holdings Conflicts Committee. The Holdings Conflicts Committee decided to accept the Partnership unitholder vote requirement and to propose certain alterations, including the addition of a force-the-vote provision, to the Partnership’s proposed deal protection terms and termination rights provisions in the draft merger agreement.

After the Holdings Conflicts Committee meeting, at the direction of the Holdings Conflicts Committee, representatives of Akin Gump and Prickett Jones met telephonically with a representative of Richards Layton to discuss various matters raised in the Holdings Conflicts Committee meeting and the proposed alterations to the proposed deal protection terms and termination rights provisions.

On September 15, 2010, the Partnership Conflicts Committee, with representatives of TudorPickering, Richards Layton and Vinson & Elkins in attendance, again met telephonically to discuss the remaining open issues with respect to the merger agreement, including the issue of conditioning the transaction on the approval of Partnership unitholders. The Partnership Conflicts Committee determined that its position with respect to the Partnership unitholder vote condition was unchanged. Following such meeting of the Partnership Conflicts Committee, the chairmen of the two committees and their respective legal counsel met telephonically to discuss certain open issues with respect to the merger agreement, including deal protection terms and termination provisions and whether the merger would be conditioned on the approval of the Partnership unitholders.

Later on September 15, 2010, the chairman of the Holdings Conflicts Committee informed the chairman of the Partnership Conflicts Committee that the merger could be conditioned on the approval of the Partnership unitholders without including a force-the-vote provision.

Between September 16, 2010 and September 20, 2010, representatives of Akin Gump, Prickett Jones, Vinson & Elkins and Richards Layton held several discussions telephonically to discuss various matters related to the drafts of the merger agreement, the amended and restated partnership agreement of the Partnership and the amended and restated limited liability company agreement of the Partnership GP and exchanged drafts of the transaction documents to resolve drafting issues. In addition, during that period, representatives of Akin Gump and Prickett Jones received input from the Holdings Conflicts Committee on the remaining open points in the merger agreement, which were reflected in the drafts exchanged.

In addition, at various times on September 16 and September 17, 2010, representatives of Akin Gump met telephonically with representatives of Vinson & Elkins and of the Partnership’s and Holdings’ independent accountants to discuss certain diligence matters relating to the tax impact of the transaction on Holdings unitholders and Partnership unitholders.

On September 19, 2010, management provided to the committees and their respective financial advisors, finalized financial forecasts and projections through 2014, which did not differ materially from prior versions, taking into account certain outstanding Partnership phantom units.

Also on September 19, 2010, the Partnership Conflicts Committee met telephonically with its legal counsel and financial advisor to discuss the logistics of closing and to receive an update on the transaction documents.

On September 20, 2010, representatives of Credit Suisse, TudorPickering, Akin Gump and Vinson & Elkins met telephonically with certain members of management, including Messrs. Wallace and Davis. At the meeting, management confirmed its financial forecasts and projections and affirmed that there had been no material changes in the operations or performance of the Partnership or other material events or contingencies, other than as previously disclosed.

Subsequently on September 20, 2010, the Partnership Conflicts Committee, with representatives of TudorPickering, Richards Layton and Vinson & Elkins in attendance, met telephonically to review and consider the proposed transaction between the Partnership and Holdings. Prior to the meeting, the members of the Partnership Conflicts Committee were provided a draft of the merger agreement and certain related agreements, as well as materials to assist the Partnership Conflicts Committee in evaluating the proposed merger and the transactions contemplated thereby. TudorPickering presented its financial analysis of the proposed merger and, at the conclusion of its presentation, delivered to the Partnership Conflicts Committee its oral opinion (which was subsequently confirmed in writing on September 21, 2010) that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations, upon the review undertaken as set forth in the opinion, the merger consideration to be paid by the Partnership pursuant to the merger agreement was fair, from a financial point of view, to the Partnership unitholders that are not affiliated with Holdings or its affiliates. After considering the benefits of the proposed transaction as well as the associated risks, and after consideration of other relevant factors including TudorPickering’s fairness opinion, the Partnership Conflicts Committee unanimously (i) approved the merger, the transaction documents and the matters contemplated thereby, (ii) resolved that the merger and the transactions contemplated thereby (including, but not limited to, the formation of MergerCo, the conversion of each Holdings Common Unit (other than Holdings Common Units held by the Partnership or any of its subsidiaries, if any) into the right to receive 0.98 Partnership Common Units, the amendment and restatement of the Partnership’s existing partnership agreement, the amendment and restatement of the existing limited liability company agreement of the Partnership GP, and the merger of MergerCo with and into the Partnership GP with the Partnership GP being the surviving entity) (collectively, the “Transaction”) were fair and reasonable to, and in the best interests of, the Partnership and the Partnership unitholders that are not affiliated with Holdings or its affiliates, (iii) resolved that the proposed amendments to the Partnership’s existing partnership agreement do not adversely affect the limited partners of the Partnership in any material respect, (iv) resolved that the Partnership Conflicts Committee’s approval constituted “Special Approval” (as defined in the Partnership’s existing partnership agreement), and (v) resolved to recommend that the Partnership Board approve, and submit to the Partnership unitholders for their approval, the Transaction, the transaction documents and the matters contemplated thereby.

Later on September 20, 2010, the Partnership Board, with all members in attendance (other than Mr. Shea, who recused himself from discussion and voting) met to review and consider the proposed transaction between the Partnership and Holdings. The Partnership Conflicts Committee gave its recommendation regarding the Transaction, the transaction documents and the matters contemplated thereby to the Partnership Board. After further discussion and considering the benefits and potential risks of the transaction and other relevant factors, including the recommendation of the Partnership Conflicts Committee, the Partnership Board unanimously (except for Mr. Shea who was not in attendance and recused himself) (i) determined that the Transaction, the transaction documents and the matters contemplated thereby are fair and reasonable to, and in the best interests of, the Partnership and the Partnership unitholders, (ii) approved the Transaction, the transaction documents and the matters contemplated thereby, (iii) determined that the proposed amendments to the Partnership’s existing partnership agreement do not adversely affect the limited partners of the Partnership in any material respect, and (iv) resolved to recommend that the Partnership unitholders approve the Transaction, the transaction documents and the matters contemplated thereby.

Also on September 20, 2010, the Holdings Conflicts Committee, with representatives of Credit Suisse, Akin Gump and Prickett Jones in attendance by telephone, met to review and consider the proposed transaction between Holdings and the Partnership. Representatives of Credit Suisse, Akin Gump and Prickett Jones attended the meeting by telephone. Prior to the meeting, the Holdings Conflicts Committee was provided drafts of the merger agreement, the amended and restated partnership agreement of the Partnership and the amended and restated limited liability company agreement of the Partnership GP as well as summaries and other documents to assist the committee in evaluating the proposed transaction. A representative of Prickett Jones reviewed the committee members’ fiduciary duties under Delaware law and Holdings’ partnership agreement. Solely for informational purposes and at the invitation of the Holdings Conflicts Committee, Mr. Dearlove attended a portion of the meeting in order to hear the presentations respecting the terms of the proposed transaction, the tax analysis with respect to the proposed transaction, and Credit Suisse’s analysis with respect to the Partnership, Holdings and the proposed merger. Representatives of Akin Gump reviewed the terms of the transaction documents and provided an analysis regarding tax matters relating to the transaction, including certain proposed tax legislation. Credit Suisse then reviewed and discussed its financial analyses with respect to the Partnership, Holdings and the proposed merger. After these presentations, Mr. Dearlove excused himself from the meeting and the Holdings Conflicts Committee then went into executive session with its legal counsel and financial advisor. Thereafter, at the request of the Holdings Conflicts Committee, Credit Suisse rendered its oral opinion to the Holdings Conflicts Committee (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated September 20, 2010) that the exchange ratio in the merger was fair, from a financial point of view, to the unaffiliated Holdings unitholders. After considering the benefits and potential risks of the transaction and after considering other relevant factors, the Holdings Conflicts Committee unanimously (i) found and determined the merger, the merger agreement and the transactions contemplated thereby to be fair and reasonable to, and in the best interests of, Holdings and the unaffiliated Holdings unitholders, (ii) approved and declared the advisability of the merger and the merger agreement, (iii) recommended the Holdings Board approve and declare the advisability of the merger and the merger agreement, (iv) recommended the Holdings Board submit the merger, the merger agreement and the transactions contemplated thereby to the Holdings unitholders for their adoption and approval and (v) expressed its intent that such approval by the Holdings Conflicts Committee of the merger, the merger agreement and the transactions contemplated thereby constitute “Special Approval” (as defined in Holdings’ partnership agreement).

Later on September 20, 2010, the Holdings Board, with all members in attendance (other than Mr. Shea, who recused himself from discussion and voting) met to review and consider the proposed transaction between Holdings and the Partnership. The Holdings Conflicts Committee gave its recommendation regarding the merger and the transaction documents to the Holdings Board. After further discussion and considering the benefits and potential risks of the transaction and other relevant factors, including the recommendation of the Holdings Conflicts Committee, the Holdings Board unanimously (other than Mr. Shea, who was not in attendance and recused himself) (i) found and determined the merger, the merger agreement and the transactions contemplated thereby to be fair and reasonable to, and in the best interests of, Holdings and the unaffiliated Holdings unitholders, (ii) approved and declared the advisability of the merger and the merger agreement, (iii) determined that the merger, merger agreement and the transactions contemplated thereby would be submitted for the adoption and approval by the Holdings unitholders at a special meeting and (iv) recommended to the Holdings unitholders that they vote in favor of the approval and adoption of the merger, the merger agreement and the transactions contemplated thereby.

On the morning of September 21, 2010, the Partnership, the Partnership GP, MergerCo, Holdings and Holdings GP executed the merger agreement.

Also on September 21, 2010, the Partnership and Holdings issued a joint press release announcing the proposed merger.

Recommendations of the Partnership Conflicts Committee and the Partnership Board

At a meeting of the Partnership Conflicts Committee held on September 20, 2010, the Partnership Conflicts Committee, comprised of independent directors, received a presentation from its financial advisor concerning the financial analyses of the proposed merger, and reviewed with its legal counsel the terms of the merger agreement and the other related agreements. At the meeting, the Partnership Conflicts Committee considered the benefits of the merger as well as the associated risks and unanimously (i) approved and declared the advisability of the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement, (ii) determined that the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units in the merger are fair and reasonable to, and in the best interests of, the Partnership and the Partnership unitholders that are not affiliated with Holdings or its affiliates and (iii) intended that its approval of the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement, constituted “Special Approval” (as defined in the Partnership’s existing partnership agreement). Accordingly, the Partnership Conflicts Committee has unanimously recommended that the Partnership Board vote to approve the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement.

At a meeting of the Partnership Board held on September 20, 2010, the Partnership Board, having considered the recommendation of the Partnership Conflicts Committee and having reviewed and evaluated the merits of the merger unanimously (excluding Mr. Shea, who was not in attendance and recused himself), (i) approved and declared the advisability of the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement and (ii) determined that the merger agreement, the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement, are fair and reasonable to, and in the best interests of, the Partnership and the Partnership unitholders. Accordingly, the Partnership Board recommends that the Partnership unitholders vote to approve and adopt the merger, the merger agreement, the transactions contemplated thereby and the amended and restated partnership agreement.

In reaching its decision on the merger, the Partnership Conflicts Committee consulted with its legal and financial advisors and considered the following factors that supported approval of the merger:

•	the fact that the Partnership will no longer have any issued and outstanding incentive distribution rights as a result of the merger;

•	the fact that the Partnership GP will no longer have a 2% economic interest in the Partnership as a result of the merger;

•

the significant reduction in the Partnership’s equity cost of capital because the Partnership will no longer have any issued and outstanding incentive distribution rights and the Partnership GP will no longer have an economic interest in the Partnership;

•	the enhancement of the Partnership’s ability to compete for new acquisitions following the merger as a result of its reduced equity cost of capital;

•	the fact that the merger is expected to be long-term accretive to the Partnership’s distributable cash flow per Partnership Common Unit;

•

the fact that the merger is expected to result in a long-term increase in the growth rate of and accretion to the Partnership’s distributable cash flow per Partnership Common Unit, thereby improving total return due to both valuation and distribution growth;

•	the potential acceleration in timing with respect to some anticipated benefits of the merger;

•	the fact that the Partnership unitholders will be entitled to elect all of the members of the Partnership Board;

•	the probability that the Partnership and Holdings will be able to consummate the merger, including their ability to obtain any necessary unitholder approvals;

•	the fact that the merger will likely result in a capital structure and governance structure of the Partnership that is more easily understood by the investing public;

•	the fact that the Partnership will no longer have to compete with Holdings for investor dollars from investors who are interested in investing in the business of the Partnership;

•

the fact that the merger will eliminate potential conflicts of interest that may arise as a result of certain persons being officers of both the Partnership GP and Holdings GP and as a result of one person being a member of both the Partnership Board and the Holdings Board;

•	the fact that having a greater number of outstanding Partnership Common Units is expected to increase the public float and trading liquidity of the market for the Partnership Common Units;

•

the terms of the merger agreement permit the Partnership Board or the Partnership Conflicts Committee to withdraw, modify or qualify the recommendation of the merger (and to terminate the merger agreement upon a change in recommendation) if the Partnership Board or the Partnership

Conflicts Committee shall have concluded in good faith, after consultation with its outside legal counsel and financial advisors, that a failure to make such a change in recommendation would be inconsistent with its fiduciary duties under the Partnership’s existing partnership agreement and applicable law;

•

the written opinion of TudorPickering, dated as of September 21, 2010, that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and limitations upon the review undertaken, as set forth in that opinion, the consideration to be paid by the Partnership pursuant to the merger agreement was fair, from a financial point of view, to Partnership unitholders that are not affiliated with Holdings or its affiliates; and

•

the terms of the merger as set forth in the relevant agreements, including without limitation, the amended and restated partnership agreement, the sixth amended and restated limited liability company agreement of the Partnership GP, and the merger agreement.

The Partnership Conflicts Committee also considered the following factors that weighed against the approval of the merger:

•	the potential delay in timing with respect to some anticipated benefits of the merger;

•	the fact that the merger is expected to be near-term dilutive to the Partnership’s distributable cash flow per Partnership Common Unit;

•

the probability that in the near-term, based on the current models, the Partnership unitholders will recognize more net income and therefore reduced tax shield as a result of the merger over their baseline net income and shield for the projection period;

•

the potential that a technical termination of the Partnership as a partnership for tax purposes as a result of the merger may reduce the deductions available to the Partnership unitholders in the year of the merger;

•	the fact that the merger may not be consummated as a result of a failure to satisfy the conditions contained in the merger agreement, including the failure to receive applicable unitholder approvals;

•

the possibility that the value of the Partnership Common Units being issued in the merger to the limited partners of Holdings could be more than the value of the assets and other benefits that the Partnership will receive in connection with the merger;

•	the risk that potential benefits sought in the merger may not be fully realized;

•	there can be no assurance that the capital requirements necessary to fund the continued growth of the Partnership can be funded through the simplified capital structure;

•

the bases on which the Partnership Conflicts Committee made its determination, including assumptions associated with the price of commodities, cost of capital and management’s projections, are uncertain;

•	the terms under which the Holdings Board may change its recommendation to Holdings unitholders to approve the merger agreement and terminate the merger agreement;

•	the fact that the Partnership may be required in certain circumstances to pay to Holdings a termination fee or reimburse Holdings for its expenses upon a termination of the merger agreement;

•	that the merger may not be completed in a timely manner; and

•	certain members of management of the Partnership, as a result of their ownership of Holdings Common Units, may have interests that are different from those of Partnership unitholders.

In the view of the Partnership Conflicts Committee, these factors did not outweigh the advantages of the merger. The Partnership Conflicts Committee also reviewed a number of procedural factors relating to the merger, including, without limitation, the following factors:

•

that because of the possible conflicts of interest associated with the negotiations between the Partnership and Holdings leading to agreement with respect to the merger, the Partnership Conflicts Committee was authorized (i) to explore, consider and, if appropriate, develop a proposal to acquire Holdings, which proposal was to be reviewed by the Partnership Board prior to delivery to the Holdings Board (the “Proposed Transaction”), (ii) to negotiate the terms and conditions of the Proposed Transaction with representatives of Holdings GP, subject to the final approval of the Partnership Board, and (iii) to determine whether to approve the Proposed Transaction by Special Approval (as defined in the Partnership’s existing partnership agreement);

•	that the Partnership Conflicts Committee consists of directors who are not affiliated with Holdings or Holdings GP;

•

that the terms and conditions of the proposed merger were determined through arms-length negotiations between the Partnership Conflicts Committee and the Holdings Conflicts Committee and their respective representatives and advisors;

•	that the Partnership Conflicts Committee was given authority to select and compensate its legal, financial and other advisors in the discretion of the Partnership Conflicts Committee;

•	that the Partnership Conflicts Committee retained and was advised by independent legal counsel experienced in advising on matters of this kind;

•

that the Partnership Conflicts Committee retained and was advised by independent investment bankers experienced with publicly traded limited partnerships to assist in evaluating the fairness of the merger;

•	that the Partnership Conflicts Committee received the fairness opinion of TudorPickering with respect to the consideration to be paid in the merger; and

•	the fact that the former Holdings unitholders will hold a majority of the Partnership Common Units after the consummation of the merger.

The foregoing discussion of the factors considered by the Partnership Conflicts Committee is not intended to be exhaustive, but it does set forth the principal factors considered by the Partnership Conflicts Committee.

The Partnership Conflicts Committee reached its unanimous decision to recommend approval and adoption of the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement, in light of various factors described above and other factors that each member of the Partnership Conflicts Committee believed were appropriate.

In view of the complexity of and wide variety of factors considered by the Partnership Conflicts Committee in connection with its evaluation of these matters, the Partnership Conflicts Committee did not consider it practical, and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decisions and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determinations. Rather, the Partnership Conflicts Committee made its recommendations based on the totality of the information presented to it and the investigations conducted by it. In considering the factors discussed above, individual directors may have given different weight to different factors.

For the reasons set forth above and after further evaluation of the terms of the merger agreement, the Partnership Conflicts Committee which is comprised of independent directors and was delegated authority by the Partnership Board to negotiate the terms and conditions of the merger and any definitive documentation related to the merger and the transactions contemplated thereby, subject to final approval by the Partnership Board,

(i) has unanimously approved and declared the advisability of the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement, (ii) has determined that the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement, are fair and reasonable to and in the best interests of, the Partnership and the Partnership unitholders that are not affiliated with Holdings or its affiliates and (iii) intended that its approval of the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement constituted “Special Approval” (as defined in the Partnership’s existing partnership agreement). Accordingly, the Partnership Conflicts Committee has recommended that the Partnership Board vote to approve the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement. The Partnership Board, having considered the recommendation of the Partnership Conflicts Committee and having reviewed and evaluated the merits of the merger, (i) has approved and declared the advisability of the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement, and (ii) has determined that the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement, are fair and reasonable to and in the best interests of, the Partnership and the Partnership unitholders. Accordingly, the Partnership Board recommends that the Partnership unitholders vote “FOR” the proposal to approve and adopt the merger, the merger agreement and the transactions contemplated thereby. In addition, the Partnership Board recommends that the Partnership unitholders vote “FOR” the proposal to approve and adopt the Partnership’s amended and restated partnership agreement.

In considering the recommendation of the Partnership Board with respect to the merger, the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, you should be aware that some of the executive officers and directors of Partnership GP have interests in the proposed transaction that are different from, or in addition to, the interests of Partnership unitholders generally. The Partnership Conflicts Committee and the Partnership Board were aware of these interests in recommending approval and adoption of the merger, the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby. Please read “Interests of Certain Persons in the Merger.”

It should be noted that portions of this explanation of the reasoning of the Partnership Conflicts Committee and the Partnership Board and certain information presented in this section is forward-looking in nature and, therefore, should be read along with the factors discussed under the heading “Forward-Looking Statements.”

Recommendations of the Holdings Conflicts Committee and the Holdings Board

On July 12, 2010, the Holdings Board unanimously authorized the Holdings Conflicts Committee to (i) review and consider any offer by the Partnership to acquire Holdings, by merger or otherwise, (ii) negotiate the terms and conditions of such a transaction, subject to final approval of the Holdings Board, and (iii) determine whether to approve such a transaction by Special Approval (as defined in the Holdings partnership agreement). The Holdings Conflicts Committee is comprised of three directors who are not (a) security holders, officer or employees of Holdings GP, (b) officers, directors or employees of any affiliate of Holdings GP, including the Partnership GP, or (c) holders of any ownership interest in Holdings or the Partnership other than Holdings Common Units or Partnership Common Units, and who also meet the independence standards required to serve on an audit committee of a board of directors established by the Exchange Act and the rules and regulations of the SEC thereunder and by the New York Stock Exchange.

At a meeting of the Holdings Conflicts Committee held on September 20, 2010, the Holdings Conflicts Committee reviewed with its legal counsel the terms of the proposed merger agreement, the amended and restated partnership agreement of the Partnership and the amended and restated limited liability company agreement of the Partnership GP, and received a presentation from its financial advisor concerning the financial analyses of the proposed merger. After considering the benefits and potential risks of the transaction and other relevant factors, the Holdings Conflicts Committee unanimously (i) found and determined the merger, the merger agreement and the transactions contemplated thereby to be fair and reasonable to, and in the best interests of, Holdings and the unaffiliated Holdings unitholders, (ii) approved and declared the advisability of the merger and the merger agreement, (iii) recommended the Holdings Board approve and declare the advisability of the merger and the merger agreement, (iv) recommended the Holdings Board submit the merger, the merger agreement and the transactions contemplated thereby to the Holdings unitholders for their approval and adoption and (v) expressed its intent that such approval by the committee of the merger, the merger agreement and the transactions contemplated thereby constitute “Special Approval” under the Holdings partnership agreement.

At a subsequent meeting on September 20, 2010, the Holdings Board met to consider the proposed merger and transaction documents. Based in part on the determinations, recommendation and Special Approval of the Holdings Conflicts Committee, the Holdings Board, considering the benefits and potential risks of the transaction and other relevant factors, unanimously (other than Mr. Shea, who was not in attendance and recused himself) (i) found and determined that the merger, the merger agreement and the transactions contemplated thereby to be fair and reasonable to, and in the best interests of, Holdings and the unaffiliated Holdings unitholders, (ii) approved and declared the advisability of the merger and the merger agreement, (iii) determined that the merger, merger agreement and the transactions contemplated thereby would be submitted for the adoption and approval by the Holdings unitholders at a special meeting and (iv) recommended to the Holdings unitholders that they vote in favor of the approval and adoption of the merger, the merger agreement and the transactions contemplated thereby.

Accordingly, the Holdings Board unanimously (other than Mr. Shea, who was not in attendance and recused himself) recommends that the Holdings unitholders vote in favor of the approval and adoption of the merger, the merger agreement and the transactions contemplated thereby.

In reaching its decision, the Holdings Conflicts Committee consulted with its legal counsel and financial advisor and considered a number of factors, including, without limitation, the factors summarized below.

The Holdings Conflicts Committee considered the following factors that were generally positive or favorable to the approval and adoption of the merger, the merger agreement and the transactions contemplated thereby:

•	after the merger, the Partnership will no longer have any incentive distribution rights, and, as a result, the Partnership’s cost of equity capital will be reduced;

•	the enhancement of the Partnership’s ability to compete for new acquisitions and finance organic growth projects as a result of its reduced cost of equity capital;

•

a common equity currency for the Partnership and Holdings could facilitate future acquisitions and mergers and enhance liquidity by increasing the number of units outstanding and diversifying the universe of unitholders;

•

the Holdings’ unitholders will hold a public equity stake in the Partnership and participate in the expected benefits of the operations of the Partnership, including any future unit price appreciation and/or distribution increases;

•

Partnership Common Units generally trade at lower multiples of various financial metrics and higher distributed cash flow yields than the corresponding equity interests in other MLPs that have recently acquired or agreed to acquire their publicly traded general partners;

•	based on the closing prices of Holdings Common Units and Partnership Common Units on September 17, 2010, the last trading day before the Holdings Conflicts Committee meeting, the value of the consideration to be issued in the merger represented an implied LP Premium of 9.5% (and approximately a 9% and 18% implied LP Premium based on the average closing prices of Holdings Common Units for the 5 and 20 trading days, respectively, preceding that meeting);

•

based on the closing prices of Holdings Common Units and Partnership Common Units on September 17, 2010, the last trading day before the Holdings Conflicts Committee meeting, the value of the consideration to be issued in the merger represented an implied GP Interests Premium of 21.6%;

•

the implied yield premium for the Holdings GP Only Interests was consistent with the yield premiums in recent transactions involving the acquisition by a MLP of its publicly traded general partner (and the proposed acquisitions of Enterprise GP Holdings L.P. by Enterprise Products Partners L.P. and Inergy Holdings, L.P. by Inergy, L.P. included agreements by certain unitholders of the target to forego cash distributions for agreed periods of time following the consummation of those transactions);

•

based on the value of the consideration to be issued in the merger, the implied distributed cash flow yield premium for the Holdings GP Only Interest was 240 bps (implying a lower yield) relative to the current yield of 7.6% at September 17, 2010 for the Partnership Common Units;

•

based on the closing prices of Partnership Common Units and Holdings Common Units as of September 17, 2010, the value of the consideration to be issued in the merger implied a multiple of the consideration paid for the Holdings GP Only Interests over current distributed cash flow with respect to the Holdings GP Only Interests less Holdings general and administrative expense of approximately 19x;

•	the merger is expected to be long-term accretive to the distributable cash flow received by Holdings’ unitholders;

•	the pro forma increase of approximately 18% in distributions per unit expected to be received by Holdings’ unitholders based on current distribution rates of Holdings and the Partnership;

•	the expectation that the Partnership would be able to maintain its current distribution growth rate assuming favorable market conditions;

•

the merger is expected to result in a long-term increase in the growth rate of the Partnership’s distributable cash flow per Partnership Common Unit, thereby improving total return due to both valuation and potential distribution growth;

•	the merger will attract a broader investor base to a single, larger entity with increased public float and liquidity;

•	the merger will mitigate the risk of underperformance associated with the Partnership’s underlying business to Holdings’ unitholders;

•	the merger and the transactions contemplated thereby will likely result in a capital structure and governance structure of the Partnership that is more easily understood by the investing public;

•

the favorable benefits of a streamlined organizational structure, including greater tax simplicity, simplified future credit relationships and clearer responsibilities and duties of the Partnership to various stakeholders;

•	the fact that Holdings unitholders, as Partnership unitholders after the effective time, will be entitled to participate in the election of all of the directors of the Partnership Board;

•

the merger will eliminate potential conflicts of interest that may arise as a result of a person being an officer of the Partnership GP and Holdings GP and as a result of a person being a member of the board of directors of both the Partnership GP and Holdings GP;

•	the merger will eliminate the duplication of services required to maintain two public limited partnerships;

•	as a result of the merger, Holdings will no longer be a reporting company, which is expected to save approximately $1.9 million annually;

•	certain other communications from Holdings and the Partnership to their respective unitholders;

•

the fact that the number of Partnership Common Units to be received by the Holdings unitholders is fixed and that any increase or decrease in the price of Partnership Common Units relative to the price of the Holdings Common Units will not impact such number, and that accordingly the value of Partnership Common Units to be received by the Holdings unitholders in the merger may increase as a result of fluctuations in the price of Partnership Common Units and that any such increase in value will not be limited by any “collar” arrangement;

•

the financial analysis reviewed and discussed with the Holdings Conflicts Committee by representatives of Credit Suisse as well as the oral opinion of Credit Suisse rendered to the Holdings Conflicts Committee on September 20, 2010 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) with respect to the fairness, from a financial point of view, to the unaffiliated Holdings unitholders of the exchange ratio in the merger;

•	the current and prospective environment in which Holdings operates;

•

information concerning the businesses, assets, liabilities, results of operations, financial conditions and competitive positions and prospects of the Partnership and Holdings, in each case, before and after the merger;

•	the probability that the Partnership and Holdings will be able to consummate the merger, including their ability to obtain any necessary unitholder approvals;

•	the fact that the merger has been structured to avoid a change in control event of default under the Partnership’s credit agreement;

•

the terms of the merger agreement permit the Holdings Board (or a committee thereof) to change its recommendation of the merger if the Holdings Board (or committee thereof) has concluded in good faith, after consultation with its outside legal and financial advisors, that the failure to make such a change in recommendation would be inconsistent with its fiduciary duties under the Holdings partnership agreement and applicable law;

•

the terms of the merger agreement permit Holdings to enter into discussions with another party in response to an unsolicited written offer, if the Holdings Board, after consultation with its outside legal and financial advisors, determines in good faith (a) that such unsolicited written offer constitutes or is reasonably likely to constitute a superior proposal and (b) that the failure to take such action would be inconsistent with its fiduciary duties under the Holdings partnership agreement and applicable law;

•	Holdings’ ability to terminate the merger agreement under certain conditions;

•

the possibility that the proposed carried interest legislation will be enacted during 2010 and apply only to subsequent tax years and the potential material tax liability that could be incurred by the Holdings unitholders in the event either (i) a business combination transaction is consummated in subsequent years or (ii) Holdings unitholders continue to hold Holdings Common Units beyond the current tax year;

•

Holdings unitholders, generally, should not recognize any income or gain, for U.S. federal income tax purposes, solely as a result of the receipt of Partnership Common Units pursuant to the merger; and

•

the terms of the merger agreement, the amended and restated partnership agreement of the Partnership and the amended and restated limited liability company agreement of the Partnership GP, including the conditions to closing which include the delivery of various tax opinions.

The Holdings Conflicts Committee also considered the following factors that weighed against approval and adoption of the merger, the merger agreement and the transactions contemplated thereby:

•

the possibility that the proposed carried interest legislation could be enacted with a retroactive effective date or with an effective date before consummation of the merger and the potential material tax liability that could be incurred;

•

the fact that the opinions of Vinson & Elkins and Akin Gump as to whether Partnership unitholders (other than Holdings) and Holdings unitholders, respectively, would recognize a tax gain or loss are at a “should” level of certainty instead of a “will” level of certainty;

•	the potential delay in timing with respect to the accretive benefit of the merger;

•	the merger is expected to be near-term dilutive to the Partnership’s distributable cash flow per Partnership Common Unit;

•	the fact that the merger is expected to initially result in a limited decrease in the Partnership’s distribution coverage ratio;

•	the fact that the merger will eliminate certain benefits associated with the incentive distribution rights in the event of increases in distributions by the Partnership;

•

the bases on which the Holdings Conflicts Committee made its determination and recommendation to the Holdings Board, including assumptions associated with consumption of coal, the price of commodities, cost of capital and other management projections, are uncertain;

•

the fact that the number of Partnership Common Units to be received by the Holdings unitholders is fixed and that any increase or decrease in the price of Partnership Common Units relative to the price of Holdings Common Units will not impact such number, and that accordingly the value of Partnership Common Units to be received by the Holdings unitholders in the merger may decrease as a result of fluctuations in the price of Partnership Common Units and that any such decrease in value will not be limited by any “collar” arrangement;

•	there can be no assurance that the capital requirements necessary to fund the continued growth of the Partnership can be funded through the simplified capital structure;

•

the capital requirements necessary to fund the continued growth of the combined Partnership’s businesses will be significant, and there can be no assurance that they can be funded from operating cash flows;

•	the risk that potential benefits sought in the merger may not be fully realized;

•	the risk that no substantial synergies will be realized through the merger;

•	the risk that the merger may not be completed in a timely manner;

•	the diversion of management and employee attention, at potentially significant cost and the potential disruption to the business of Holdings and the Partnership;

•

the terms under which the Partnership Board or the Partnership Conflicts Committee may change its recommendation to Partnership unitholders to approve the merger agreement and terminate the merger agreement;

•	the merger may not be consummated as a result of a failure to satisfy the conditions contained in the merger agreement, including the failure to receive applicable unitholder or regulatory approvals;

•	the potential adverse effects on Holdings’ business, operations and financial condition if the merger is not completed following public announcement of the execution of the merger agreement;

•	the elimination of certain control rights that Holdings possesses with respect to the Partnership;

•	the limitations on Holdings’ ability to solicit other offers;

•	the fact that Holdings may be required in certain circumstances to pay to the Partnership a termination fee of $18.0 million upon termination of the merger agreement;

•

the possibility, under certain circumstances, that Holdings could be required to reimburse the Partnership for up to $6.0 million in expenses incurred by the Partnership in connection with the merger; and

•	certain members of management of Holdings and Holdings GP may have interests that are different from those of Holdings unitholders.

In the view of the Holdings Conflicts Committee, these factors did not outweigh the advantages of the merger, the merger agreement and the transactions contemplated thereby. The Holdings Conflicts Committee also reviewed a number of procedural factors:

•

that because of the possible conflicts of interest associated with the negotiation between the Partnership and Holdings leading to agreement with respect to the merger, the Holdings Conflicts Committee was delegated the power and authority to negotiate a potential merger, and make a recommendation to the Holdings Board with respect to a merger;

•

that because of the aforementioned possible conflicts of interest, William H. Shea, Jr., who serves on both the Partnership Board and the Holdings Board, recused himself from participating in all discussions, deliberations and voting on the merger;

•	the Holdings Conflicts Committee consists of directors who are not affiliated with the Partnership or the Partnership GP and who are not executive officers of Holdings GP;

•	the Holdings Conflicts Committee was given authority to select and compensate its legal counsel and financial advisors in the discretion of the Holdings Conflicts Committee;

•

the Holdings Conflicts Committee retained independent legal counsel and financial advisors with knowledge and experience with respect to public company M&A transactions and the energy industry generally, as well as substantial experience advising master limited partnerships and other companies with respect to transactions similar to the proposed transaction;

•

the terms and conditions of the proposed merger were determined through arm’s-length negotiations between the Partnership Conflicts Committee and the Holdings Conflicts Committee and their respective representatives and advisors;

•	the financial analysis reviewed and discussed with the Holdings Conflicts Committee by representatives of Credit Suisse; and

•

the Holdings Conflicts Committee received the oral opinion of Credit Suisse on September 20, 2010 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) with respect to the fairness, from a financial point of view, to the unaffiliated Holdings unitholders of the exchange ratio.

The foregoing discussion of the factors considered by the Holdings Conflicts Committee is not intended to be exhaustive, but it does set forth the principal factors considered by the Holdings Conflicts Committee.

The Holdings Conflicts Committee reached its unanimous decision to recommend approval and adoption of the merger, the merger agreement and the transactions contemplated thereby in light of various factors described above and other factors that each member of the Holdings Conflicts Committee believed were appropriate.

In view of the complexity of and wide variety of factors considered by the Holdings Conflicts Committee in connection with its evaluation of these matters, the Holdings Conflicts Committee did not consider it practical, and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decisions and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determinations. Rather, the Holdings Conflicts Committee made its recommendations based on the totality of the information presented to it and the investigations conducted by it. In considering the factors discussed above, individual directors may have given different weight to different factors.

For the reasons set forth above and after further evaluation of the terms of the merger agreement, the Holdings Conflicts Committee unanimously (i) found and determined the merger, the merger agreement and the transactions contemplated thereby to be fair and reasonable to, and in the best interests of, Holdings and the unaffiliated Holdings unitholders, (ii) approved and declared the advisability of the merger and the merger agreement, (iii) recommended the Holdings Board approve and declare the advisability of the merger and the merger agreement, (iv) recommended the Holdings Board submit the merger, the merger agreement and the transactions contemplated thereby to the Holdings unitholders for their approval and adoption and (v) expressed its intent that such approval by the committee of the merger, the merger agreement and the transactions contemplated thereby constitute “Special Approval” under the Holdings partnership agreement.

Based in part on the Holdings Conflicts Committee’s determination, Special Approval and recommendation, and after further deliberations and evaluation of the terms of the merger agreement, the Holdings Board (other than Mr. Shea, who recused himself) has unanimously (i) found and determined that the merger, the merger agreement and the transactions contemplated thereby to be fair and reasonable to, and in the best interests of, Holdings and the unaffiliated Holdings unitholders, (ii) approved and declared the advisability of the merger and the merger agreement, (iii) determined that the merger, merger agreement and the transactions contemplated thereby would be submitted for the approval and adoption by the Holdings unitholders at a special meeting and (iv) recommended to the Holdings unitholders that they vote “FOR” the approval and adoption of the merger, the merger agreement and the transactions contemplated thereby.

In considering the recommendation of the Holdings Board with respect to the merger, the merger agreement and the transactions contemplated thereby, you should be aware that some of the executive officers and directors of Holdings GP have interests in the proposed transaction that are different from, or in addition to, the interests of Holding’s unitholders generally. The Holdings Conflicts Committee and the Holdings Board were aware of these interests in recommending approval and adoption of the merger, the merger agreement and the transactions contemplated thereby. Please read “Interests of Certain Persons in the Merger.”

It should be noted that portions of this explanation of the reasoning of the Holdings Conflicts Committee and the Holdings Board and certain information presented in this section is forward-looking in nature and, therefore, should be read along with the factors discussed under the heading “Forward-Looking Statements.”

Certain Financial Projections Prepared by Management

In connection with the proposed merger, management of the Partnership GP and Holdings GP prepared projections for the Partnership on a stand-alone basis. Management initially prepared these projections, which we refer to as the “initial projections,” based on existing operations and specifically identified growth capital expenditures. Management subsequently revised its projections to, among other things, reflect incremental EBITDA from identified growth capital expenditures in 2013 and 2014, maintenance capital and reserve replacement expenditure projections and to include certain adjustments for phantom equity units. The initial projections, as revised, which we refer to as the “revised projections,” were approved by management for use by TudorPickering and Credit Suisse in connection with the preparation of their opinions to the Partnership Conflicts Committee and the Holdings Conflicts Committee, respectively. The revised projections were discussed by Credit Suisse with the Holdings Conflicts Committee and by TudorPickering with the Partnership Conflicts Committee. There have been no material changes in the Partnership’s operations or performance or in any of the projections or assumptions upon which they are based since the delivery of the opinions of Credit Suisse on September 20, 2010, and TudorPickering on September 21, 2010, and no such material changes are currently anticipated to occur before the special meetings of Holdings or the Partnership. The summary of the revised projections set forth below is included in this joint proxy statement/prospectus only because the revised projections were approved by management for use by the respective conflicts committees’ financial advisors and reviewed with the Partnership Conflicts Committee and the Holdings Conflicts Committee in connection with the merger.

In August 2010, management of the Partnership GP and Holdings GP discussed with the financial advisors to the Partnership Conflicts Committee and the Holdings Conflicts Committee management’s projection that the Partnership would be able to consummate an average of $100 million annually in unidentified acquisitions through 2014 at purchase prices reflecting an 8.5x EBITDA multiple, which we refer to as the projected unidentified acquisitions. Management also discussed with TudorPickering and Credit Suisse the uncertainty associated with projecting the amount, timing and financial implications of unidentified acquisitions. Based in part on discussions with management regarding the risks and uncertainty associated with projecting the amount, timing and financial implications of unidentified acquisitions and in the absence of a financial model prepared by management that reflected the projected unidentified acquisitions, Credit Suisse and the Holdings Conflicts Committee understood the projected unidentified acquisitions to reflect a hypothetical and speculative scenario and, consequently, Credit Suisse primarily relied upon the revised projections in rendering its opinion to the Holdings Conflicts Committee on September 20, 2010. At the request of the Holdings Conflicts Committee, on October 18, 2010, Credit Suisse confirmed to the Holdings Conflicts Committee that if, in addition to the revised projections, it had, prior to September 20, 2010, been provided by management with the projection case set forth below reflecting the projected unidentified acquisitions, which we refer to as the additional projections, and Credit Suisse and the Holdings Conflicts Committee had understood that both the revised projections and the additional projections represented management’s best estimate with respect to the future financial performance of the Partnership, Credit Suisse would still have been able to render its opinion to the Holdings Conflicts Committee on September 20, 2010 subject to the assumptions, qualifications, limitations and other matters set forth therein.

The inclusion of the following summary of the revised projections and the additional projections in this joint proxy statement/prospectus should not be regarded as an indication that either the Partnership or Holdings or their respective representatives or advisors considered or consider the revised projections or the additional projections to be a reliable or accurate prediction of future performance or events, and the summary of such projections set forth below should not be relied upon as such.

The summary of the projections set forth below was not prepared with a view to compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. In addition, the summary of the projections is not presented in accordance with GAAP. The projections, including the summary of the projections in this joint proxy statement/ prospectus, have been prepared by, and are the responsibility of, management of Holdings GP and the Partnership GP. Neither KPMG LLP, nor any other independent registered public accounting firm, has compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections set forth below and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP reports incorporated by reference in this joint proxy statement/prospectus relate to historical financial information of the Partnership and Holdings. Such reports do not extend to the projections and should not be read to do so.

The internal financial forecasts of the Partnership upon which the projections are based are, in general, prepared solely for internal use to assist in various management decisions, including with respect to capital budgeting. Such internal financial forecasts are inherently subjective in nature, susceptible to interpretation and accordingly such forecasts may not be achieved. The internal financial forecasts also reflect numerous assumptions made by management, including material assumptions that may not be realized and are subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of the preparing party. Accordingly, there can be no assurance that the assumptions made in preparing the internal financial forecasts upon which the projections are based will prove accurate. There will be differences between actual and forecasted results, and the differences may be material. The risk that these uncertainties and contingencies could cause the assumptions to fail to be reflective of actual results is further increased due to the length of time in the future over which these assumptions apply. The assumptions in early periods have a compounding effect on the projections shown for the later periods. Thus, any failure of an assumption to be reflective of actual results in an early period would have a greater effect on the projected results failing to be reflective of actual events in later periods. You should consider the risks identified in the Partnership’s and Holdings’ most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus, and the matters discussed elsewhere in this joint proxy statement/prospectus under “Forward-Looking Statements.”

In developing the projections, management of the Partnership GP and Holdings GP made numerous material assumptions with respect to the Partnership, including:

•	organic growth and acquisition opportunities and the amounts and timing of related costs and potential economic returns;

•	the availability and cost of capital;

•

the cash flow from existing assets and business activities, including assumptions related to royalty coal tonnage in the Partnership’s coal and natural resources management segment and throughput volumes in the Partnership’s midstream segment;

•	the commodity prices of natural gas, crude oil and composite NGLs, and the impact they have on the Partnership’s commodity related activities in its midstream segment; and

•	other general business, market and financial assumptions.

All of these assumptions involve variables making them difficult to predict, and most are beyond the control of the Partnership and Holdings. Although management of the Partnership GP and Holdings GP believes that there was a reasonable basis for the projections and underlying assumptions, any assumptions for near-term projected cases remain uncertain, and the risk of inaccuracy increases with the length of the forecasted period.

Among other financial information, management of the Partnership GP and Holdings GP prepared management projections of distributable cash flow. The revised projections for the Partnership were prepared based on the assumption that the Partnership would invest approximately $325 million on identified growth capital expenditures from 2010 through 2014. In addition, the revised projections were based on assumed annual maintenance capital expenditures in 2011 through 2014 in the range of $14 to $15 million and also assumed $24 million in annual reserve replacement capital in 2011 through 2014. The reduction in distributable cash flow due to the assumption of such annual reserve replacement capital has been offset by a reduction in management’s targeted cash distribution coverage ratio from approximately 1.20x to 1.05x.

The initial projections were initially provided to the Partnership Conflicts Committee in July 2010 and to the Holdings Conflicts Committee in August 2010. The revised projections were provided to both conflicts committees’ financial advisors in September 2010. The revised projections were based on management assumptions as of the dates of their preparation and have not been updated since that time. Distributable cash flow as set forth in the table below may not be indicative of distributable cash flow generated in the future.

Revised Projections

	2011E	2012E	2013E	2014E
	($ in millions, except per unit amounts)
Distributable Cash Flow (1)	$146	$155	$161	$160
Distributable Cash Flow per Partnership Common Unit (1)	$2.08	$2.17	$2.23	$2.22

(1)	Distributable Cash Flow and Distributable Cash Flow per Partnership Common Unit are after assumed reserve replacement capital, as well as assumed annual maintenance capital expenditures, for each of the projection periods presented, but they do not include the projected unidentified acquisitions.

In order to show the potential impact on the revised projections of the projected unidentified acquisitions, we have included below additional projections prepared by management after approval of the merger agreement by the parties that adjusts the revised projections set forth above to reflect the inclusion of the projected unidentified acquisitions. The preparation of the additional projections set forth below requires various other assumptions in addition to assuming an average of $100 million annually in unidentified acquisitions through 2014 at purchase prices reflecting an 8.5x EBITDA multiple, financed with approximately equal amounts of debt and equity. The summary of the distributable cash flow below may not be indicative of distributable cash flow in the future.

Additional Projections

(Including an Average of $100 Million Annually in Unidentified Acquisitions)

	2011E	2012E	2013E	2014E
	($ in millions, except per unit amounts)
Distributable Cash Flow (1)	$149	$165	$178	$184
Distributable Cash Flow per Partnership Common Unit (1)	$2.09	$2.18	$2.24	$2.24

(1)	Distributable Cash Flow and Distributable Cash Flow per Partnership Common Unit are after assumed reserve replacement capital, annual maintenance capital expenditures and an average of an additional $100 million annually for unidentified acquisitions for each of the periods presented.

Projections are forward-looking statements and are subject to risks and uncertainties. Accordingly, the assumptions made in preparing the projections may not prove to be reflective of actual results, and actual results may be materially different than those contained in the projections. Neither the Partnership nor Holdings intends to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the projections. None of KPMG LLP, TudorPickering, Credit Suisse nor any of their respective representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projected financial information, and neither the Partnership nor Holdings has made any representations to Partnership unitholders or Holdings unitholders regarding such information. The inclusion of the projections in this joint proxy statement/prospectus should not be regarded as an indication that the conflicts committees’ financial advisors, the Partnership Conflicts Committee or the Holdings Conflicts Committee considered the projections predictive of actual/future events or that the projections should be relied on for that purpose. In light of the uncertainties inherent in any projected data, Partnership unitholders and Holdings unitholders are cautioned not to rely on the foregoing projections.

Opinion of Tudor, Pickering, Holt & Co. Securities, Inc.—Financial Advisor to the Partnership Conflicts Committee

At a meeting of the Partnership Conflicts Committee held on September 20, 2010, TudorPickering delivered to the Partnership Conflicts Committee its oral opinion, which was subsequently confirmed in TudorPickering’s written opinion dated September 21, 2010, that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be paid by the Partnership pursuant to the merger agreement was fair, from a financial point of view, to Partnership unitholders that are not affiliated with Holdings or its affiliates.

The opinion speaks only as of the date it was delivered and not as of the time the merger will be completed or any other time. The opinion does not reflect any circumstances, developments or events that may occur or have occurred since September 21, 2010, which could significantly alter the value of Holdings or the Partnership or the trading prices of the Holdings Common Units or the Partnership Common Units, which are among the factors on which TudorPickering’s opinion was based.

The full text of the TudorPickering opinion, dated September 21, 2010, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by TudorPickering in rendering its opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. The summary of the TudorPickering opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion. Partnership unitholders are urged to read the TudorPickering opinion carefully and in its entirety. TudorPickering provided its opinion for the information and assistance of the Partnership Conflicts Committee in connection with its consideration of the merger. The TudorPickering opinion does not constitute a recommendation to any Partnership unitholder as to how such Partnership unitholder should vote with respect to the merger or any other matter.

TudorPickering’s opinion and its presentation to the Partnership Conflicts Committee were among many factors taken into consideration by the Partnership Conflicts Committee in making its recommendation regarding the merger.

In connection with rendering its opinion described above and performing its related financial analyses, TudorPickering reviewed the following, among other things:

•	the merger agreement;

•	the form of the Partnership GP’s amended and restated limited liability company agreement;

•	the form of the Partnership’s amended and restated partnership agreement;

•	annual reports to Holdings unitholders for the years ended December 31, 2006 and December 31, 2007 and Annual Reports on Form 10-K of Holdings for the four years ended December 31, 2009;

•	annual reports to Partnership unitholders and Annual Reports on Form 10-K of the Partnership for the five years ended December 31, 2009;

•	certain interim reports to unitholders and Quarterly Reports on Form 10-Q of Holdings and the Partnership;

•	certain internal financial information and forecasts for Holdings and the Partnership prepared by the management of Holdings and the Partnership (the “Forecasts”);

•

certain publicly available research analyst reports with respect to the future financial performance of Holdings and the Partnership, which TudorPickering discussed with senior management of Holdings and the Partnership; and

•	certain cost savings and operating synergies projected by the management of Holdings and the Partnership to result from the merger (the “Synergies”).

TudorPickering also held discussions with members of senior management of Holdings and the Partnership regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of Holdings, the Partnership and their respective subsidiaries. In addition, TudorPickering reviewed the reported unit price and trading activity for Holdings Common Units and Partnership Common Units, compared certain financial and stock market information for Holdings and the Partnership with similar information for certain other limited partnerships and their general partners the securities of which are publicly traded, compared the financial terms of the merger agreement with the financial terms of certain recent business combinations of MLPs, and performed such other studies and analyses, and considered such other factors, as TudorPickering considered appropriate.

For purposes of its opinion, TudorPickering assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for it, or publicly available. In that regard, TudorPickering assumed with the Partnership Conflicts Committee’s consent that the Forecasts and Synergies were reasonably prepared on a basis reflecting the best estimates available at that time and the judgments of the Partnership and Holdings and that such Forecasts and Synergies will be realized in the amounts and within the time periods contemplated thereby. TudorPickering also assumed that all governmental, regulatory and other consents or approvals necessary for the consummation of the merger will be obtained without any material adverse effect on the Partnership, any of the other parties to the merger agreement, Partnership unitholders or the expected benefits of the merger in any meaningful way to TudorPickering’s analysis and assumed that the merger will be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. In addition, TudorPickering has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Holdings, the Partnership or any of their respective subsidiaries, and has not been furnished with any such evaluation or appraisal.

TudorPickering’s opinion is necessarily based upon the economic, monetary, market and other conditions as in effect on, and the information made available to it as of, September 21, 2010. TudorPickering has not assumed and has disclaimed expressly any responsibility or obligation to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of its opinion.

The estimates contained in TudorPickering’s analyses and analyses based upon forecasts of future results are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, as TudorPickering’s analyses and estimates are based upon numerous factors and events beyond the control of the parties and their respective advisors, they are inherently subject to substantial uncertainty, and none of TudorPickering, the Partnership, the Partnership Conflicts Committee or any other person assumes responsibility if future results are materially different from those forecast.

TudorPickering’s opinion does not address the relative merits of the merger as compared to any alternative transaction that might be available to the Partnership, nor does it address the underlying business decision of the Partnership to engage in the merger. TudorPickering’s opinion relates solely to the fairness, from a financial point of view, to Partnership unitholders that are not affiliated with Holdings or its affiliates of the consideration to be paid by the Partnership pursuant to the merger agreement. TudorPickering does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement, the Partnership’s amended and restated partnership agreement, the Partnership GP’s amended and restated limited liability company agreement or the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, creditors or other constituencies of Holdings or the Partnership; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Holdings or the Partnership, or any other class of such persons, in connection with the merger, whether relative to the merger consideration pursuant to the merger agreement or otherwise. TudorPickering has not been asked to consider, and its opinion does not address, the price at which Partnership Common Units will trade at any time. TudorPickering did not render any legal, regulatory, tax or accounting advice to the Partnership Conflicts Committee in connection with the merger.

The following is a summary of the material analyses employed and factors considered by TudorPickering in rendering its opinion to the Partnership Conflicts Committee. The following summary, however, does not purport to be a complete description of the financial analyses performed by TudorPickering, nor does the order of analyses described represent relative importance or weight given to those analyses by TudorPickering. Some of the summaries of the financial analyses described below include information presented in tabular format. The tables must be read together with the full text of each summary and alone are not a complete description of

TudorPickering’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 17, 2010 and is not necessarily indicative of current market conditions.

Summary of Valuation Methodologies

TudorPickering evaluated the fairness of the merger consideration by using the following valuation methodologies:

•	historical exchange ratio analysis;

•	premiums paid analysis;

•	selected trading metrics analysis;

•	selected transaction metrics analysis;

•	relative discounted cash flow analysis;

•	contribution analysis; and

•	pro forma combination analysis.

In performing its analysis, TudorPickering analyzed data under five different Forecasts, as generally described below:

•

The first case, which is referred to below as Management’s Revised Case, was prepared by senior management and assumes the Partnership’s existing business as well as planned organic growth projects and contracted acquisitions, but excludes senior management’s projection of an additional $100 million annually for unidentified acquisitions from 2011 through 2014. Please read “—Certain Financial Projections Prepared by Management.”

•

The second case, which is referred to below as the Acquisition Case, includes Management’s Revised Case as described above and, in addition, includes senior management’s projection of unidentified acquisitions or growth capital expenditures based on parameters provided by senior management, which parameters were $100 million per year of unidentified acquisitions or growth capital expenditures, which capital expenditures would occur mid-year, with cash flow based on an 8.5x EBITDA multiple, EBITDA growth of 3% per annum and maintenance capital expenditures equal to 10% of EBITDA. The Acquisition Case assumed that unidentified acquisitions or growth capital expenditures were financed with new debt up to a maximum total Partnership debt equal to 3.5x the last 12 months EBITDA pro forma for the unidentified acquisitions or growth capital expenditures, bearing interest at an 8.25% interest rate, before an underwriting discount of 1%, with the remainder funded with equity issued at a yield of 7.6%, before an underwriting and marketing discount of 5%. These financing assumptions are within the range of parameters provided to TudorPickering by senior management, but are not identical to the financing assumptions used in the additional Partnership projections prepared by the Partnership. Please read “—Certain Financial Projections Prepared by Management.”

•

The remaining three cases, which together are referred to below as the Acquisition Case Sensitivities, include commodity price sensitivities on the Acquisition Case as described above, using crude oil, natural gas and natural gas liquids commodity prices of (i) strip prices as of July 13, 2010 for crude oil and natural gas and the average relationship of natural gas liquids prices to crude oil prices over the last 12 months, (ii) Bloomberg consensus prices for crude oil and natural gas and the average relationship of natural gas liquids prices to crude oil prices over the last 12 months, and (iii) 10 year average prices for crude oil and natural gas, rounded to the nearest $5/barrel for crude oil and $0.50/mcf for natural gas, and the average relationship of natural gas liquids prices to crude oil prices over the last nine years.

Historical Exchange Ratio Analysis

TudorPickering compared the exchange ratio in the merger of 0.98 Partnership Common Units for each Holdings Common Unit to selected implied historical exchange ratios between Holdings and the Partnership derived by dividing the closing price of a Holdings Common Unit by the closing price of a Partnership Common Unit as of September 17, 2010 and by averaging the exchange ratios calculated using daily closing prices during selected trading periods from December 4, 2006, the date of the initial public offering of Holdings Common Units, through September 17, 2010.

The following table sets forth the results of these analyses:

Average Exchange Ratio
September 17, 2010 Closing	0.895x
3-Month Average	0.847x
6-Month Average	0.826x
1-Year Average	0.788x
2-Year Average	0.876x
Average since Holdings’ Initial Public Offering (December 4, 2006)	0.963x

Premiums Paid Analysis

TudorPickering reviewed certain publicly available information related to selected general partner transactions to calculate the amount of the premiums paid by the acquirers to the target companies’ unitholders or stockholders. TudorPickering calculated the premiums paid relative to the target’s closing price one, seven and 30 calendar days prior to the first public announcement of an offer by the acquirer in the following transactions:

Announcement Date of Final Offer	Target	Acquirer
9/7/2010	Enterprise GP Holdings L.P.	Enterprise Products Partners, L.P.
8/9/2010	Inergy Holdings, L.P.	Inergy, L.P.
6/11/2010	Buckeye GP Holdings L.P.	Buckeye Partners, L.P.
3/3/2009	Magellan Midstream Holdings, L.P.	Magellan Midstream Partners, L.P.
11/3/2009	Hiland Holdings GP, LP	Affiliates of Harold Hamm
9/5/2007	MarkWest Hydrocarbon, Inc.	MarkWest Energy Partners LP
6/19/2006	TransMontaigne Inc.	Morgan Stanley Capital Group Inc.
11/1/2004	Kaneb Services LLC	Valero L.P.

	1 Calendar Day Prior	7 Calendar Days Prior	30 Calendar Days Prior
Mean	23%	22%	24%
Median	22%	21%	19%

The implied premiums to Holdings unitholders relative to the closing price of Holdings Common Units one, seven and 30 calendar days prior to September 20, 2010 were 9%, 9% and 25%, respectively.

Selected Trading Metrics Analysis

TudorPickering reviewed and compared certain financial, operating and stock market information for three publicly traded holding companies of general partners of MLPs (“Public GPs”)—Alliance Holdings GP, L.P., Energy Transfer Equity L.P., and NuStar GP Holdings, LLC. TudorPickering did not include certain Public GPs, such as Atlas Pipeline Holdings, L.P. and Crosstex Energy, Inc., that have suspended paying distributions and are therefore seen as distressed, nor did TudorPickering include Buckeye GP Holdings L.P., Enterprise GP Holdings L.P. and Inergy Holdings, L.P., which are the subject of pending merger transactions.

For each of the comparable Public GPs, using third-party research estimates and publicly available information, TudorPickering calculated the estimated multiples for 2010 and 2011 of (a) total equity value to total cash flow and (b) the implied equity value (the “Implied GP Equity Value”) of the combined general partner interest and incentive distribution rights owned by the Public GP (but excluding any common or subordinated or similar units of the underlying MLP) (the “Combined GP Interest”) to cash flow from the underlying MLP attributable to the Combined GP Interest (“Combined GP Interest Cash Flow”). For each comparable Public GP, TudorPickering calculated the total equity value by multiplying the number of fully diluted units using the treasury stock method as of the most recently reported date by the closing price per common unit on September 17, 2010 and calculated the Implied GP Equity Value by subtracting the then-current market value of limited partner units owned by the Public GP from the total equity value. The Combined GP Interest Cash Flow includes the cash flow that such Public GP would be entitled to receive in respect of its general partner interest and incentive distribution rights, less any general and administrative, interest and other expenses of the Public GP, and the cash flow attributable to the Public GP includes the cash flow that such Public GP would be entitled to receive in respect of its general partner interest, incentive distribution rights and limited partner interests, less any general and administrative, interest and other expenses of the Public GP. TudorPickering then calculated these multiples for Holdings based on Management’s Revised Case and the Acquisition Case forecasts for fiscal years ending December 31, 2010 and 2011.

The following table sets forth the results of these analyses:

	Total Equity Value as a Multiple of Total Cash Flow		Implied GP Equity Value as a Multiple of Combined GP Interest Cash Flow
	2010 Estimated	2011 Estimated	2010 Estimated	2011 Estimated
Management’s Revised Case	15.5x	13.3x	18.8x	14.5x
Acquisition Case	15.5x	13.1x	18.8x	14.1x

Comparable GPs:
Low	16.3x	14.6x	16.1x	14.2x
High	20.4x	17.6x	21.9x	18.6x
Mean	17.9x	16.2x	19.2x	17.0x
Median	16.9x	16.5x	19.5x	18.3x

Selected Transactions Metrics Analysis

Using publicly available information, TudorPickering calculated multiples for the last twelve months, next fiscal year and subsequent fiscal year of (a) total equity value to total cash flow and (b) Implied GP Equity Value to Combined GP Interest Cash Flow, based on the implied purchase prices paid in selected publicly announced transactions. The selected transactions were chosen because the target companies were deemed to be similar to Holdings in one or more respects, including the fact that they are holding companies of general partners and other interests in MLPs. In addition to analyzing all of the selected transactions as a group, TudorPickering also analyzed a subset of the selected transactions based on whether the general partners were entitled to receive 45% or more of any incremental distributions coming from the underlying MLP, referred to as the “High Split Transactions.” TudorPickering then calculated these multiples for Holdings based on Management’s Revised Case and the Acquisition Case. Holdings is entitled to receive 50% of incremental distributions from the Partnership.

The following table sets forth the selected transactions reviewed:

Acquirer	Target
Enterprise Products Partners L.P.	Enterprise GP Holdings L.P.
Inergy, L.P.	Inergy Holdings, L.P.
First Reserve Corporation/Crestwood Midstream Partners II, LLC	Quicksilver Gas Services GP LLC
Buckeye Partners, L.P.	Buckeye GP Holdings L.P.
Energy Transfer Equity, L.P.	Regency GP LP
Quintana Capital Group, L.P.	Genesis Energy, LLC
Magellan Midstream Partners, L.P.	Magellan Midstream Holdings, L.P.
MarkWest Energy Partners, L.P.	MarkWest Hydrocarbon, Inc.
General Electric Capital Corporation	Regency GP LP
ArcLight Capital Partners, LLC, Kelso & Company and Lehman Brothers Holdings Inc.	Buckeye GP Holdings L.P.
Morgan Stanley Capital Group	TransMontaigne Inc.
Plains All American Pipeline, L.P.	Pacific Energy Partners, L.P.
Enterprise GP Holdings L.P.	TEPPCO GP, Inc.
Valero L.P.	Kaneb Services LLC
ONEOK, Inc.	Northern Plains Natural Gas Company, LLC
Enterprise Products Partners L.P.	GulfTerra Energy Company, L.L.C.

The following table sets forth the results of these analyses:

	Total Equity Value as a Multiple of Total Cash Flow			Implied GP Equity Value as a Multiple of Combined GP Interest Cash Flow
	Last Twelve Months	Next Fiscal Year	Subsequent Fiscal Year	Last Twelve Months	Next Fiscal Year	Subsequent Fiscal Year
Holdings Implied Multiples:
Management’s Revised Case	15.5x	13.3x	12.3x	18.8x	14.5x	12.7x
Acquisition Case	15.5x	13.1x	11.8x	18.8x	14.1x	11.8x

All Transactions Implied Multiples:
High	107.6x	103.4x	84.9x	1870.3x	1496.2x	748.1x
Low	12.1x	9.5x	6.1x	12.1x	9.5x	6.1x
Median	22.2x	21.4x	18.3x	24.7x	23.4x	21.2x
Mean	27.1x	25.2x	21.0x	176.3x	134.3x	73.0x

High Split Transactions Implied Multiples:
High	28.1x	25.4x	22.3x	30.7x	27.5x	22.5x
Low	12.1x	9.5x	6.1x	12.1x	9.5x	6.1x
Median	17.9x	17.4x	14.3x	18.9x	18.4x	14.4x
Mean	19.4x	17.3x	14.6x	20.0x	17.9x	14.9x

Relative Discounted Cash Flow Analysis

TudorPickering utilized a discounted cash flow analysis to derive valuation ranges for the Combined GP Interest per Holdings Common Unit and for each Partnership Common Unit, which were then used to calculate implied exchange ratios. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. The terminal multiple is a factor multiplied by the forecasted cash flows for the final year of the forecast period to estimate the future value of the entity, which value is then discounted back to the present using the chosen discount rate and added to the present value of the estimated future cash flows to attain an estimate of, in this case, the equity value of the firm.

TudorPickering performed a discounted cash flow analysis of Holdings and the Partnership using each of the Forecasts, terminal multiples of 15x to 20x for the Combined GP Interest and 11x to 14x for the Partnership Common Units and discount rates of 13% to 17% for the Combined GP Interest and 10% to 13% for the Partnership Common Units. TudorPickering calculated distributions based on the Forecasts assuming a range of coverage ratios from 1.05x to 1.10x for the Partnership and a coverage ratio of 1.0x for Holdings. In determining the appropriate discount rates to use in its analysis, TudorPickering considered, among other things, current and historical distribution yields and historical and expected distribution growth rates for selected MLPs and Public GPs. TudorPickering also considered the implied cost of equity for Holdings, the Partnership and selected MLPs and Public GPs using standard valuation techniques such as the capital asset pricing model. TudorPickering also analyzed the trading multiples of selected comparable publicly traded MLPs and selected comparable Public GPs and selected acquisitions of Public GPs in determining the appropriate terminal multiples.

The Combined GP Interest value per Holdings Common Unit was derived by dividing the valuation for the Combined GP Interest obtained by the discounted cash flow analysis described above by the number of Holdings Common Units on a fully diluted basis as of September 17, 2010. The value per Partnership Common Unit was derived by performing the discounted cash flow analysis described above on a per common unit basis, taking into account dilution from the assumed future issuance of common units to fund growth capital. TudorPickering then divided the number of Partnership Common Units owned by Holdings by the number of fully diluted Holdings Common Units as of September 17, 2010, to derive the implied Partnership Common Unit ownership per Holdings Common Unit. TudorPickering then divided the low point of the valuation range for the Combined GP Interest Value per Holdings Common Unit by the high point of the valuation range for each Partnership Common Unit and added the implied Partnership Common Unit ownership per Holdings Common Unit to derive the low end of the implied exchange ratio range and divided the high point of the valuation range for the Combined GP Interest Value per Holdings unit by the low point of the valuation range for each Partnership Common Unit and added the implied Partnership unit ownership per Holdings unit to derive the high end of the implied exchange ratio range. TudorPickering repeated this analysis for each of the Forecasts. TudorPickering then compared the resulting implied exchange ratio ranges to the exchange ratio in the merger of 0.98 Partnership Common Units for each Holdings Common Unit.

The following table summarizes the results of TudorPickering’s relative discounted cash flow analysis:

Implied Exchange Ratio
	Low	High
Management’s Revised Case	0.859x	1.197x
Acquisition Case	0.913x	1.312x
Acquisition Case Sensitivities	0.821x	1.312x

Contribution Analysis

TudorPickering compared (i) the exchange ratio in the merger of 0.98 Partnership Common Units for each Holdings Common Unit to (ii) implied exchange ratios derived by comparing the distributable cash flow per Partnership Common Unit and the distributable cash flow attributed to the Combined GP Interest Cash Flow per Holdings Common Unit using the five Forecasts for 2011-2014. The distributable cash flow attributed to the Combined GP Interest Cash Flow is calculated as distributable cash flow attributed to the Combined GP Interest and the Partnership Common Units owned by Holdings less Holdings general and administrative expenses plus

Holdings interest income. TudorPickering also compared the exchange ratio in the merger of 0.98 Partnership Common Units for each Holdings Common Unit to implied exchange ratios derived by comparing the distributed cash flow per Partnership Common Unit and the distributed cash flow per Holdings Common Unit using the five Forecasts for 2011-2014 and using a coverage ratio range of 1.05x to 1.10x for the Partnership and a coverage ratio of 1.0x for Holdings. In order to derive the implied exchange ratios, TudorPickering divided (a) the distributable or distributed cash flow per Holdings Common Unit by (b) the distributable or distributed cash flow per Partnership Common Unit.

The following table summarizes the results of TudorPickering’s contribution analysis.

Implied Exchange Ratio
	Low	High
Distributable Cash Flow
Management’s Revised Case	0.929x	0.985x
Acquisition Case	0.939x	1.066x
Acquisition Case Sensitivities	0.861x	1.071x

Distributed Cash Flow
Management’s Revised Case	0.870x	0.952x
Acquisition Case	0.879x	1.033x
Acquisition Case Sensitivities	0.797x	1.033x

Pro Forma Combination Analysis

TudorPickering analyzed the pro forma impact of the merger on the estimated distributable cash flow and distributed cash flow to Partnership unitholders and Holdings unitholders, in each case on a per unit basis for the years 2011 through 2014 based on the five Forecasts and the five Forecasts as adjusted to assume that the Partnership and Holdings incur $7.5 million of expenses related to the merger and that on a pro forma basis the Partnership will achieve synergies from the merger enabling it to reduce annual general and administrative expenses by $1.9 million in 2011 and to achieve 3% annual growth thereafter. The following table shows the ranges of accretion and dilution (in parentheses) to projected distributable cash flow per unit and projected distributed cash flow per unit for each of the five Forecasts from 2011 through 2014. Distributed cash flow was calculated using a coverage ratio range of 1.05x to 1.10x for the Partnership and a coverage ratio of 1.0x for Holdings.

	Accretion/(Dilution) to Distributable Cash Flow per Unit		Accretion/(Dilution) to Distributed Cash Flow per Unit
	Holdings	Partnership	Holdings	Partnership
Management’s Revised Case	0.9% - 3.8%	(1.6)% - 1.5%	2.6% - 7.3%	(4.7)% - (0.3)%
Acquisition Case	(3.2)% - 3.2%	(1.1)% - 5.2%	(1.6)% - 6.7%	(4.3)% - 3.7%
Acquisition Case Sensitivities	(3.5)% - 7.7%	(5.4)% - 5.6%	(1.9)% - 12.3%	(8.7)% - 3.6%

TudorPickering also analyzed the pro forma impact of the merger on the valuation range for each Partnership Common Unit using a discounted cash flow analysis. TudorPickering performed separate discounted cash flow analyses on the Partnership for each of the five Forecasts both on a stand-alone basis and pro forma for the merger. For the pro forma analysis, the Forecasts were adjusted to assume that the Partnership and Holdings incur $7.5 million of expenses related to the merger and that on a pro forma basis the Partnership will achieve synergies from the merger enabling it to reduce annual general and administrative expenses by $1.9 million in 2011 and to achieve 3% annual growth thereafter. The range of discount rates used for the stand-alone and pro forma analyses were 10% to 13% and 11% to 14%, respectively. The range of terminal multiples used for the stand-alone and pro forma analyses were 11x to 14x and 12x to 15x, respectively. TudorPickering calculated distributions based on the Forecasts assuming a range of coverage ratios from 1.05x to 1.10x for the Partnership. The following table shows the ranges of accretion and dilution (in parentheses) to the valuation for each Partnership Common Unit using a discounted cash flow analysis for each of the five Forecasts.

Accretion/(Dilution) to Discounted Cash Flow
Management’s Revised Case	0.2% - 2.5%
Acquisition Case	3.4% - 6.1%
Acquisition Case Sensitivities	(2.9)% - 6.1%

General

The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, TudorPickering used several analytical methodologies and did not attribute any particular weight to any particular methodology or factor considered by it. Moreover, each analytical methodology has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, TudorPickering believes that no one single method of analysis necessarily should be regarded as critical to the overall conclusion reached by TudorPickering and that its analyses must be considered as a whole. Selecting portions of TudorPickering’s analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying TudorPickering’s opinion. The conclusion reached by TudorPickering as to fairness, therefore, is based on the application of TudorPickering’s own experience and judgment as to all analyses and factors considered by TudorPickering, taken as a whole.

No company or transaction used in the analyses above is identical to Holdings, the Partnership or the merger. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected companies, differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

The financial terms of the consideration were determined through arms-length negotiations between the Partnership Conflicts Committee and the Holdings Conflicts Committee and were approved by each of these committees. TudorPickering participated in certain negotiations leading to the determination of the exchange ratio and provided advice to the Partnership Conflicts Committee during these negotiations. TudorPickering did not, however, recommend any specific financial terms of the merger consideration to the Partnership Conflicts Committee or assert that any specific financial terms of the transaction constituted the only appropriate financial terms of the merger consideration.

TudorPickering and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. TudorPickering also engages in securities trading and brokerage, private equity activities, equity research and other financial services, and in the ordinary course of these activities, TudorPickering and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Partnership, any of the other parties to the merger agreement and any of their respective affiliates and (ii) any currency or commodity that may be involved in the merger and the other matters contemplated by the merger agreement. In addition, TudorPickering and its affiliates and certain of its employees, including members of the team performing services in connection with the merger, as well as certain private equity funds associated or affiliated with TudorPickering in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including the Partnership, other prospective purchasers and their respective affiliates.

Other than with respect to acting as financial advisor to the Partnership Conflicts Committee, TudorPickering has not provided investment banking services to, or otherwise had any material relationship with, the Partnership, Holdings or any of their respective affiliates. TudorPickering may provide investment banking and other financial services to the Partnership, Holdings or to any of the other parties to the merger agreement or their respective unitholders, affiliates or portfolio companies in the future. In connection with such investment banking or other financial services, TudorPickering may receive compensation.

The Partnership Conflicts Committee selected TudorPickering to act as its financial advisor, and to render a fairness opinion, in connection with the merger because of TudorPickering’s expertise, reputation, familiarity and experience with the energy industry, including recent business combinations involving MLPs. Pursuant to the terms of the engagement letter dated June 28, 2010, between TudorPickering and the Partnership Conflicts Committee, the Partnership agreed to pay TudorPickering a fee of $1,000,000 upon delivery of TudorPickering’s fairness opinion. The Partnership has also agreed to pay TudorPickering an additional fee of $3,400,000, reduced by any retainer and fairness opinion fees paid, upon closing of the merger. In addition, the Partnership has agreed to reimburse TudorPickering for its reasonably incurred out-of-pocket expenses resulting from or arising out of the engagement, including fees and expenses of its legal counsel. The Partnership has also agreed to indemnify TudorPickering, its affiliates and their respective officers, directors, partners, agents, employees and controlling persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Credit Suisse Securities (USA) LLC—Financial Advisor to the Holdings Conflicts Committee

On September 20, 2010, Credit Suisse rendered its oral opinion to the Holdings Conflicts Committee (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) to the effect that, as of September 20, 2010, the exchange ratio in the merger was fair, from a financial point of view, to the unaffiliated Holdings unitholders.

Credit Suisse’s opinion was directed to the Holdings Conflicts Committee and only addressed the fairness, from a financial point of view, to the unaffiliated Holdings unitholders of the exchange ratio in the merger and did not address any other aspect or implication of the merger. The summary of Credit Suisse’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex D to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and they do not constitute, advice or a recommendation to any Holdings unitholder as to how such holder should vote or act with respect to any matter relating to the merger.

In arriving at its opinion, Credit Suisse:

•

reviewed a draft, dated September 20, 2010, of the merger agreement; a draft, dated September 20, 2010, of the amended and restated partnership agreement; and a draft, dated September 20, 2010 of the limited liability company agreement of the Partnership GP;

•	reviewed certain publicly available business and financial information relating to Holdings and the Partnership;

•

reviewed certain other information relating to Holdings and the Partnership, including financial forecasts relating to Holdings and the Partnership, provided to or discussed with Credit Suisse by employees of Holdings GP responsible for the management of Holdings and the Partnership, which we refer to herein as the Management;

•	met with certain members of the Management to discuss the business and prospects of Holdings and the Partnership;

•

considered certain financial data of Holdings and the Partnership and certain market data for their publicly traded securities, and Credit Suisse compared that data with similar data for other companies with publicly traded securities in businesses Credit Suisse deemed similar to those of Holdings and the Partnership;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information and Credit Suisse assumed and relied upon such information being complete and accurate in all material respects. With respect to the financial forecasts for Holdings and the Partnership that Credit Suisse used in its analyses, the Management of Holdings and the Partnership advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Management of Holdings and the Partnership as to the future financial performance of Holdings and the Partnership, respectively, and Credit Suisse expressed no opinion with respect to such financial forecasts or the assumptions upon which they were based, including, without limitation, assumptions with respect to future expenditures (both actual and reserves therefor), available cash for distribution and future distributions of cash by the Partnership. Credit Suisse also assumed, with the Holdings Conflicts Committee’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Holdings, the Partnership or the contemplated benefits of the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Furthermore, Credit Suisse assumed that the definitive merger agreement, the amended and restated partnership agreement and the limited liability company agreement of the Partnership GP would conform to the drafts reviewed by Credit Suisse in all respects material to its analyses. Credit Suisse did not investigate or otherwise evaluate the tax consequences of the proposed merger, including, without limitation, the potential effects of the merger on the federal, state or other taxes or tax rates payable by Holdings, the Partnership or their respective security holders and, with the Holdings Conflicts Committee’s consent, assumed that such taxes and tax rates would not be affected by or after giving effect to the merger. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Holdings or the Partnership, nor was Credit Suisse furnished with any such evaluations or appraisals including, without limitation, any reports with respect the amount of the Partnership’s recoverable coal or other reserves.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the unaffiliated Holdings unitholders of the exchange ratio in the merger and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the exchange ratio or otherwise. Furthermore, no opinion, counsel or interpretation was intended regarding matters that require legal, regulatory, accounting, insurance, tax, executive compensation or other similar professional advice. It was assumed that such opinions, counsel, interpretations or advice had been or would be obtained from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by an authorized internal committee of Credit Suisse.

Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion and upon certain assumptions regarding such financial, economic, market and other conditions that are currently subject to unusual volatility and that, if different than assumed, could have a material impact on Credit Suisse’s analyses or opinion. In addition, as the Conflicts Committee was aware, the financial projections and estimates that Credit Suisse reviewed relating to the future financial performance of Holdings and the Partnership reflected certain assumptions regarding the oil and gas industry that are subject to significant volatility and that, if different than assumed, could have a material impact on Credit Suisse’s analyses and opinion. Credit Suisse did not express any opinion as to what the value of Partnership Common Units actually would be when issued to Holdings unitholders pursuant to the merger or the prices at which Partnership Common Units or Holdings Common Units would trade at any time. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to Holdings, nor does it address the underlying business decision of Holdings or Holdings GP to proceed with the merger. Credit Suisse was not requested to, and did not solicit third party indications of interest in acquiring all or any part of Holdings.

It is understood that Credit Suisse’s opinion was for the information of the Holdings Conflicts Committee (solely in the Committee’s capacity as such) of the Holdings Board, as the general partner of Holdings, in connection with the Holdings Conflicts Committee’s consideration of the merger and does not constitute advice or a recommendation to any securityholder of Holdings as to how such securityholder should vote or act on any matter relating to the proposed merger.

In preparing its opinion to the Holdings Conflicts Committee, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s valuation analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Credit Suisse’s analyses for comparative purposes is identical to Holdings, the Partnership or the proposed transaction. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The implied exchange ratio reference ranges indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Holdings’ control, the Partnership’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to the Holdings Conflicts Committee, a committee of the Holdings Board, as general partner of Holdings, in connection with its consideration of the proposed merger and were among many factors considered by the Holdings Conflicts Committee in evaluating the proposed merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the exchange ratio or of the views of the Holdings Conflicts Committee or the Holdings Board with respect to the proposed merger.

The following is a summary of the material valuation analyses performed in connection with the preparation of Credit Suisse’s opinion rendered to the Holdings Conflicts Committee on September 20, 2010. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

•

GP Only Enterprise Value—generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its outstanding warrants and other convertible securities) plus the value as of the most recent balance sheet date of its net debt (the book value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet) on a consolidating basis, minus the market value as of such date of the limited partnership units that the company owns.

•	LP Distributed Cash Flow—generally the amount of the relevant partnership’s operating cash flow for a specified time period that is distributed to its limited partners.

•

Implied GP Only Distributed Cash Flow—generally the amount of the relevant partnership’s operating cash flow derived from its general partner interests and incentive distribution rights in the underlying master limited partnership(s) less general and administrative costs for a specified time period that is distributed to its limited partners.

Unless the context indicates otherwise, unit prices for the selected companies used in the Selected Companies Analysis described below were as of September 17, 2010. Estimates of financial performance for Holdings and the Partnership for the calendar years ending December 31, 2010 to 2011 were based on the forecasts provided by the Management of Holdings and the Partnership. Estimates of financial performance for the selected companies listed below for the calendar year ending during calendar years 2010 and 2011 were based on publicly available research analyst estimates for those companies. Current yields reflect annualized yields based on latest quarterly results.

Selected Companies Analysis—the Partnership

Credit Suisse considered certain financial data for the Partnership and selected master limited partnerships with publicly traded equity securities Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to the Partnership in one or more respects including the nature of their business, size, diversification and financial performance. No specific numeric or other similar criteria were used to select the selected companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded. Credit Suisse identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to the Partnership.

The financial data reviewed for the Partnership included:

•	Current LP Distributed Cash Flow Yield;

•	LP Distributed Cash Flow Yield for CY 2010E; and

•	LP Distributed Cash Flow Yield for CY 2011E.

With respect to selected companies analysis for the Partnership, the selected coal company master limited partnerships with publicly traded equity securities reviewed were:

•	Alliance Resource Partners, L.P.

•	Natural Resource Partners L.P.

•	Oxford Resource Partners, LP

The selected companies analysis for the Partnership utilizing the selected coal company master limited partnerships indicated the following high, low, mean and median multiples for the selected coal company master limited partnerships with publicly traded equity securities and for the Partnership as of September 17, 2010, the most recent date for which stock market data was available prior to the meeting of the Holdings Conflicts Committee on September 20, 2010:

Multiple Description	High	Low	Mean	Median	Implied Multiples for the Partnership Based on Closing Price on 9/17/10
LP Distributed Yield (%)
Current	9.2%	5.4%	7.6%	8.0%	7.6%
2010E	9.2%	5.5%	7.6%	8.0%	7.6%
2011E	8.3%	6.1%	7.2%	7.2%	8.2%

With respect to selected companies analysis for the Partnership, the selected midstream company master limited partnerships with publicly traded equity securities reviewed were:

•	Regency Energy Partners LP

•	MarkWest Energy Partners, L.P.

•	Targa Resources Partners LP

•	Copano Energy, L.L.C.

•	DCP Midstream Partners, LP

•	Western Gas Partners, LP

•	Atlas Pipeline Partners, L.P.

•	Crosstex Energy, L.P.

•	Quicksilver Gas Services LP

The selected companies analysis for the Partnership utilizing the selected midstream company master limited partnerships indicated the following high, low, mean and median multiples for the selected midstream company master limited partnerships with publicly traded equity securities and for the Partnership as of September 17, 2010, the most recent date for which stock market data was available prior to the meeting of the Holdings Conflicts Committee on September 20, 2010:

Multiple Description	High	Low	Mean	Median	Implied Multiples for the Partnership Based on Closing Price on 9/17/10
LP Distributed Yield (%)
Current	9.0%	5.5%	7.3%	7.4%	7.6%
2010E	9.0%	5.5%	7.3%	7.4%	7.6%
2011E	9.0%	6.2%	7.8%	7.8%	8.2%

Selected Companies Analysis—Holdings

Credit Suisse considered certain financial data for Holdings and selected master limited partnerships with publicly traded equity securities Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to Holdings in one or more respects including the nature of their business, size, diversification and financial performance. No specific numeric or other similar criteria were used to select the selected companies and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a similarly sized company with less similar lines of business and greater diversification may have been excluded. Credit Suisse identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to Holdings.

The financial data reviewed for Holdings included:

•	Current Implied GP Only Distributed Cash Flow Multiple;

•	Implied GP Only Distributed Cash Flow Multiple for CY 2010E; and

•	Implied GP Only Distributed Cash Flow Multiple for CY 2011E.

With respect to selected companies analysis for Holdings, the selected limited partnerships with publicly traded equity securities were:

•	Energy Transfer Equity, L.P.

•	Alliance Holdings GP, L.P.

•	NuStar GP Holdings, LLC

•	Crosstex Energy, Inc.

•	Atlas Pipeline Holdings, L.P.

The selected companies analysis for Holdings did not include Enterprise GP Holdings, L.P., Inergy Holdings, L.P. or Buckeye GP Holdings L.P. because those partnerships were participants in recently announced transactions considered in the selected transactions identified below. The selected companies analysis for Holdings indicated the following high, low, mean and median multiples for the selected limited partnerships with publicly traded equity securities and for Holdings:

Multiple Description	High	Low	Mean	Median	Implied Multiples for Holdings Based on Closing Price on 9/17/10	Implied Multiples for Holdings Based on Proposed Exchange Ratio
Implied GP only Enterprise Value as a multiple of GP only Distributed Cash Flow
Current	22.9x	17.4x	20.2x	20.4x	15.5x	19.0x
2010E	22.7x	17.4x	20.0x	20.0x	15.5x	19.0x
2011E	18.9x	16.5x	18.0x	18.7x	11.9x	14.5x

Selected Companies Analysis

For purposes of calculating an implied exchange ratio reference range (i) in analyzing the Partnership, Credit Suisse applied multiple ranges based on the selected companies analysis for the Partnership to corresponding financial data for the Partnership based on the Partnership’s management forecasts and (ii) in analyzing Holdings, Credit Suisse (A) applied multiple ranges based on the selected companies analysis for Holdings to corresponding financial data for Holdings’ general partnership interest in the Partnership based on Holdings’ and the Partnership’s management forecasts and (B) applied multiple ranges based on the selected companies analysis for the Partnership described in (i) above to corresponding financial data for Holding’s limited partnership interests in the Partnership based on the Partnership’s management forecasts. The selected companies analyses for the Partnership and Holdings indicated an implied exchange ratio reference range of 0.793 to 1.087 Partnership units per Holdings unit, as compared to the exchange ratio in the proposed merger of 0.980 of a Partnership Common Unit per Holdings Common Unit.

Discounted Cash Flow Analysis

Credit Suisse also calculated the net present value of the Partnership’s levered free cash flows based on the Partnership’s management forecasts and the net present value of Holdings’ levered free cash flows based on Holdings’ and the Partnership’s management forecasts. In performing this analysis, Credit Suisse applied discount rates ranging from 9.00% to 12.00% to the projected cash flows from Holdings’ general partner interests in the Partnership and 8.00% and 10.25% to the projected cash flows from limited partner interests in the Partnership and terminal yield ranges of 5.75% to 7.25% to the projected cash flows from Holdings’ general partner interests in the Partnership and 7.50% to 8.50% to the projected cash flows from the limited partner interests in the Partnership to calculate an implied exchange ratio reference range of 0.815 to 1.201 Partnership units per Holdings unit, as compared to the exchange ratio in the proposed merger of 0.980 of a Partnership Common Unit per Holdings Common Unit.

Selected Transactions Analysis

Credit Suisse calculated multiples of transaction value to certain financial data based on the purchase prices paid in selected publicly announced transactions involving target companies in the oil and gas industry that it deemed relevant.

The calculated multiples included:

•	Current Implied GP Only Distributed Cash Flow Multiple; and

•	Implied GP Only Distributed Cash Flow Multiple for Fiscal Year + 1.

The selected transactions were selected because the target companies were deemed to be similar to Holdings in one or more respects including the nature of their business, size, diversification, financial performance and geographic concentration. Except for transactions with an aggregate value of less than $100 million and transactions involving the sale of asset by companies in financial distress, which were excluded, no specific numeric or other similar criteria were used to select the selected transactions and all criteria were evaluated in their entirety without application of definitive qualifications or limitations to individual criteria. As a result, a transaction involving the acquisition of a significantly larger or smaller company with substantially similar lines of businesses and business focus may have been included while a transaction involving the acquisition of a similarly sized company with less similar lines of business and greater diversification may have been excluded. Credit Suisse identified a sufficient number of transactions for purposes of its analysis, but may not have included all transactions that might be deemed comparable to the proposed transaction. The selected transactions were:

Date Announced	Acquiror	MLP
09/07/10	Enterprise Products Partners, L.P.	Enterprise GP Holdings L.P.
08/09/10	Inergy, L.P.	Inergy Holdings, L.P.
07/22/10	Crestwood Midstream Partners II, LLC	Quicksilver Gas Services GP LLC
06/11/10	Buckeye Partners, L.P.	Buckeye GP Holdings L.P.
05/11/10	Energy Transfer Equity, L.P.	Regency Energy Partners LP
03/03/09	Magellan Midstream Partners, L.P.	Magellan Midstream Holdings, L.P.
09/05/07	MarkWest Energy Partners, L.P.	MarkWest Hydrocarbon, Inc.
05/08/07	Enterprise GP Holdings L.P.	TEPPCO Partners, L.P.
04/03/07	ArcLight Capital Partners, LLC / Kelso & Company / Lehman Brothers Holdings Inc.	Buckeye GP Holdings L.P. (61.9% interest)
11/01/06	Energy Transfer Equity, L.P.	Energy Transfer Partners, L.P. (50.0% interest)
06/12/06	Plains All American Pipeline, L.P.	Pacific Energy Partners, L.P.
02/24/05	EPCO, Inc.	TEPPCO Partners, L.P.
1/14/05	EPCO, Inc.	Enterprise Products Partners L.P.

Date Announced	Acquiror	MLP
11/01/04	Valero L.P.	Kaneb Services LLC
10/29/04	Lehman Brothers	Pacific Energy Partners, L.P.
09/16/04	ONEOK, Inc.	Northern Border Partners, L.P. (82.5% interest)
03/05/04	Carlyle/Riverstone Global Energy and Power Fund II, L.P.	Buckeye Partners, L.P.

The selected transactions analysis indicated the following:

Multiple Description	High	Low	Mean	Median
Implied GP Only Enterprise Value as a Multiple of GP Only Distributed Cash Flow
Current	96.8x	12.8x	28.0x	23.8x
Fiscal Year + 1	77.9x	10.6x	24.5x	18.5x

For purposes of calculating an implied exchange ratio reference range (i) in analyzing the Partnership, Credit Suisse applied multiple ranges based on the selected companies analysis for the Partnership to corresponding financial data for the Partnership based on the Partnership’s management forecasts and (ii) in analyzing Holdings, Credit Suisse (A) applied multiple ranges based on the selected transactions analysis to corresponding financial data for Holdings’ general partnership interest in the Partnership based on Holdings’ and the Partnership’s management forecasts and (B) applied multiple ranges based on the selected companies analysis for the Partnership described in (i) above to corresponding financial data for Holding’s limited partnership interests in the Partnership based the Partnership’s management forecasts. Those analyses indicated an implied exchange ratio reference range of 0.844 to 1.174 Partnership Common Units per Holdings Common Unit, as compared to the exchange ratio in the proposed merger of 0.980 of a Partnership Common Unit per Holdings Common Unit.

Other Considerations

Historical Exchange Ratios

Credit Suisse also noted the following historical average trading price exchange ratios as of September 17, 2010, as compared to the exchange ratio provided for in the merger of 0.980 of a Partnership Common Unit per Holdings Common Unit:

Average as of September 17, 2010	Average Holdings Unit Price	Average Partnership Unit Price	Average Exchange Ratio	Current Exchange Ratio as Premium/ (Discount) to Prior Period	Merger Exchange Ratio as a Premium/ (Discount) to Prior Period
As of September 17, 2010	$22.07	$24.65	0.895x	—	9.5%
5 Trading Days Prior	22.16	24.39	0.909	(1.5%)	7.9%
10 Trading Days Prior	21.53	24.09	0.894	0.2%	9.7%
20 Trading Days Prior	20.51	23.45	0.874	2.4%	12.1%
3 months Prior	19.41	22.91	0.847	5.7%	15.7%
6 months Prior	18.68	22.64	0.826	8.4%	18.7%
1 year Prior	17.07	21.62	0.788	13.7%	24.4%
2 years Prior	15.18	17.67	0.876	2.2%	11.9%
3 years Prior	20.02	20.46	0.964	(7.2%)	1.6%
Since Holdings IPO (12/05/06)	21.42	21.99	0.963	(7.0%)	1.8%

(1)	Exchange ratio for the period based on average of the daily exchange ratios for the period.

Premiums Paid Analysis

Credit Suisse also observed the premiums paid in selected transactions and as compared to the implied premium for Holdings based on the proposed exchange ratio and the average market price of a Partnership unit for the 1-trading day, 5-trading day and 20-trading day periods prior to the announcement of selected transactions and September 17, 2010 with respect to the proposed merger. The selected transactions were:

Date Announced	Acquiror	Target
09/07/10	Enterprise Products Partners L.P.	Enterprise GP Holdings L.P.
08/09/10	Inergy, L.P.	Inergy Holdings, L.P.
06/11/10	Buckeye Partners, L.P.	Buckeye GP Holdings L.P.
03/03/09	Magellan Midstream Partners, L.P.	Magellan Midstream Holdings, L.P.
09/05/07	MarkWest Energy Partners, L.P.	MarkWest Hydrocarbon, Inc.
04/03/07	ArcLight Capital Partners, LLC / Kelso & Company / Lehman Brothers Holdings Inc.	Buckeye GP Holdings L.P. (61.9%)
11/01/04	Valero L.P.	Kaneb Services LLC

The premiums paid analysis indicated the following:

Implied Premium	High	Low	Mean	Median	Implied Premium for Holdings Based on Proposed Exchange Ratio
1-trading day	37.9%	4.9%	21.6%	22.1%	9.5%
5-trading day	36.0%	6.7%	21.0%	19.0%	9.0%
20-trading day	35.9%	10.4%	20.8%	18.1%	18.0%

Credit Suisse also noted the following financial metrics with respect to the proposed transaction and recent transactions involving the acquisition by an MLP of its publicly traded general partner.

	Proposed Acquisition of Holdings by the Partnership	Enterprise Products Partners, L.P./ Enterprise GP Holdings L.P.	Inergy, L.P./ Inergy Holdings, L.P.	Buckeye Partners, L.P./Buckeye GP Holdings L.P.	Magellan Midstream Partners, L.P./ Magellan Midstream Holdings, L.P.	MarkWest Energy Partners, L.P./ MarkWest Hydrocarbon, Inc.
Announcement Date		09/07/10	08/09/10	06/11/10	03/03/09	09/05/07
Target structure	Pass-through partnership	Pass-through partnership	Pass-through partnership	Pass-through partnership	Pass-through partnership	C-Corp
High splits for IDRs	50%	25%	49%	30%[1]	50%	50%
Holdings GP Only Interest	21%	15%	28%	21%	33%	26%
Non-GP assets owned by General Partner	Partnership LP units	EPD LP units and Energy Transfer Equity LP and GP units	NRGY LP units	None	None	MWE LP units. Natural gas and NGL marketing
Non-GP assets as a % of total value	52%	24%	10%	0%	0%	39%
1-day LP Premium	9%	16%	5%	32%	25%	22%
1-day GP Interest Premium	22%	23%	5%	32%	25%	NA
GP only yield spread to MLP	240 bps	264 bps	271 bps	235 bps	197 bps	NA

[1]	Buckeye Partners, L.P. high split adjusted to be on a comparable basis to other transactions.

Other Matters

Pursuant to an engagement letter dated as of August 2, 2010, Holdings GP retained Credit Suisse as financial advisor to the Holdings Conflicts Committee, as general partner of Holdings, in connection with, among other things, the proposed merger. Holdings GP engaged Credit Suisse based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Credit Suisse will receive a transaction fee of $4,000,000 for its services, which fee is contingent upon the consummation of the merger. Credit Suisse also became entitled to receive a fee of $1,000,000 upon the rendering of its opinion, which is creditable against the transaction fee. In addition, Holdings has agreed to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.

Credit Suisse and its affiliates have in the past provided investment banking and other financial services to Holdings, the Partnership and certain of their affiliates for which Credit Suisse and its affiliates have received compensation, including, during the last two years, having acted as a bookrunning underwriter in connection with an offering of equity securities by selling unitholders of Holdings in March, 2010, a co-managing underwriter in connection with an offering of equity securities by selling unitholders of Holdings in September, 2009 and a co-managing underwriter in connection with an offering of debt securities by the Partnership in April, 2010. Credit Suisse and its affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to Holdings, the Partnership and their respective affiliates for which Credit Suisse and its affiliates have received, and would expect to receive, compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Holdings, the Partnership and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies.

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information included or incorporated by reference in this joint proxy statement/prospectus, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, intentions, future performance and business of each of the Partnership and Holdings and other statements that are not historical facts, as well as certain information relating to the merger, including, without limitation:

•	statements relating to the benefits of the merger;

•	statements relating to the financial results of the Partnership following the merger; and

•

statements preceded by, followed by or that include the words “believes,” “anticipates,” “plans,” “predicts,” “expects,” “envisions,” “hopes,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should,” “confident,” “could” or similar expressions.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the factors discussed under “Risk Factors” beginning on page 26, as well as the following factors:

•	the possibility that the Partnership and Holdings may be unable to obtain unitholder approval required for the merger;

•	the possibility that the businesses may suffer as a result of uncertainty surrounding the merger;

•	the possibility that the coal and natural gas midstream industries may be subject to future regulatory or legislative actions;

•	other uncertainties in the coal and natural gas midstream industries;

•	environmental risks;

•	competition;

•	the ability of the management of the Partnership GP to execute its plans for the Partnership following the merger to meet its goals;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which the Partnership is doing business, may be less favorable than expected; and

•	other economic, governmental, legislative, regulatory, geopolitical and technological factors may negatively impact the businesses, operations or pricing of the Partnership and Holdings.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by the Partnership and Holdings. Please read “Where You Can Find More Information” beginning on page 168.

Forward-looking statements speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to the Partnership or Holdings or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither the Partnership nor Holdings undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE PARTIES TO THE MERGER AGREEMENT

Penn Virginia Resource Partners, L.P.

The Partnership is a publicly traded Delaware limited partnership formed in 2001 that is principally engaged in the management of coal and natural resource properties and the gathering and processing of natural gas in the United States. The Partnership currently conducts operations in two business segments: (i) coal and natural resource management and (ii) natural gas midstream. In the year ended December 31, 2009, the Partnership’s coal and natural resource management segment contributed 81% to operating income, and its natural gas midstream segment contributed 19% to operating income.

The Partnership’s coal and natural resource management segment primarily involves the management and leasing of coal properties and the subsequent collection of royalties. The Partnership does not operate any mines, and therefore, does not have direct exposure to mine operating costs or risks or mine reclamation costs. Coal royalties accounted for 83% of the Partnership’s coal and natural resource management segment revenues in the year ended December 31, 2009. The Partnership also earns revenues from other land management activities, such as selling standing timber, leasing fee-based coal-related infrastructure facilities to certain lessees and end-user industrial plants, collecting oil and gas royalties and from coal transportation, or wheelage fees, which accounted for 17% of its coal and natural resource management segment revenues for the year ended December 31, 2009. As of December 31, 2009, the Partnership owned or controlled approximately 829 million tons of proven and probable coal reserves in Central and Northern Appalachia.

The Partnership’s natural gas midstream segment is engaged in providing natural gas processing, gathering and other related services. As of December 31, 2009, the Partnership owned and operated natural gas midstream assets located in Oklahoma and Texas, including six natural gas processing facilities having 400 MMcfd of total capacity and approximately 4,118 miles of natural gas gathering pipelines. The Partnership’s natural gas midstream operations currently include four natural gas gathering and processing systems and two stand-alone natural gas gathering systems, including: (i) the Panhandle gathering and processing facilities in the Texas/Oklahoma panhandle area; (ii) the Crossroads gathering and processing facilities in East Texas; (iii) the Crescent gathering and processing facilities in Central Oklahoma; (iv) the Arkoma gathering system in Eastern Oklahoma; (v) the North Texas gathering and pipeline facilities in the Fort Worth Basin; and (vi) the Hamlin gathering and processing facilities in West-Central Texas. In addition, the Partnership owns a 25% member interest in Thunder Creek Gas Services, LLC, or Thunder Creek, a joint venture that gathers and transports coalbed methane in Wyoming’s Powder River Basin, and a 50% member interest in Crosspoint Pipeline LLC, a joint venture that gathers and transports natural gas from the Partnership’s Crossroads gas processing plant to an interstate pipeline.

Recent Developments

On December 15, 2010, Penn Virginia Operating Company, LLC (“PVOC”), a wholly-owned subsidiary of the Partnership, entered into an Asset Purchase and Sale Agreement (“PSA”) with Begley Properties, LLC for the purchase of certain mineral rights and oil and gas royalty interests on properties primarily located in Kentucky and Tennessee for $97.25 million, subject to adjustment as provided in the PSA (the “Begley Acquisition”). The Begley Acquisition is subject to customary closing conditions and is expected to close on or before year-end 2010 or early in the first quarter of 2011.

The Begley Acquisition will be initially financed through borrowings under the Partnership’s existing $850 million credit facility and the Partnership expects to permanently finance the Begley Acquisition with a combination of long-term debt and equity.

In connection with the Begley Acquisition, the Partnership GP has agreed to permanently forego $525,000 annually (ratable over each quarterly distribution payment) in distributions with respect to the incentive distribution rights made by the Partnership to the Partnership GP (the “IDR Support”). The IDR Support would only become effective beginning with the payment of the first quarterly distribution following the Partnership’s issuance of equity to finance the Begley Acquisition.

Notwithstanding the foregoing, concurrently with the effective time of the merger, the incentive distribution rights held by the Partnership GP will be cancelled.

The executive offices of the Partnership are located at Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, Pennsylvania 19087. The telephone number is (610) 975-8200.

Penn Virginia GP Holdings, L.P.

Holdings is a publicly traded Delaware limited partnership formed in 2006 that owns the Class B interest and economic interest in the Partnership GP. Holdings’ only cash-generating assets are its direct and indirect ownership interests in the Partnership, which are comprised of the following:

•	a 2.0% general partner interest in the Partnership, which Holdings holds through its Class B interest and economic interest in the Partnership GP;

•	all of the incentive distribution rights in the Partnership, which Holdings holds through its Class B interest and economic interest in the Partnership GP; and

•	approximately 19.6 million Partnership Common Units representing an approximate 36.7% limited partner interest in the Partnership.

The incentive distribution rights noted above entitle Holdings (through its ownership of the economic interest in the Partnership GP) to receive increasing percentages, up to a maximum of 48%, of any incremental cash distributed by the Partnership per Partnership Common Unit as certain target distribution levels are reached in excess of $0.275 per unit per quarter.

The executive offices of Holdings are located at Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, Pennsylvania 19087. The telephone number is (610) 975-8200.

Relationship of the Parties

Holdings and the Partnership are closely related. Holdings currently owns all of the Class B interest and economic interest in the Partnership GP and approximately 19.6 million Partnership Common Units. The Partnership GP currently directly owns a 2.0% general partner interest in the Partnership and all of the Partnership’s incentive distribution rights.

Since Holdings’ initial public offering in December 2006, distributions by the Partnership have increased from $0.40 per Partnership Common Unit for the quarter ended March 31, 2007 to $0.47 per Partnership Common Unit for the quarter ended September 30, 2010; and as a result, distributions from the Partnership to Holdings (through the Partnership GP) have increased.

The following table summarizes the cash Holdings received for the nine months ended September 30, 2010 and the years ended December 31, 2009, 2008 and 2007 as a result of its direct and indirect ownership of partnership interests in the Partnership (dollars in thousands):

				Nine Months Ended September 30,
	Year Ended December 31,
	2007	2008	2009	2010
Limited partner units	$32,515	$35,648	$36,824	$27,642
General partner interest (2.0%)	1,562	1,820	1,988	1,496
Incentive distribution rights	11,551	20,049	24,140	18,174

	$45,628	$57,517	$62,952	$47,312

Moreover, all executive officers of Holdings GP are also executive officers of the Partnership GP and one director of Holdings GP is also a director of the Partnership GP. William H. Shea, Jr., serves as a member of both the Holdings Board and the Partnership Board.

INFORMATION ABOUT THE SPECIAL MEETINGS AND VOTING

The Partnership Board is using this joint proxy statement/prospectus to solicit proxies from the Partnership unitholders for use at the Partnership special meeting. The Holdings Board is using this joint proxy statement/prospectus to solicit proxies from the Holdings unitholders for use at the Holdings special meeting. In addition, this joint proxy statement/prospectus constitutes a prospectus for the offering of Partnership Common Units to be received by Holdings unitholders pursuant to the merger. The partnerships are first mailing this joint proxy statement/prospectus and accompanying proxy to the Partnership unitholders and Holdings unitholders on or about December 27, 2010.

	Partnership Special Meeting	Holdings Special Meeting
Time, Place and Date	10:00 a.m., local time, on February 16, 2011 at The Villanova University Conference Center, 601 County Line Road, Radnor, PA 19087.	11:00 a.m., local time, on February 16, 2011 at The Villanova University Conference Center, 601 County Line Road, Radnor, PA 19087.

Admission to Special Meetings	All Partnership unitholders are invited to attend the Partnership special meeting. Persons who are not Partnership unitholders may attend only if invited by the Partnership. If you own units in “street name” or “nominee name,” you must bring proof of ownership (e.g., a current broker’s statement) in order to be admitted to the Partnership special meeting.	All Holdings unitholders are invited to attend the Holdings special meeting. Persons who are not Holdings unitholders may attend only if invited by Holdings. If you own units in “street name” or “nominee name,” you must bring proof of ownership (e.g., a current broker’s statement) in order to be admitted to the Holdings special meeting.

Purpose of the Special Meetings	1. To consider and vote upon the approval and adoption of the merger, the merger agreement and the transactions contemplated thereby;	1. To consider and vote upon the approval and adoption of the merger, the merger agreement and the transactions contemplated thereby;

	2. To consider and vote upon the approval and adoption of the Partnership’s amended and restated partnership agreement;	2. To consider and vote upon any proposal that may be presented to adjourn the Holdings special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient votes in favor of any of the foregoing proposals; and

	3. To consider and vote upon any proposal that may be presented to adjourn the Partnership special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient votes in favor of any of the foregoing proposals; and	3. To consider and vote upon any proposal to transact such other business as may properly come before the Holdings special meeting and any adjournment or postponement thereof.

	Partnership Special Meeting	Holdings Special Meeting
4. To consider and vote upon any proposal to transact such other business as may properly come before the Partnership special meeting and any adjournment or postponement thereof.

Recommendations of the Partnership Conflicts Committee and the Partnership Board and the Holdings Conflicts Committee and the Holdings Board

The Partnership Conflicts Committee has unanimously (i) approved and declared the advisability of the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement, and (ii)

determined that the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement, are fair and reasonable to and in the best interests of, the Partnership and the Partnership unitholders that are not affiliated with Holdings or its affiliates. Accordingly, the Partnership Conflicts Committee has recommended that the Partnership Board approve the merger agreement, the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement. The Partnership Board, having considered the recommendation of the Partnership Conflicts Committee and having reviewed and evaluated the merits of the merger, (i) has approved and declared the advisability of the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of

The Holdings Conflicts Committee has unanimously (i) found and determined the merger, the merger agreement and the transactions contemplated thereby to be fair and reasonable to, and in the best interests of, Holdings and the unaffiliated Holdings unitholders, (ii) approved and declared the advisability of the merger and the merger agreement, (iii) recommended the Holdings Board approve and declare the advisability of the merger and the merger agreement, and (iv) recommended the Holdings Board submit the merger, the merger agreement and the transactions contemplated thereby to the Holdings unitholders for their approval and adoption. The Holdings Board, having considered the recommendation of the Holdings Conflicts Committee and having reviewed and evaluated the merits of the merger, has (i) found and determined the merger, the merger agreement and the transactions contemplated thereby to be fair and reasonable to, and in the best interests of, Holdings and the unaffiliated Holdings unitholders, and (ii) has approved and declared the advisability of the merger and the merger agreement. Accordingly, the Holdings Board recommends that the Holdings unitholders vote “FOR” the approval and adoption of the merger, the merger agreement and the transactions contemplated thereby.

	Partnership Special Meeting	Holdings Special Meeting
Partnership Common Units pursuant to the merger agreement, and (ii) has determined that the merger agreement and the amended and restated partnership agreement and the transactions contemplated thereby, including the merger and the issuance of Partnership Common Units pursuant to the merger agreement, are fair and reasonable to and in the best interests of, the Partnership and the Partnership unitholders. Accordingly, the Partnership Board recommends that the Partnership unitholders vote “FOR” the approval and adoption of the merger, the merger agreement and the transactions contemplated thereby and vote “FOR” the approval and adoption of the amended and restated partnership agreement.

	Further, the Partnership Board unanimously recommends that the Partnership unitholders vote “FOR” any proposal to adjourn the Partnership special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient votes in favor of either of the foregoing proposals.	In addition, the Holdings Board unanimously recommends that Holdings unitholders vote “FOR” any proposal to adjourn the Holdings special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient votes in favor of the foregoing proposal.

Vote Necessary	The affirmative vote of the holders of a majority of the outstanding Partnership Common Units entitled to vote as of the record date is required to approve and adopt proposals 1, 2 and 3 above; provided, that with respect to proposal 3, in the absence of a quorum, the affirmative vote of at least a majority of Partnership Common Units entitled to vote as of the record date present in person or represented by proxy at the Partnership special meeting would be required to adjourn the Partnership special meeting.	The affirmative vote of the holders of a majority of the outstanding Holdings Common Units entitled to vote as of the record date is required to approve and adopt the merger, the merger agreement and the transactions contemplated thereby; provided, that with respect to proposal 2, in the absence of a quorum, the affirmative vote of at least a majority of Holdings Common Units entitled to vote as of the record date present in person or represented by proxy at the Holdings special meeting would be required to adjourn the Holdings special meeting.

	Partnership Special Meeting	Holdings Special Meeting
Record Date	December 20, 2010.	December 20, 2010.

Outstanding Units Held	As of December 17, 2010, there were approximately 52.3 million Partnership Common Units outstanding.	As of December 17, 2010, there were approximately 39.1 million Holdings Common Units outstanding.

Unitholders Entitled to Vote	Partnership unitholders entitled to vote at the Partnership special meeting are Partnership unitholders of record at the close of business on December 20, 2010. Partnership unitholders who hold Partnership Common Units through a broker or other nominee must first obtain from the holder of record a proxy issued in their name to vote in person at the Partnership special meeting. Each Partnership Common Unit is entitled to one vote.	Holdings unitholders entitled to vote at Holdings special meeting are Holdings unitholders of record at the close of business on December 20, 2010. Holdings unitholders who hold Holdings Common Units through a broker or other nominee must first obtain from the holder of record a proxy issued in their name to vote in person at the Holdings special meeting. Each Holdings Common Unit is entitled to one vote.

Quorum Requirement	A quorum of Partnership unitholders is necessary to hold a valid special meeting. The presence in person or by proxy at the Partnership special meeting of holders of a majority of the Partnership Common Units entitled to vote as of the record date at the Partnership special meeting is a quorum.	A quorum of Holdings unitholders is necessary to hold a valid special meeting. The presence in person or by proxy at the Holdings special meeting of holders of a majority of the outstanding Holdings Common Units entitled to vote as of the record date at the Holdings special meeting is a quorum.

	Abstentions and broker non-votes count as present for establishing a quorum. An abstention occurs when a Partnership unitholder abstains from voting (either in person or by proxy) on one or more of the proposals.	Abstentions and broker non-votes count as present for establishing a quorum. An abstention occurs when a Holdings unitholder abstains from voting (either in person or by proxy) on one or more of the proposals.

	A broker non-vote occurs on an item when a broker or other nominee is not permitted to vote on that item without instruction from the beneficial owner of the Partnership Common Units and no instruction by the Partnership unitholder how to vote is given.	A broker non-vote occurs on an item when a broker or other nominee is not permitted to vote on that item without instruction from the beneficial owner of Holdings Common Units and no instruction by the Holdings unitholder how to vote is given.

	Partnership Special Meeting	Holdings Special Meeting

Units Beneficially Owned by Directors and Executive Officers	The directors and executive officers of the Partnership GP beneficially owned an aggregate of 284,016 Partnership Common Units as of December 17, 2010. These Partnership Common Units represent in total approximately 0.5% of the total voting power of the Partnership’s voting securities.	The directors and executive officers of Holdings GP beneficially owned an aggregate of 109,192 Holdings Common Units as of December 17, 2010. These Holdings Common Units represent in total approximately 0.3% of the total voting power of Holdings’ voting securities.

Support Covenant	Pursuant to the merger agreement, Holdings has agreed to attend the Partnership special meeting and to vote its approximately 19.6 million Partnership Common Units in favor of the approval and adoption of the merger, the merger agreement and the transactions contemplated thereby and the approval and adoption of the Partnership’s amended and restated partnership agreement. These units constitute approximately 36.7% of all outstanding Partnership Common Units.

Proxies	You may vote in person by ballot at the Partnership special meeting or by submitting a proxy. Please submit your proxy even if you plan to attend the Partnership special meeting. If you attend the Partnership special meeting, you may vote by ballot, thereby canceling any proxy previously given.	You may vote in person by ballot at the Holdings special meeting or by submitting a proxy. Please submit your proxy even if you plan to attend the Holdings special meeting. If you attend the Holdings special meeting, you may vote by ballot, thereby canceling any proxy previously given.

	Voting instructions are included on your proxy card. If you properly give your proxy and submit it to the Partnership in time for it to be voted, one of the individuals named as your proxy will vote your Partnership Common Units as you have directed. You may vote for or against the proposals or abstain from voting.	Voting instructions are included on your proxy card. If you properly give your proxy and submit it to the Holdings in time for it to be voted, one of the individuals named as your proxy will vote your Holdings Common Units as you have directed. You may vote for or against the proposals or abstain from voting.

	Partnership Special Meeting	Holdings Special Meeting
How to Submit Your Proxy
By Mail:	To submit your proxy by mail, simply mark your proxy, date and sign it, and if you are a Partnership unitholder of record, return it to American Stock Transfer & Trust Company in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to the address on your proxy card. If you are a beneficial owner, please refer to your proxy card or the information provided to you by the holder of record or your broker or other nominee.	To submit your proxy by mail, simply mark your proxy, date and sign it, and if you are a Holdings unitholder of record, return it to American Stock Transfer & Trust Company in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to the address on your proxy card. If you are a beneficial owner, please refer to your proxy card or the information provided to you by the holder of record or your broker or other nominee.

By Telephone:	If you are a Partnership unitholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. on February 15, 2011. Easy-to-follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded. If you are a beneficial owner, please refer to your instruction card or the information provided by the holder of record or your broker or other nominee for information on submitting your voting instructions by telephone. If you submit your proxy by telephone you do not need to return your proxy card. If you are located outside the United States, Canada and Puerto Rico, please read your proxy card or other materials for additional instructions. If you hold Partnership Common Units through a broker or other nominee, please check the voting form used by that firm to see if it offers telephone voting.	If you are a Holdings unitholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. on February 15, 2011. Easy-to-follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded. If you are a beneficial owner, please refer to your instruction card or the information provided by the holder of record or your broker or other nominee for information on submitting your voting instructions by telephone. If you submit your proxy by telephone you do not need to return your proxy card. If you are located outside the United States, Canada and Puerto Rico, please read your proxy card or other materials for additional instructions. If you hold Holdings Common Units through a broker or other nominee, please check the voting form used by that firm to see if it offers telephone voting.

	Partnership Special Meeting	Holdings Special Meeting
By Internet:	You can also choose to submit your proxy on the internet. If you are a Partnership unitholder of record, the web site for internet voting is on your proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. on February 15, 2011. If you are a beneficial owner, please refer to your instruction card or the information provided by the holder of record, your broker or other nominee for information on internet voting. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you submit your proxy on the internet, you do not need to return your proxy card. If you hold Partnership Common Units through a broker or other nominee, please check the voting form to see if it offers internet voting.	You can also choose to submit your proxy on the internet. If you are a Holdings unitholder of record, the web site for internet voting is on your proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. on February 15, 2011. If you are a beneficial owner, please refer to your instruction card or the information provided by the holder of record, your broker or other nominee for information on internet voting. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you submit your proxy on the internet, you do not need to return your proxy card. If you hold Holdings Common Units through a broker or other nominee, please check the voting form to see if it offers internet voting.

Revoking Your Proxy

If you submit a completed proxy card with instructions on how to vote your Partnership Common Units and then wish to revoke your instructions, you should submit a notice of revocation to American Stock Transfer and Trust Company as soon as possible. You may revoke your proxy by internet, telephone or mail at any time before it is voted by:

•     timely delivery of a valid, later-dated proxy or timely submission of a later-dated proxy by telephone or internet;

•     written notice to the Partnership GP’s Secretary before the Partnership special meeting that you have revoked your proxy; or

•     voting by ballot at the Partnership special meeting.

If you submit a completed proxy card with instructions on how to vote your Holdings Common Units and then wish to revoke your instructions, you should submit a notice of revocation to American Stock Transfer and Trust Company as soon as possible. You may revoke your proxy by internet, telephone or mail at any time before it is voted by:

•     timely delivery of a valid, later-dated proxy or timely submission of a later-dated proxy by telephone or internet;

•     written notice to Holdings GP’s Secretary before the Holdings special meeting that you have revoked your proxy; or

•     voting by ballot at the Holdings special meeting.

	Partnership Special Meeting	Holdings Special Meeting
Proxy Solicitation	In addition to this mailing, proxies may be solicited by directors, officers or employees of the Partnership GP or its affiliates in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services. The Partnership has retained Morrow & Co., LLC to assist in the distribution and solicitation of proxies. The Partnership will pay Morrow & Co., LLC a fixed fee of $5,000 plus reasonable expenses for these services.	In addition to this mailing, proxies may be solicited by directors, officers or employees of Holdings GP or its affiliates in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services. Holdings has retained Morrow & Co., LLC to assist in the distribution and solicitation of proxies. Holdings will pay Morrow & Co., LLC a fixed fee of $7,500 plus reasonable expenses for these services.

Adjournments	If a quorum of Partnership unitholders is not present in person or by proxy at the Partnership special meeting, the special meeting may be adjourned from time to time until a quorum is present or represented. In addition, adjournments of the Partnership special meeting may be made for the purpose of soliciting additional proxies in favor of a proposal.	If a quorum of Holdings unitholders is not present in person or by proxy at the Holdings special meeting, the special meeting may be adjourned from time to time until a quorum is present or represented. In addition, adjournments of the Holdings special meeting may be made for the purpose of soliciting additional proxies in favor of a proposal.

Other Business	The Partnership Board is not currently aware of any business to be acted upon at the Partnership special meeting other than the matters described in this joint proxy statement/prospectus. If, however, other matters are properly brought before the Partnership special meeting, the persons appointed as proxies will have discretion to vote or act on those matters according to their judgment.	The Holdings Board is not currently aware of any business to be acted upon at the Holdings special meeting other than the matters described in this joint proxy statement/prospectus. If, however, other matters are properly brought before the Holdings special meeting, the persons appointed as proxies will have discretion to vote or act on those matters according to their judgment.

Contact/Assistance

Morrow & Co., LLC will be acting as the Partnership’s proxy solicitation agent:

Brokers or other nominees call: (203) 658-9400

Partnership unitholders call toll-free: (800) 573-4370

Email: pennvirginia.info@morrowco.com

Morrow & Co., LLC will be acting as Holdings’ proxy solicitation agent:

Brokers or other nominees call: (203) 658-9400

Holdings unitholders call toll-free: (800) 573-4370

Email: pennvirginia.info@morrowco.com

THE PROPOSED MERGER

The following description of the material information about the merger, including the summary of the material terms and provisions of the merger agreement, is qualified in its entirety by reference to the more detailed annexes to this joint proxy statement/prospectus. We urge you to read all of the annexes to this joint proxy statement/prospectus in their entirety.

General

The Partnership, the Partnership GP, MergerCo, Holdings and Holdings GP have entered into the merger agreement. Under the merger agreement, the Partnership will acquire Holdings and Holdings GP through a merger of Holdings and Holdings GP with and into MergerCo, and all Holdings Common Units outstanding at the effective time of the merger (other than Holdings Common Units held by the Partnership or its subsidiaries, if any) will be converted into the right to receive Partnership Common Units. As a result of the merger, MergerCo will be a subsidiary of the Partnership, with the Partnership as MergerCo’s sole member and MergerCo will be the sole economic member of the Partnership GP. In connection with the merger, the approximately 19.6 million Partnership Common Units held by Holdings and the incentive distribution rights held by the Partnership GP will be cancelled and the 2.0% general partner interest in the Partnership held by the Partnership GP will be converted to a non-economic management interest in the Partnership.

Pursuant to the merger agreement, the Partnership will issue to the Holdings unitholders approximately 38.3 million Partnership Common Units. Each Holdings unitholder will receive 0.98 Partnership Common Units per Holdings Common Unit and each Holdings unitholder who would otherwise be entitled to receive fractional Partnership Common Units pursuant to the merger will be entitled to receive a cash payment in an amount equal to the product of (a) the closing sale price of the Partnership Common Units on the New York Stock Exchange as reported by The Wall Street Journal on the trading day immediately preceding the date on which the effective time of the merger occurs and (b) the fraction of a Partnership Common Unit which such holder would otherwise be entitled to receive. This represents an approximate 9.4% premium to the closing price of Holdings Common Units on September 20, 2010, the last trading day before the public announcement of the proposed merger. Partnership unitholders will continue to own their existing Partnership Common Units. Upon the consummation of the merger, the Partnership will be owned approximately 46% by current Partnership unitholders, and approximately 54% by former Holdings unitholders. The Partnership Common Units will continue to be traded on the New York Stock Exchange under the symbol “PVR” following the merger.

The merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. Please read the merger agreement carefully and fully as it is the primary legal document that governs the merger. For a summary of the merger agreement, please read “The Merger Agreement” beginning on page 92.

Effective Time

As soon as practicable after the satisfaction or waiver of the conditions to the merger, the certificate of merger will be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware law. The merger will become effective when the certificate of merger is filed or at such later date and time as may be set forth in the certificate of merger.

The Partnership and Holdings anticipate that the merger will be completed in the first quarter of 2011. However, the effective time of the merger could be delayed if there is a delay in satisfying any condition to the merger. There can be no assurances as to whether, or when, the Partnership and Holdings will obtain the required approvals or complete the merger. If the merger is not completed on or before March 31, 2011, either the Partnership or Holdings may terminate the merger agreement, unless the failure to complete the merger by that date is primarily due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligations under the merger agreement or a material breach of the merger agreement by such party. Please read “The Merger Agreement—Conditions to the Consummation of the Merger” beginning on page 103.

Transactions Related to the Merger

Amended and Restated Partnership Agreement

Concurrently with the effective time of the merger, the Partnership’s existing partnership agreement will be amended and restated. Under the Partnership’s amended and restated partnership agreement (i) the incentive distribution rights in the Partnership held by the Partnership GP will be cancelled and the 2.0% general partner interest in the Partnership will be converted into a non-economic management interest in the Partnership; (ii) the Partnership Board will be increased to nine members, all of whom will be elected by the Partnership’s limited partners; and (iii) references to the Partnership’s previously outstanding subordinated units and certain other legacy provisions which are no longer applicable to the Partnership will be eliminated.

For a summary of the amended and restated partnership agreement, please read “The Amended and Restated Partnership Agreement of the Partnership” beginning on page 109.

The foregoing description of the Partnership’s amended and restated partnership agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of amended and restated partnership agreement, which is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus.

Support Covenant

As of September 20, 2010, the last trading day before the public announcement of the proposed merger, Holdings beneficially owned approximately 19.6 million Partnership Common Units. These units represent approximately 36.7% of all outstanding Partnership Common Units. Pursuant to the merger agreement, Holdings agreed, at any meeting of Partnership unitholders, in respect of its Partnership Common Units to (a) appear at each Partnership unitholder meeting held to consider and vote upon the approval and adoption of the merger, the merger agreement, the transactions contemplated thereby and any other matters required to be approved for the consummation of the merger or otherwise cause its Partnership Common Units to be counted as present for quorum purposes, (b) vote (or cause to be voted) in favor of the approval and adoption of the merger, the merger agreement and the transactions contemplated thereby, (c) vote (or cause to be voted) in favor of the approval and adoption of the Partnership’s amended and restated partnership agreement, and (d) vote (or cause to be voted) against any other action, agreement or transaction, as to which a vote in favor would constitute a breach or violation of its obligations to not knowingly take any action that is intended or is reasonably likely to result in certain adverse results as outlined in the merger agreement.

Holdings’ support covenant will terminate in the event of, among other things, the termination of the merger agreement or a change in recommendation by the Holdings Board or the Partnership Board or Partnership Conflicts Committee.

Appraisal Rights

Neither Holdings unitholders nor Partnership unitholders have or are entitled to exercise appraisal rights in connection with the merger under Delaware law and Holdings’ or the Partnership’s existing partnership agreement.

Restrictions on Sales of Partnership Common Units Received in the Merger

Partnership Common Units to be issued to the Holdings unitholders in the merger may be traded freely and without restriction by those Holdings unitholders not deemed to be affiliates (as that term is defined under the Securities Act) upon compliance with the procedures set forth in the Partnership’s amended and restated partnership agreement. Partnership Common Units held by any such affiliates may be sold only pursuant to a registration statement or an exemption under the Securities Act.

An “affiliate” of Holdings is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Holdings. These restrictions are expected to apply to the directors and executive officers of Holdings and the holders of 10% or more of outstanding Holdings Common Units. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. The Partnership will give stop transfer instructions to the transfer agent with respect to the Partnership Common Units to be received by persons subject to these restrictions.

Listing of the Partnership Common Units; Delisting and Deregistration of Holdings Common Units

It is a condition to the merger that the Partnership Common Units to be issued in the merger be approved for listing on the New York Stock Exchange, subject to official notice of issuance. If the merger is completed, Holdings Common Units will cease to be listed on the New York Stock Exchange and Holdings Common Units will be deregistered under the Exchange Act.

Accounting Treatment of the Merger

The merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation—Overall—Changes in Parent’s Ownership Interest in a Subsidiary, which is referred to as FASB ASC 810. Holdings is considered as the surviving consolidated entity for accounting purposes rather than the Partnership, which is the surviving consolidated entity for legal and reporting purposes. Therefore, the changes in Holdings’ ownership interest will be accounted for as an equity transaction and no gain or loss will be recognized as a result of the merger.

Litigation

On September 27, 2010, a putative class action complaint was filed by a purported Holdings unitholder against Holdings, Holdings GP, the Partnership, the Partnership GP, MergerCo and Holdings GP’s directors in the Court of Chancery of the State of Delaware under the caption Israni v. Penn Virginia GP Holdings, L.P., et al., Civil Action No. 5851-CC. On September 29, 2010, a putative class action complaint was filed by a purported Holdings unitholder against Holdings, Holdings GP, the Partnership, the Partnership GP, MergerCo and Holdings GP’s directors and a Holdings GP officer in the Court of Chancery of the State of Delaware under the caption Rooney v. Penn Virginia GP Holdings, L.P., et al., Civil Action No. 5859-CC. These two complaints alleged, among other things, that certain of the defendants breached their fiduciary duties to Holdings’ public unitholders in connection with the merger by, among other things, accepting insufficient consideration and that the Partnership and Partnership GP aided and abetted those breaches. On October 7, 2010, the Court of Chancery of the State of Delaware entered a stipulation and order consolidating the two actions described above under the caption In re Penn Virginia GP Holdings, L.P. Shareholder Litigation, C.A. No. 5851-CC, and designating the complaint filed in civil action no. 5851-CC as the operative complaint. By November 4, 2010, all of the defendants had moved to dismiss the complaint. On November 9, 2010, the plaintiffs moved to voluntarily dismiss the consolidated action. On November 15, 2010, the Court of Chancery of the State of Delaware granted dismissal of the consolidated action. Hence, there is currently no litigation pending in Delaware challenging the merger.

On October 1, 2010, a putative class action complaint was filed by a purported Holdings unitholder against Holdings, the Partnership and certain of Holdings GP’s directors in the Court of Common Pleas of Delaware County, Pennsylvania under the caption Epoch v. Penn Virginia GP Holdings, L.P., et al. In the complaint, the plaintiff alleged that certain of the defendants breached their fiduciary duties to Holdings’ public unitholders in connection with the merger by, among other things, accepting insufficient consideration and engaging in a flawed process and that certain of the defendants aided and abetted those breaches. Among other things, the complaint sought an order certifying a class consisting of all Holdings public unitholders, enjoining the consummation of the merger, rescinding the merger, directing the board of directors of Holdings GP to obtain a transaction that is in the best interests of the Holdings unitholders and an award of attorneys’ fees and costs. On October 26, 2010, all but two of the defendants filed preliminary objections to the complaint. On October 27, 2010, plaintiff filed a motion for expedited discovery. By November 5, 2010, the remaining two defendants had filed preliminary objections to the complaint. On November 15, 2010, plaintiff filed an amended complaint, purporting to add Sanjay Israni as a named plaintiff and Holdings GP, the Partnership GP and MergerCo as defendants. In the amended complaint, the purported plaintiffs allege that certain of the purported defendants breached their duties to Holdings’ unitholders pursuant to Holdings’ amended and restated partnership agreement in connection with the merger by, among other things, engaging in a flawed process and failing to provide material information and/or providing materially misleading information to Holdings unitholders in connection with their vote on the merger and that certain of the defendants aided and abetted those breaches. The amended complaint also alleges that certain of the purported defendants breached the implied covenant of good faith and fair dealing that arises from Holdings’ amended and restated partnership agreement. Among other things, the amended complaint seeks an order certifying a class consisting of all Holdings public unitholders, enjoining the consummation of the merger preliminarily and permanently, rescinding the merger, awarding damages and awarding attorneys’ fees and costs. The defendants have not yet answered or otherwise responded to the amended complaint. On November 16, 2010, the defendants filed oppositions to plaintiff’s motion for expedited discovery. On November 19, 2010, the Court of Common Pleas of Delaware County, Pennsylvania denied plaintiff’s motion for expedited discovery.

On October 6, 2010, a putative class action complaint was filed by a purported Holdings unitholder against Holdings, Holdings GP, the Partnership, the Partnership GP, MergerCo and certain of Holdings GP’s officers and directors in the Court of Common Pleas of Delaware County, Pennsylvania under the caption Scheifele v. Shea, et al. In the complaint, the plaintiff alleges that certain of the defendants breached their fiduciary duties to Holdings’ public unitholders in connection with the merger by, among other things, means of an unfair process and an unfair price and that certain of the defendants aided and abetted those breaches. Among other things, the complaint seeks an order certifying a class consisting of all Holdings public unitholders, enjoining the merger preliminarily or permanently, rescinding the merger, awarding damages and awarding attorneys’ fees and costs. The defendants have not yet answered or otherwise responded to the complaint.

The Partnership and Holdings do not believe that the claims alleged in the complaints have any merit, and intend to vigorously defend the actions.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. Because this is a summary, it does not contain all information that may be important to you. You should read the entire joint proxy statement/prospectus and all of its annexes, including the merger agreement, carefully before you decide how to vote.

Explanatory Note Regarding Summary of the Merger Agreement

The summary of the terms of the merger agreement is intended to provide information about the material terms of the merger. The terms and information in the merger agreement should not be relied on as disclosures about the Partnership or Holdings without consideration to the entirety of public disclosure by the Partnership and Holdings as set forth in all of their respective public reports with the SEC. The terms of the merger agreement (such as the representations and warranties) govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. In particular, the representations and warranties made by the parties to each other in the merger agreement have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the merger should events or circumstances change or be different from those stated in the representations and warranties. Matters may change from the state of affairs contemplated by the representations and warranties. The Partnership and Holdings will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

Directors and Officers of the Partnership GP Following the Merger

The Partnership GP will continue to manage the Partnership after the merger. The Partnership’s management team will continue in their current roles and will manage the Partnership GP following the merger. Following the effective time of the merger, the Partnership Board is expected to consist of nine members. The six current members of the Partnership Board will continue as directors of the Partnership Board. In addition, the three members of the Holdings Conflicts Committee shall be nominated and elected by the Partnership Board to serve as directors of the Partnership Board following the effective time of the merger.

Closing Matters

Closing

Unless the parties agree otherwise in writing, the closing of the merger will take place on the third business day after the closing conditions in the merger agreement have been satisfied or waived or such other time or date to which the parties agree in writing. Please read “—Conditions to the Consummation of the Merger” beginning on page 103 for a more complete description of the conditions that must be satisfied or waived prior to closing. The date on which the closing occurs is referred to as the “closing date.” The closing of the merger will take place at the offices of Vinson & Elkins L.L.P. in New York, New York at 10:00 a.m., local time, on the closing date.

Effective Time

Subject to the satisfaction or waiver of the conditions to the merger, the certificate of merger will be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware law. The merger will become effective when the certificate of merger is filed or at such later date and time as may be set forth in the certificate of merger.

Merger Consideration

General

Pursuant to the merger agreement, all of the general partner interest in Holdings, the limited liability company interests in Holdings GP, and all Partnership Common Units owned by Holdings outstanding immediately prior to the effective time of the merger shall be cancelled and cease to exist.

Pursuant to the merger agreement the Partnership will issue to the Holdings unitholders approximately 38.3 million Partnership Common Units in exchange for Holdings Common Units currently held by such unitholders. Each Holdings unitholder will receive 0.98 Partnership Common Units per Holdings Common Unit and each Holdings unitholder who would otherwise be entitled to receive fractional Partnership Common Units pursuant to the merger will be entitled to receive a cash payment in an amount equal to the product of (a) the closing sale price of the Partnership Common Units on the New York Stock Exchange as reported by The Wall Street Journal on the trading day immediately preceding the date on which the effective time of the merger occurs and (b) the fraction of a Partnership Common Unit which such holder would otherwise be entitled to receive. All Holdings Common Units, when converted into the right to receive Partnership Common Units in the merger, shall cease to be outstanding and shall automatically be cancelled and cease to exist.

Exchange Procedures

The Partnership will deposit with American Stock Transfer & Trust Company (the exchange agent in connection with the merger) sufficient Partnership Common Units and cash (for payment for any fractional Holdings Common Units) for the benefit of holders of Holdings Common Units to be exchanged for the stated consideration the holder is entitled to receive under the merger agreement.

Promptly after the effective time of merger, the exchange agent will send a letter of transmittal to each person who was a Holdings unitholder at the effective time of the merger. This letter will contain instructions on how to surrender certificates or non-certificated units represented by book-entry formerly representing Holdings Common Units in exchange for the stated consideration the holder is entitled to receive under the merger agreement.

Distributions with Respect to Unexchanged Holdings Common Units

After the effective time of the merger, former Holdings unitholders will be entitled to (i) Partnership distributions payable with a record date after the effective time of the merger with respect to the number of Partnership Common Units to which they are entitled upon exchange of their Holdings Common Units, without interest and (ii) any distributions with respect to their Holdings Common Units with a record date occurring prior to the effective time of the merger that may have been declared or made by Holdings on such Holdings Common Units and which remain unpaid at the effective time of the merger. However, they will not be paid distributions on such Partnership Common Units until they surrender the certificates or non-certificated units represented by book-entry form representing their Holdings Common Units to the exchange agent in accordance with the exchange agent’s instructions. After the close of business on the date on which the effective time of the merger occurs, there will be no transfers on the unit transfer books of Holdings with respect to any Holdings Common Units.

Fractional Units

Fractional Partnership Common Units will not be issued pursuant to the merger. Instead, each Holdings unitholder who would otherwise be entitled to receive fractional Partnership Common Units pursuant to the merger will be entitled to receive a cash payment in an amount equal to the product of (a) the closing sale price of the Partnership Common Units on the New York Stock Exchange as reported by The Wall Street Journal on the trading day immediately preceding the date on which the effective time of the merger occurs and (b) the fraction of a Partnership Common Unit which such holder would otherwise be entitled to receive.

Termination of Exchange Fund

Any portion of the stated consideration, or distributions payable in accordance with the merger agreement, made available to the exchange agent that remains unclaimed by Holdings unitholders after 180 days following the effective time of the merger will be returned to the Partnership upon demand. Thereafter, a Holdings unitholder must look only to the Partnership for payment of the stated consideration, including any cash in lieu of the issuance of fractional Partnership Common Units, and any distributions with respect to the Partnership Common Units or Holdings Common Units to which the holder is entitled under the terms of the merger agreement. Any amounts remaining unclaimed by Holdings unitholders immediately prior to such time as such amounts would otherwise revert to or become the property of any governmental authority will, to the extent permitted by applicable law, become the property of the Partnership free and clear of any liens, claims and interests.

Lost Unit Certificates

If a certificate formerly representing Holdings Common Units has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of an affidavit as to that loss, theft or destruction, and, if required by the Partnership, the posting of a bond in a reasonable amount as indemnity.

Withholding

The Partnership, MergerCo and the exchange agent will be entitled to deduct and withhold from the stated consideration payable to any Holdings unitholder the amounts they are required to deduct and withhold under the Internal Revenue Code or any state, local or foreign tax law. Withheld amounts will be treated for all purposes of the merger as having been paid to the respective Holdings unitholders.

Anti-Dilution Provisions

The stated consideration will be correspondingly adjusted if, at any time between the date of the merger agreement and the effective time of the merger, there is any change in the outstanding Holdings Common Units or outstanding Partnership Common Units by reason of any subdivision, reclassification, recapitalization, split, combination, or distribution in the form of equity interests with respect to such units.

Holdings’ Long-Term Incentive Plan

Each outstanding Holdings deferred common unit credited to a participant of Holdings’ long-term incentive plan will be converted into Partnership deferred common units under the Partnership’s long-term incentive plan at a ratio of 0.98 Partnership deferred common units per Holdings deferred common unit.

Actions Pending the Merger

Each of the Partnership and the Partnership GP have agreed that, without the prior written consent of the Holdings Board, it will not, and will cause its subsidiaries not to, during the period from the date of the merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as expressly contemplated or permitted by the merger agreement:

•	conduct its business and the business of its subsidiaries other than in the ordinary and usual course of business;

•

fail to use commercially reasonable best efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees or business associates;

•	take any action that would have a material adverse effect with respect to the Partnership;

•

other than with respect to grants of equity or other rights made in the ordinary and usual course pursuant to the Partnership’s long-term incentive plan or up to 25,000 phantom units to be awarded to certain employees of the Partnership, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity, any appreciation rights or any rights, (ii) enter into any agreements with respect to such transactions, or (iii) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee rights, that would have a material adverse effect with respect to the Partnership.

•

make, declare or pay any distribution on or in respect of, or declare or make any distribution on, any of its equity securities (except regular quarterly cash distributions of “available cash” (as defined in the Partnership’s existing partnership agreement), in each case in the ordinary course consistent with past practice in amounts no greater than distributions by the Partnership declared with respect to the second quarter of 2010);

•	split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests;

•

except as contemplated by the Partnership’s compensation or benefit plans in effect on, or as required by the terms of its securities outstanding on, the date of the merger agreement, redeem, repurchase or otherwise acquire or permit any of its subsidiaries to purchase, redeem or otherwise acquire any partnership interests;

•

merge, consolidate or enter into any other business combination transaction with any person or make any acquisition or disposition that would be likely to have a material adverse effect with respect to the Partnership or enter into a definitive agreement with respect to a Partnership acquisition proposal;

•	amend the Partnership’s existing partnership agreement, except as contemplated by the merger agreement;

•	implement or adopt any material change in its accounting principles, practices or methods, except for changes required by law or generally accepted accounting principles;

•

fail to use commercially reasonable best efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past;

•

change in any material respect its express or deemed election relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;

•	settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes;

•

change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law, or required by the Partnership’s existing partnership agreement;

•

(i) incur any indebtedness for borrowed money or guarantee any such indebtedness of others; (ii) enter into any material lease (whether operating or capital); (iii) create any lien on the property of the Partnership or its subsidiaries in connection with any pre-existing indebtedness, new indebtedness or lease; or (iv) make or commit to make any capital expenditures, that, in each case, would have a material adverse effect with respect to the Partnership;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

•	except in connection with obtaining unitholder approval of the merger or its consideration of a change in recommendation as permitted under the merger agreement, knowingly take any action that is intended or is reasonably likely to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at the closing date, any of the conditions to the consummation of the merger not being satisfied, any material delay or prevention of the consummation of the merger or a material violation of any provision of the merger agreement except, in each case, as may be required by law; or

•	agree or commit to do any of the prohibited actions described above.

Each of Holdings and Holdings GP have agreed that, without the prior written consent of the Partnership Conflicts Committee, it will not, and will cause its subsidiaries not to, during the period from the date of the merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as expressly contemplated or permitted by the merger agreement:

•	conduct its business and the business of its subsidiaries other than in the ordinary and usual course of business;

•

fail to use commercially reasonable best efforts to preserve intact its business organization, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees or business associates;

•	take any action that would have a material adverse effect with respect to Holdings;

•

other than with respect to grants of equity or other rights made in the ordinary and usual course pursuant to Holdings’ long-term incentive plan, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity, any appreciation rights or any rights, (ii) enter into any agreements with respect to such transactions, or (iii) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee rights;

•

make, declare or pay any distribution on or in respect of, or declare or make any distribution on, any of its equity securities (except regular quarterly cash distributions of “available cash” (as defined in Holding’s existing partnership agreement), in each case in the ordinary course consistent with past practice in amounts no greater than distributions by Holdings declared with respect to the second quarter of 2010);

•	split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests;

•

except as contemplated by Holdings’ compensation or benefit plans in effect on or as required by the terms of its securities outstanding on the date of the merger agreement, redeem, repurchase or otherwise acquire or permit any of its subsidiaries to purchase, redeem or otherwise acquire any partnership interests;

•

(i) sell, lease, dispose of or discontinue any portion of its assets, business or properties, which is material to it and its subsidiaries taken as a whole, or acquire, by merger or otherwise, or lease (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) any assets or all or any portion of, the business or property of any other entity which, in either case, is material to it and its subsidiaries taken as a whole, or would be likely to have a material adverse effect with respect to Holdings or (ii) transfer any portion of the Partnership Common Units, limited liability company interests in Holdings GP or member interests in the Partnership GP which it owns, and, with respect to Holdings GP, transfer its non-economic (0.0%) general partner interest in Holdings;

•	amend the existing partnership agreement of Holdings or the existing limited liability company agreement of Holdings GP;

•	implement or adopt any material change in its accounting principles, practices or methods, except for changes required by law or generally accepted accounting principles;

•

fail to use commercially reasonable best efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past;

•

change in any material respect its express or deemed election relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;

•	settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes;

•

change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law or required by the Partnership’s existing partnership agreement;

•

(i) incur any indebtedness for borrowed money or guarantee any such indebtedness of others; (ii) enter into any material lease (whether operating or capital); (iii) create any lien on the property of Holdings or its subsidiaries (including the Partnership Common Units owned by Holdings) in connection with any pre-existing indebtedness, new indebtedness or lease; or (iv) make or commit to make any capital expenditures;

•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

•

except in connection with obtaining unitholder approval of the merger or its consideration of a change in recommendation or an acquisition proposal as permitted under the merger agreement, knowingly take any action that is intended or is reasonably likely to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at the closing date, any of the conditions to the consummation of the merger not being satisfied, any material delay or prevention of the consummation of the merger or a material violation of any provision of the merger agreement except, in each case, as may be required by law; or

•	agree or commit to do any of the prohibited actions described above.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. Holdings and, to the extent necessary, Holdings GP, on the one hand and the Partnership and MergerCo and, to the extent necessary, the Partnership GP on the other hand, has made representations and warranties to the other in the merger agreement with respect to the following subject matters:

•	existence, good standing and qualification to conduct business;

•	capitalization, including ownership of interests in its subsidiaries and the absence of restrictions or encumbrances with respect to interests in its subsidiaries;

•	existence, ownership, good standing and qualification of subsidiaries;

•	power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;

•	compliance with laws;

•	defaults on contracts;

•	absence of any conflict or violation of organizational documents, third party agreements or law or regulation as a result of entering into and carrying out the obligations of the merger agreement;

•	filings and reports with the SEC, and financial information;

•	fees payable to brokers;

•	tax matters;

•	regulatory approvals or consents required to complete the merger;

•	the Partnership Conflicts Committee and Partnership Board recommendations;

•	the Holdings Conflicts Committee and Holdings Board recommendations;

•	operations of MergerCo;

•	the opinion of the financial advisor to the Holdings Conflicts Committee;

•	the opinion of the financial advisor to the Partnership Conflicts Committee; and

•	no material adverse effect with respect to the Partnership.

The representations and warranties contained in the merger agreement will not survive beyond the effective time of the merger.

Additional Covenants

Best Efforts

Each of Holdings and the Partnership has agreed to use its commercially reasonable best efforts in good faith to take all actions necessary, proper or advisable under applicable law to consummate the merger, including obtaining regulatory approvals and any other third party approvals, having any injunction or restraining order adversely affecting the consummation of the merger lifted or rescinded, defending any litigation seeking to enjoin, prevent or delay the consummation of the merger or seeking material damages, and cooperating fully with the other party and furnishing to the other party copies of all correspondence, filings and communications with the regulatory authorities. In complying with the commercially reasonable best efforts covenant, neither the Partnership nor Holdings nor any of their subsidiaries is required to take measures that would have a material adverse effect on it and its subsidiaries taken as a whole.

Equity Holder Approvals

Each of Holdings and the Partnership has agreed to call, hold and convene a meeting of its unitholders. In the case of the Holdings unitholders, the purpose will be to consider and vote upon the approval and adoption of the merger, the merger agreement, the transactions contemplated thereby and any other matters required to be approved by them for consummation of the merger. In the case of the Partnership unitholders, the purpose will be to consider and vote upon the approval and adoption of the merger, the merger agreement, the transactions contemplated thereby and any other matters required to be approved by them for consummation of the merger and the approval and adoption of the amended and restated partnership agreement. If the Partnership Conflicts Committee or the Partnership Board changes its recommendation to Partnership unitholders in accordance with the merger agreement, as described below, the Partnership will not be obligated to call, hold or convene the meeting of its unitholders and the Partnership GP may adjourn, postpone or cancel any previously called unitholder meeting. If the Holdings Board changes its recommendation to Holdings unitholders in accordance with the merger agreement and complies with its “no-solicitation covenant,” both as described below, Holdings will not be obligated to call, hold or convene the meeting of its unitholders and Holdings GP may adjourn, postpone or cancel any previously called unitholder meeting.

Registration Statement

Each of Holdings and the Partnership agreed to cooperate in the preparation of the registration statement that includes this joint proxy statement/prospectus (and other proxy solicitation materials of the Partnership and Holdings) filed with the SEC in connection with the merger.

Press Releases

Prior to any change in recommendation, each of Holdings and the Partnership will not, without the prior approval of the Holdings Board in the case of Holdings and the Partnership Conflicts Committee in the case of the Partnership, issue any press release or written statement for general circulation relating to the transactions contemplated by the merger agreement, except as otherwise required by applicable law or regulation or the applicable New York Stock Exchange rules, in which case it will consult with the other party before issuing any such press release or written statement.

Access; Information

Upon reasonable notice, and subject to laws relating to exchanges of information, each party and its subsidiaries will grant the other parties and their officers, employees, counsel, accountants and other authorized representatives, access throughout the period prior to the effective time of the merger, to all its properties, books, contracts, commitments and records and to its officers, employees, accountants, counsel and other representatives. Neither party is required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege or contravene any law, fiduciary duty or binding agreement entered into prior to the date of the merger agreement.

Affiliate Arrangements

Holdings must deliver to the Partnership a schedule of each person that, to the best of its knowledge, is, or is reasonably likely to be, deemed an affiliate of Holdings, as of the date of the relevant unitholder meeting, within 15 days of the mailing of this joint proxy statement/prospectus. Holdings must use commercially reasonable best efforts to prevent these affiliates from selling any Partnership Common Units received in connection with the merger in violation of the registration requirements of the Securities Act.

Takeover Laws

Neither Holdings nor the Partnership will take any action that would cause the transactions contemplated by the merger agreement to be subject to requirements imposed by any takeover laws.

No Rights Triggered

Each of Holdings and the Partnership will take all steps necessary to ensure that the entering into of the merger agreement and the consummation of the transactions contemplated thereby will not result in the grant of any rights, including convertible securities, to any person under their respective partnership agreements or under any material agreement to which it or its subsidiaries is a party.

New York Stock Exchange

The Partnership will use commercially reasonable best efforts to list the Partnership Common Units to be issued to the Holdings unitholders on the New York Stock Exchange prior to the closing of the merger.

Third Party Approvals

Holdings and the Partnership and their respective subsidiaries will cooperate and use their commercially reasonable best efforts to prepare all documentation, to effect all filings and to obtain and comply with all permits, consents, approvals and authorizations of all third parties and all regulatory approvals necessary to consummate the merger and to cause the amended and restated partnership agreement to be effective as expeditiously as practicable.

Indemnification; Directors’ and Officers’ Insurance

The Partnership and MergerCo, as the surviving entity from the merger, jointly and severally, will indemnify and hold harmless each person who is a director or officer of Holdings or any of its subsidiaries (including Holdings GP) or who is serving as a fiduciary under any employee benefit plan, both as of the date of the merger agreement and through the effective date of the merger, to the fullest extent permitted by law in connection with any claim arising out of or pertaining to the person’s service as a director or officer of Holdings or its subsidiaries (including Holdings GP) or as a fiduciary under any employee benefit plan and any losses, claims, liabilities, costs indemnification expenses, judgments, fines, penalties and amounts paid in settlement resulting therefrom. Both will also pay, prior to final disposition of a claim, for any expenses incurred in defending such claim or serving as a witness relating to any claim within ten days after any request for advancement.

The Partnership will maintain, or cause MergerCo to maintain, for at least six years following the effective time of the merger, the current policies of directors’ and officers’ liability insurance maintained by Holdings and its subsidiaries, except that MergerCo may substitute policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to the directors and officers of Holdings than the existing policy; provided, that the Partnership is not required to pay annual premiums in excess of 300% of the last annual premium paid by Holdings prior to the date of the merger agreement. Such obligation of the Partnership will be deemed to have been satisfied if prepaid “tail” policies have been obtained by MergerCo with terms not less advantageous and carriers of same or better rating as the current policy.

The Partnership and Holdings also agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger now existing in favor of existing indemnified parties, as provided in the Holdings agreement of limited partnership or organizational documents of its subsidiaries (including the Holdings GP limited liability company agreement) and the indemnification agreements of Holdings or any of its subsidiaries will be assumed by MergerCo, the Partnership and the Partnership GP in the merger, without further action, at the effective time of the merger and will survive the merger and will continue in full force and effect in accordance with their terms.

Notification of Certain Matters

Each of Holdings and the Partnership will give prompt notice to the other of: (a) any fact, event or circumstance known to it that is reasonably likely, individually or taken together with other facts, events or circumstances known to it to result in any material adverse effect with respect to it or that would cause or constitute a material breach of any of its representations, warranties, agreements or covenants contained in the merger agreement, and (b) any change in its condition or business or any litigation or governmental complaints, investigations or hearings to the extent it results in, or would reasonably be expected to result in, a material adverse effect with respect to it.

Section 16(b) Matters

Holdings will take such steps as are reasonably requested by any party to the merger agreement to cause, as applicable, dispositions of the equity of Holdings (including derivative securities) by the directors and officers of Holdings pursuant to the merger agreement, to be exempt from the short-swing profit rules under Section 16(b) of the Exchange Act.

Amended and Restated Partnership Agreement

Subject to receipt of the Partnership unitholders’ approval, the Partnership GP will execute and make effective at the effective time of the merger the proposed amended and restated partnership agreement of the Partnership.

The Partnership Board Membership

The Partnership GP’s amended and restated limited liability company agreement will provide that the Partnership Board will consist of nine members. Prior to the mailing of this joint proxy statement, Holdings designated the three members of the Holdings Conflicts Committee (the “Holdings Director Designees”) to serve as members of the Partnership Board immediately following the effective time of the merger. The six current members of the Partnership Board shall continue to serve as directors of the Partnership Board following the effective time of the merger and shall nominate and elect the Holdings Director Designees to the Partnership Board immediately following the effective time of the merger.

Limitation on Partnership Acquisition Proposals

General

The Partnership has agreed that, without the prior written consent of the Holdings Board, it will not, and will cause its subsidiaries not to, during the period from the date of merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as expressly contemplated by the merger agreement, enter into a definitive agreement with another person with respect to a Partnership acquisition proposal.

Partnership Acquisition Proposal. In this joint proxy statement/prospectus, the term “Partnership acquisition proposal” means any proposal or offer from or by any person other than Holdings and its subsidiaries relating to (i) any direct or indirect acquisition of (a) more than 50% of the assets of the Partnership and its subsidiaries, taken as a whole, (b) more than 50% of the outstanding equity securities of the Partnership or (c) a business or businesses that constitute more than 50% of the cash flow, net revenues, net income or assets of the Partnership and its subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning more than 50% of the outstanding equity securities of the Partnership; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership other than the merger. The term “Partnership acquisition proposal” does not include an “acquisition proposal” (as defined below) involving the transfer or acquisition of Holdings’ interest in the Partnership GP, the incentive distribution rights in the Partnership or the Partnership Common Units held by Holdings.

Change in Recommendation by Partnership Board or the Partnership Conflicts Committee

The Partnership Board or the Partnership Conflicts Committee may withdraw, modify or qualify its recommendation to the Partnership unitholders that they approve and adopt the merger, the merger agreement and the transactions contemplated thereby if it has concluded in good faith, after consultation with its outside legal counsel and financial advisors, that a failure to make a change in recommendation would be inconsistent with its fiduciary duties under the existing partnership agreement of the Partnership and applicable law. However, prior to making a change in recommendation, the Partnership Board or the Partnership Conflicts Committee must give Holdings two business days prior written notice that it intends to make a change in recommendation and specifying the reasons for the change in reasonable detail. During the notice period, the Partnership and its representatives must negotiate in good faith with Holdings and its representatives to amend the merger agreement to allow the Partnership Board and/or Partnership Conflicts Committee to proceed with and maintain its recommendation.

No Solicitation of Other Offers by Holdings

General

None of Holdings GP, Holdings and its subsidiaries will, and they will use their commercially reasonable best efforts to cause their representatives not to, directly or indirectly:

•	knowingly initiate, solicit or encourage the submission of any acquisition proposal; or

•	participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any acquisition proposal.

Acquisition Proposal. In this joint proxy statement/prospectus, the term “acquisition proposal” means any proposal or offer from or by any person other than the Partnership, the Partnership GP or MergerCo relating to (i) any direct or indirect acquisition of (a) more than 20% of the assets of Holdings and its subsidiaries, taken as a whole; (b) more than 20% of the outstanding equity securities of Holdings; or (c) a business or businesses that constitute more than 20% of the cash flow, net revenues, net income or assets of Holdings and its subsidiaries, taken as a whole; (ii) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning more than 20% of the outstanding equity securities of Holdings; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Holdings, other than the merger.

Provision of Information in Connection with an Acquisition Proposal

Upon receipt of an unsolicited written acquisition proposal that did not result from a knowing and intentional breach of the provisions described under “—General” above, Holdings may furnish information, including information pertaining to the Partnership or its subsidiaries, to or enter into or participate in any discussions or negotiations with the party making such acquisition proposal if the Holdings Board, after consultation with its outside legal counsel and financial advisors, determines in good faith that such acquisition proposal constitutes or is likely to result in a superior proposal and that failure to take such action would be inconsistent with its fiduciary duties under the existing partnership agreement of Holdings and applicable law. Holdings will promptly provide or make available to the Partnership any non-public information concerning Holdings or any of its subsidiaries that is provided or made available to any such party which was not previously provided to the Partnership.

Holdings may not provide any non-public information or data pertaining to the Partnership to the party making the acquisition proposal unless (i) Holdings has not knowingly and intentionally breached its obligations described under this section “—No Solicitation of Other Offers by Holdings;” (ii) the Holdings Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that the provision of such non-public information or data pertaining to the Partnership could possibly lead to a change in recommendation by the Holdings Board; and (iii) Holdings has first required such party to execute a confidentiality agreement meeting the requirements of the merger agreement, furnished a copy of such confidentiality agreement to the Partnership, and notified the Partnership of the identity of such party. In addition, the Partnership must provide to Holdings and to any such receiving party any non-public information or data pertaining to the Partnership that Holdings reasonably requests. However, Holdings may not provide and the Partnership will not be required to provide to any such party any information pertaining to the Partnership where Holdings knows that the provision of such information would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law or binding agreement entered into prior to the date of the merger agreement.

Change in Recommendation by the Holdings Board

Except as provided below, the Holdings Board may not (i) withdraw, modify or qualify in any manner adverse to the Partnership its recommendation to Holdings unitholders; (ii) publicly approve or recommend, or publicly propose to approve or recommend, any acquisition proposal; or (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Holdings or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract or any tender or exchange offer providing for, with respect to or in connection with any acquisition proposal.

Notwithstanding the foregoing, at any time prior to obtaining the requisite Holdings unitholder approval, the Holdings Board may change its recommendation if it has concluded in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to make a change in recommendation would be inconsistent with its fiduciary duties under the existing partnership agreement of Holdings and applicable law. The Holdings Board will not be entitled to make a change in recommendation unless Holdings and Holdings GP have (i) complied in all material respects with the provisions described under this section “—No Solicitation of Other Offers by Holdings”, (ii) provided the Partnership with two business days prior written notice advising that the Holdings Board intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any proposed transaction that is the basis of the proposed action and the identity of the person making the proposal and contemporaneously providing a copy of all relevant proposed transaction documents, (iii) during the notice period, negotiated in good faith with the Partnership and its representatives to amend the merger agreement to allow the Holdings Board and/or the Holdings Conflicts Committee to proceed with and maintain its recommendation and (iv) if applicable, provided to the Partnership all materials and information provided to the person making the proposal.

Support Covenant

Holdings agreed, at any meeting of Partnership unitholders, in respect of its Partnership Common Units to (a) appear at each Partnership unitholder meeting held to consider and vote upon the approval and adoption of the merger, the merger agreement, the transactions contemplated thereby and any other matter required to be approved for the consummation of the merger or otherwise cause its Partnership Common Units to be counted as present for quorum purposes, (b) vote (or cause to be voted) in favor of the approval and adoption of the merger, the merger agreement and the transactions contemplated thereby, (c) vote (or cause to be voted) in favor of the approval and adoption of the Partnership’s amended and restated partnership agreement, and (d) vote (or cause to be voted) against any other action, agreement or transaction, as to which a vote in favor would constitute a breach or violation of its obligations to not knowingly take any action that is intended or is reasonably likely to result in certain adverse results as outlined in the merger agreement.

Holdings’ support covenant will terminate in the event of, among other things, the termination of the merger agreement or a change in recommendation by the Holdings Board or the Partnership Board or Partnership Conflicts Committee.

Conditions to the Consummation of the Merger

The consummation of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	approval and adoption by the holders of a majority of the Holdings Common Units outstanding and entitled to vote of the merger, the merger agreement and the transactions contemplated thereby;

•

approval and adoption by the holders of a majority of the Partnership’s Common Units outstanding and entitled to vote, of the merger, the merger agreement, and the transactions contemplated thereby (other than the approval and adoption of the amended and restated partnership agreement);

•

the receipt of all consents, approvals, permits and authorization required to be obtained prior to the effective time of the merger, except where non-receipt would not be reasonably likely to result in a material adverse effect on the Partnership or Holdings;

•

absence of any order, decree or injunction of any court or agency and law, statute or regulation that enjoins, prohibits or makes illegal any of the transactions contemplated by the merger agreement, and the absence of any action, proceeding or investigation by any regulatory authority regarding the merger or any of the transactions contemplated by the merger agreement;

•

the registration statement has become effective and no stop order suspending the effectiveness of the registration statement has been issued and no proceedings for that purpose have been initiated or threatened by the SEC; and

•	approval by the New York Stock Exchange of listing of the Partnership Common Units to be issued in the merger, subject to official notice of issuance.

Additional Conditions to Holdings’ Obligations. The obligation of Holdings to complete the merger is subject to the satisfaction or waiver of the following conditions:

•

accuracy of the Partnership’s and the Partnership GP’s representations and warranties contained in the merger agreement both as of the date of the merger agreement and as of the closing date of the merger, in all material respects;

•	the performance in all material respects by the Partnership and the Partnership GP of their respective obligations contained in the merger agreement;

•	the receipt by Holdings of a certificate signed by the Chief Executive Officer of the Partnership GP to the effect that the conditions set forth in the two bullet points above have been satisfied;

•

the receipt by Holdings of an opinion of its counsel to the effect that: (i) this joint proxy statement/prospectus accurately sets forth the material federal income tax consequences to Holdings unitholders of the transactions contemplated by the merger agreement; and (ii) no gain or loss should be recognized by Holdings unitholders to the extent Partnership Common Units are received in exchange therefor as a result of the merger, other than gain, if any, resulting from any (a) decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code, (b) amounts of the termination fee or expenses paid to, or on behalf of, Holdings by any other person pursuant to the merger agreement, (c) actual or constructive cash or other property distributions to Holdings or the existing Holdings unitholders or (d) deemed sale of Holdings Common Units due to the receipt of cash in lieu of fractional units pursuant to the exchange of Holdings Common Units for Partnership Common Units under the merger agreement, if applicable;

•	there has not occurred a material adverse effect with respect to the Partnership between the date of the merger agreement and the closing date;

•	the execution and effectiveness of the proposed amended and restated partnership agreement of the Partnership by the Partnership GP as of the effective time of the merger; and

•	the execution and effectiveness of the amended and restated limited liability company agreement of the Partnership GP by MergerCo as of the effective time of the merger.

Additional Conditions to the Partnership’s Obligations. The obligations of the Partnership to complete the merger are subject to the satisfaction or waiver of the following conditions:

•

accuracy of Holdings and Holdings GP’s representations and warranties contained in the merger agreement both at and as of the date of the merger agreement and at and as of the closing date of the merger, in all material respects;

•	the performance in all material respects by Holdings and Holdings GP of its respective obligations contained in the merger agreement;

•	the receipt by the Partnership of a certificate signed by the Chief Financial Officer of Holdings GP to the effect that the conditions set forth in the two bullet points above have been satisfied; and

•

the receipt by the Partnership of an opinion of its counsel to the effect that: (i) the adoption of the proposed amended and restated partnership agreement, the merger and the transactions contemplated by the merger agreement will not result in a loss of limited liability of any limited partner of the Partnership; (ii) the adoption of the proposed amended and restated partnership agreement, the merger and the transactions contemplated by the merger agreement will not cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; (iii) at least 90% of the current gross income of the Partnership constitutes qualifying income under Section 7704(d) of the Internal Revenue Code; (iv) this joint proxy statement/prospectus accurately sets forth the material federal tax consequences to Partnership unitholders (other than Holdings) of the transactions contemplated by the merger agreement; and (v) no gain or loss should be recognized by existing Partnership unitholders (other than Holdings) as a result of the merger and other transactions contemplated by the merger agreement (other than gain, if any, resulting from any (a) decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code, (b) amounts of the termination fee or expenses paid to, or on behalf of, the Partnership by any other person pursuant to the merger agreement or (c) actual or constructive cash or other property distributions to the Partnership or the existing Partnership unitholders (other than Holdings)).

Termination of Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger in any of the following ways:

•	by mutual written consent of Holdings and the Partnership;

•	by either Holdings or the Partnership upon written notice to the other:

—

if the merger is not consummated on or before March 31, 2011, unless the failure of the closing to occur by this date is primarily due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligation under the merger agreement or a material breach of the merger agreement by such party;

—

if any regulatory authority has issued a final and nonappealable statute, rule, order, decree or regulation or taken any other action that permanently restrains, enjoins, or prohibits the consummation of the merger, the issuance of Partnership Common Units to the Holdings unitholders and the proposed amended and restated partnership agreement of the Partnership or makes the merger or any of the foregoing listed transactions illegal, provided that the terminating party is not in breach of its obligation to use commercially reasonable best efforts to complete the merger promptly;

—

if the Holdings unitholders fail to approve and adopt the merger, the merger agreement and the transactions contemplated thereby by the requisite vote; but this right to terminate is not available to Holdings if the failure to obtain the Holdings unitholder approval was caused by a material breach by Holdings of the merger agreement;

—

if there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in the merger agreement on the part of any of the other parties, which breach has not been cured within 30 days after receiving notice from the terminating party, or which breach, by its nature, cannot be cured prior to the termination date. However, the terminating party itself must not be in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement. In order for termination to take place, the breaches must be of such nature that they would entitle the party receiving such a representation not to carry out the merger agreement because certain closing conditions are not met;

—

if there has been a material breach of any of the covenants or agreements set forth in the merger agreement on the part of any of the other parties, which breach has not been cured within 30 days after receiving notice from the terminating party, or which breach, by its nature, cannot be cured prior to the termination date. However, the terminating party itself must not be in material breach of any representation, warranty, covenant or agreement. In order for termination to take place, the breaches must be of such nature that they would entitle the party receiving the benefits of such covenants or agreements not to consummate the transactions contemplated by the merger agreement because certain closing conditions are not met;

—

if the Partnership unitholders fail to approve and adopt the merger, the merger agreement and the transactions contemplated thereby (other than the amended and restated partnership agreement); but this right to terminate is not available to the Partnership if the failure to obtain the Partnership unitholder approval was caused by a material breach of the merger agreement by the Partnership; or

—

if, subject to certain restrictions or conditions, as a result of a change in U.S. tax law, the exchange of Holdings’ Common Units for Partnership Common Units could materially increase the tax amount of U.S. federal income tax due from Partnership unitholders or Holdings’ unitholders, respectively;

•

by the Partnership upon written notice to Holdings if (i) the Partnership Board or Partnership Conflicts Committee has changed its recommendation to the Partnership unitholders, the Partnership has not knowingly and intentionally breached certain covenants and the Partnership has paid the Partnership termination fee (as defined below), in accordance with the merger agreement or (ii) the Holdings Board has changed its recommendation to the Holdings unitholders in accordance with the merger agreements; or

•

by Holdings upon written notice to the Partnership if (i) the Holdings Board has changed its recommendation to the Holdings unitholders, Holdings has not knowingly and intentionally breached certain covenants and Holdings has paid the Holdings termination fee (as defined below), in accordance with the merger agreement or (ii) the Partnership Board or Partnership Conflicts Committee has changed its recommendation to the Partnership unitholders in accordance with the merger agreement.

Termination Fees and Expenses

Holdings or the Partnership will be obligated to pay termination fees upon the termination of the merger agreement in the following circumstances:

•	Holdings will be obligated to pay a fee to an escrow agent for the benefit of the Partnership equal to $18.0 million in cash, reduced by certain amounts paid (the “Holdings termination fee”) if:

—	the merger agreement is terminated by the Partnership or Holdings because the Holdings Board effects a change in recommendation;

—

after an acquisition proposal for 50% or more of the assets of, the equity interest in or businesses of Holdings has been publicly made to the Holdings unitholders or an intention to make such an acquisition proposal has been made known, the merger agreement is terminated by (i) either the Partnership or Holdings because the merger was not consummated by March 31, 2011 or Holdings failed to obtain the requisite unitholder approvals or (ii) by the Partnership because of a material breach of Holdings’ representations and warranties or agreements or covenants and, in each case, within 12 months after the merger agreement is terminated, Holdings or any of its subsidiaries enters into a definitive agreement in respect of any acquisition proposal and consummates the transaction contemplated by such definitive agreement (which need not be the same acquisition proposal as the acquisition proposal first mentioned in this paragraph); or

—	the merger agreement is terminated by Holdings to enter into a superior proposal under certain circumstances.

•

The Partnership will be obligated to pay a fee to an escrow agent for the benefit of Holdings equal to $18.0 million in cash (the “Partnership termination fee”), if the Partnership Board or the Partnership Conflicts Committee effects a change in recommendation and either the Partnership or Holdings terminates the merger agreement because of such change in recommendation.

In the event that Holdings or the Partnership is obligated to pay the termination fee to the Partnership or Holdings, respectively, the escrow agent will release to the Partnership or Holdings, as applicable, a portion of the termination fee equal to no greater than 70% of the maximum remaining amount which, in the good faith view of the Partnership GP or Holdings GP, as applicable, may be taken in the gross income of the Partnership or Holdings, as the case may be, without exceeding the permissible qualifying income limits for a publicly traded partnership based on applicable provisions of the Internal Revenue Code. Following the year in which the initial release of the termination fee occurs, additional amounts may be released or a portion of the fee may be required to be returned so that the amount released equals between 80% and 90% of the maximum which the Partnership or Holdings, as applicable, could actually have taken in gross income. Any amount of the termination fee not distributed to the party to which the fee is due will be refunded to the party that paid the fee. In addition, Holdings has waived for itself and its affiliates, and will cause the Partnership GP to waive, any rights to any distribution by the Partnership of any termination fee paid to the Partnership.

To the extent that Holdings has already paid the Partnership its expenses in connection with the termination of the merger agreement, and subsequently Holdings is obligated to pay the termination fee to the escrow agent for the benefit of the Partnership due to consummating an acquisition proposal within 12 months of termination of the merger agreement (as described above), Holdings is only obligated to pay the escrow agent an amount equal to the difference of the applicable termination fee and expenses previously paid.

Holdings or the Partnership will be obligated to pay expenses upon the termination of the merger agreement in the following circumstances:

•	Holdings will be obligated to pay the Partnership’s expenses, not to exceed $6.0 million, if the merger agreement is terminated by:

—	the Partnership because of a material breach of Holdings’ or Holdings GP’s representations and warranties or agreements or covenants; or

—	the Partnership or Holdings because Holdings failed to obtain the requisite approvals from its unitholders.

•	The Partnership will obligated to pay to Holdings’ expenses, not to exceed $6.0 million, if the merger agreement is terminated by:

—	Holdings because of a material breach of the Partnership’s or the Partnership GP’s representations and warranties or agreements or covenants; or

—	Holdings or the Partnership because the Partnership failed to obtain the requisite approvals from its unitholders.

If the merger is consummated, the Partnership will pay the property and transfer taxes imposed on either party in connection with the merger. The Partnership will pay the expenses for filing, printing and mailing this joint proxy statement/prospectus, excluding legal and accounting fees and expenses, which are to be borne solely by the incurring party. All other expenses incurred in connection with the merger agreement will be paid by the party incurring the fee.

Waiver and Amendment of the Merger Agreement

Prior to the closing, any provision of the merger agreement may be waived in writing by the party benefited by the provision and approved by the Partnership Conflicts Committee in the case of the Partnership and by the Holdings Conflicts Committee in the case of Holdings and executed in the same manner as the merger agreement. Any provision of the merger agreement may be amended or modified prior to the closing by a written agreement between the parties approved by the Partnership Conflicts Committee and the Holdings Board and executed in the same manner as the merger agreement. Nonetheless, after the approvals of unitholders have been obtained, no amendment may be made that requires further unitholder approval without such approval.

Governing Law

The merger agreement is governed by and interpreted under Delaware law.

THE AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF THE PARTNERSHIP

The following is a summary of the material provisions of the fourth amended and restated agreement of limited partnership of the Partnership. The form of the fourth amended and restated agreement of limited partnership is attached hereto as Annex B and is referred to as “the amended and restated partnership agreement”.

Concurrently with the effective time of the merger, the Partnership’s existing partnership agreement will be amended and restated. The material differences between the existing partnership agreement and the proposed amended and restated partnership agreement include: (i) the incentive distribution rights in the Partnership held by the Partnership GP will be cancelled and the 2.0% general partner interest in the Partnership will be converted into a non-economic management interest in the Partnership; (ii) provisions for the election of all nine directors to the Partnership Board by the Partnership’s limited partners will be added; and (iii) references to the Partnership’s previously outstanding subordinated units and certain other legacy provisions which are no longer applicable to the Partnership, will be eliminated.

The following provisions of the amended and restated partnership agreement are summarized elsewhere in this joint proxy statement/prospectus.

•	with regard to distributions of available cash, please read “Partnership Cash Distribution Policy” on page 163; and

•	with regard to allocations of taxable income and taxable loss, please read “U.S. Federal Income Taxation of Ownership of Partnership Common Units” beginning on page 131.

Organization and Duration

The Partnership was formed on July 9, 2001 and will continue in existence unless dissolved in accordance with Article XII of the amended and restated partnership agreement.

Purpose

The purpose of the Partnership under the amended and restated partnership agreement is to

•	serve as a member of its subsidiary, PVR Finco LLC;

•

engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that PVR Finco LLC is permitted to engage in by its limited liability company agreement or that its subsidiaries are permitted to engage in by their limited liability company or partnership agreements and, in connection therewith, to exercise all of the rights and powers given to the Partnership under the agreements relating to such business activity;

•

engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other entity or arrangement to engage indirectly in, any business activity that the Partnership GP approves and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Revised Uniform Limited Partnership Act as amended (“DRULPA”) and, in connection therewith, to exercise all powers conferred upon the Partnership pursuant to the agreements relating to such business activity; provided, however that the Partnership GP reasonably determines, as of the date of acquisition or commencement of such activity, that such activity (i) generates “qualifying income” (as such term is defined pursuant to Section 7704 of the Internal Revenue Code) or (ii) enhances the operation of an activity of PVR Finco LLC;

•	serve as a member of the Partnership GP;

•	serve as a member of MergerCo; and

•	do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to the Partnership’s subsidiaries.

Power of Attorney

Each limited partner and certain assignees of limited partner interests grant to the Partnership GP and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for the Partnership’s qualification, continuance or dissolution.

Capital Contributions

The Partnership unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

Assuming that a limited partner does not participate in the control of the Partnership’s business within the meaning of the DRULPA and that it otherwise acts in conformity with the provisions of the Partnership’s amended and restated partnership agreement, the limited partner’s liability under the DRULPA will be limited, subject to possible exceptions, to the amount of capital the limited partner is obligated to contribute to the Partnership for the limited partner’s Partnership Common Units plus the limited partner’s share of any undistributed profits and assets and any funds wrongfully distributed to it, as described below. If it were determined, however, that the right, or exercise of the right, by the Partnership’s limited partners as a group:

•	to elect directors to the Partnership Board;

•	to remove or replace the Partnership GP;

•	to approve certain amendments to the amended and restated partnership agreement; or

•	to take any other action under the amended and restated partnership agreement constituted “participation in the control” of the Partnership’s business for the purposes of the DRULPA, then the limited partners could be held personally liable for the Partnership’s obligations under the laws of Delaware, to the same extent as the Partnership GP. This liability would extend to persons who transact business with the Partnership who reasonably believe that a limited partner is a general partner based on the limited partner’s conduct. Neither the Partnership’s amended and restated partnership agreement nor the DRULPA specifically provides for legal recourse against the Partnership GP if a limited partner were to lose limited liability through any fault of the Partnership GP. While this does not mean that a limited partner could not seek legal recourse, the Partnership knows of no precedent for this type of a claim in Delaware case law.

Under the DRULPA, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the limited partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the DRULPA provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The DRULPA provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the DRULPA will be liable to the limited partnership for the amount of the distribution for three years from the date of distribution. Under the DRULPA, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of its assignor to make contributions to the Partnership, excluding any obligations of the assignor with respect to wrongful distributions, as described above, except the assignee is not obligated for liabilities unknown to it at the time it became a limited partner and that could not be ascertained from the amended and restated partnership agreement.

The Partnership’s subsidiaries conduct business in multiple states. Maintenance of the Partnership’s limited liability as a limited partner or member of the Partnership’s subsidiaries formed as limited partnerships or limited liability companies may require compliance with legal requirements in the jurisdictions in which such subsidiaries conduct business, including qualifying the Partnership’s subsidiaries to do business there. Limitations on the liability of a limited partner or member for the obligations of a limited partnership or limited liability company have not been clearly established in many jurisdictions.

If it were determined that the Partnership was, by virtue of the Partnership’s limited partner interest or limited liability company interest in its subsidiaries or otherwise, conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to elect directors to the Partnership Board, to remove or replace the Partnership GP, to approve certain amendments to the Partnership’s amended and restated partnership agreement, or to take other action under the amended and restated partnership agreement constituted “participation in the control” of the Partnership’s business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for the Partnership’s obligations under the law of that jurisdiction to the same extent as the Partnership GP under the circumstances. The Partnership will operate in a manner that the Partnership GP considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

The following matters, among others, require the Partnership unitholder vote specified below.

Election of directors to the Partnership Board	Plurality of the votes cast at meetings of the limited partners. Please read “—Meetings; Voting” beginning on page 117.

Amendment of the amended and restated partnership agreement	Certain amendments may be made by the Partnership GP without the approval of Partnership unitholders. Certain other amendments require the approval of a majority of outstanding Partnership Common Units. Certain other amendments require the approval of a super-majority of outstanding Partnership Common Units. Please read “—Amendment of the Amended and Restated Partnership Agreement” beginning on page 112.

Merger or the sale of all or substantially all of the Partnership’s assets	Majority of the outstanding Partnership Common Units. Please read “—Merger, Sale or Other Disposition of Assets” beginning on page 113.

Dissolution of the Partnership	Majority of the outstanding Partnership Common Units. Please read “—Termination and Dissolution” on page 114.

Removal of the Partnership GP	66 2/3% of the outstanding units, including units held by the Partnership GP and its affiliates. Please read “—Withdrawal or Removal of the Partnership GP” beginning on page 114.

Issuance of Additional Securities

The amended and restated partnership agreement authorizes the Partnership GP to cause the Partnership to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by the Partnership GP in its sole discretion without the approval of any limited partners.

It is possible that the Partnership will fund acquisitions, and other capital requirements, through the issuance of additional Partnership Common Units or other equity securities. Holders of any additional Partnership Common Units that the Partnership issues will be, and the holders of additional equity securities or limited partner interests that the Partnership issues may be, entitled to share with then-existing Partnership unitholders in the Partnership’s distributions of available cash. In addition, the issuance of additional limited partner interests may dilute (i) the percentage interests of then-existing Partnership unitholders in the Partnership’s net assets, and (ii) the voting rights of then-existing Partnership unitholders under the amended and restated partnership agreement.

In accordance with Delaware law and the provisions of its amended and restated partnership agreement, the Partnership may also issue additional partnership securities that, in the sole discretion of the Partnership GP, have special designations, preferences, powers and duties, including special voting rights to which the Partnership Common Units are not entitled.

Partnership unitholders do not have preemptive rights to acquire additional Partnership Common Units or other partnership interests.

Amendment of the Amended and Restated Partnership Agreement

General. Amendments to the amended and restated partnership agreement may be proposed only by or with the consent of the Partnership GP, which consent may be given or withheld in its sole discretion. To adopt a proposed amendment, other than certain amendments discussed below, the Partnership GP must seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as otherwise described below, an amendment must be approved by the holders of at least a majority of the outstanding Partnership Common Units.

No Unitholder Approval. The Partnership GP may generally make amendments to the amended and restated partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in the Partnership’s name, the location of the Partnership’s principal place of business, the Partnership’s registered agent or the Partnership’s registered office;

•	the admission, substitution, withdrawal, or removal of partners, as applicable, in accordance with the amended and restated partnership agreement;

•

a change that, in the sole discretion of the Partnership GP, is necessary or advisable for the Partnership to qualify or to continue the Partnership’s qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that none of the Partnership, nor PVR Finco LLC nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•

a change that is necessary, in the opinion of the Partnership’s counsel, to prevent the Partnership, the Partnership GP or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

•

an amendment that in the discretion of the Partnership GP is necessary or advisable for the authorization of issuance of any class or series of additional limited partner interests or general partner interests;

•	any amendment expressly permitted in the amended and restated partnership agreement to be made by the Partnership GP acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the amended and restated partnership agreement;

•

any amendment that, in the discretion of the Partnership GP, is necessary or advisable for the formation by the Partnership of, or the Partnership’s investment in, any corporation, partnership or other entity, in connection with conduct otherwise permitted by the amended and restated partnership agreement;

•	a change in the Partnership’s fiscal year or taxable year and related changes;

•	a merger or conveyance pursuant to the terms of the amended and restated partnership agreement; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, the Partnership GP may make amendments to the amended and restated partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of the Partnership GP, reflect a change that:

•	does not adversely affect the Partnership’s limited partners (or any particular class of limited partners as compared to other classes of limited partners) in any material respect;

•

is necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

is necessary or advisable to facilitate the trading of units of the Partnership or to comply with any rule, regulation, guideline or requirement of any national securities exchange on which such units are or will be listed for trading, compliance with any of which the Partnership GP deems to be in the Partnership’s best interest and the best interest of the Partnership’s limited partners;

•	is necessary or advisable for any action taken by the Partnership GP relating to splits or combinations of the units under the provisions of the amended and restated partnership agreement; or

•	is required to effect the intent of the provisions of the amended and restated partnership agreement or is otherwise contemplated by the amended and restated partnership agreement.

Opinion of Counsel and Partnership Unitholder Approval. The Partnership GP will not be required to obtain an opinion of counsel that an amendment will not affect the limited liability of any limited partner under applicable law if one of the amendments described above under “— No Unitholder Approval” is made. No other amendments to the amended and restated partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units unless the Partnership obtains an opinion of counsel to the effect that the amendment will not affect the limited liability of any limited partner under applicable law.

Subject to certain exceptions, any amendment that would have a material adverse effect on the rights or preferences of any class of outstanding units in relation to other classes of units will require the approval of at least a majority of the class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the written consent or the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

The amended and restated partnership agreement generally prohibits the Partnership GP, without the prior approval of the holders of at least a majority of the outstanding Partnership Common Units, from causing the Partnership to, among other things, merge or sell, exchange or otherwise dispose of all or substantially all its assets or the assets of its subsidiaries. The Partnership GP may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership’s assets without such approval.

If conditions specified in the amended and restated partnership agreement are satisfied, the Partnership GP may, without prior approval of the limited partners, merge the Partnership, PVR Finco LLC or any of their subsidiaries into, or convey all of the Partnership’s assets to, a newly formed entity if (i) the sole purpose of that merger or conveyance is to change the Partnership’s legal form into another limited liability entity, (ii) the Partnership GP obtains an opinion of counsel regarding limited liability and tax matters and (iii) the governing instruments of the new entity provide the limited partners and the Partnership GP with the same rights and obligations as are contained in the Partnership’s amended and restated partnership agreement.

The Partnership unitholders are not entitled to dissenters’ rights of appraisal under the amended and restated partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of the Partnership’s assets or any other transaction or event for such purpose.

Termination and Dissolution

The Partnership will continue as a limited partnership until terminated under the amended and restated partnership agreement. The Partnership will dissolve upon:

•	the election of the Partnership GP to dissolve the Partnership, if approved by the holders of a majority of the outstanding Partnership Common Units;

•	the sale of all or substantially all of the assets and properties of the Partnership, PVR Finco LLC and their subsidiaries;

•	the entry of a decree of judicial dissolution of the Partnership; or

•

the withdrawal or removal of the Partnership GP or any other event that results in its ceasing to be general partner other than by reason of a transfer of its general partner interest in accordance with the amended and restated partnership agreement or withdrawal or removal following approval and admission of a successor general partner.

Upon a dissolution under the last clause above and the failure to elect a successor general partner, the holders of a majority of the outstanding Partnership Common Units may also elect, within specific time limitations, to reconstitute the Partnership and continue its business on the same terms and conditions described in the amended and restated partnership agreement by forming a new limited partnership on terms identical to those in the amended and restated partnership agreement and having as general partner an entity approved by the holders of a majority of the outstanding Partnership Common Units, subject to the Partnership’s receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•

neither the Partnership, the reconstituted limited partnership, nor PVR Finco LLC or any of their subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon dissolution of the Partnership, unless it is reconstituted and continued as a new limited partnership, the liquidator authorized to wind up the Partnership’s affairs will, acting with all of the powers of the Partnership GP that the liquidator deems necessary or desirable in its good faith judgment, liquidate the Partnership’s assets and apply the proceeds of the liquidation as provided in “Partnership Cash Distribution Policy — Distributions upon Liquidation.” The liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the Partnership GP

Except as described below, the Partnership GP has agreed not to withdraw voluntarily as general partner of the Partnership on or prior to September 30, 2011 without giving 90 days’ notice and without obtaining the approval of the holders of at least a majority of the outstanding Partnership Common Units, excluding Partnership Common Units held by the Partnership GP and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. After September 30, 2011, the Partnership GP may withdraw as general partner without the approval of the Partnership unitholders by giving 90 days’ notice. In addition, before or after September 30, 2011, the Partnership GP may withdraw without approval of the Partnership unitholders upon 90 days’ notice to the limited partners if at least 50% of the outstanding units are held or controlled by one person and its affiliates other than the Partnership GP and its affiliates. In addition, the amended and restated partnership agreement permits the Partnership GP in some instances to sell or otherwise transfer all of its general partner interest without the approval of the Partnership unitholders. See “— Transfer of the Partnership’s General Partner Interest.”

If the Partnership GP voluntarily withdraws from the Partnership by giving notice, the holders of a majority of the outstanding Partnership Common Units may, prior to the effective date of such withdrawal, select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, the Partnership will be dissolved, wound up and liquidated, unless within 90 days (if the Partnership GP is removed or voluntarily withdraws) or 180 days (if the Partnership GP withdraws due to bankruptcy or dissolution) after that withdrawal, the holders of a majority of the outstanding Partnership Common Units agree in writing to reconstitute the Partnership, continue the Partnership’s business and to appoint a successor general partner. See “— Termination and Dissolution.”

The Partnership GP may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, including units held by the Partnership GP and its affiliates, and Partnership receives an opinion of counsel regarding limited liability and tax matters. Any removal of the Partnership GP is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding Partnership Common Units.

The amended and restated partnership agreement also provides that, if the Partnership GP withdraws or is removed as the general partner under circumstances where withdrawal does not violate the amended and restated partnership agreement or where cause does not exist and a successor general partner is elected, the Partnership GP will have the option to cause the successor general partner to purchase its general partner interest in the Partnership and the Partnership’s subsidiaries for a cash payment equal to the fair market value of the interest.

In the event of removal of the Partnership GP under circumstances where cause exists or withdrawal of the Partnership GP where that withdrawal violates the amended and restated partnership agreement and a successor general partner is elected, a successor general partner will have the option to purchase the general partner interest of the Partnership GP for a cash payment equal to the fair market value of that interest.

In each case, this fair market value will be determined by agreement between the Partnership GP and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the Partnership GP and the successor general partner will determine the fair market value.

If the options described in the three preceding paragraphs are not exercised by either the Partnership GP or the successor general partner, the Partnership GP’s general partner interest will automatically convert into Partnership Common Units equal to the fair market value of that interest as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, the Partnership will be required to reimburse the Partnership GP for all amounts due to it, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the Partnership GP for the Partnership’s benefit.

Transfer of the Partnership’s General Partner Interest

The Partnership GP may not transfer all or any part of its general partner interest to another person prior to September 30, 2011 without the approval of the holders of at least a majority of the outstanding Partnership Common Units, excluding Partnership Common Units held by the Partnership GP and its affiliates, except for a transfer by the Partnership GP of all, but not less than all, of its general partner interest to:

•	an affiliate of the Partnership GP (other than an individual); or

•

another entity in connection with the merger or consolidation of the Partnership GP with or into another entity or the transfer by the Partnership GP of all or substantially all of its assets to another entity.

As a condition of this transfer, the transferee must assume the rights and duties of the Partnership GP under, and agree to be bound by, the provisions of the amended and restated partnership agreement, furnish an opinion of counsel regarding limited liability and tax matters, and agree to purchase all of the Partnership GP’s partnership or membership interests in each subsidiary of the Partnership. The Partnership GP and its affiliates may at any time, however, transfer units of the Partnership held by them to one or more persons, other than the Partnership, without unitholder approval.

Limited Call Right

If at any time persons other than the Partnership GP and its affiliates do not own more than 20% of the then-issued and outstanding limited partner interests of any class, the Partnership GP will have the right, which it may assign in whole or in part to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the remaining limited partner interests of such class that are held by unaffiliated persons as of a record date to be selected by the Partnership GP, on at least 10 days’ notice but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•

the highest price paid by either the Partnership GP or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the Partnership GP first mails notice of its election to purchase those limited partner interests; and

•	the average of the daily closing prices for the 20 consecutive trading days immediately prior to the date three days before the date such notice is mailed.

As a result of the Partnership GP’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have its limited partner interests purchased at an undesirable time or price. The tax consequences to a Partnership unitholder of the exercise of this call right are the same as a sale by that Partnership unitholder of its Partnership Common Units in the market.

Change of Management Provisions

The amended and restated partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the Partnership GP as the general partner or otherwise change management. If any person or group other than the Partnership GP and its affiliates acquires beneficial ownership of 20% or more of any class of units of the Partnership, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to (i) any person or group who acquired 20% of any class of units from the Partnership GP or its affiliates and any transferee of 20% of any class of units from that person or group provided that the Partnership GP notifies such transferee that such loss of voting rights does not apply, (ii) any person or group who acquires 20% of any class of units with the prior approval of the Partnership Board.

Meetings; Voting

For the purpose of determining the limited partners entitled to notice of or to vote at any meeting or to give approvals without a meeting, the Partnership GP may set a record date, which date for purposes of notice of a meeting shall not be less than 10 days nor more than 60 days before the date of the meeting.

Except as described above regarding a person or group owning 20% or more of any class of units then outstanding, limited partners or assignees who are record holders of Partnership Common Units on the record date will be entitled to notice of, and to vote at, meetings of the Partnership’s limited partners and to act upon matters for which approvals may be solicited. Partnership Common Units or other limited partner interests that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the Partnership GP at the written direction of the record holder. Absent direction of this kind, such Partnership Common Units or other limited partner interests will not be voted, except that, in the case of Partnership Common Units or other limited partner interests held by the Partnership GP on behalf of non-citizen assignees, the Partnership GP will distribute the votes on those Partnership Common Units or other limited partner interests in the same ratios as the votes of limited partners (including the general partner) on other units are cast.

If authorized by the Partnership GP, any action that is required or permitted to be taken by Partnership unitholders may be taken either at a meeting of Partnership unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the limited partners may be called by the Partnership GP or by limited partners owning at least 20% of the outstanding units of the class for which a meeting is proposed. Limited partners may vote either in person or by proxy at meetings.

An annual meeting of the Partnership’s limited partners for the election of directors to the Partnership Board, and such other matters as the Partnership Board submits to a vote of the limited partners, will be held in June of each year or on such other date as is fixed by the Partnership GP. At a meeting for the election of directors to the Partnership Board, directors are elected by a plurality of votes cast by the limited partners holding outstanding units (other than the Partnership GP and limited partners holding a direct interest in the Partnership GP or any affiliates of such limited partners). If the Partnership GP has provided at least 30 days’ advanced notice of any meeting at which directors are to be elected to the Partnership Board, then the limited partners (other than the Partnership GP and limited partners holding a direct interest in the Partnership GP or any affiliates of such limited partners) holding any outstanding units, represented by person or proxy at the meeting, will constitute a quorum. If the Partnership GP has provided less than 30 days’ advanced notice of a meeting at which directors are to be elected to the Partnership Board, then the limited partners (other than the Partnership GP and limited partners holding a direct interest in the Partnership GP or any affiliates of such limited partners) holding a majority of the outstanding units will constitute a quorum at such meeting.

Except with respect to meeting at which directors are to be elected to the Partnership Board, the holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a Partnership Common Unit has a vote according to its percentage interest in the Partnership, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Securities.” Partnership Common Units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of Partnership Common Units under the amended and restated partnership agreement will be delivered to the record holder by the Partnership or by the transfer agent.

Partnership Board

The number of directors on the Partnership Board will be nine unless otherwise determined from time to time by a majority of the directors of the Partnership Board then in office. Any decrease in the number of directors by the Partnership Board may not have the effect of shortening the term of any incumbent director.

Under the amended and restated partnership agreement the Partnership Board may adopt a resolution to group or classify the directors with respect to their terms, and which is referred to herein as the “triggering resolution,” by dividing the directors into three classes, with each class to be as nearly equal in number as possible. Prior to the adoption of the triggering resolution, each director will hold office until the next annual meeting of limited partners or until such director’s earlier death, resignation or removal, and any vacancies, other than those resulting from removal of a director by the limited partners, may be filled, until the next annual meeting, by a majority of the remaining directors then in office. After the adoption of the triggering resolution the directors designated to Group I will serve for an initial term that expires at the first annual meeting following the adoption of the triggering resolution, the directors designated to Group II will serve for an initial term that expires at the second annual meeting following the adoption of the triggering resolution, and the directors designated to Group III will serve for an initial term that expires at the third annual meeting following the adoption of the triggering resolution. At each annual meeting of limited partners, directors to replace the directors whose terms expire at such annual meeting will be elected to hold office until the third succeeding annual meeting.

After the adoption of the triggering resolution, a director may only be removed for cause. Before and after the adoption of the triggering resolution, a director may only be removed at a meeting of the Partnership’s limited partners upon the affirmative vote of the limited partners (other than the Partnership GP and limited partners holding a direct interest in the Partnership GP or any affiliates of such limited partners) holding at least a majority of the outstanding units in the Partnership if at the same meeting the limited partners (other than the Partnership GP and limited partners holding a direct interest in the Partnership GP or any affiliates of such limited partners) holding a majority of the outstanding units in the Partnership nominate a replacement director and elect the replacement director to the Partnership Board. Before and after the adoption of the triggering resolution, vacancies on the Partnership Board (other than vacancies caused by the removal of a director by the Partnership’s limited partners) may be filled by a majority of the remaining directors then in office.

Nominations of persons for election as directors to the Partnership Board may be made at an annual meeting of the Partnership’s limited partners only pursuant to the Partnership GP’s notice of meeting (a) by or at the direction of a majority of the directors of the Partnership Board or (b) by any limited Partner, or a group of limited partners, that holds or beneficially owns, and has continuously held or beneficially owned without interruption for the prior 18 months, 5% of the outstanding units in the Partnership and such limited partner, or each limited partner in such group, (i) was a record holder at the time the notice provided for in the amended and restated partnership agreement is delivered to the Partnership GP and (ii) complies with the notice procedures set forth in the amended and restated partnership agreement.

For any nominations brought before an annual meeting of limited partners by a limited partner, the limited partner must give timely notice thereof in writing to the Partnership GP. The notice must contain certain information as described in the amended and restated partnership agreement. To be timely, a limited partner’s notice must be delivered to the Partnership GP not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the limited partner must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Partnership or the Partnership GP). For purposes of the 2011 annual meeting, the first anniversary of the preceding year’s annual meeting shall be deemed to be June 30, 2011. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a limited partner’s notice as described above.

In the event that the number of directors is increased effective after the time period for which nominations are otherwise due and there is no public announcement by the Partnership or the Partnership GP naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a limited partner’s notice will also be considered timely, but only with respect to nominees for the additional directorships, if it is delivered to the Partnership GP not later than the close of business on the 10th day following the day on which such public announcement is first made by the Partnership or the Partnership GP.

Nominations of persons for election as directors also may be made at a special meeting of limited partners at which directors are to be elected in accordance with the provisions of the amended and restated partnership agreement.

Only such persons who are nominated in accordance with the procedures set forth in the amended and restated partnership agreement will be eligible to be elected at an annual or special meeting of limited partners to serve as directors. Notwithstanding the foregoing, unless otherwise required by law, if each nominating limited partner (or a qualified representative of each limited partner) does not appear at the annual or special meeting of limited partners to present a nomination, such nomination will be disregarded notwithstanding that proxies in respect of such vote may have been received by the Partnership GP or the Partnership.

In addition to the provisions described above and in the amended and restated partnership agreement, a limited partner must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder; provided, however, that any references in the amended and restated partnership agreement to the Exchange Act or the rules promulgated thereunder are not intended to and do not limit any requirements applicable to nominations pursuant to the amended and restated partnership agreement, and compliance with the amended and restated partnership agreement is the exclusive means for a limited partner to make nominations.

Indemnification

Under the amended and restated partnership agreement, in most circumstances, the Partnership will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events; provided that such persons acted in good faith, in a manner they reasonably believed to be in or not opposed to the best interests of the Partnership, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful:

•	the Partnership GP;

•	any departing general partner;

•	any person who is or was an affiliate of the Partnership GP or any departing general partner;

•

any person who is or was a member, partner, officer, director, employee, agent or trustee of the Partnership, Partnership GP, PVR Finco LLC, any departing general partner or any affiliate of the Partnership, Partnership GP, PVR Finco LLC or any departing general partner; or

•

any person who is or was serving at the request of the Partnership GP or any departing general partner or any affiliate of the Partnership GP or any departing general partner or any affiliate thereof as an officer, director, employee, member, partner, agent or trustee of another person.

Any indemnification under these provisions will only be out of the Partnership’s assets. The Partnership GP shall not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable it to effectuate indemnification. The Partnership is authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify the person against liabilities under the amended and restated partnership agreement.

Books and Reports

The Partnership GP is required to keep appropriate books and records of the Partnership’s business at the Partnership’s principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, the Partnership’s fiscal year is the calendar year.

The Partnership will furnish or make available to record holders of units in the Partnership, within 120 days after the close of each fiscal year, an annual report containing audited financial statements by the Partnership’s independent public accountants. Except for the Partnership’s fourth quarter, the Partnership will also furnish or make available unaudited financial information within 90 days after the close of each quarter.

The Partnership will furnish each record holder of a unit in the Partnership with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year.

Right to Inspect the Partnership’s Books and Records

The amended and restated partnership agreement provides that a limited partner of the Partnership can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to it:

•	a current list of the name and last known address of each limited partner;

•	a copy of the Partnership’s tax returns;

•

information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each limited partner and the date on which each limited partner became a limited partner;

•

copies of the Partnership’s amended and restated partnership agreement, the certificate of limited partnership of the Partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of the Partnership’s business and financial condition; and

•	any other information regarding the Partnership’s affairs as is just and reasonable.

The Partnership GP may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the Partnership GP believes in good faith is not in the Partnership’s, PVR Finco LLC’s, and their subsidiaries’ best interests, could damage the Partnership, PVR Finco LLC and their subsidiaries or which the Partnership or its subsidiaries is required by law or by agreements with third parties to keep confidential.

COSTS RELATED TO THE MERGER

The Partnership will pay all applicable expenses related to filing this joint proxy statement/prospectus and related registration statement and all related SEC and other regulatory filing fees, excluding legal and accounting fees and expenses, which are to be borne solely by the incurring party. All other expenses incurred by Holdings and the Partnership in connection with the merger will be borne solely by the incurring party. Please read “The Merger Agreement—Termination Fees and Expenses” beginning on page 106.

If the merger is consummated, the Partnership will pay the property and transfer taxes imposed on either party in connection with the merger. The Partnership will pay the expenses for filing, printing and mailing this joint proxy statement/prospectus, excluding legal and accounting fees and expenses, which are to be borne solely by the incurring party. All other expenses incurred in connection with the merger agreement will be paid by the party incurring the fee.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the material U.S. federal income tax consequences of the merger that may be relevant to Holdings unitholders and Partnership unitholders. Unless otherwise noted, the description of the law and the legal conclusions set forth in the discussion relating to the consequences of the merger to Holdings and its unitholders are the opinion of Akin Gump, counsel to the Holdings Conflicts Committee, as to the material U.S. federal income tax consequences relating to those matters. Unless otherwise noted, the description of the law and the legal conclusions set forth in the discussion relating to the consequences of the merger to the Partnership and its unitholders and the ownership of Partnership Common Units issued in the merger are the opinion of Vinson & Elkins, counsel to the Partnership, as to the material U.S. federal income tax consequences relating to those matters. This discussion is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Neither Holdings nor the Partnership has sought a ruling from the IRS with respect to any of the tax consequences discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below.

This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the merger to the unitholders of Holdings and the Partnership. This discussion is limited to Holdings unitholders and Partnership unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes) and who hold their units as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion does not apply to other persons, including corporations, partnerships (or entities treated as partnerships for U.S. federal income tax purposes), estates or trusts, or Holdings unitholders or Partnership unitholders who are subject to special rules under the U.S. federal income tax laws, including without limitation:

•	persons that are not U.S. persons for U.S. federal income tax purposes;

•	traders in securities that elect to mark to market their Holdings Common Units or Partnership Common Units;

•	financial institutions, broker-dealers or dealers in securities or currencies;

•	tax-exempt institutions and investors, including individual retirement accounts, real estate investment trusts, and mutual funds;

•

persons who received Holdings Common Units or Partnership Common Units as compensation or upon exercise of a compensatory option, or persons who hold Holdings Common Units or Partnership Common Units as part of any compensatory arrangement; or

•	persons that hold Holdings Common Units or Partnership Common Units as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction.

Accordingly, Holdings strongly urges each Holdings unitholder, and the Partnership strongly urges each Partnership unitholder, to consult with, and depend upon, its own tax advisor in analyzing the U.S. federal, state, local and foreign tax consequences particular to such unitholder.

Tax Opinions Required As a Condition to Closing

No ruling has been or will be requested from the IRS with respect to the tax consequences of the merger. Instead, the Partnership and Holdings will rely on the opinions of their respective counsel regarding the tax consequences of the merger.

It is a condition of the Partnership’s obligation to complete the merger that the Partnership receive an opinion of its counsel, Vinson & Elkins, to the effect that for U.S. federal income tax purposes:

•

the adoption of the amended and restated partnership agreement, the merger and the transactions contemplated by the merger agreement will not cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes or result in loss of limited liability of any Partnership unitholder;

•

this joint proxy statement/prospectus accurately sets forth the material U.S. federal income tax consequences to the Partnership unitholders (other than Holdings) of the transactions contemplated by the merger agreement;

•

no gain or loss should be recognized by existing Partnership unitholders (other than Holdings) as a result of the merger other than (i) gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code, (ii) amounts paid to or on behalf of the Partnership by another person pursuant to the merger agreement, or (iii) actual or constructive cash or property distributions to the existing Partnership unitholders; and

•	at least 90% of the current gross income of the Partnership constitutes qualifying income within the meaning of Section 7704(d) of the Internal Revenue Code.

It is a condition of Holdings’ obligation to complete the merger that Holdings receive an opinion of its counsel, Akin Gump to the effect that for U.S. federal income tax purposes:

•

no gain or loss should be recognized by Holdings unitholders to the extent Partnership Common Units are received in exchange for Holdings Common Units as a result of the merger (other than gain resulting from either (i) any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code, (ii) fees and expenses paid to or on behalf of Holdings under the merger agreement, (iii) any actual or constructive cash or other property distributions received by Holdings or Holdings unitholders), or (iv) and any gain recognized as a result of receipt of cash in lieu of fractional units; and

•	this joint proxy/prospectus accurately sets forth the material federal income tax consequences to Holdings unitholders of the merger and the transactions contemplated by the merger agreement.

The opinion of Akin Gump will be subject to certain limitations and will not apply to situations in which a Holdings unitholder’s basis in its Holdings Common Units is less than its share of partnership basis in the distributed Partnership Common Units. Please read “—Tax Consequences of the Merger to Holdings Unitholders—Potential Application of Section 731(c) of the Internal Revenue Code.”

No opinions are being given with respect to any other tax matter arising from the merger. The opinions of counsel described above will be expressly conditioned upon the merger being consummated in the manner contemplated by, and in accordance with, the terms set forth in the merger agreement and described in this joint proxy statement/prospectus. In addition, the tax opinions delivered to the Partnership and Holdings at closing will be based on certain factual representations and covenants made by the Partnership, Holdings and their respective general partners.

Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Some tax aspects of the merger are not certain and accordingly, no assurance can be given that the above-described opinions and the opinions and statements made hereafter in this joint proxy statement/prospectus will be sustained by a court if contested by the IRS.

Further, if a change in U.S. federal income tax law occurs (other than a change in the applicable tax rates) and a termination notice is provided by one party to the other party pursuant to the merger agreement, it is a condition to the obligation of the party providing the notice to complete the merger that the party providing notice receive from the other party an opinion of nationally recognized tax counsel, reasonably acceptable to the party providing notice, to the effect that a unitholder should not be liable for an increase in U.S. federal income tax as a result of owning or disposing of Partnership Common Units.

Holdings unitholders and Partnership unitholders should consult with, and must rely on, their own tax advisors in analyzing the federal, state, local and foreign tax consequences particular to them of the merger in light of their own particular circumstances, including the possible effects of changes in federal or other tax laws.

Tax Consequences of the Merger—General

Under the merger agreement, Holdings and Holdings GP will merge with and into MergerCo and all Holdings Common Units will be converted into the right to receive Partnership Common Units. As a result of the merger, MergerCo will be the sole economic member of the Partnership GP. Immediately thereafter, the Partnership Common Units held by Holdings and the incentive distribution rights in the Partnership held by the Partnership GP will be cancelled and the 2.0% economic general partner interest in the Partnership held by the Partnership GP will be converted to a non-economic management interest in the Partnership.

For U.S. federal income tax purposes, the Partnership and Holdings intend to take the position that the merger will be treated as an “assets over” merger of the Partnership into Holdings. In that case, the Partnership will be deemed to contribute all of its assets and liabilities to Holdings in exchange for newly issued Holdings Common Units and liquidate immediately thereafter, distributing all of the Holdings Common Units to the Partnership’s unitholders. However, if persons that were partners of the Partnership immediately before the merger own more than 50% of the capital and profits interest in the Partnership after the merger (referred to herein as satisfaction of the “Partnership Survivor Condition”), the Partnership will be the survivor for federal income tax purposes and Holdings generally will be deemed to contribute all of its assets and liabilities to the Partnership in exchange for newly issued Partnership Common Units and liquidate immediately thereafter, distributing all of the Partnership Common Units to the Holdings unitholders.

Because the satisfaction of the Partnership Survivor Condition will depend on the identity of Holdings’ and the Partnership’s owners at the time of the merger, the Partnership and Holdings will not be able to reach a conclusion whether to treat Holdings as merging into the Partnership or to treat the Partnership as merging into Holdings until the end of the tax year in which the merger is complete (when Holdings and the Partnership will receive ownership information as of the time of the merger). However, no assurance can be given that the IRS will agree with the foregoing tax treatment of the merger or that such treatment will be respected. If an IRS assertion that the merger should not be treated as a merger were sustained by a court of law, the Holdings unitholders’ receipt of Partnership Common Units in exchange for Holdings Common Units could be treated as an exchange resulting in a termination of the Partnership for tax purposes, resulting in a material loss or deferral of certain tax benefits. Please read “U.S. Federal Income Taxation of Ownership of Partnership Common Units—Disposition of Partnership Common Units—Constructive Termination.”

The remainder of this discussion, except as otherwise noted, assumes that the Partnership Survivor Condition is not satisfied and that the merger will be treated for U.S. federal income tax purposes as an “assets over” merger of the Partnership into Holdings. However, where the tax consequences could be materially different if the Partnership Survivor Condition were satisfied and the merger were treated as an “assets over” merger of Holdings into the Partnership, or if the IRS were successful in recharacterizing the merger as either a contribution by the Holdings unitholders of their Holdings Common Units to the Partnership in exchange for Partnership Common Units or a liquidation, in whole or in part, of Holdings, this discussion also generally describes such alternative tax consequences. Please read “—Tax Consequences of the Merger to Holdings Unitholders” for a discussion of such consequences to a Holdings unitholder, “—Tax Consequences of the Merger to Existing Partnership Unitholders” for a discussion of such consequences to existing Partnership unitholders, and “—Effect of the Merger on the Ratio of Taxable Income to Distributions for Partnership Unitholders and Holdings Unitholders” for a discussion of potential increases to the ratio of taxable income to distributions.

Classification of the Partnership and Holdings for U.S. Federal Income Tax Purposes

If either the Partnership or Holdings were treated as a corporation for U.S. federal income tax purposes, the consequences of the merger would be materially different and the merger would likely be treated as a taxable exchange in which gain or loss would be recognized by the Holdings unitholders. The discussion below assumes that each of the Partnership and Holdings will be classified as a partnership for U.S. federal income tax purposes at the time of the merger. Please read the discussion of the opinion of Vinson & Elkins that the Partnership is classified as a partnership for U.S. federal income tax purposes under “U.S. Federal Income Taxation of Ownership of Partnership Common Units—Partnership Status” below.

Tax Consequences of the Merger to Existing Partnership Unitholders

Vinson & Elkins expects to provide an opinion to the effect that no gain or loss should be recognized by existing Partnership unitholders as a result of the merger other than (i) gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code, (ii) amounts paid to or on behalf of the Partnership by another person under the merger agreement, or (iii) cash or property distributions to existing Partnership unitholders.

Possible Taxable Gain to Certain Partnership Unitholders from Reallocation of Nonrecourse Liabilities

As a partner in the Partnership, a Partnership unitholder is entitled to include the nonrecourse liabilities of the Partnership attributable to its Partnership Common Units in the tax basis of its Partnership Common Units. Upon consummation of the merger, a Partnership unitholder will be entitled to include a share of the nonrecourse liabilities of Holdings attributable to the Holdings Common Units deemed received in the merger in its tax basis, and Holdings unitholders who receive Partnership Common Units will be allocated a share of the Partnership’s nonrecourse liabilities. For this purpose, all liabilities of Holdings and the Partnership will, after the merger, be considered nonrecourse liabilities. The amount of nonrecourse liabilities attributable to a Holdings Common Unit or a Partnership Common Unit is determined under complex regulations under Section 752 of the Internal Revenue Code.

As a result of the merger, the allocable share of nonrecourse liabilities allocated to the existing Partnership unitholders will be recalculated to take into account the combination of Holdings and the Partnership into a single partnership for U.S. federal income tax purposes and the issuance of additional Partnership Common Units to Holdings unitholders. Because of the issuance of new Partnership Common Units to the Holdings unitholders, the merger may reduce the allocable share of nonrecourse liabilities of an existing Partnership unitholder, which is referred to as a “reducing debt shift.” If an existing Partnership unitholder experiences a reduction in such unitholder’s share of nonrecourse liabilities as a result of the merger, such unitholder will be deemed to have received a cash distribution equal to the amount of the reduction and a corresponding basis reduction in such unitholder’s units.

A reducing debt shift and the resulting deemed cash distribution may, under certain circumstances, result in the recognition of taxable gain by a Partnership unitholder, to the extent that the resulting deemed cash distribution exceeded such unitholder’s basis in its Partnership Common Units. However, a Partnership unitholder would not recognize taxable gain if such unitholder’s tax basis in its Partnership Common Units is positive without including any basis associated with the unitholder’s share of nonrecourse liabilities. Although the Partnership has not received an opinion with respect to the shift of nonrecourse liabilities, the Partnership does not expect that an existing Partnership unitholder will recognize a taxable gain as a result of any reduction in such unitholder’s share of nonrecourse liabilities as a result of the merger. Further, if an existing Partnership unitholder has suspended passive losses with respect to its units, such unitholder may be able to offset any gain resulting from a reducing debt shift with such losses. Please read “U.S. Federal Income Taxation of Ownership of Partnership Common Units—Tax Consequences of Partnership Common Unit Ownership—Limitations on Deductibility of Losses.”

Effect of Termination of the Partnership’s Tax Year at Closing of Merger

The Partnership uses the year ending December 31 as its taxable year and the accrual method of accounting for U.S. federal income tax purposes. As a result of merger of the Partnership into Holdings, the Partnership’s taxable year will end as of the date of the merger and the Partnership will be required to file a final U.S. federal income tax return for the taxable year ending upon the date the merger is effected. Each Partnership unitholder will be required to include in income its share of income, gain, loss and deduction for this period. A Partnership unitholder will receive a Schedule K-1 for the Partnership’s tax year ending on the date the merger is completed, and another Schedule K-1 for the remaining portion of the calendar year. In addition, a Partnership unitholder who has a taxable year ending on a date other than December 31 and after the date the merger is effected must include its share of income, gain, loss and deduction in income for its taxable year, with the result that he will be required to include in income for its taxable year its share of more than one year of income, gain, loss and deduction from the Partnership. If the Partnership Survivor Condition is satisfied, the Partnership’s tax year generally will not end on the date of the merger and Partnership unitholders will receive a single Schedule K-1 for the Partnership’s calendar year.

Holding Period for Holdings Common Units Deemed Received in the Merger

The Partnership will be treated as contributing all of its assets to Holdings in exchange for Holdings Common Units followed by a deemed distribution of Holdings Common Units to the Partnership’s unitholders. See “—Tax Consequences of the Merger—General” above. A Partnership unitholder’s holding period for Holdings Common Units deemed received in the merger will not be determined by reference to the holding period of the unitholder’s Partnership Common Units. Instead, a Partnership unitholder’s holding period for Holdings Common Units deemed received in the merger that are attributable to the Partnership’s capital assets or assets used in its business, as defined in Section 1231 of the Internal Revenue Code, will include the Partnership’s holding period in those assets. However, the holding period for the Holdings Common Units deemed received by a Partnership unitholder attributable to certain assets of Holdings, such as inventory and receivables, will begin on the day following the merger. Consequently, a sale of Partnership Common Units immediately after the merger may result in a position of any resulting gain being short-term gain, even if the Partnership unitholder has held its Partnership Common Units for over one year, in addition to any amount of gain otherwise treated as ordinary income in such a sale.

Tax Consequences of the Merger to Holdings Unitholders

Gain Recognition—General

Akin Gump expects to provide an opinion to the effect that no gain or loss should be recognized by the Holdings unitholders solely as a result of the merger, other than gain resulting from (i) any decrease in partnership liabilities pursuant to Section 752 of the Internal Revenue Code, (ii) fees and expenses paid to or on behalf of Holdings under the merger agreement, or (iii) any cash or other property distributions received by Holdings or Holdings unitholders. If the Partnership Survivor Condition is satisfied or the merger is recharacterized as a contribution by the Holdings unitholders of their Holdings Common Units to the Partnership in exchange for Partnership Common Units, the receipt of cash in lieu of fractional Partnership Common Units may be treated as a distribution of cash to a Holdings unitholder, which would otherwise be non-taxable to the extent of the Holdings unitholder’s adjusted tax basis in its Holdings Common Units. In the event that the Partnership Survivor Condition is satisfied, each Holdings unitholder is deemed to have consented pursuant to the merger agreement for U.S. federal income tax purposes to report the cash received for fractional Partnership Common Units in the merger as a sale of a portion of such holder’s Holdings Common Units to the Partnership. Such unitholder will generally recognize gain or loss equal to the difference between the cash received and the unitholder’s adjusted tax basis allocable to such fractional Partnership Common Units.

Possible Taxable Gain to Certain Holdings Unitholders from Reallocation of Nonrecourse Liabilities

Prior to the consummation of the merger, a Holdings unitholder is entitled to include a share of Holdings’ nonrecourse liabilities (including Holdings’ share of the Partnership’s liabilities) in the tax basis of its Holdings Common Units. Upon the consummation of the merger, Holdings unitholders will be entitled to include a share of the Partnership’s liabilities in the tax basis of its Holdings Common Units and Partnership unitholders will be entitled to include a share of the nonrecourse liabilities of Holdings attributable to the Holdings Common Units deemed received in the merger in their tax basis in their units. As a result of the merger, the allocable shares of nonrecourse liabilities allocated to the existing Holdings unitholders will be recalculated to take into account the combination of Holdings and the Partnership into a single partnership for U.S. federal income tax purposes and the issuance of additional Partnership Common Units to Holdings unitholders. If an existing Holdings unitholder experiences a reduction in its share of nonrecourse liabilities as a result of the merger, which is referred to as a “reducing debt shift”, such Holdings unitholder will be deemed to have received a cash distribution equal to the amount of the reduction and a corresponding reduction in the basis of its Holdings Common Units. A reducing debt shift and the resulting deemed cash distribution may, in some circumstances, result in the recognition of taxable gain by a Partnership unitholder, to the extent that the deemed cash distribution exceeds such Partnership unitholder’s tax basis in its Partnership. Although Holdings has not received an opinion with respect to the shift of nonrecourse liabilities, Holdings does not expect that any constructive cash distribution will exceed an existing Holdings unitholder’s tax basis in its Partnership Common Units.

For a discussion of the material U.S. federal income tax consequences of owning and disposing of the Partnership Common Units received in the merger, please read “U.S. Federal Income Taxation of Ownership of Partnership Common Units.”

Potential Application of Section 731(c) of the Internal Revenue Code

Pursuant to Section 731(c) of the Internal Revenue Code, subject to specific exceptions, the distribution of “marketable securities” by a partnership will be treated for U.S. federal income tax purposes as a distribution of cash. A partner will recognize gain to the extent an actual or deemed distribution of cash exceeds the partner’s basis in its partnership interest. For this purpose, if the Partnership Survivor Condition is satisfied or the merger was otherwise recharacterized as a liquidation, in whole or in part, of Holdings instead of an “assets over” merger, the Partnership Common Units owned by Holdings prior to the deemed liquidation may be deemed distributed to a Holdings unitholder as a result of the merger and may be treated as marketable securities. Applicable exceptions to Section 731(c) may cause the amount of such Partnership Common Units received by a Holdings unitholder in the merger that are treated as cash to be limited to such unitholder’s share of Holdings’ basis (including basis resulting from Section 743 adjustments) in the distributed Partnership Common Units.

It is anticipated that a Holdings unitholder’s basis in such unitholder’s interest in Holdings will be equal to that unitholder’s share of Holding’s basis (including basis resulting from Section 743 adjustments) in the distributed Partnership Common Units, and accordingly, the deemed cash distribution resulting from the distribution of Partnership Common Units in the merger should not exceed a unitholder’s basis in that unitholder’s Holdings Common Units. In that case, a Holdings unitholder should not recognize gain as a result of the application of Section 731(c) of the Internal Revenue Code to the merger. Although it is not anticipated, circumstances may exist under which a Holdings unitholder’s share of Holding’s basis (including basis resulting from Section 743 adjustments) in the distributed Partnership Common Units exceeds the unitholder’s basis in that unitholder’s Holdings Common Units, in which case the merger may result in recognition of gain by such unitholder equal to that excess.

Tax Basis of the Partnership Common Units Received

A Holdings unitholder’s initial tax basis in its Holdings Common Units consisted of the amount the unitholder paid for the Holdings Common Units plus the unitholder’s share of Holdings’ nonrecourse liabilities. That basis has been and will be increased by the unitholder’s share of income and by any increases in the unitholder’s share of nonrecourse liabilities. That basis has been and will be decreased, but not below zero, by distributions, by the unitholder’s share of losses, by any decreases in the unitholder’s share of nonrecourse liabilities and by the unitholder’s share of expenditures that are not deductible in computing taxable income and are not required to be capitalized.

A Holdings unitholder’s initial aggregate tax basis in Partnership Common Units received in the merger will be equal to the unitholder’s adjusted tax basis in the Holdings Common Units exchanged therefor, decreased by (i) any basis attributable to the unitholder’s share of Holdings’ nonrecourse liabilities and (ii) any basis allocable to fractional Partnership Common Units if such holder receives cash in lieu of the distribution of fractional Partnership Common Units in the merger, and increased by the unitholder’s share of the Partnership’s nonrecourse liabilities immediately after the merger. In addition, a Holdings unitholder’s tax basis in the Partnership Common Units received will be increased by the amount of any income or gain recognized by the unitholder pursuant to the transactions contemplated by the merger (other than gain recognized with respect to cash received by such unitholder in lieu of fractional Partnership Common Units).

Effect of Termination of Holdings’ Tax Year at Closing of Merger if the Partnership Survival Condition is Satisfied

The Partnership uses the year ending December 31 as its taxable year and the accrual method of accounting for U.S. federal income tax purposes. If the Partnership Survivor Condition were satisfied, Holdings’ taxable year would end as of the date of the merger and Holdings would be required to file a final U.S. federal income tax return for the taxable year ending upon the date the merger is effected. Each Holdings unitholder would be required to include in income its share of income, gain, loss and deduction for this period. In addition, a Holdings unitholder who has a taxable year ending on a date other than December 31 and after the date the merger is effected would be required to include its share of income, gain, loss and deduction in income for its taxable year, with the result that he will be required to include in income for its taxable year its share of more than one year of income, gain, loss and deduction from the Holdings.

Holding Period of Partnership Common Units Received

A Holdings unitholder’s holding period for Partnership Common Units received in the merger will be the same as the unitholder’s holding period of the unitholder’s Holdings Common Units, since Holdings should be deemed to continue for federal income tax purposes. If the Partnership Survivor Condition is satisfied, however, a Holdings unitholder’s holding period for Partnership Common Units received in the merger would not be determined by reference to the holding period of the unitholder’s Holdings Common Units. Instead, a Holdings unitholder’s holding period for Partnership Common Units received in the merger that were attributable to Holdings’ capital assets or assets used in its business, as defined in Section 1231 of the Internal Revenue Code, would include Holdings’ holding period in those assets. The holding period for the Partnership Common Units received by a Holdings unitholder attributable to certain assets of Holdings, such as cash, inventory and receivables, would begin on the day following the merger. See “—Tax Consequences of the Merger—General” above.

Effect of the Merger on the Ratio of Taxable Income to Distributions for Partnership Unitholders and Holdings Unitholders

If the merger is completed, the Partnership estimates it will result in an increase in the net income (or decrease in the net loss) allocable to most of the existing Partnership unitholders and Holdings estimates it will result in an increase in the net income (or decrease in the net loss) allocable to all of the former Holdings unitholders. For the period from the closing date of the merger through December 31, 2013, which is referred to as the “Projection Period,” the Partnership estimates that existing Partnership unitholders will be allocated, on a cumulative basis, up to $0.25 more net income (or less net loss) per Partnership Common Unit as a result of the merger. Holdings estimates that the following additional amounts of net income (or less net loss) per Holdings Common Unit described below will be allocated to the former Holdings unitholders as a result of the merger:

Time of Holdings Unit Purchase	Approximate Range of Increased Net Income (or Decreased Net Loss) Allocable to Former Holdings Unitholders per Common Over the Projection Period
In or prior to July 2007	Between $1.50 and $2.50
August 2007 through September 2008	Between $1.30 and $1.50
October 2008 through July 2009	Between $1.75 and $5.25
August 2009 through present	Less than $2.25

Notwithstanding the increased net income (or decreased net loss) allocable to existing Partnership unitholders, the Partnership anticipates that Partnership unitholders who continue to own Partnership Common Units during the Projection Period will encounter no more than a 5% change to their existing ratio of taxable income to cash distributions. This analysis does not consider the ability of any particular Partnership unitholder to utilize suspended passive losses.

Notwithstanding the increased net income (or decreased net loss) allocable to former Holdings unitholders, Holdings does not anticipate that former Holdings unitholders that receive Partnership Common Units in the merger and own those units during the Projection Period will have federal taxable income tax liabilities resulting from their allocable share of the Partnership’s net income for the Projection Period that exceeds the amount of cash distributed to such unitholders with respect to that period. However, for those Holdings unitholders who paid less than $12.00 per unit for their Holdings Common Units between October 2008 and July 2009, it is possible that such unitholders will have an incremental tax increase as a result of the merger that may exceed their incremental cash distributions as a result of the merger. This analysis does not consider the ability of any particular former Holdings unitholder to utilize suspended passive losses.

The amount and effect of the increase or decrease in net income, or increase or decrease in net loss, allocated to an existing Partnership unitholder or a former Holdings unitholder resulting from the merger will depend upon the unitholder’s particular situation, including when the unitholder purchased its Partnership Common Units or Holdings Common Units (and the basis adjustment to such unitholder’s share of Partnership Common Units or Holdings Common Units under Section 743(b) of the Internal Revenue Code) and the ability of the unitholder to utilize any suspended passive losses. Depending on these factors, any particular unitholder may, or may not, be able to offset all or a portion of the projected increased net income (or decreased net loss) allocated to such unitholder.

The estimates above are based upon the assumption that the merger will close during the first quarter of 2011, that approximately 38.3 million Partnership Common Units will be issued to the Holdings unitholders in the merger, that gross income from operations will be approximately equal to the amount required to make current distributions at the time of the merger, that the merger is respected as an assets-over merger with a deemed liquidation of Holdings (see “—Tax Consequences of the Merger—General” above) and other assumptions with regard to income, capital expenditures, cash flow, net working capital and cash distributions. The estimates above further assume that the tax impact to the purchasers of Partnership Common Units and Holdings Common Units after November 30, 2009, is substantially similar to the tax impact to purchasers of such respective units during November 2009 (which are the last groups of unitholders for which the Partnership and Holdings have the requisite tax information to compute such estimates).

These estimates are based on current tax law and tax reporting positions that the Partnership has adopted or will adopt and with which the IRS could disagree. In addition, these estimates are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties over which the Partnership has no control. Accordingly, neither the Partnership nor Holdings can assure Partnership unitholders or Holdings unitholders that these estimates will prove to be correct. The actual increase or decrease to taxable income could be higher or lower, and any such differences could be material and could materially affect the value of a Partnership unitholder’s units. For example, the federal income tax liability of a unitholder could be increased during the Projection Period if the merger is not respected as an assets-over merger with a deemed liquidation of Holdings, in which case the merger would likely result in a technical termination of the Partnership for federal income tax purposes, or if the Partnership makes a future offering of Partnership Common Units and uses the proceeds of the offering in a manner that does not produce substantial additional deductions during the Projection Period, such as to repay indebtedness currently outstanding or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate currently applicable to the Partnership’s assets.

U.S. FEDERAL INCOME TAXATION OF OWNERSHIP OF PARTNERSHIP COMMON UNITS

This section is a summary of the material U.S. federal income tax consequences that may be relevant to owning Partnership Common Units received in the merger and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins insofar as it describes legal conclusions with respect to matters of U.S. federal income tax law. Such statements are based on the accuracy of the representations made by the Partnership to Vinson & Elkins, and statements of fact do not represent opinions of Vinson & Elkins. To the extent this section discusses U.S. federal income taxes, that discussion is based upon current provisions of the Internal Revenue Code, Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This section does not address all U.S. federal, state and local tax matters that affect the Partnership or its unitholders. To the extent that this section relates to taxation by a state, local or other jurisdiction within the United States, such discussion is intended to provide only general information. Neither the Partnership nor Holdings has sought the opinion of legal counsel regarding U.S. state, local or other taxation and, thus, any portion of the following discussion relating to such taxes does not represent the opinion of Vinson & Elkins or any other legal counsel. Furthermore, this section focuses on Partnership unitholders who are individual citizens or residents of the United States, whose functional currency is the U.S. dollar and who hold units as capital assets (generally, property that is held as an investment). Except to the extent specifically addressed herein, this section has no application to corporations, partnerships (and entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (IRAs), employee benefit plans, real estate investment trusts (REITs) or mutual funds. Accordingly, the Partnership encourages each unitholder to consult, and depend on, such unitholder’s own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from the ownership or disposition of Partnership Common Units.

No ruling has been or will be requested from the IRS regarding any matter affecting the Partnership or its unitholders following the merger or the consequences of owning Partnership Common Units received in the merger. Instead, the Partnership will rely on opinions of Vinson & Elkins with respect to such matters. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for Partnership Common Units and the prices at which Partnership Common Units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to the Partnership’s unitholders and thus will be borne indirectly by the unitholders. Furthermore, the tax treatment of the Partnership or of an investment in the Partnership may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Vinson & Elkins has not rendered an opinion with respect to the following specific U.S. federal income tax issues:

•

the treatment of a Partnership unitholder whose Partnership Common Units are loaned to a short seller to cover a short sale of Partnership Common Units (please read “—Tax Consequences of Partnership Common Unit Ownership—Treatment of Short Sales”);

•

whether the Partnership’s monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Partnership Common Units—Allocations Between Transferors and Transferees”);

•

whether the Partnership’s method for depreciating Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Partnership Common Unit Ownership—Section 754 Election” and “—Uniformity of Partnership Common Units”); and

•	whether a Holdings unitholder will be able to utilize suspended passive losses related to its Holdings Common Units to offset income from Partnership Common Units.

Partnership Status

The Partnership will be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for U.S. federal income taxes. Instead, each of the unitholders will be required to take into account its respective share of the Partnership’s items of income, gain, loss and deduction in computing its U.S. federal income tax liability as if the unitholder had earned such income directly, even if no cash distributions are made to the unitholder by the Partnership. Distributions by the Partnership to a unitholder generally will not be taxable to the Partnership or the unitholder unless the amount of cash distributed to the unitholder exceeds the unitholder’s tax basis in its Partnership Common Units.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation, storage and marketing of any mineral or natural resource. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. The Partnership estimates that less than 5% of its current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by the Partnership and the general partner of the Partnership and a review of the applicable legal authorities, Vinson & Elkins is of the opinion that at least 90% of the Partnership’s current gross income constitutes qualifying income. The portion of its income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to the status of the Partnership as a partnership for U.S. federal income tax purposes. It is the opinion of Vinson & Elkins that, based upon the representations described below, the Partnership has been and will be classified as a partnership for U.S. federal income tax purposes.

In rendering its opinion, Vinson & Elkins has relied on factual representations made by the Partnership and the general partner of the Partnership. The representations made by the Partnership and the general partner of the Partnership upon which Vinson & Elkins has relied include:

1.	The Partnership has not elected and will not elect to be treated as a corporation; and

2.	For each taxable year, more than 90% of the Partnership’s gross income has been and will be income that Vinson & Elkins has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

The Partnership believes that these representations have been true in the past and expects that these representations will continue to be true in the future.

If the Partnership fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require the Partnership to make adjustments with respect to the Partnership’s unitholders or pay other amounts), the Partnership will be treated as if the Partnership had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which the Partnership fails to meet the Qualifying

Income Exception, in return for stock in that corporation, and then distributes that stock to the Partnership’s unitholders in liquidation of their interests in it. This deemed contribution and liquidation should be tax-free to unitholders and the Partnership except to the extent that the Partnership’s liabilities exceed the tax basis of its assets at that time. Thereafter, the Partnership would be treated as a corporation for U.S. federal income tax purposes.

If the Partnership were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to its unitholders, and its net income would be taxed to the Partnership at corporate rates. In addition, any distribution made by the Partnership to a unitholder would be treated as (i) taxable dividend income, to the extent of current or accumulated earnings and profits, then (ii) a nontaxable return of capital, to the extent of the unitholder’s tax basis in its units, and thereafter (iii) taxable capital gain from the sale of such units. Accordingly, taxation of the Partnership as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The remainder of this discussion assumes that the Partnership will be classified as a partnership for U.S. federal income tax purposes.

Tax Consequences of Partnership Common Unit Ownership

Limited Partner Status

Unitholders who are admitted as limited partners of the Partnership as a result of the merger will be treated as partners of the Partnership for U.S. federal income tax purposes. Also, assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units, will be treated as partners of the Partnership for U.S. federal income tax purposes. As there is no direct or indirect authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins’ opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some U.S. federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the broker or other nominee has executed and delivered a transfer application for those units.

For a discussion of the risk of losing partner status as a result of short sales, please read “—Tax Consequences of Partnership Common Unit Ownership—Treatment of Short Sales.”

Items of the Partnership’s income, gain, loss and deduction would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. Unitholders are urged to consult their own tax advisors with respect to their tax consequences of their status as partners in the Partnership. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in the Partnership for U.S. federal income tax purposes.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections,” the Partnership does not pay any U.S. federal income tax. For U.S. federal income tax purposes, each unitholder is required to report on its income tax return its share of its income, gains, losses and deductions without regard to whether the Partnership makes cash distributions to it. Consequently, the Partnership may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income its allocable share of the Partnership’s income, gains, losses and deductions for the Partnership’s taxable year or years ending with or within its taxable year. The Partnership’s taxable year ends on December 31.

Treatment of Distributions

Distributions by the Partnership to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes, except to the extent the amount of any cash distribution exceeds its tax basis in its units immediately before the distribution. The Partnership’s cash distributions in excess of a unitholder’s tax basis in its units generally will be considered to be gain from the sale or exchange of the units, taxable in accordance with the rules described under “—Disposition of Partnership Common Units” below. Any reduction in a unitholder’s share of the Partnership’s liabilities, including as a result of future issuances of Partnership Common Units, will be treated as a distribution of cash by the Partnership to that unitholder. To the extent the Partnership’s distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, that unitholder must recapture any losses deducted in previous years. Please read “—Tax Consequences of Partnership Common Unit Ownership—Limitations on Deductibility of Losses.”

A non-pro rata distribution of money or property, including a deemed distribution, may result in ordinary income to a unitholder, regardless of its tax basis in its units, if the distribution reduces the unitholder’s share of the Partnership’s “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, a unitholder will be treated as having received its proportionate share of the Section 751 Assets and then having exchanged those assets with the Partnership in return for the non-pro rata portion of the distribution made to such unitholder. This latter deemed exchange generally will result in the unitholder’s realization of ordinary income, which will equal the excess of the non-pro rata portion of that distribution over the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Partnership Common Units

Please read “Material U.S. Federal Income Tax Consequences of the Merger—Tax Consequences of the Merger to Holdings Unitholders—Tax Basis of the Partnership Common Units Received” for a discussion of how to determine the initial tax basis of Partnership Common Units received in the merger. A unitholder’s initial tax basis in its Partnership Common Units generally will be increased by its share of the Partnership’s income and gains and by any increases in such unitholder’s share of its nonrecourse liabilities. That basis generally will be decreased, but not below zero, by distributions from the Partnership, by the unitholder’s share of the Partnership’s losses and deductions, by any decreases in its share of the Partnership’s liabilities and by its share of the Partnership’s expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have a share of the Partnership nonrecourse liabilities generally based on Book-Tax Disparity (as described below in “—Allocation of Income, Gain, Loss and Deduction”) attributable to such unitholder, to the extent of such amount, and thereafter, such unitholder’s share of the Partnership’s profits. Please read “—Disposition of Partnership Common Units—Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by a unitholder of its share of the Partnership’s losses will be limited to the tax basis in its units and, in the case of an individual unitholder, estate, trust or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to the Partnership’s activities, if that amount is less than its tax basis. A unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause its at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that its tax basis or at risk amount, whichever is the limiting factor, is subsequently increased provided that such losses are otherwise allowable. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain would not be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of its units, excluding any portion of that basis attributable to its share of the Partnership’s liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop-loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in the Partnership, is related to another unitholder, or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in its share of the Partnership’s liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses the Partnership generates will only be available to offset the Partnership’s passive income generated in the future and will not be available to offset income from other passive activities or investments, including investments the Partnership may make in other publicly traded partnerships, or a unitholder’s salary or active business income. Further, a unitholder’s share of the Partnership’s net income may be offset by any suspended passive losses from its investment in it, but may not be offset by its current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder’s share of income the Partnership generates may be deducted in full when the unitholder disposes of its entire investment in it in a fully taxable transaction with an unrelated party. The passive activity loss limitations are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

There is no guidance as to whether a former Holdings unitholder’s suspended pre-merger passive activity losses will be available to offset passive activity income of the Partnership after the merger. If the Partnership Survivor Condition is satisfied, the IRS may contend that the post-merger Partnership is not the same partnership as Holdings. and, accordingly, the passive loss limitation rules would not allow use of such losses until such time as all of such former Holdings unitholder’s Partnership Common Units are sold. Because of the lack of guidance with respect to this issue and the application of the passive loss limitation rules to tiered publicly traded partnerships, Vinson & Elkins is unable to opine as to whether suspended passive activity losses arising from pre-merger Holdings activities will be available to offset Partnership taxable income allocated to a former Holdings unitholder following the merger. Unitholders with pre-merger losses with respect to Holdings Common Units are urged to consult their own tax advisors.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	the Partnership’s interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders for purposes of the investment interest deduction limitation. In addition, the unitholder’s share of the Partnership’s portfolio income will be treated as investment income.

Entity-Level Collections

If the Partnership is required or elects under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or general partner or any former unitholder, it is authorized to pay those taxes from the Partnership’s funds. That payment, if made, will be treated as a distribution of cash to the person on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, the Partnership is authorized to treat the payment as a distribution to all current unitholders. The Partnership is authorized to amend its partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under its partnership agreement is maintained as nearly as is practicable. Payments by the Partnership as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, the Partnership’s items of income, gain, loss and deduction will be allocated among its unitholders in accordance with their percentage interests in the Partnership.

Specified items of the Partnership’s income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for (i) any difference between the tax basis and fair market value of the Partnership’s assets at the time Partnership Common Units are issued and (ii) any difference between the tax basis and fair market value of any property contributed to the Partnership, including property treated as being contributed to the Partnership in connection with the merger, that exists at the time of such contribution, together, referred to in this discussion as “Contributed Property.” Holders of Partnership Common Units received by the Holdings unitholders will receive any such allocations, referred to as “Section 704(c) Allocations,” that would otherwise have been allocated to Holdings pursuant to Section 704(c). Under these rules, for example, in the event that the Partnership sells or disposes of assets formerly owned by Holdings (including through a distribution of such assets) following the merger, all or a portion of any gain recognized may be allocated to holders of Partnership Common Units received by the Holdings unitholders. No special distributions will be made to the former Holdings unitholders with respect to any tax liability resulting from such allocations.

In the event the Partnership issues additional Partnership Common Units or engages in certain other transactions, “Reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to all persons who are Partnership unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by the Partnership at the time of such issuance or other transactions. In addition, items of recapture income will be allocated to the extent possible to the Partnership unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other Partnership unitholders.

An allocation of items of the Partnership’s income, gain, loss or deduction (other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and the “tax” capital account, credited with the tax basis of Contributed Property, referred to as “Book-Tax Disparity” and further discussed below) will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of its interest in the Partnership, which will be determined by taking into account all the facts and circumstances, including:

•	its relative contributions to the Partnership;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow and other nonliquidating distributions; and

•	the rights of all the partners to distributions of capital upon liquidation.

Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of the Partnership’s income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Vinson & Elkins has not rendered an opinion regarding the tax treatment of a unitholder whose Partnership Common Units are loaned to a short seller to cover a short sale of units. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of Partnership Common Units—Recognition of Gain or Loss.”

Alternative Minimum Tax

Each unitholder will be required to take into account its distributive share of any items of the Partnership’s income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Holdings unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) of individuals is 15%. However, absent new legislation extending the current rates, beginning January 1, 2011, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

The recently enacted Health Care and Education Reconciliation Act of 2010 and the Patient Protection and Affordable Care Act of 2010 will impose a 3.8% Medicare tax on certain investment income earned by individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, investment income generally includes a unitholder’s allocable share of the Partnership’s income and gain realized by a unitholder from a sale of Partnership Common Units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $200,000 (if the unitholder is unmarried). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

Each of the Partnership and Holdings has made the election permitted by Section 754 of the Internal Revenue Code and will make such election again with its first tax return following any constructive termination of the Partnership. That election is irrevocable without the consent of the IRS. The election generally permits the Partnership to adjust a unit purchaser’s tax basis in the Partnership’s assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect the unitholder’s purchase price. The Section 743(b) adjustment applies to any transferee of a unitholder who purchases outstanding Partnership Common Units from another unitholder based upon the values and bases of the Partnership’s assets at the time of the transfer. The Section 743(b) adjustment does not apply to a person who purchases units directly from the Partnership or receives Partnership Common Units pursuant to the merger. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. Please read, however, “—Allocation of Income, Gain, Loss and Deduction” above. For purposes of this discussion, a unitholder’s inside basis in the Partnership’s assets will be considered to have two components: (i) the unitholder’s share of the Partnership’s tax basis in its assets (“common basis”) and (ii) its Section 743(b) adjustment to that basis.

The timing and calculation of deductions attributable to Section 743(b) adjustments to the Partnership’s common basis will depend upon a number of factors, including the nature of the assets to which the adjustment is allocable, the extent to which the adjustment offsets any Internal Revenue Code Section 704(c) type gain or loss with respect to an asset and certain elections the Partnership makes as to the manner in which the Partnership applies Internal Revenue Code Section 704(c) principles with respect to an asset to which the adjustment is applicable. Please read “—Allocation of Income, Gain, Loss and Deduction” above.

The timing of these deductions may affect the uniformity of the Partnership’s units. Under the Partnership’s limited partnership agreement, the Partnership’s general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations or if the position would result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “—Uniformity of Partnership Common Units.” Vinson & Elkins is unable to opine as to the validity of any such alternate tax positions because there is no clear applicable authority. A unitholder’s basis in a Partnership Common Unit is reduced by its share of the Partnership’s deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that the Partnership takes that understates deductions will overstate the unitholder’s basis in its or her Partnership Common Units and may cause the unitholder to understate gain or overstate loss on any sale of such Partnership Common Units. Please read “—Uniformity of Partnership Common Units” below.

A Section 754 election is advantageous if the transferee’s tax basis in its units is higher than the units’ share of the aggregate tax basis of the Partnership’s assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and its share of any gain or loss on a sale of the Partnership’s assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in its units is lower than those units’ share of the aggregate tax basis of the Partnership’s assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in the Partnership if the Partnership has a substantial built-in loss immediately after the transfer, or if the Partnership distributes property and has a substantial basis reduction. Generally a basis reduction or a built-in loss is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of the Partnership’s assets and other matters. For example, the allocation of the Section 743(b) adjustment among its assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment the Partnership allocated to its tangible assets or the tangible assets owned by the Partnership to goodwill instead. Goodwill, as an intangible asset, is generally either non-amortizable or amortizable over a longer period of time or under a less accelerated method than the Partnership’s tangible assets. The Partnership cannot assure you that the determinations it makes will not be successfully challenged by the IRS and that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should the Partnership’s general partner determine that the expense of compliance exceeds the benefit of the election, the Partnership may seek permission from the IRS to revoke the Partnership’s Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than such purchaser would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

Each of Holdings and the Partnership uses the year ending December 31 as its taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income its share of the Partnership’s income, gain, loss and deduction for its taxable year or years ending within or with its taxable year. In addition, a unitholder who has a taxable year different ending on a date other than December 31 and who disposes of all of its units following the close of the Partnership’s taxable year but before the close of its taxable year must include its share of its income, gain, loss and deduction in income for its taxable year, with the result that he will be required to include in income for its taxable year its share of more than one year of its income, gain, loss and deduction. Please read “—Disposition of Partnership Common Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

Each of Holdings and the Partnership uses the tax basis of its assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of the Partnership’s assets and their tax basis (a) at the time of the merger will be borne by Partnership unitholders immediately before the merger and as of such period, and (b) at the time of any other offering will be borne by the Partnership unitholders as of that time. Likewise, former Holdings unitholders will bear the U.S. federal income tax burden associated with the differences between the fair market value of Holdings assets and their tax bases. Please read “—Tax Consequences of Partnership Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, the Partnership may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. The Partnership may not be entitled to any amortization deductions with respect to certain goodwill properties conveyed to the Partnership or held by the Partnership at the time of any future offering. Please read “—Uniformity of Partnership Common Units.” Property the Partnership subsequently acquires or constructs may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If the Partnership disposes of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property the Partnership owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in the Partnership. Please read “—Tax Consequences of Partnership Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Partnership Common Units—Recognition of Gain or Loss.”

The costs incurred in selling the Partnership’s units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon its termination. There are uncertainties regarding the classification of costs as organization expenses, which the Partnership may amortize, and as syndication expenses, which the Partnership may not be able to amortize. The underwriting discounts and commissions the Partnership incurs will be treated as syndication expenses.

Coal Income

Section 631 of the Internal Revenue Code provides special rules by which gains or losses on the sale of coal may be treated, in whole or in part, as gains or losses from the sale of property used in a trade or business under Section 1231 of the Internal Revenue Code. Specifically, Section 631(c) provides that if the owner of coal held for more than one year disposes of that coal under a contract by virtue of which the owner retains an economic interest in the coal, the gain or loss realized will be treated under Section 1231 of the Internal Revenue Code as gain or loss from property used in a trade or business. Section 1231 gains and losses may be treated as capital gains and losses. Please read “—Tax Treatment of Operations—Sales of Coal Reserves or Timberland.” In computing such gain or loss, the amount realized is reduced by the adjusted depletion basis in the coal, determined as described below in “—Coal Depletion.” For purposes of Section 631(c), the coal generally is deemed to be disposed of on the day on which the coal is mined. Further, Treasury Regulations promulgated under Section 631 provide that advance royalty payments may also be treated as proceeds from sales of coal to which Section 631 applies and, therefore, such payment may be treated as capital gain under Section 1231. However, if the right to mine the related coal expires or terminates under the contract that provides for the payment of advance royalty payments or such right is abandoned before the coal has been mined, the Partnership may, pursuant to the Treasury Regulations, file an amended return that reflects the payments attributable to unmined coal as ordinary income and not as received from the sale of coal under Section 631.

The Partnership’s royalties from coal leases generally will be treated as proceeds from sales of coal to which Section 631 applies. Accordingly, the difference between the royalties paid to the Partnership by the lessees and the adjusted depletion basis in the extracted coal generally will be treated as gain from the sale of property used in a trade or business, which may be treated as capital gain under Section 1231. Please read “—Tax Treatment of Operations—Sales of Coal Reserves or Timberland.” The Partnership’s royalties that do not qualify under Section 631(c) generally will be taxable as ordinary income in the year of sale.

Coal Depletion

In general, the Partnership is entitled to depletion deductions with respect to coal mined from the underlying mineral property. The Partnership generally is entitled to the greater of cost depletion limited to the basis of the property or percentage depletion. The percentage depletion rate for coal is 10%. If Section 631(c) applies to the disposition of the coal, however, the Partnership is not eligible for percentage depletion. Please read “—Tax Treatment of Operations—Coal Income.”

Depletion deductions the Partnership claims generally will reduce the tax basis of the underlying mineral property. Depletion deductions can, however, exceed the total tax basis of the mineral property. The excess of the Partnership’s percentage depletion deductions over the adjusted tax basis of the property at the end of the taxable year is subject to tax preference treatment in computing the alternative minimum tax. Please read “—Tax Consequences of Partnership Common Unit Ownership—Alternative Minimum Tax.” In addition, a corporate unitholder’s allocable share of the amount allowable as a percentage depletion deduction for any property will be reduced by 20% of the excess, if any, of that partner’s allocable share of the amount of the percentage depletion deductions for the taxable year over the adjusted tax basis of the mineral property as of the close of the taxable year.

Oil and Natural Gas Depletion

Subject to the limitations on deductibility of losses discussed above (please read “—Tax Consequences of Partnership Common Unit Ownership—Limitations on Deductibility of Losses”), unitholders may be entitled to depletion deductions with respect to the Partnership’s oil and natural gas royalty interests. The deduction is equal to the greater of cost depletion limited to the basis of the property or (if otherwise allowable) percentage depletion.

Percentage depletion is generally available with respect to unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Internal Revenue Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas or derivative products or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% of the unitholder’s gross income from the oil and gas property for the taxable year. A unitholder may deduct percentage depletion only to the extent the unitholder’s average daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. A limitation equal to the lower of 65% of taxable income or 100% of taxable income from the property further limits the deduction for the taxable year.

All or a portion of any gain recognized by a unitholder as a result of either the disposition by the Partnership of some or all of the Partnership’s oil and natural gas interests or the disposition by the unitholder of some or all of its units may be taxed as ordinary income to the extent of recapture of oil and gas depletion.

Although the Internal Revenue Code requires each unitholder to compute its own depletion allowance and maintain records of its share of the adjusted tax basis of the underlying property for depletion and other purposes, the Partnership intends to furnish each of its unitholders with information relating to this computation for federal income tax purposes. Each unitholder, however, remains responsible for calculating its own depletion allowance and maintaining records of its share of the adjusted tax basis of the underlying property for depletion and other purposes.

Timber Income

Section 631 of the Internal Revenue Code provides special rules by which gains or losses on the sale of timber may be treated, in whole or in part, as gains or losses from the sale of property used in a trade or business under Section 1231 of the Internal Revenue Code. Specifically, Section 631(b) provides that if the owner of timber (including a holder of a contract right to cut timber) held for more than one year disposes of that timber under any contract by virtue of which the owner retains an economic interest in the timber, the gain or loss realized will be treated under Section 1231 of the Internal Revenue Code as gain or loss from property used in a trade or business. Section 1231 gains and losses may be treated as capital gains and losses. Please read “—Tax Treatment of Operations—Sales of Coal Reserves or Timberland.” In computing such gain or loss, the amount realized is reduced by the adjusted basis in the timber, determined as described in “—Tax Treatment of Operations—Timber Depletion.” For purposes of Section 631(b), the timber generally is deemed to be disposed of on the day on which the timber is cut (which is generally deemed to be the date when, in the ordinary course of business, the quantity of the timber cut is first definitely determined).

Proceeds the Partnership receives from standing timber sales generally will be treated as sales of timber to which Section 631 applies. Accordingly, the difference between those proceeds and the adjusted basis in the timber sold generally will be treated as gain from the sale of property used in a trade or business, which may be treated as capital gain under Section 1231. Please read “—Tax Treatment of Operations—Sales of Coal Reserves or Timberland.” Gains from sale of timber by the Partnership that do not qualify under Section 631 generally will be taxable as ordinary income in the year of sale.

Timber Depletion

Timber is subject to cost depletion and is not subject to accelerated cost recovery, depreciation or percentage depletion. Timber depletion is determined with respect to each separate timber account (containing timber located in a timber “block”) and is equal to the product obtained by multiplying the units of timber cut by a fraction, the numerator of which is the aggregate adjusted basis of all timber included in such account and the denominator of which is the total number of timber units in such timber account. The depletion allowance so calculated for the timber cut in a particular period represents the adjusted tax basis of such cut timber for purposes of determining gain or loss on its disposition. The tax basis of the remaining timber in each timber account is reduced by the depletion allowance for cut timber from such account.

Sales of Coal Reserves or Timberland

If any coal reserves or timberland are sold or otherwise disposed of in a taxable transaction, the Partnership will recognize gain or loss measured by the difference between the amount realized (including the amount of any indebtedness assumed by the purchaser upon such disposition or to which such property is subject) and the adjusted tax basis of the property sold. Generally, the character of any gain or loss recognized upon that disposition will depend upon whether the Partnership’s coal reserves or the particular tract of timberland sold are held by the Partnership:

•	for sale to customers in the ordinary course of business (i.e., the Partnership is a “dealer” with respect to that property),

•	for use in a trade or business within the meaning of Section 1231 of the Internal Revenue Code or

•	as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

In determining dealer status with respect to coal reserves, timberland and other types of real estate, the courts have identified a number of factors for distinguishing between a particular property held for sale in the ordinary course of business and one held for investment. Any determination must be based on all the facts and circumstances surrounding the particular property and sale in question.

The Partnership intends to hold its coal reserves and timberland for the purposes of generating cash flow from coal royalties and periodic harvesting and sale of timber and achieving long-term capital appreciation. Although the general partner of the Partnership may consider strategic sales of coal reserves and timberland consistent with achieving long-term capital appreciation, it does not anticipate frequent sales, nor significant marketing, improvement or subdivision activity in connection with any strategic sales. Thus, the general partner of the Partnership does not believe that the Partnership will be viewed as a dealer. In light of the factual nature of this question, however, there is no assurance that the Partnership’s purposes for holding its properties will not change and that its future activities will not cause it to be a “dealer” in coal reserves or timberland.

If the Partnership is not a dealer with respect to its coal reserves or its timberland and it has held the disposed property for more than a one year period primarily for use in its trade or business, the character of any gain or loss realized from a disposition of the property will be determined under Section 1231 of the Internal Revenue Code. If the Partnership has not held the property for more than one year at the time of the sale, gain or loss from the sale will be taxable as ordinary income.

A unitholder’s distributive share of any Section 1231 gain or loss generated by the Partnership will be aggregated with any other gains and losses realized by that unitholder from the disposition of property used in the trade or business, as defined in Section 1231(b) of the Internal Revenue Code, and from the involuntary conversion of such properties and of capital assets held in connection with a trade or business or a transaction entered into for profit for the requisite holding period. If a net gain results, all such gains and losses will be long-term capital gains and losses; if a net loss results, all such gains and losses will be ordinary income and losses. Net Section 1231 gains will be treated as ordinary income to the extent of prior net Section 1231 losses of the taxpayer or predecessor taxpayer for the five most recent prior taxable years to the extent such losses have not previously been offset against Section 1231 gains. Losses are deemed recaptured in the chronological order in which they arose.

If the Partnership is not a dealer with respect to its coal reserves or a particular tract of timberland, and that property is not used in a trade or business, the property will be a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code. Gain or loss recognized from the disposition of that property will be taxable as capital gain or loss, and the character of such capital gain or loss as long-term or short-term will be based upon the Partnership’s holding period in such property at the time of its sale. The requisite holding period for long-term capital gain is more than one year.

Upon a disposition of coal reserves or timberland, a portion of the gain, if any, equal to the lesser of (i) the depletion deductions that reduced the tax basis of the disposed mineral property plus deductible development and mining exploration expenses, or (ii) the amount of gain recognized on the disposition, will be treated as ordinary income to the Partnership.

Valuation and Tax Basis of the Partnership’s Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on the Partnership’s estimates of the relative fair market values, and the tax bases, of the Partnership’s assets. Although the Partnership may from time to time consult with professional appraisers regarding valuation matters, it will make many of the relative fair market value estimates itself. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Partnership Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will equal the sum of the cash or the fair market value of other property it received plus its share of the Partnership’s liabilities attributable to the units sold. Because the amount realized includes a unitholder’s share of the Partnership’s liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from the Partnership in excess of cumulative net taxable income for a unit that decreased a unitholder’s tax basis in that unit will, in effect, become taxable income if the unit is sold at a price greater than the unitholder’s tax basis in that unit, even if the price received is less than its original cost.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum U.S. federal income tax rate of 15% through December 31, 2010 and 20% thereafter (absent legislation extending or adjusting the current rate). However, a portion, which will likely be substantial, of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or “inventory items” the Partnership owns. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gain and no more than $3,000 of ordinary income each year in the case of individuals and may only be used to offset capital gain in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, the Partnership’s taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of the Partnership’s assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method the Partnership has adopted. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Vinson & Elkins is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, the Partnership’s taxable income or losses might be reallocated among the unitholders. The Partnership is authorized to revise its method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of the Partnership’s income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements

A unitholder who sells any of its units generally is required to notify the Partnership in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify the Partnership in writing of that purchase within 30 days after the purchase. Upon receiving such notification, the Partnership is required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify the Partnership of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who affects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

The Partnership will be considered to have been terminated for tax purposes if there are sales or exchanges of interests in the Partnership which, in the aggregate, constitute 50% or more of the total interests in the Partnership’s capital and profits within a 12-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest within a twelve-month period are counted only once. A constructive termination results in the closing of the Partnership’s taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from its taxable year, the closing of the Partnership’s taxable year may result in more than 12 months of its taxable income or loss being includable in the unitholder’s taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in the Partnership filing two tax returns (and unitholders could receive two Schedules K-1) for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. The Partnership would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of the Partnership’s deductions for depreciation. A termination could also result in penalties if the Partnership was unable to determine that the termination had occurred.

Moreover, a termination might either accelerate the application of, or subject the Partnership to, any tax legislation enacted before the termination. The IRS has recently announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and is granted special relief from the IRS, among other things, the partnership will be required to provide only one Schedule K-1 to unitholders for the tax year in which the termination occurs notwithstanding that two partnership tax years result from the termination.

Uniformity of Partnership Common Units

Because the Partnership cannot match transferors and transferees of units, it must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, the

Partnership may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Treasury Regulation Section 1.197-2(g)(3), neither of which is anticipated to apply to a material portion of the Partnership’s assets. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Partnership Common Unit Ownership—Section 754 Election.”

The Partnership’s limited partnership agreement permits its general partner to take positions in filing its tax returns that preserve the uniformity of its units even under circumstances like those described above. These positions may include reducing for some unitholders the depreciation, amortization or loss deductions to which they would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins is unable to opine as to validity of such filing positions. A unitholder’s basis in units is reduced by its share of the Partnership’s deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that the Partnership takes that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Partnership Common Units—Recognition of Gain or Loss” above and “—Tax Consequences of Partnership Common Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions the Partnership takes to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Non-U.S. Investors

Ownership of units by non-resident aliens (as determined for federal income purposes), non-U.S. corporations or other non-U.S. persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Under rules applicable to publicly-traded partnerships, our distributions to non-U.S. unitholders are subject to withholding tax at the highest effective applicable rate to the extent attributable to income that is effectively connected with the conduct of a U.S. trade or business. Given the uncertainty at the time of making distributions regarding the amount of any distribution that is attributable to income that is so effectively connected, we intend to treat all of our distributions as attributable to our U.S. operations, and as a result, the entire distribution will be subject to withholding.

Non-resident aliens and non-U.S. corporations, trusts or estates that own common units will be considered to be engaged in business in the United States because of their ownership of common units. As a consequence, they will be required to file U.S. federal tax returns to report their shares of our income, gain, loss or deduction and pay federal income tax at regular rates on their shares of our net income or gain. A non-U.S. unitholder who obtains a taxpayer identification number from the IRS and timely submits that number to our transfer agent on a Form W-8BEN or applicable substitute form may, on his U.S. federal income tax return, apply the taxes withheld from distributions as a credit against the tax liability due with respect to the return and claim a refund of any withholding in excess of that tax liability.

In addition, because a non-U.S. corporation that owns common units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the non-U.S. corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A non-U.S. unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” part or all of a non-U.S. unitholder’s gain would be effectively connected with the U.S. trade or business deemed conducted by the non-U.S. unitholder by virtue of its ownership of an interest in us. Moreover, under the “Foreign Investment in Real Property Tax Act,” a non-U.S. common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (1) it owned (directly or constructively applying certain attribution rules) more than 5% of our common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the 5-year period ending on the date of disposition. Therefore, non-U.S. unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Tax-Exempt Organizations

Ownership of units by employee benefit plans and other tax-exempt organizations raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Administrative Matters

Information Returns and Audit Procedures

The Partnership intends to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes each unitholder’s share of the Partnership’s income, gain, loss and deduction for the Partnership’s preceding taxable year. In preparing this information, which will not be reviewed by counsel, the Partnership will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. The Partnership cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither the Partnership nor Vinson & Elkins can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit the Partnership’s U.S. federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of its own return. Any audit of a unitholder’s return could result in adjustments not related to the Partnership’s returns as well as those related to its returns.

Partnerships generally are treated as separate entities for purposes of U.S. federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The Partnership’s partnership agreement names the general partner of the Partnership as the Partnership’s Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on the Partnership’s behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in the Partnership’s returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in the Partnership to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on the Partnership’s return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in the Partnership as a nominee for another person are required to furnish the following information to it:

1.	the name, address and taxpayer identification number of the beneficial owner and the nominee;

2.	a statement regarding whether the beneficial owner is

(1)	a person that is not a U.S. person,

(2)	a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or

(3)	a tax-exempt entity;

3.	the amount and description of units held, acquired or transferred for the beneficial owner; and

4.	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to the Partnership. The nominee is required to supply the beneficial owner of the units with the information furnished to the Partnership.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding the underpayment of that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

1.	for which there is, or was, “substantial authority,” or

2.	as to which there is a reasonable basis if the pertinent facts of that position are adequately disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, the Partnership must disclose the relevant facts on the Partnership’s return. In addition, the Partnership will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which the Partnership does not believe includes itself, or any of its investments, plans or arrangements.

A substantial valuation misstatement exists if (i) the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis, (ii) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (iii) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%. The Partnership does not anticipate making any valuation misstatements.

Reportable Transactions

If the Partnership were to engage in a “reportable transaction,” it (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or a “transaction of interest” or that it produces certain kinds of losses in excess of $2 million in any single year, or $4 million in any combination of six successive taxable years. The Partnership’s participation in a reportable transaction could increase the likelihood that its U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Administrative Matters—Information Returns and Audit Procedures.”

Moreover, if the Partnership were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above in “—Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.

The Partnership does not expect to engage in any “reportable transactions.”

State, Local, Foreign and Other Tax Considerations

In addition to U.S. federal income taxes, a unitholder likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which, the Partnership does business or owns property or in which a unitholder is a resident. The Partnership currently owns property or does business in a substantial number of states, most of which impose a personal income tax and many impose an income tax on corporations and other entities. The Partnership may also own property or do business in other states in the future. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in the Partnership. A Partnership unitholder will be required to file income tax returns and to pay income taxes in some or all of the states in which the Partnership does business or owns property and may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require the Partnership, or the Partnership may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by the Partnership. Please read “—Tax Consequences of Partnership Common Unit Ownership—Entity-Level Collections.” Based on current law and the Partnership’s estimate of future operations, the Partnership anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in the Partnership. Vinson & Elkins has not rendered an opinion on the state, local or foreign tax consequences of an investment in the Partnership. Accordingly, each prospective unitholder is urged to consult, and depend on, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local, and foreign as well as United States federal tax returns, that may be required of it.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Interests of the Executive Officers and Directors in the Merger

In considering the recommendations of the Partnership Board and Holdings Board, Partnership unitholders and Holdings unitholders should be aware that some of the executive officers and directors of the Partnership GP and Holdings GP have interests in the merger that may differ from, or may be in addition to, the interests of Partnership unitholders or of Holdings unitholders generally. These interests include:

•

Holdings and Partnership Common Units. Some of the executive officers and directors of the Partnership GP and Holdings GP currently own Holdings Common Units and will be receiving Partnership Common Units as a result of the merger. Holdings Common Units held by the directors and executive officers will be converted into the right to receive Partnership Common Units at a ratio of 0.98 Partnership Common Units per Holdings unit. This is the same ratio as that applicable to all other Holdings unitholders. Like all other Holdings unitholders, if the directors and executive officers are entitled to receive fractional Partnership Common Units pursuant to the merger, they will be entitled to receive a cash payment in an amount equal to the product of (a) the closing sale price of the Partnership Common Units on the New York Stock Exchange as reported by The Wall Street Journal on the trading day immediately preceding the date on which the effective time of the merger occurs and (b) the fraction of a Partnership Common Unit which such director or executive officer would otherwise be entitled to receive. In addition, certain directors and officers of the Partnership GP and Holdings GP currently own Partnership Common Units.

•

Deferred Common Units. Each outstanding Holdings deferred common unit, which is held by certain directors of Holdings GP pursuant to Holdings’ long-term incentive plan, will be converted into 0.98 Partnership deferred common units under the Partnership’s long-term incentive plan.

•

Indemnification and Insurance. The merger agreement provides for indemnification by the Partnership and MergerCo of each person who was, as of the date of the merger agreement, or is at any time from the date of the merger agreement through the effective date, an officer or director of Holdings or any of its subsidiaries (including Holdings GP) or acting as a fiduciary under or with respect to any employee benefit plan of Holdings and for the maintenance of directors’ and officers’ liability insurance covering directors and executive officers of Holdings GP for a period of six years following the merger. The Partnership and MergerCo also agreed that all rights to indemnification now existing in favor of indemnified parties as provided in the Holdings agreement of limited partnership (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Holdings’ subsidiaries, including Holdings GP) and the indemnification agreements of Holdings or any of its subsidiaries will be assumed by MergerCo, the Partnership and the Partnership GP in the merger, without further action, at the effective time of the merger and will survive the merger and will continue in full force and effect in accordance with their terms.

•

Director and Executive Officer Interlock. All executive officers of Holdings GP are executive officers of the Partnership GP, and one director of Holdings GP is also a director of the Partnership GP and will remain an executive officer or director of the Partnership GP, respectively, following the merger. Messrs. William Shea, Robert Wallace, Forrest McNair and Bruce Davis are officers of both the Partnership GP and Holdings GP. After the effective time of the merger, the Partnership Board will consist of nine members, six of whom will be the existing members of the Partnership Board and three of whom will be the three existing members of the Holdings Conflicts Committee.

Senior management of the Partnership GP and Holdings GP prepared projections with respect to the Partnership’s future financial and operating performance on a stand-alone basis. These projections were provided to TudorPickering and Credit Suisse for use in connection with the preparation of their opinions to the Partnership Conflicts Committee and the Holdings Conflicts Committee, respectively, and related financial advisory services. Please read “Special Factors—Certain Financial Projections Prepared by Management.”

Unit Ownership by Directors and Executive Officers

The following table sets forth, as of December 17, 2010, for each of Holdings GP’s and the Partnership GP’s directors and executive officers: (a) the number of Holdings Common Units in which each such person has a pecuniary interest; (b) the number of Partnership Common Units in which each such person has a pecuniary interest; and (c) the number of Partnership Common Units that will be owned after the merger.

	Holdings Common Units Beneficially Owned		Holdings Deferred Common Units Owned (2)	Partnership Common Units Beneficially Owned		Partnership Deferred Common Units Owned (3)	Total Partnership Common Units Owned after the Merger (4)
Directors of the Partnership GP
William H. Shea, Jr. (5)	21,200		0	0		0	20,776
Edward B. Cloues, II	11,500	(1)	0	13,922		30,182	55,374
James L. Gardner	500		0	0		24,755	25,245
Thomas W. Hofmann	0		0	0		7,119	7,119
James R. Montague	500		0	13,000		32,182	45,672
Marsha R. Perelman	31,500		0	8,863		28,374	68,107

Directors of Holdings GP
William H. Shea, Jr. (5)	21,200		0	0		0	20,776
A. James Dearlove	8,000		1,376	186,518		0	195,706
Robert J. Hall	600		21,172	0		0	21,336
John C. van Roden, Jr.	500		21,172	0		0	21,238
Jonathan B. Weller	2,500		21,172	0		0	23,198

Executive Officers
William H. Shea, Jr. (5)	21,200		0	0		0	20,776
Robert W. Wallace (6)	5,500	(8)	0	0		0	5,390
Bruce D. Davis, Jr. (7)	0		0	200		0	200
Keith D. Horton	3,500		0	74,167	(9)	0	77,597
Ronald K. Page	2,500		0	51,252		0	53,702

Total	88,300		64,892	347,922		122,612	620,660

(1)	Excludes 10,000 Holdings Common Units as to which Mr. Cloues shares voting and investment power with Mrs. Jan Beebe, the beneficial owner, by power of attorney and 5,000 Holdings Common Units as to which Mr. Cloues shares voting and investment power with his mother, Mrs. Jeannette C. Cloues, also by power of attorney. Mr. Cloues does not have an economic interest in Mrs. Beebe’s or Mrs. Cloues’ Holdings Units and disclaims beneficial ownership of such Units.
(2)	The amounts shown in this column represent the balance of Deferred Holdings Common Units credited to the respective deferred compensation accounts established for each non-employee director pursuant to the terms of Holdings GP’s Amended and Restated Long-Term Incentive Plan.
(3)	The amounts shown in this column represent the balance, as of December 17, 2010, of Deferred Partnership Common Units credited to the respective deferred compensation accounts established for each non-employee director pursuant to the terms of Partnership GP’s Fifth Amended and Restated Long-Term Incentive Plan. This amount also includes 2,000 Deferred Partnership Common Units credited to Mr. Montague’s deferred compensation account pursuant to the terms of the Partnership GP’s Amended and Restated Non-Employee Directors Deferred Compensation Plan.
(4)	The amounts shown in this column include Deferred Partnership Common Units.
(5)	Mr. Shea is the Chief Executive Officer of the Partnership GP and is the President and Chief Executive Officer of Holdings GP.
(6)	Mr. Wallace is Executive Vice President and Chief Financial Officer of Holdings GP and the Partnership GP.

(7)	Mr. Davis is Executive Vice President, General Counsel and Secretary of Holdings GP and the Partnership GP.
(8)	Includes 2,500 Holdings Common Units held as custodian for a minor child.
(9)	Includes 1,000 Partnership Common Units held by Mr. Horton’s spouse.

Indemnification; Directors’ and Officers’ Insurance

The Partnership and MergerCo, jointly and severally, will indemnify and hold harmless each person who is a director or officer of Holdings or any of its subsidiaries (including Holdings GP) or who is serving as a fiduciary under any employee benefit plan, both as of the date of the merger agreement and through the effective date of the merger, to the fullest extent permitted by law in connection with any claim arising out of or pertaining to the person’s service as a director or officer of Holdings or its subsidiaries (including Holdings GP) or as a fiduciary under any employee benefit plan and any losses, claims, liabilities, costs indemnification expenses, judgments, fines, penalties and amounts paid in settlement resulting therefrom. Both will also pay, prior to the final disposition of a claim, for any such amounts incurred in defending such claim or serving as a witness relating to any claim within 10 days after any request for advancement.

The Partnership will maintain or cause MergerCo to maintain, for at least six years following the effective time of the merger, the current policies of directors’ and officers’ liability insurance maintained by Holdings and its subsidiaries, except that MergerCo may substitute policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to the directors and officers of Holdings than the existing policy; provided, that the Partnership is not required to pay annual premiums in excess of 300% of the last annual premium paid by Holdings prior to the date of the merger agreement. Such obligation of the Partnership will be deemed to have been satisfied if prepaid “tail” policies have been obtained by MergerCo with terms not less advantageous and carriers of same or better rating than the current policy.

The Partnership and Holdings also agreed that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger now existing in favor of existing indemnified parties, as provided in the Holdings agreement of limited partnership or organizational documents of its subsidiaries (including the Holdings GP limited liability company agreement) and the indemnification agreements of Holdings or any of its subsidiaries will be assumed by MergerCo, the Partnership and the Partnership GP in the merger, without further action, at the effective time of the merger and will survive the merger and will continue in full force and effect in accordance with their terms.

Director and Executive Officer Interlock

After the effective time of the merger, the Partnership Board will consist of nine members, six of whom will be the existing members of the Partnership Board and three of whom will be the existing members of the Holdings Conflicts Committee. The Partnership GP’s and Holdings GP’s executive officers are expected to remain executive officers of the Partnership GP following the merger.

Support Covenant

Pursuant to the merger agreement, Holdings agreed, at any meeting of Partnership unitholders, in respect of its Partnership Common Units to (a) appear at each Partnership unitholder meeting held to consider and vote upon the approval and adoption of the merger, the merger agreement, the transactions contemplated thereby and any other matters required to be approved for the consummation of the merger or otherwise cause its Partnership Common Units to be counted as present for quorum purposes, (b) vote in favor (or cause to be voted) of the approval and adoption of the merger, the merger agreement and the transactions contemplated thereby, (c) vote (or cause to be voted) in favor of the approval and adoption of the Partnership’s amended and restated partnership agreement, and (d) vote (or cause to be voted) against any other action, agreement or transaction, as to which a vote in favor would constitute a breach or violation of its obligations to not knowingly take any other action that is intended or is reasonably likely to result in certain adverse results as outlined in the merger agreement.

Holdings’ support covenant will terminate in the event of, among other things, the termination of the merger agreement or a change in recommendation by the Holdings Board or the Partnership Board or Partnership Conflicts Committee.

Under the merger agreement, Holdings agreed not to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, or enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, the Partnership Common Units held by it.

Further, under the merger agreement Holdings is subject to a no-solicitation covenant which restricts Holdings from knowingly initiating, soliciting or encouraging the submission of acquisition proposals or participating in any discussions or negotiations regarding, or furnishing to any person, any non-public information, with respect to any acquisition proposal. However, Holdings is not prohibited from participating in discussions or negotiations with any party that submits an unsolicited written acquisition proposal that did not result from a knowing and intentional breach of the no-solicitation covenant if the Holdings Board determines in good faith, after consultation with its outside legal counsel and financial advisors that (i) the acquisition proposal constitutes or is likely to result in a “superior proposal” as defined in the merger agreement and (ii) that failure to take such action would be inconsistent with its fiduciary duties under Holdings partnership agreement and applicable law. In addition, prior to furnishing any non-public information, Holdings must receive from the party an executed confidentiality agreement.

DIRECTORS AND EXECUTIVE OFFICERS OF

THE PARTNERSHIP GP FOLLOWING THE MERGER

In connection with the closing of the merger, the limited liability company agreement of the Partnership GP, which governs the conduct of the Partnership GP’s business, will be amended and restated. The amended and restated agreement will: (i) provide for the director nomination and election rights of Partnership unitholders; and (ii) provide that the Partnership GP’s business will be exclusively managed and controlled by the Partnership Board. Please see “The Amended and Restated Partnership Agreement of the Partnership—Partnership Board” for more information on the nomination and election of the directors of the Partnership GP.

The following table shows information for the directors and executive officers of the Partnership GP following the merger. Executive officers are appointed by the directors. Each director will be elected and, upon election, will serve for a term that ends at the next meeting at which the limited partners will vote on the election of such directors, subject to a director’s earlier resignation or removal. The merger will result in a board of directors of Partnership GP that will be comprised of nine members, including the six current members of the Partnership Board and the three current members of the Holdings Conflicts Committee.

Name	Age	Position with the Partnership GP
William H. Shea, Jr.	55	Director and Chief Executive Officer

Edward B. Cloues, II	62	Director

James L. Gardner	59	Director

Thomas W. Hofmann	59	Director

James R. Montague	63	Director

Marsha R. Perelman	60	Director

Robert J. Hall	65	Director

John C. van Roden, Jr.	61	Director

Jonathan B. Weller	63	Director

Robert B. Wallace	49	Executive Vice President and Chief Financial Officer

Bruce D. Davis, Jr.	53	Executive Vice President, General Counsel and Secretary

Keith D. Horton	56	Co-President and Chief Operating Officer—Coal

Ronald K. Page	59	Co-President and Chief Operating Officer—Midstream

William H. Shea, Jr. has served as a director and as Chief Executive Officer of the Partnership GP since March 2010. Mr. Shea has also served as a director and as President and Chief Executive Officer of Holdings GP since March 2010 and as a director of Penn Virginia Corporation since July 2007. Mr. Shea served as the Chairman of Buckeye GP LLC, the general partner of Buckeye Partners, L.P., a refined petroleum products pipeline partnership, from May 2004 to July 2007, as President and Chief Executive Officer of Buckeye GP LLC from September 2000 to July 2007 and as President and Chief Operating Officer of Buckeye GP LLC from July 1998 to September 2000. From August 2006 to July 2007, Mr. Shea served as Chairman of MainLine Management LLC, the general partner of Buckeye GP Holdings L.P., and as President and Chief Executive Officer of MainLine Management LLC from May 2004 to July 2007. Mr. Shea also serves as a director of Kayne Anderson Energy Total Return Fund, Inc. and Kayne Anderson MLP Investment Company. Mr. Shea has an agreement with Riverstone, pursuant to which he has agreed to serve on the boards of Carlyle/Riverstone Funds portfolio companies. Mr. Shea’s extensive experience as an executive in the energy industry, both through his current position as the Partnership GP’s Chief Executive Officer as well as his past employment with Buckeye, have given him valuable knowledge about the Partnership’s business and as well as expertise in a broad spectrum of energy companies that operate in the coal, natural gas gathering and processing and refined petroleum products transportation sectors. In addition, Mr. Shea has valuable experience overseeing the strategy and operations of publicly-traded partnerships.

Edward B. Cloues, II has served as a director of the Partnership GP since January 2003. From January 1998 until April 2010, Mr. Cloues served as Chairman of the Board and Chief Executive Officer of K-Tron International, Inc., a provider of material handling equipment and systems. From October 1979 to January 1998, Mr. Cloues was a partner of Morgan, Lewis & Bockius LLP, a global law firm. Mr. Cloues also serves as a director of Penn Virginia Corporation and is the non-executive Chairman of the Board of AMREP Corporation and a director of Hillenbrand Inc. As a former CEO and a former law firm partner specializing in business law matters, Mr. Cloues has extensive leadership experience and familiarity with complex mergers and acquisitions and other transactions. In addition, as a result of his multiple public company directorships and other business experience, Mr. Cloues has considerable background in financial, corporate governance and executive compensation matters.

James L. Gardner has served as a director of the Partnership GP since January 2006. Since 2005, Mr. Gardner has been an Associate Professor of Philosophy at Freed-Hardeman University. From 2002 to 2004, Mr. Gardner served as Executive Vice President and Chief Administrative Officer of Massey Energy Company, or Massey, a coal mining company. From 2000 to 2002, Mr. Gardner was in the private practice of law, principally representing Massey. He also served as a director of Massey from 2000 to 2002. Mr. Gardner served as Senior Vice President of Massey from 1994 to 2000 and as General Counsel from 1993 to 2000. From 1991 to 1993, Mr. Gardner was an attorney at the law firm of Hunton & Williams LLP. As a result of his position as a director and executive at Massey and his representation of coal clients as a lawyer, Mr. Gardner has extensive operational, strategic and legal experience related to the coal industry. With this experience, Mr. Gardner offers keen insight to the Partnership Board as it oversees the Partnership’s coal and natural resource management operations.

Thomas W. Hofmann has served as a director of the Partnership GP since May 2009. Since December 2008, Mr. Hofmann has been retired. Mr. Hofmann served as Senior Vice President and Chief Financial Officer of Sunoco, Inc., an oil refining and marketing company, from January 2002 to December 2008 and as Vice President and Chief Financial Officer of Sunoco from July 1998 to January 2002. Mr. Hofmann also serves as a director of West Pharmaceuticals Services, Inc. In the last five years, he has also served on the board of directors of the general partner of Sunoco Logistics Partners, L.P. and VIASYS Healthcare Inc. As the former Chief Financial Officer of Sunoco, Inc., Mr. Hofmann has experience and knowledge regarding financial issues related to energy companies and the energy industry. Mr. Hofmann utilizes this experience as the chairman of the audit committee of the Partnership Board.

James R. Montague has served as a director of the Partnership GP since July 2001. Since 2003, Mr. Montague has been retired. From 2001 to 2002, Mr. Montague served as President of EnCana Gulf of Mexico LLC, a subsidiary of EnCana Corporation, which is in the business of oil and gas exploration and production. From 1996 to June 2001, Mr. Montague served as President of two subsidiaries of International Paper Company, IP Petroleum Company, an exploration and production oil and gas company, and GCO Minerals Company, a company that manages International Paper Company’s mineral holdings. Mr. Montague also serves as a director of Atwood Oceanics, Inc. and as a director of the general partner of Magellan Midstream Partners, L.P. In the last five years, Mr. Montague has served on the board of directors of The Meridian Resource Corporation. Mr. Montague has detailed knowledge of the Partnership’s operations, having served as a director on the Partnership Board since the Partnership’s initial public offering in 2001. In addition, Mr. Montague’s substantial experience as an executive in the energy industry and as a director of another publicly traded partnership has helped him provide guidance to the Partnership Board in connection with financial, strategic and other transactions.

Marsha R. Perelman has served as a director of the Partnership GP since May 2005. In 1993, Ms. Perelman founded, and since then has been the Chief Executive Officer of, Woodforde Management, Inc., a holding company. In 1983, she co-founded, and from 1983 to 1990 served as the President of, Clearfield Ohio Holdings, Inc., a gas gathering and distribution company. In 1983, she also co-founded, and from 1983 to 1990 served as Vice President of, Clearfield Energy, Inc., a crude oil gathering and distribution company. Ms. Perelman also serves as a director of Penn Virginia Corporation. Ms. Perelman has detailed knowledge of our operations, having served as a director on the Partnership Board since 2005 and as a director of Penn Virginia Corporation since 1998. Ms. Perelman’s professional and personal contacts have helped her identify and recruit director candidates for the Partnership Board. In addition, Ms. Perelman’s background in the energy and other industries has enabled her to contribute significantly to the Partnership’s strategic direction.

Robert J. Hall has served as a director of Holdings GP since September 2006 and has been designated by the Holdings Board to serve as a director of the Partnership GP following the effective time of the merger. Since June 2004, Mr. Hall has been providing consulting services in newspaper industry acquisitions. From January 2004 to May 2004, Mr. Hall was retired. From 1990 to December 2003, Mr. Hall served as Publisher and Chairman of Philadelphia Newspapers, Inc., which publishes the Philadelphia Inquirer and the Philadelphia Daily News. From 1985 to 1989, Mr. Hall served as General Manager of Detroit Free Press, and from 1989 to 1990, he served as Chairman of Detroit Free Press. Mr. Hall has served as Chief Operating Officer of Philadelphia Media Network since October 2010. Mr. Hall has served for 30 years as an executive of two major newspaper publishers and, as a result, has extensive leadership experience and familiarity with various strategic, financial and other transactions. This experience will allow him to provide guidance to the Partnership Board on a wide spectrum of strategic, financial and operational matters.

John C. van Roden, Jr. has served as a director of Holdings GP since September 2006 and has been designated by the Holdings Board to serve as a director of the Partnership GP following the effective time of the merger. From January 2007 to December 2008, Mr. van Roden served as a consultant to P. H. Glatfelter Company, a global manufacturer of specialty papers and engineered products. From July 2006 to December 2006, Mr. van Roden served as Executive Vice President of P.H. Glatfelter Company, and from April 2003 to June 2006, he served as Executive Vice President Chief Financial Officer of P.H. Glatfelter Company. From 1998 to April 2003, Mr. van Roden served as Senior Vice President and Chief Financial Officer of Conectiv, a company engaged in the transmission and distribution of electricity and the distribution of natural gas to customers in the Mid-Atlantic region. From 1982 to 1998, Mr. van Roden served as Senior Vice President and Chief Financial Officer of Lukens, Inc., a producer of specialty steel. Mr. van Roden serves as a director of Airgas, Inc., H.B. Fuller Company and Horsehead Holding Corp. and has served as Chairman of the Board of Airgas, Inc. since September 2010. In the last five years, Mr. van Roden also served on the board of directors of SEMCO Energy, Inc. Over the past 25 years, Mr. van Roden has served as the CFO of three large companies, as well as on the board of directors of numerous public companies in several industries. In his various capacities, Mr. van Roden has provided these companies with strategic, financial and operational oversight and leadership. This experience will allow him to provide guidance to the Partnership Board on a wide spectrum of strategic, financial and operational matters.

Jonathan B. Weller has served as a director of Holdings GP since September 2006 and has been designated by the Holdings Board to serve as a director of the Partnership GP following the effective time of the merger. Since May 2009, Mr. Weller has been a career counselor and special project advisor at The Wharton School of the University of Pennsylvania on a voluntary basis. From January 2007 to May 2009, Mr. Weller was an Adjunct Lecturer at The Wharton School of the University of Pennsylvania. From April 2006 to January 2007, Mr. Weller was retired. From 1994 to April 2006, Mr. Weller has served in various capacities with Pennsylvania Real Estate Investment Trust, an owner, operator and developer of shopping centers in the eastern United States, including as Vice Chairman and Trustee since June 2004 to April 2006, as President and Chief Operating Officer from 1994 to June 2004 and as Trustee from 1994 to March 2006. Mr. Weller serves as a director of AMREP Corporation. In the last five years, Mr. Weller also served on the board of trustees of Pennsylvania Real Estate Investment Trust.

Mr. Weller has substantial experience as an executive and a director of public companies, including as an executive and trustee of Pennsylvania Real Estate Investment Trust, pursuant to which he gained substantial knowledge regarding the managing of investments. This knowledge and experience will provide the Partnership Board with invaluable insight.

Robert B. Wallace has served as Executive Vice President and Chief Financial Officer of the Partnership GP and of Holdings GP since March 2010. From August 2007 to February 2010, Mr. Wallace was a private investor. Mr. Wallace served as Senior Vice President, Finance and Chief Financial Officer of Buckeye GP LLC, the general partner of Buckeye Partners, L.P., a refined petroleum products pipeline company, from September 2004 to July 2007. Mr. Wallace also served as Senior Vice President, Finance and Chief Financial Officer of MainLine Management LLC, the general partner of Buckeye GP Holdings L.P., from September 2004 to July 2007. Prior to joining Buckeye, Mr. Wallace served as Executive Director, Corporate Finance of the Energy Group of UBS Investment Bank from September 1997 to February 2004.

Bruce D. Davis, Jr. has served as Executive Vice President, General Counsel and Secretary of the Partnership GP and Holdings GP since July 2010. From January 2004 to June 2010, Mr. Davis served as Vice President, General Counsel and Secretary of Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P. From September 2000 to November 2003, Mr. Davis was Associate General Counsel for Mirant Corporation. Prior to that, from July 1992 to September 2000, he was Associate General Counsel for Constellation Energy Group.

Keith D. Horton has served as Co-President and Chief Operating Officer—Coal of the Partnership GP since June 2006 and as President of PVR Coal, a subsidiary of the Partnership, since September 2001. From July 2001 to June 2006, Mr. Horton served as President and Chief Operating Officer of the Partnership GP. Mr. Horton also served in various capacities with Penn Virginia Corporation since 1981, including as Executive Vice President from December 2000 to June 2010, as Vice President—Eastern Operations from February 1999 to December 2000, as Vice President from February 1996 to February 1999 and as a director from December 2000 to June 2010. Mr. Horton also serves as director of the Virginia Mining Association, the Powell River Project and the Eastern Coal Council.

Ronald K. Page has served as Co-President and Chief Operating Officer—Midstream of the Partnership GP since June 2006 and as President of PVR Midstream, a subsidiary of the Partnership, since January 2005. From July 2003 to June 2006, Mr. Page served as Vice President, Corporate Development of the Partnership GP. Mr. Page also served in various capacities with Penn Virginia Corporation since July 2003, including as Vice President from May 2005 to June 2010 and as Vice President, Corporate Development from July 2003 to May 2005. From January 1998 to May 2003, Mr. Page served in various positions with El Paso Field Services Company, including Vice President of Commercial Operations—Texas Pipelines and Processing from 2001 to 2003, Vice President of Business Development from 2000 to 2001 and Director of Business Development from 1999 to 2000.

COMPARISON OF PARTNERSHIP UNITHOLDER RIGHTS

AND HOLDINGS UNITHOLDER RIGHTS

The rights of Partnership unitholders are currently governed by the Partnership’s existing partnership agreement and the DRULPA. The rights of Holdings unitholders are currently governed by Holdings’ existing partnership agreement and the DRULPA. After the merger, the rights of Partnership unitholders and the former Holdings unitholders will be governed by the DRULPA and the Partnership’s amended and restated partnership agreement. Please read “The Amended and Restated Partnership Agreement of the Partnership,” beginning on page 109, for a summary of the terms of the Partnership’s amended and restated partnership agreement.

Immediately following the closing of the merger, the Partnership’s existing partnership agreement will be amended and restated. Under the Partnership’s amended and restated partnership agreement, (i) the incentive distribution rights held by the Partnership GP will be cancelled; (ii) the 2.0% general partner interest in the Partnership will be converted into a non-economic management interest in the Partnership; and (iii) the Partnership’s limited partners will elect all nine directors to the Partnership Board.

Set forth below is a discussion of the material differences between the rights of a Partnership unitholder under the Partnership’s amended and restated partnership agreement that will be in effect following the merger and the DRULPA, on the one hand, and the rights of a Holdings unitholder under Holdings’ existing partnership agreement and the DRULPA, on the other hand. The Partnership’s amended and restated partnership agreement and Holding’s existing partnership agreement are similar with respect to authorized capital, classes of directors, election of directors, removal of directors, filling vacancies on the board of directors, nomination of director candidates by unitholders, calling special meetings of unitholders, unitholder proposals, notice of unitholder meetings, indemnification of directors and officers and amendments to the partnership agreement.

This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to the DRULPA and the constituent documents of the Partnership and Holdings. We urge you to read the Partnership’s amended and restated partnership agreement, Holdings’ existing partnership agreement and the DRULPA carefully and in their entirety.

	The Partnership	Holdings
Cash Distributions Policy	The Partnership’s amended and restated partnership agreement provides that, subject to applicable law, within 45 days after the end of each quarter, the Partnership will distribute all of its available cash to the Partnership’s limited partners of record on the applicable record date. Please read “Partnership Cash Distribution Policy” on page 163.	Holdings’ existing partnership agreement provides that, subject to applicable law, within 55 days after the end of each quarter, Holdings will distribute all of its available cash to Holdings limited partners of record on the applicable record date.

Size of Board of Directors	The Partnership’s amended and restated partnership agreement provides for the Partnership Board to consist of nine directors (unless otherwise fixed by the Partnership Board).	Holdings’ existing partnership agreement provides for the Holdings Board to consist of five directors unless otherwise fixed (at a number greater than three) by the Holdings Board.

	The Partnership	Holdings
Limitations on Voting Rights	The Partnership’s amended and restated partnership agreement contains specific provisions that are intended to discourage a person or group from changing management. The Partnership’s amended and restated partnership agreement provides that if any person or group other than the Partnership GP and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to: (i) any person or group that acquires 20% or more of any class of units directly from the Partnership GP or its affiliates and any transferees of 20% or more of any class of units from such person or group provided that the Partnership GP notifies such transferees that such loss of voting rights does not apply or (ii) any person or group who acquires 20% or more of any class of units with the prior approval of the Partnership Board.	Holdings’ existing partnership agreement contains specific provisions that are intended to discourage a person or group from changing management. Holdings’ existing partnership agreement provides that if any person or group other than Holdings GP and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to: (i) any person or group that acquires 20% or more of any class of units directly from Holdings GP or its affiliates and any transferees of 20% or more of any class of units from such person or group provided that Holdings GP notifies such transferees that such loss of voting rights does not apply or (ii) any person or group who acquires 20% or more of any class of units with the prior approval of the Holdings Board.

Transfer of the General Partner Interest	The Partnership’s amended and restated partnership agreement provides that prior to September 30, 2011, the Partnership GP may transfer its general partner interest in the Partnership if the transfer (1) has been approved by the holders of at least a majority of the outstanding Partnership Common Units (excluding Partnership Common Units held by the Partnership GP and its affiliates), or (2) is of all, but not less than all, of the general partner interest to (a) an affiliate of the Partnership GP (other than an individual) or (b) another entity in connection with the merger or consolidation of the Partnership GP with or into another entity or	Holdings’ existing partnership agreement provides that prior to December 31, 2016, Holdings GP may transfer its general partner interest in Holdings if the transfer (1) has been approved by the vote of the holders of at least a majority of the outstanding Holdings Common Units (excluding common units held by Holdings GP and its affiliates) or (2) the transfer is of all, but not less than all, of the general partner interest to (a) an affiliate of Holdings GP (other than an individual) or (b) another person (other than an individual) in connection with the merger or consolidation of Holdings GP

	The Partnership	Holdings
	the transfer by the Partnership GP of all or substantially all of its assets to another entity and certain other requirements are satisfied.	with or into another person (other than an individual) or the transfer by Holdings GP of all, but not less than all, of its general partner interest to another person (other than an individual) and certain other requirements are satisfied.

	On or after September 30, 2011, the Partnership GP may transfer all or any of its general partner interest in the Partnership without unitholder approval and if certain other requirements are satisfied, including an opinion of counsel regarding limited liability and tax matters.	On or after December 31, 2016, Holdings GP may transfer all or any of its general partner interest in Holdings without unitholder approval and if certain other requirements are satisfied, including an opinion of counsel regarding limited liability and tax matters.

Removal of the General Partner	The Partnership’s amended and restated partnership agreement provides that the Partnership GP may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, including units held by the Partnership GP and its affiliates, and Partnership receives an opinion of counsel regarding limited liability and tax matters.	Holdings’ existing partnership agreement provides that Holdings GP may not be removed unless the removal is approved by the vote of the holders of not less than 66 2/3% of its outstanding units, including units held by Holdings GP and its affiliates, and Holdings receives an opinion of counsel regarding limited liability and tax matters.

Withdrawal of the General Partner	The Partnership’s amended and restated partnership agreement provides that the Partnership GP may withdraw as general partner of the Partnership on or prior to September 30, 2011 by providing written notice to the other partners, and if the holders of at least a majority of the outstanding Partnership Common Units (excluding Partnership Common Units held by the Partnership GP and its affiliates) approve the withdrawal and certain other requirements are satisfied, including an opinion of counsel regarding limited liability and tax matters. After September 30, 2011, the Partnership GP may	Holdings’ existing partnership agreement provides that Holdings GP may voluntarily withdraw as general partner of Holdings on or prior to December 31, 2016 by providing written notice to the other partners, and if the holders of at least a majority of the outstanding Holdings Common Units (excluding Holdings Common Units held by Holdings GP and its affiliates) approve the withdrawal and certain other requirements are satisfied, including an opinion of counsel regarding limited liability and tax matters. After December 31, 2016,

	The Partnership	Holdings
	withdraw as general partner without the approval of the Partnership unitholders by giving 90 days’ written notice. In addition, before or after September 30, 2011, the Partnership GP may withdraw without approval of the Partnership unitholders upon 90 days’ notice to the limited partners if at least 50% of the outstanding units are held or controlled by one person and its affiliates other than the Partnership GP and its affiliates. If the Partnership GP gives a notice of withdrawal, the holders of a majority of the outstanding Partnership Common Units, may, prior to the effective date of the withdrawal, elect a successor general partner.	Holdings GP may withdraw as general partner without the approval of the Holdings unitholders by giving 90 days’ written notice. In addition, before or after December 31, 2016, Holdings GP may withdraw without approval of Holdings unitholders upon 90 days’ notice to the limited partners if at least 50% of the outstanding units are held or controlled by one person and its affiliates other than the Holdings GP and its affiliates. If Holdings GP gives a notice of withdrawal, the holders of a majority of the outstanding Holdings Common Units, may, prior to the effective date of the withdrawal, elect a successor general partner.

General Partner’s Limited Call Right	The Partnership’s amended and restated partnership agreement provides that if at any time less than 20% of the total limited partner interests of any class then outstanding are held by persons other than the Partnership GP and its affiliates, the Partnership GP will have the option to purchase all, but not less than all of the outstanding limited partner interests of that class held by non-affiliates.	Holdings’ existing partnership agreement provides that if at any time less than 10% of the total limited partner interests of any class then outstanding are held by persons other than Holdings GP and its affiliates, Holdings GP will have the option to purchase all, but not less than all of the outstanding limited partner interests of that class held by non-affiliates.

PARTNERSHIP CASH DISTRIBUTION POLICY

General

The Partnership’s amended and restated partnership agreement requires the Partnership to make distributions from available cash to all Partnership unitholders of record on the applicable record date within 45 days after the end of each quarter. The Partnership will make distributions of available cash to all Partnership unitholders, pro rata. Available cash generally means, for each fiscal quarter:

•	all cash on hand at the end of the quarter;

•	less the amount of cash reserves that the Partnership GP determines in its reasonable discretion is necessary or appropriate to:

—	provide for the proper conduct of our business;

—	comply with applicable law, any of the Partnership’s debt instruments or other agreements; or

—	provide funds for distributions to the Partnership’s unitholders for any one or more of the next four quarters;

•

plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under the Partnership’s credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

Distributions upon Liquidation

If the Partnership dissolves in accordance with its amended and restated partnership agreement, it will sell or otherwise dispose of its assets in a process called a liquidation. The Partnership will first apply the proceeds of liquidation to the payment, or provision of payment, of its creditors. The Partnership will distribute any remaining proceeds to unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of its assets in liquidation.

Incentive Distribution Rights

The incentive distribution rights will be cancelled as a result of the amended and restated partnership agreement.

DESCRIPTION OF PARTNERSHIP COMMON UNITS

Partnership Common Units

The Partnership Common Units represent limited partner interests in the Partnership. Partnership unitholders are entitled to receive distributions, if made, in accordance with the Partnership’s amended and restated partnership agreement and exercise the rights or privileges available to limited partners thereunder. For a description of the rights and privileges of Partnership unitholders in and to partnership distributions, please read “Partnership Cash Distribution Policy” above. For a description of the rights and privileges of limited partners under the amended and restated partnership agreement, including voting rights, please read “The Amended and Restated Partnership Agreement of the Partnership.”

Transfer Agent and Registrar

The transfer agent and registrar for the Partnership Common Units is American Stock Transfer & Trust Company. You may contact them at the following address: 59 Maiden Lane, Plaza Level, New York, NY 10038.

Transfer of Partnership Common Units

Each purchaser or transferee of Partnership Common Units must execute a transfer application. By executing and delivering a transfer application, the purchaser or transferee of Partnership Common Units:

•	becomes the record holder of Partnership Common Units and is an assignee until admitted into the Partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in the Partnership;

•	agrees to be bound by the terms and conditions of, and executes, the amended and restated partnership agreement;

•	represents that such purchaser or transferee has the right, power and authority and, if an individual, the capacity to enter into the amended and restated partnership agreement;

•	grants powers of attorney to officers of the general partner and any liquidator of the Partnership as specified in the amended and restated partnership agreement; and

•	makes the consents and waivers contained in the amended and restated partnership agreement.

An assignee will become a substituted limited partner of the Partnership for the transferred Partnership Common Units upon the consent of the Partnership GP and the recording of the name of the assignee on the Partnership’s books and records. The Partnership GP may withhold its consent in its discretion.

Transfer applications may be completed, executed and delivered by a purchaser’s broker or other nominee. The Partnership is entitled to treat the nominee holder of a Partnership Common Unit as the absolute owner. In that case, the beneficial holders’ rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Partnership Common Units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired, a purchaser or transferee has the right to request admission as a substituted limited partner in the Partnership for the purchased Partnership Common Units. A purchaser or transferee of Partnership Common Units who does not execute and deliver a transfer application obtains only:

•	the right to assign the Partnership Common Unit to a purchaser or transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner in the Partnership for the purchased or transferred Partnership Common Units.

Thus, a purchaser or transferee of Partnership Common Units who does not execute and deliver a transfer application:

•

will not receive cash distributions or federal income tax allocations, unless the Partnership Common Units are held in “street name” or “nominee name” account and the broker or other nominee has executed and delivered a transfer application; and

•	may not receive some federal income tax information or reports furnished to record holders of Partnership Common Units.

Until a Partnership Common Unit has been transferred on the Partnership’s books, the Partnership and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the Partnership Common Unit as the absolute owner for all purposes, except as other required by law or stock exchange regulations.

LEGAL MATTERS

The validity of the Partnership Common Units to be received as a result of the merger pursuant to the merger agreement will be passed upon for the Partnership by Vinson & Elkins, New York, New York. Certain tax matters relating to the merger will be passed upon by Vinson & Elkins, New York, New York and Akin Gump, Houston, Texas.

EXPERTS

Penn Virginia Resource Partners, L.P.

The consolidated financial statements of Penn Virginia Resource Partners, L.P. as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Penn Virginia GP Holdings, L.P.

The consolidated financial statements of Penn Virginia GP Holdings, L.P. as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ADDITIONAL INFORMATION FOR UNITHOLDERS; FUTURE UNITHOLDER PROPOSALS

Penn Virginia Resource Partners, L.P. 2011 Annual Unitholder Meeting and Unitholder Proposals

The Partnership will hold an annual meeting of unitholders in June 2011 regardless of whether the merger is completed. In order to nominate persons for election to the Partnership Board, notice must be received at the principal executive offices of the Partnership GP no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to June 30, 2011 (provided, however, that if the date of the annual meeting is more than 30 days before or more than 70 days after June 30, 2011, such notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Partnership or the Partnership GP). Such unitholder proposals must also be otherwise eligible for inclusion.

Any matter to be voted on at an annual meeting of the Partnership’s limited partners that is not related to the nomination of persons for election to the board of directors can only be proposed by the Partnership GP. A special meeting of the Partnership’s limited partners may only be called by the Partnership GP or by limited partners owning 20% or more of the outstanding limited partner interests of the class or classes for which a meeting is proposed.

Penn Virginia GP Holdings, L.P. 2011 Annual Unitholder Meeting and Unitholder Proposals

Holdings will hold a 2011 annual meeting of unitholders only if the merger has not been completed. If such meeting is held, in order to be eligible for inclusion in Holdings proxy statement and form of proxy for such meeting, any unitholder proposal relating to the nomination of persons for election to the Holdings Board must be received at the principal executive offices of Holdings GP no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to June 30, 2011 (provided, however, that if the date of the annual meeting is more than 30 days before or more than 70 days after June 30, 2011, such notice must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Holdings or Holdings GP). Such unitholder proposals must also be otherwise eligible for inclusion.

Any matter to be voted on at an annual meeting of Holdings limited partners that is not related to the nomination of persons for election to the Holdings Board can only be proposed by Holdings GP. A special meeting of Holdings limited partners may only be called by Holdings GP or by limited partners owning 20% or more of the outstanding limited partner interests of the class or classes for which a meeting is proposed.

WHERE YOU CAN FIND MORE INFORMATION

The Partnership has filed with the SEC a registration statement under the Securities Act that registers the Partnership Common Units to be received by the Holdings unitholders as a result of the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about the Partnership and the Partnership Common Units in the Partnership. The rules and regulations of the SEC allow the Partnership and Holdings to omit certain information included in the registration statement from this joint proxy statement/prospectus.

The Partnership and Holdings also file reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains reports, proxy statements and other information about issuers, including the Partnership and Holdings, who file electronically with the SEC. The address of that site is http://www.sec.gov.

You can also inspect reports, proxy statements and other information about the Partnership and Holdings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows the Partnership and Holdings to incorporate by reference certain information into this joint proxy statement/prospectus. This means that the Partnership and Holdings can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus or in other later-filed documents that are incorporated by reference. The information incorporated by reference contains important information about the Partnership and Holdings and their respective financial conditions.

The following documents filed with the SEC by the Partnership and Holdings are incorporated by reference into this joint proxy statement/prospectus.

The Partnership Filings with the SEC (File No. 001-16735)

•	Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 1, 2010.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 6, 2010.

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed on July 30, 2010.

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed on October 29, 2010.

•

Current Report on Form 8-K filed on February 19, 2010, March 9, 2010, March 24, 2010, March 25, 2010, March 31, 2010, April 16, 2010, April 27, 2010, June 1, 2010, June 7, 2010, August 19, 2010, September 22, 2010 and December 15, 2010.

•

The description of the Partnership Common Units contained in the Registration Statement on Form 8-A, initially filed October 16, 2001, and any subsequent amendment or report filed for the purpose of updating such description.

Holdings Filings with the SEC (File No. 001-33171)

•	Annual Report on Form 10-K for the Year ended December 31, 2009, filed on March 1, 2010.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 6, 2010.

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed on July 30, 2010.

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed on October 29, 2010.

•	Current Report on Form 8-K filed on March 9, 2010, March 24, 2010, March 25, 2010, March 31, 2010, April 27, 2010, June 1, 2010, June 2, 2010, June 7, 2010 and September 22, 2010.

All documents and reports filed by the Partnership and Holdings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the special meetings are incorporated by reference into this joint proxy statement/prospectus; provided, however, that the Partnership and Holdings are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been “furnished” to and not “filed” with the SEC.

Documents incorporated by reference are available from the Partnership or Holdings without charge. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the Partnership or Holdings at the following addresses and telephone numbers:

Investor Relations Department Penn Virginia Resource Partners, L.P. Five Radnor Corporate Center, Suite 500 100 Matsonford Road Radnor, Pennsylvania 19087 Telephone: (610) 975-8200	Investor Relations Department Penn Virginia GP Holdings, L.P. Five Radnor Corporate Center, Suite 500 100 Matsonford Road Radnor, Pennsylvania 19087 Telephone: (610) 975-8200

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this joint proxy statement/prospectus.

You may obtain certain of these documents at the Partnership’s website, http://pvresource.com, by selecting “For Investors” and then selecting “SEC Filings,” or at Holdings’ website, http://www.pvgholdings.com, by selecting “For Investors” and then selecting “SEC Filings.” Information contained on the Partnership’s and Holdings’ websites is expressly not incorporated by reference into this joint proxy statement/prospectus.

In order to receive timely delivery of the documents in advance of the Partnership special meeting or Holdings special meeting, as applicable, your request should be received no later than February 7, 2011.

PENN VIRGINIA RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

INDEX TO UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

Introduction	F-2
Unaudited Pro Forma Consolidated Balance Sheet at September 30, 2010	F-3
Unaudited Pro Forma Consolidated Statement of Income for the Nine Months Ended September 30, 2010	F-4
Unaudited Pro Forma Consolidated Statement of Income for the Year Ended December 31, 2009	F-4
Notes to Unaudited Pro Forma Consolidated Financial Statements	F-5

PENN VIRGINIA RESOURCE PARTNERS, L.P.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On September 21, 2010, Penn Virginia Resource Partners, L.P. (the “Partnership”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Partnership, Penn Virginia Resource GP, LLC (the “Partnership GP”), Penn Virginia GP Holdings, L.P. (“Holdings”), PVG GP, LLC (“Holdings GP”), and PVR Radnor, LLC, a wholly owned subsidiary of the Partnership (“MergerCo”), pursuant to which Holdings and Holdings GP will be merged into MergerCo, with MergerCo surviving (the “Merger”). Under the Merger Agreement, the Partnership will issue to the holders of Holdings common units (“Holdings Common Units”) 0.98 common units of the Partnership (“Partnership Common Units”) for each Holdings Common Unit, or a total of approximately 38.3 million Partnership Common Units. Pursuant to the Merger Agreement, the incentive distribution rights in the Partnership held by the Partnership GP will be extinguished, the 2.0% general partner interest in the Partnership held by the Partnership GP will be converted into a noneconomic management interest and approximately 19.6 million Partnership Common Units owned by Holdings will be cancelled.

Currently, the Partnership, a publicly traded limited partnership, is a consolidated subsidiary of Holdings which is also a publicly traded limited partnership. If the Merger as described in this joint proxy statement is approved by the unitholders of both Holdings and the Partnership and all other conditions set forth in the Merger Agreement are met, Holdings’ and Holdings GP’s existence will be terminated. For accounting purposes, Holdings is considered as the surviving consolidated entity rather than the Partnership, which is the surviving consolidated entity for legal and reporting purposes. Therefore, the changes in Holdings’ ownership interest will be accounted for as an equity transaction and no gain or loss will be recognized as a result of the merger.

The unaudited pro forma consolidated balance sheet combines the historical consolidated balance sheets of Holdings and the Partnership, giving effect to the Merger as if it had occurred on September 30, 2010, and the unaudited pro forma consolidated statements of income for the nine months ended September 30, 2010 and the twelve months ended December 31, 2009 give effect to the Merger as if it had occurred on January 1, 2010 and January 1, 2009, respectively. The historical consolidated financial information has been adjusted to give effect to pro forma events that are directly attributable to the Merger and are factually supportable.

These unaudited pro forma consolidated financial statements should be read in conjunction with the historical audited consolidated financial information and accompanying notes of Holdings and the Partnership, which have been incorporated by reference into this joint proxy statement. The unaudited pro forma consolidated financial statements are based on assumptions that the Partnership and Holdings believe are reasonable under the circumstances and are intended for informational purposes only. The unaudited pro forma consolidated financial statements are not necessarily indicative of the operating results or financial position that would have occurred if the Merger of the capital structure had been completed at the dates indicated.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 2010

(in thousands)

	Penn Virginia GP Holdings, L.P. Historical	Pro Forma Adjustments		Penn Virginia Resource Partners, L.P. Pro Forma
Assets
Current assets
Cash and cash equivalents	$18,515	$(10,500	)(a)	$8,015
Accounts receivable, net of allowance for doubtful accounts	80,331	—		80,331
Derivative assets	148	—		148
Other current assets	8,353	—		8,353

Total current assets	107,347	(10,500)		96,847

Property, plant and equipment	1,237,475	—		1,237,475
Accumulated depreciation, depletion and amortization	(305,075)	—		(305,075)

Net property, plant and equipment	932,400	—		932,400

Equity investments	85,102	—		85,102
Intangible assets, net	78,648	—		78,648
Derivative assets	6	—		6
Other long-term assets	52,401	—		52,401

Total assets	$1,255,904	$(10,500)		$1,245,404

Liabilities and Partners’ Capital
Current liabilities
Accounts payable	$65,460	$—		$65,460
Accrued liabilities	27,262	—		27,262
Deferred income	3,531	—		3,531
Derivative liabilities	13,430	—		13,430

Total current liabilities	109,683	—		109,683
Deferred income	11,213	—		11,213
Other liabilities	19,189	—		19,189
Derivative liabilities	4,250	—		4,250
PVR Senior Notes	300,000	—		300,000
PVR Revolver	365,000	—		365,000
Partners’ capital
Penn Virginia GP Holdings, L.P. partners’ capital	219,044	227,525	(b)	436,069
		(10,500	)(a)

Total partners’ capital	219,044	217,025		436,069
Noncontrolling interests of subsidiaries	227,525	(227,525	)(b)	—

Total owners’ equity	446,569	(10,500)		436,069

Total liabilities and partners’ capital	$1,255,904	$(10,500)		$1,245,404

See notes to unaudited pro forma consolidated financial statements.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per unit amounts)

	Year Ended December 31, 2009				Nine Months Ended September 30, 2010
	Penn Virginia GP Holdings, L.P. Historical	Pro Forma Adjustments		Penn Virginia Resource Partners, L.P. Pro Forma	Penn Virginia GP Holdings, L.P. Historical	Pro Forma Adjustments		Penn Virginia Resource Partners, L.P. Pro Forma
Natural gas midstream revenues	$504,789			$504,789	$497,362			$497,362
Coal royalties revenues	120,435			120,435	98,088			98,088
Other revenues	31,480			31,480	23,289			23,289

Total revenues	656,704	—		656,704	618,739	—		618,739
Cost of gas purchased	406,583			406,583	415,111			415,111
Operating expenses	38,788			38,788	32,317			32,317
General and administrative expenses	33,662	(1,900	)(c)	31,762	34,367	(1,425	)(c)	32,942
Depreciation, depletion and amortization	70,235			70,235	54,783			54,783
Impairments	1,511			1,511	—			—

Operating income	105,925	1,900		107,825	82,161	1,425		83,586
Interest expense	(24,653)			(24,653)	(25,368)			(25,368)
Derivatives	(19,714)			(19,714)	(11,514)			(11,514)
Other	1,353			1,353	654			654

Net income	$62,911	$1,900		$64,811	$45,933	$1,425		$47,358

Allocation of net income:
Noncontrolling owners’ interests	$25,032	$(25,032	)(d)	$—	$18,671	$(18,671	)(d)	$—
Limited partners’ interests	37,879	26,932	(d)	64,811	27,262	20,096	(d)	47,358

Net income	$62,911	$1,900		$64,811	$45,933	$1,425		$47,358

Net income per limited partner unit, basic and diluted	$0.97			$0.92	$0.70			$0.67

Weighted average number of limited partner units outstanding, basic and diluted	39,075			70,505 (e)	39,075			70,740 (e)

See notes to unaudited pro forma consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

These unaudited pro forma consolidated financial statements and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by the management of the Partnership and Holdings; therefore, actual results could differ materially from the pro forma information. However, management believes the assumptions provide a reasonable basis for presenting the significant effects of the Merger. The Partnership and Holdings believe the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information.

As described in the section titled “The Proposed Merger—Accounting Treatment of the Merger”, the Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification 810, Consolidation—Overall—Other Presentation Matters – General-Changes in a Parent’s Ownership Interest in a Subsidiary, which is referred to as FASB ASC 810-10-45. Holdings is considered as the surviving consolidated entity for accounting purposes rather than the Partnership, which is the surviving consolidated entity for legal and reporting purposes. Therefore, the changes in Holdings’ ownership interest will be accounted for as an equity transaction and no gain or loss will be recognized as a result of the Merger. Under this accounting method, non-controlling owners’ interest will be eliminated and replaced with an equal amount of partners’ capital on the balance sheet. Consequently, no fair value adjustment will be made to the assets or liabilities of Holdings and no gain or loss will be recognized in Holdings’ net income. Because the Partnership is the surviving entity for legal purposes, the pro forma consolidated balance sheet and statement of income are entitled “Penn Virginia Resource Partners, L.P. Pro Forma.”

Note 2. Pro Forma Adjustments

(a)	Reflects estimated amounts to be paid for the costs associated with completing the Merger including the payment of legal fees, opinion fees and other professional fees and expenses.

(b)	Adjustment to eliminate the non-controlling owners’ interests in consolidated subsidiaries as provided for in FASB ASC 810-10-45. As provided for in FASB ASC 810-10-45, the Merger is treated as an equity transaction, with no resulting gain or loss. Each Holdings unitholder will be issued 0.98 Partnership Common Units for each Holdings Common Unit outstanding.

(c)	Reflects an adjustment for the estimated reduction in general and administrative expenses as a result of the Merger including reduced audit, Schedule K-1 processing, legal and other professional service fees.

(d)	The Partnership will acquire the Partnership GP and the Partnership GP will hold a non-economic management interest in the Partnership. Had the Merger taken place on January 1, 2009 or January 1, 2010, the Partnership GP and the non-controlling owners’ interests would not have received an allocation of net income and all net income would have been allocated to the limited partners’ interest.

(e)	The weighted-average number of the Partnership’s basic and diluted units outstanding for the year ended December 31, 2009 and for the nine months ended September 30, 2010 was 51.8 million and 52.0 million, respectively. Approximately 19.6 million Partnership Common Units owned by Holdings will be cancelled. Holdings unitholders will receive 0.98 Partnership Common Units for each Holdings Common Unit held. The pro forma weighted average number of Partnership basic limited partner units outstanding after the Merger would be approximately 70.5 million and 70.7 million Partnership Common Units for the year ended December 31, 2009 and for the nine months ended September 30, 2010, respectively.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among

PENN VIRGINIA RESOURCE PARTNERS, L.P.

PENN VIRGINIA RESOURCE GP, LLC

PVR RADNOR, LLC

and

PENN VIRGINIA GP HOLDINGS, L.P.

and

PVG GP, LLC

Dated as of September 21, 2010

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1	Certain Definitions	A-1

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

Section 2.1	The Merger	A-8
Section 2.2	Closing	A-9

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1	Merger Consideration	A-9
Section 3.2	Rights As Unitholders; Unit Transfers	A-9
Section 3.3	Exchange of Certificates	A-10
Section 3.4	Anti-Dilution Provisions	A-12
Section 3.5	Holdings LTIP Deferred Common Units	A-12
Section 3.6	Tax Treatment	A-13

ARTICLE IV

ACTIONS PENDING MERGER

Section 4.1	Ordinary Course	A-13
Section 4.2	Equity	A-13
Section 4.3	Equity Changes	A-13
Section 4.4	Acquisitions and Dispositions	A-14
Section 4.5	Amendments	A-14
Section 4.6	Accounting Methods	A-14
Section 4.7	Insurance	A-14
Section 4.8	Taxes	A-14
Section 4.9	Debt, Capital Expenditures and the Like	A-14
Section 4.10	No Dissolution	A-14
Section 4.11	Adverse Actions	A-15
Section 4.12	Agreements	A-15

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1	Representations and Warranties	A-15

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 21, 2010 (this “Agreement”), is entered into by and among Penn Virginia Resource Partners, L.P., a Delaware limited partnership (“Partners”), Penn Virginia Resource GP, LLC, a Delaware limited liability company and the general partner of Partners (“Partners GP”), PVR Radnor, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Partners (“MergerCo”), Penn Virginia GP Holdings, L.P., a Delaware limited partnership (“Holdings”), and PVG GP, LLC, a Delaware limited liability company and the general partner of Holdings (“Holdings GP”).

WITNESSETH:

WHEREAS, the Holdings GP Board (as defined herein) and the Partners GP Board (as defined herein) have determined that the business combination provided for herein pursuant to which Holdings and Holdings GP will, subject to the terms and conditions set forth herein, merge with and into MergerCo, with MergerCo being the surviving entity (the “Merger”), such that following the Merger, Partners will be the sole member of the Surviving Entity (as defined herein) and the Surviving Entity will be a member of Partners GP, is fair and reasonable to, and in the best interests of, Holdings and its limited partners, and Partners and its limited partners, respectively;

WHEREAS, the Holdings Conflicts Committee (as defined herein) and the Partners Conflicts Committee (as defined herein) have determined that the Merger is fair and reasonable to, and in the best interests of Holdings and the Holdings Unaffiliated Unitholders (as defined herein) and Partners and the Partners Unaffiliated Unitholders (as defined herein), respectively;

WHEREAS, Holdings desires, subject to the terms and conditions set forth herein, to vote all of its Partners Common Units in favor of the Merger and the approval and adoption of this Agreement and the transactions contemplated hereby; and

WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition Proposal” shall mean any proposal or offer from or by any Person other than Partners, Partners GP, and MergerCo relating to (i) any direct or indirect acquisition of (A) more than 20% of the assets of Holdings and its Subsidiaries, taken as a whole, (B) more than 20% of the outstanding equity securities of Holdings or (C) a business or businesses that constitute more than 20% of the cash flow, net revenues, net income or assets of Holdings and its Subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 20% of the outstanding equity securities of Holdings; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Holdings, other than the Merger.

“Action” shall have the meaning set forth in Section 6.13(a).

“Affiliate” shall have the meaning set forth in Rule 405 of the Securities Act, unless otherwise expressly stated herein.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement and Plan of Merger.

“Book-Entry Units” shall have the meaning set forth in Section 3.1(c).

“Business Day” shall mean any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of New York.

“Certificate” shall have the meaning set forth in Section 3.1(c).

“Certificate of Merger” shall have the meaning set forth in Section 2.1(b).

“Claim” shall have the meaning set forth in Section 6.13(a).

“Change in U.S. Federal Income Tax Law” shall mean the enactment or promulgation of, or any change in or amendment to, the Code, Treasury Regulations, administrative pronouncements of the Internal Revenue Service, or judicial interpretations of the foregoing that occurs on or after the date hereof; provided that the term Change in U.S. Federal Income Tax Law shall not include a change in the rate of taxation generally applicable to income or gain (as opposed to, for example, a change in the treatment of an item of gross income as ordinary income or capital gain for U.S. federal income tax purposes).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Compensation and Benefit Plans” shall mean all material bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee unit ownership, unit bonus, unit purchase, restricted unit and unit option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable “change of control” or similar provisions in any plan, contract or arrangement maintained or contributed to for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing, including all “employee benefit plans” as defined in ERISA Section 3(3).

“Confidentiality Agreement” shall mean a confidentiality agreement of the nature generally used in similar circumstances, as determined by Holdings in its reasonable business judgment; provided, however, that such Confidentiality Agreement shall (i) have a term of not less than one year, (ii) provide that all Partners Non-Public Information be protected as confidential information thereunder, subject to customary exceptions, (iii) contain a provision relating to a “standstill” with respect to the Partners Common Units that is no less favorable to Partners than the form of standstill provision contained in Annex C hereto and (iv) provide that Partners is a third party beneficiary with respect to any breach thereof other than breaches relating to standstill provisions solely involving Holdings or solely involving the Holdings Common Units or information relating solely to Holdings and its Subsidiaries; provided further, that Holdings may amend or waive the terms of such Confidentiality Agreement in its discretion, except that Partners shall have the right to approve or consent to any amendment or waiver (a) of the one-year term of the Confidentiality Agreement, (b) that would have the effect of causing any Partners Non-Public Information that is protected as confidential information under the Confidentiality Agreement not to be protected as confidential information under the Confidentiality Agreement, (c) of the provision described in (iii) above or (d) of Partners’ ability to enforce its rights as a third party beneficiary to such Confidentiality Agreement.

“DLLCA” shall mean the Delaware Limited Liability Company Act, 6 Del.C. §18-101 et seq.

“DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. §17-101 et seq.

“Effective Time” shall have the meaning set forth in Section 2.1(b).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean the Holdings Escrow Agent or Partners Escrow Agent, as applicable.

“Escrow Fund” shall have the meaning set forth in Section 9.1(g).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” shall mean such entity as may be selected by Partners subject to the reasonable approval of Holdings.

“Exchange Fund” shall have the meaning set forth in Section 3.3(a).

“Existing Units” shall have the meaning set forth in Section 5.1(b). In the event of a unit split, unit distribution, or any change in the Partners Common Units by reason of any split-up, reverse unit split, recapitalization, combination, reclassification, exchange of units or the like, the term “Existing Units” shall be deemed to refer to and include such units as well as all such unit distributions and any securities into which or for which any or all of such units may be changed or exchanged or which are received in such transaction.

“Expenses” shall have the meaning set forth in Section 9.1(f).

“Governmental Authority” shall mean any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case that has jurisdiction over Holdings or Partners, as the case may be, or any of their respective properties or assets.

“Holdings” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Holdings Certificate of Limited Partnership” shall mean the certificate of limited partnership of Holdings as filed with the Delaware Secretary of State on June 14, 2006, as amended.

“Holdings Change in Recommendation” shall have the meaning set forth in Section 6.7(c).

“Holdings Common Units” shall mean the common units representing limited partner interests in Holdings having the rights and obligations specified with respect to Common Units in the Holdings Partnership Agreement.

“Holdings Conflicts Committee” shall mean the Conflicts Committee of the Holdings GP Board, consisting (as of the date hereof) of Robert J. Hall, John C. van Roden, Jr. and Jonathan B. Weller.

“Holdings Deferred Common Unit” shall mean a Deferred Common Unit as defined in, and awarded under Section 6(d) of the Holdings LTIP.

“Holdings Director Designees” shall have the meaning set forth in Section 6.17.

“Holdings Escrow Agent” shall mean an escrow agent as appointed by Holdings and Partners, in their reasonable discretion, for the benefit of Holdings for certain payments under Article IX.

“Holdings GP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Holdings GP Board” shall mean the Board of Directors of Holdings GP and/or a committee thereof, as applicable.

“Holdings GP Certificate of Formation” shall mean the certificate of formation of Holdings GP, as filed with the Delaware Secretary of State on September 6, 2006.

“Holdings GP LLC Agreement” shall mean the Second Amended and Restated Limited Liability Company Agreement of Holdings GP, dated as of June 7, 2010, as amended from time to time.

“Holdings LTIP” shall mean the PVG GP, LLC Amended and Restated Long-Term Incentive Plan, effective as of January 1, 2008.

“Holdings Meeting” shall have the meaning set forth in Section 6.2(a).

“Holdings Partnership Agreement” shall mean the Second Amended and Restated Agreement of Limited Partnership of Holdings, dated as of October 23, 2007, as amended by Amendment No. 1 thereto, dated February 23, 2009, as further amended by Amendment No. 2 thereto, dated as of March 31, 2010, as further amended by Amendment No. 3 thereto, dated as of June 7, 2010, and as it may be further amended from time to time.

“Holdings Recommendation” shall have the meaning set forth in Section 6.2(b).

“Holdings Termination Fee” shall mean an amount equal to $18 million in cash.

“Holdings Unaffiliated Unitholders” means the holders of Holdings Common Units other than the officers and directors of Holdings GP that are also officers or directors of Partners GP or Affiliates of such officers and directors.

“Holdings Unitholder Approval” shall have the meaning set forth in Section 7.1.

“Incentive Distribution Rights” shall have the meaning set forth in the Partners Partnership Agreement.

“Indemnification Expenses” shall have the meaning set forth in Section 6.13(a).

“Indemnified Parties” shall have the meaning set forth in Section 6.13(a).

“Indemnitees” shall have the meaning set forth in the Holdings Partnership Agreement and, as the context requires, persons entitled to indemnification under the Holdings GP LLC Agreement.

“Joint Proxy Statement” shall have the meaning set forth in Section 6.4(a).

“Law” shall mean any law, rule, regulation, directive, ordinance, code, governmental determination, guideline, judgment, order, treaty, convention, governmental certification requirement or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority.

“Lien” shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” shall mean, with respect to either Holdings or Partners, any effect that (x) is or could reasonably be expected to be material and adverse to the financial position, results of operations, business, assets or prospects of Holdings and its Subsidiaries taken as a whole, or Partners and its Subsidiaries taken as a whole, respectively, or (y) materially impairs or could reasonably be expected to materially impair the ability of Holdings or Partners, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include any of the following or the impact thereof: (a) circumstances affecting the natural gas processing, gathering, transportation, pipeline compression and natural gas marketing industries generally (including the price of natural gas and the costs associated with its processing, gathering, compression or marketing), or in any region in which Partners operates, (b) circumstances affecting the coal property management and leasing and coal reserve royalty industries generally (including the price of coal and the costs associated with its management, leasing or royalties), or in any region in which Partners operates, (c) any general market, economic, financial or political conditions, or outbreak or hostilities or war, in the United States or elsewhere, (d) changes in Law (other than a change in Tax Law that would make the transactions contemplated hereby taxable to the holders of Holdings Common Units), (e) earthquakes, hurricanes, floods, or other natural disasters, (f) any failure of Holdings or Partners to meet any internal or external projections, forecasts or estimates of revenue or earnings for any period, (g) changes in the market price or trading volume of Holdings Common Units or Partners Common Units, (h) the announcement or pendency of this Agreement or the matters contemplated thereby or the compliance by either party with the provisions of this Agreement, or (i) with respect to Holdings only, any effect to the extent resulting from a fact, event or circumstance that has a Material Adverse Effect with respect to Partners under clause (x) of this definition; provided, that, in the case of clauses (a), (b), (c), (d), or (e), the impact on Holdings or Partners is not disproportionately adverse as compared to others in the industry.

“Meeting” shall have the meaning set forth in Section 6.2(a).

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“MergerCo” shall have the meaning set forth in the introductory paragraph in this Agreement.

“MergerCo Certificate of Formation” shall mean the certificate of formation of MergerCo as filed with the Delaware Secretary of State on September 20, 2010, as amended from time to time.

“MergerCo LLC Agreement” shall mean the Limited Liability Company Agreement of MergerCo, as amended from time to time, dated as of September 21, 2010.

“Merger Transactions” shall have the meaning set forth in Section 5.1(l).

“New Partners Common Unit Issuance” shall mean the issuance of the New Partners Common Units as part of the Merger Consideration pursuant to this Agreement.

“New Partners Common Units” shall have the meaning set forth in Section 3.1(b).

“Non-Qualifying Income Cushion” shall have the meaning set forth in Section 9.1(g).

“Notice of Proposed Recommendation Change” shall have the meaning set forth in Section 6.7(c).

“NYSE” shall mean the New York Stock Exchange.

“Partners” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Partners Acquisition Proposal” shall mean any proposal or offer from or by any Person other than Holdings and its Subsidiaries relating to (i) any direct or indirect acquisition of (A) more than 50% of the assets of Partners and its Subsidiaries, taken as a whole, (B) more than 50% of the outstanding equity securities of Partners or (C) a business or businesses that constitute more than 50% of the cash flow, net revenues, net income or assets of Partners and its Subsidiaries, taken as a whole; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning more than 50% of the outstanding equity securities of Partners; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Partners other than the Merger; provided, however, that for the avoidance of doubt, an Acquisition Proposal involving the direct or indirect transfer or acquisition of Holdings’ interest in Partners GP, the Incentive Distribution Rights or the Partners Common Units held by Holdings shall not constitute a Partners Acquisition Proposal.

“Partners Amended and Restated Partnership Agreement” shall mean the Fourth Amended and Restated Agreement of Limited Partnership of Partners substantially in the form attached hereto as Annex A.

“Partners Certificate of Limited Partnership” shall mean the certificate of limited partnership of Partners as filed with the Delaware Secretary of State on July 9, 2001, as amended.

“Partners Change in Recommendation” shall have the meaning set forth in Section 6.2(c).

“Partners Common Units” shall mean the common units representing limited partner interests in Partners having the rights and obligations specified with respect to Common Units in the Partners Partnership Agreement.

“Partners Conflicts Committee” shall mean the Conflicts Committee of the Board of Directors of Partners GP, consisting (as of the date hereof) of James L. Gardner, Thomas W. Hofmann and James R. Montague.

“Partners Deferred Common Unit” shall mean a Deferred Common Unit as defined in, and awarded under Section 6(d) of the Partners LTIP.

“Partners Escrow Agent” shall mean an escrow agent as appointed by Partners and Holdings, in their reasonable discretion, for the benefit of Partners for certain payments under Article IX.

“Partners GP” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Partners GP Amended and Restated LLC Agreement” shall mean the Sixth Amended and Restated Limited Liability Company Agreement of Partners GP substantially in the form attached hereto as Annex B hereto.

“Partners GP Board” shall mean the board of directors of Partners GP.

“Partners GP Interest” shall mean the 2.0% ownership interest of Partners GP in Partners having the rights and obligations specified with respect to the General Partner Interest in the Partners Partnership Agreement.

“Partners GP LLC Agreement” shall mean the Fifth Amended and Restated Limited Liability Company Agreement of Partners GP, as amended from time to time, dated as of March 31, 2010.

“Partners LTIP” shall mean the Penn Virginia Resource GP, LLC Fifth Amended and Restated Long-Term Incentive Plan, effective as of December 8, 2008.

“Partners Meeting” shall have the meaning set forth in Section 6.2(a).

“Partners Non-Public Information” shall have the meaning set forth in Section 6.7(b).

“Partners Partnership Agreement” shall mean the Third Amended and Restated Agreement of Limited Partnership of Partners, dated as of August 5, 2008, as amended by Amendment No. 1 thereto, dated as of February 19, 2009, as further amended by Amendment No. 2 thereto, dated as March 31, 2010, and as it may be further amended from time to time.

“Partners Recommendation” shall have the meaning set forth in Section 6.2(b).

“Partners Termination Fee” shall mean an amount equal to $18 million in cash.

“Partners Unaffiliated Unitholders” shall mean the holders of Partners Common Units other than Partners GP and Holdings and their respective Affiliates, officers and directors.

“Partners Unitholder Approval” shall have the meaning set forth in Section 7.1.

“Person” or “person” shall mean any individual, bank, corporation, partnership, limited liability company, association, joint-stock company, business trust or unincorporated organization.

“Receiving Party” shall have the meaning set forth in Section 6.7(a).

“Registration Statement” shall have the meaning set forth in Section 6.4(a).

“Regulatory Authorities” shall mean any federal or state governmental agency or court or authority or other body.

“Representatives” shall mean with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Rights” shall mean, with respect to any person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, equity securities of such person.

“Rule 145 Affiliate” shall have the meaning set forth in Section 6.8(a).

“SEC” shall mean the Securities and Exchange Commission.

“SEC Documents” shall have the meaning set forth in Section 5.1(g).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act, except, in the case of Holdings, Partners GP and its Subsidiaries (including, for the sake of clarity, Partners) shall not be deemed to be Subsidiaries of Holdings (unless otherwise specifically provided in this Agreement).

“Superior Proposal” shall mean any bona fide Acquisition Proposal (except that references to 20% within the definition of “Acquisition Proposal” shall be replaced by “50%”) made by a third party on terms that the Holdings GP Board determines, in its good faith judgment and after consulting with its financial advisor and outside legal counsel, and taking into account the financial, legal, regulatory and other aspects of the Acquisition Proposal (including, without limitation, any conditions to and the expected timing of consummation and any risks of non-consummation), to be more favorable to the holders of Holdings Common Units, from a financial point of view than the Merger (taking into account any revised proposal by the Partners Conflicts Committee on behalf of Partners to amend the terms of this Agreement), provided, that, to the extent any Acquisition Proposal includes a Partners Acquisition Proposal, it shall not be a Superior Proposal without the consent of the Partners Conflicts Committee.

“Surviving Entity” shall have the meaning set forth in Section 2.1(a).

“Takeover Law” shall mean any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority, whether disputed or not.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Returns” shall have the meaning set forth in Section 5.1(i).

“Termination Date” shall have the meaning set forth in Section 8.1(b).

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by operation of law or otherwise).

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

Section 2.1 The Merger.

(a) The Surviving Entity. Subject to the terms and conditions of this Agreement, at the Effective Time, Holdings and Holdings GP shall merge with and into MergerCo, the separate existence of Holdings and Holdings GP shall cease and MergerCo shall survive and continue to exist as a Delaware limited liability company (MergerCo, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Merger, Partners will be the sole member of MergerCo and MergerCo will be a member of Partners GP.

(b) Effectiveness and Effects of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the later to occur of the filing in the office of the Secretary of State of the State of Delaware of a properly executed certificate of merger (the “Certificate of Merger”) or such later date and time as may be set forth in the Certificate of Merger (the “Effective Time”), in accordance with the DRULPA and the DLLCA. The Merger shall have the effects prescribed in the DRULPA and the DLLCA.

(c) Holdings, Holdings GP, Partners GP and MergerCo Governing Documents. At the Effective Time, the Holdings Certificate of Limited Partnership and the Holdings GP Certificate of Formation shall be cancelled and the MergerCo Certificate of Formation shall be the certificate of formation of the Surviving Entity, until duly amended in accordance with applicable Law. At the Effective Time, (i) the Partners GP LLC Agreement shall be amended and restated in its entirety to read as set forth in Annex B and as so amended and restated shall be the limited liability company agreement of Partners GP until duly amended in accordance with the terms thereof and applicable Law, and following such amendment and restatement, MergerCo shall be the sole economic member of Partners GP, (ii) the Partners Partnership Agreement shall be amended and restated in its entirety to read as set forth in Annex A, and as so amended and restated shall be the limited partnership agreement of Partners until duly amended in accordance with the terms thereof and applicable law and pursuant to such amendment and restatement, the Incentive Distribution Rights shall be canceled and the Partners GP Interest owned by Partners GP shall be converted to a non-economic management interest in Partners, and (iii) the MergerCo LLC Agreement shall be the limited liability company agreement of the Surviving Entity until duly amended in accordance with the terms thereof and applicable Law.

Section 2.2 Closing. Subject to the satisfaction or waiver of the conditions as set forth in Article VII in accordance with this Agreement, the Merger and the other transactions contemplated hereby (the “Closing”) shall occur on (a) the third Business Day after the day on which the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which the parties may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement shall take place at the offices of Vinson & Elkins LLP, 666 Fifth Avenue, New York, NY at 10:00 a.m. Eastern Time on the Closing Date.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Partners, Holdings, Holdings GP or any holder of Holdings Common Units:

(a) The general partner interest in Holdings, the limited liability company interests in Holdings GP and all Partners Common Units owned by Holdings issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist.

(b) Each Holdings Common Unit issued and outstanding immediately prior to the Effective Time (other than Holdings Common Units held by Partners or its Subsidiaries, if any) shall be converted into the right to receive 0.98 Partners Common Units (the “Merger Consideration”) which Partners Common Units shall be duly authorized and validly issued in accordance with applicable Laws and the Partners Partnership Agreement and the Partners Amended and Restated Partnership Agreement, as applicable, fully paid (to the extent required under the Partners Partnership Agreement and the Partners Amended and Restated Partnership Agreement, as applicable) and non-assessable (except to the extent such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) (such Partners Common Units described in this clause (b) shall be referred to herein as the “New Partners Common Units”).

(c) All Holdings Common Units, when converted in the Merger, shall cease to be outstanding and shall automatically be cancelled and cease to exist. At the Effective Time, each holder of a certificate representing Holdings Common Units (a “Certificate”) and each holder of non-certificated Holdings Common Units represented by book-entry (“Book-Entry Units”) shall cease to have any rights with respect thereto, except (A) the right to receive distributions in accordance with Section 3.2, and (B) the right to receive (i) the Merger Consideration, (ii) any cash to be paid in lieu of any fractional New Partners Common Unit in accordance with Section 3.3(e) and (iii) any distributions in accordance with Section 3.3(c), and in each case to be issued or paid in consideration therefor in accordance with Section 3.3.

Section 3.2 Rights As Unitholders; Unit Transfers. At the Effective Time, holders of Holdings Common Units shall cease to be, and shall have no rights as, limited partners of Holdings, other than to receive (a) any distribution with respect to such Holdings Common Units with a record date occurring prior to the Effective Time that may have been declared by Holdings on such Holdings Common Units in accordance with the terms of this Agreement and the Holdings Partnership Agreement and which remains unpaid at the Effective Time and

(b) the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the unit transfer books of Holdings with respect to the Holdings Common Units.

Section 3.3 Exchange of Certificates.

(a) Exchange Agent. Partners shall deposit or shall cause to be deposited with the Exchange Agent for the benefit of the holders of Holdings Common Units, for exchange in accordance with this Article III, through the Exchange Agent, the New Partners Common Units and cash as required by this Article III. Partners agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.2(a) and Section 3.3(c) and to make payments in lieu of any fractional New Partners Common Units pursuant to Section 3.3(e). Any cash and New Partners Common Units deposited with the Exchange Agent (including as payment for any fractional New Partners Common Units in accordance with Section 3.3(e) and any distributions in accordance with Section 3.3(c)) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for Holdings Common Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 3.3(c) and 3.3(e), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Partners shall instruct the Exchange Agent to mail to each record holder of Holdings Common Units (i) a letter of transmittal (which shall specify that in respect of certificated units, delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in customary form and agreed to by Partners and Holdings prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of the Holdings Common Units represented by such Certificates or Book-Entry Units. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be required pursuant to such instructions, the holders of Holdings Common Units shall be entitled to receive in exchange therefor (A) New Partners Common Units representing, in the aggregate, the whole number of New Partners Common Units that such holder has the right to receive pursuant to this Article III (after taking into account all Holdings Common Units then held by such holder) and (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including cash payable in lieu of any fractional New Partners Common Units pursuant to Section 3.3(e) and distributions pursuant to Section 3.3(c). No interest shall be paid or accrued on any Merger Consideration or on any unpaid distributions payable to holders of Certificates or Book-Entry Units. In the event of a transfer of ownership of Holdings Common Units that is not registered in the transfer records of Holdings, the Merger Consideration payable in respect of such Holdings Common Units may be paid to a transferee, if the Certificate representing such Holdings Common Units or evidence of ownership of the Book-Entry Units are presented to the Exchange Agent, and in the case of both certificated and book-entry Holdings Common Units, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Holdings Common Units, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until the required documentation has been delivered and Certificates, if any, have been surrendered, as contemplated by this Section 3.3, each Certificate or Book-Entry Unit shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the Holdings Common Units (including any cash in lieu of fractional units pursuant to Section 3.3(e)) and any distributions to which such holder is entitled pursuant to Section 3.2.

(c) Distributions with Respect to Unexchanged Holdings Common Units. No distributions declared or made with respect to Partners Common Units with a record date after the Effective Time shall be paid to the holder of any Holdings Common Units with respect to the New Partners Common Units that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional New Partners Common Units shall be paid to any such holder until such holder shall deliver the required documentation and surrender any Certificate as contemplated by this Section 3.3. Subject to applicable Law, following compliance with the requirements of Section 3.3(b), there shall be paid to such holder of the New Partners Common Units issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional New Partners Common Units to which such holder is entitled pursuant to Section 3.3(e) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to the New Partners Common Units and payable with respect to such New Partners Common Units, and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such compliance payable with respect to such New Partners Common Units.

(d) Further Rights in Holdings Common Units. The Merger Consideration issued upon conversion of a Holdings Common Unit in accordance with the terms hereof and any cash paid pursuant to Section 3.2, Section 3.3(c) or Section 3.3(e) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Holdings Common Unit.

(e) Fractional Partners Common Units. No certificates or scrip of the New Partners Common Units representing fractional New Partners Common Units or book entry credit of the same shall be issued upon the exchange of Holdings Common Units in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any New Partners Common Units. Notwithstanding any other provision of this Agreement, each holder of Holdings Common Units exchanged in the Merger who would otherwise have been entitled to receive a fraction of a New Partners Common Unit (after taking into account all Holdings Common Units exchanged by such holder) shall receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (i) the closing sale price of the Partners Common Units on the NYSE as reported by The Wall Street Journal on the trading day immediately preceding the date on which the Effective Time shall occur and (ii) the fraction of a New Partners Common Unit that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Partners, and Partners shall, or shall cause the Surviving Entity to, deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund constituting New Partners Common Units or cash that remains undistributed to the holders of Holdings Common Units after 180 days following the Effective Time shall be delivered to Partners upon demand and, from and after such delivery, any former holders of Holdings Common Units who have not theretofore complied with this Article III shall thereafter look only to Partners for the Merger Consideration payable in respect of such Holdings Common Units, any cash in lieu of fractional New Partners Common Units to which they are entitled pursuant to Section 3.3(e) and any distributions with respect to the New Partners Common Units to which they are entitled pursuant to Section 3.3(c), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Holdings Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Partners, free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(g) No Liability. Neither Partners, Partners GP, Holdings, Holdings GP, nor the Surviving Entity shall be liable to any holder of Holdings Common Units for any Partners Common Units (or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by

Partners, the posting by such Person of a bond, in such reasonable amount as Partners may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Holdings Common Units represented by such Certificate and any distributions to which the holders thereof are entitled pursuant to Section 3.2.

(i) Withholding. Each of Partners, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Holdings Common Units such amounts as Partners, the Surviving Entity or the Exchange Agent are required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment; provided, however, that Partners, the Surviving Entity or the Exchange Agent, as the case may be, shall provide reasonable notice to the applicable holders of Holdings Common Units prior to withholding any amounts pursuant to this Section 3.3(i). To the extent that amounts are so deducted and withheld by Partners, the Surviving Entity or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Holdings Common Units in respect of whom such deduction and withholding was made by Partners, the Surviving Entity or the Exchange Agent, as the case may be.

(j) Book Entry and Admission of Holders of New Partners Common Units as Additional Limited Partners of Partners. Upon the issuance of New Partners Common Units to the holders of Holdings Common Units in accordance with this Section 3.3 and the compliance by such holders with the requirements of Section 10.4 of the Partners Amended and Restated Partnership Agreement, Partners GP shall consent to the admission of such holders as limited partners of Partners and reflect such admission on the books and records of Partners.

Section 3.4 Anti-Dilution Provisions. In the event of any subdivisions, reclassifications, recapitalizations, splits, combinations or distributions in the form of equity interests with respect to the Holdings Common Units and the Partners Common Units (in each case, as permitted pursuant to Section 4.3), the number of New Partners Common Units to be issued in the Merger and the average closing sales prices of the Partners Common Units determined in accordance with Section 3.3(e) will be correspondingly adjusted.

Section 3.5 Holdings LTIP Deferred Common Units.

(a) (i) At the Effective Time, each Holdings Deferred Common Unit credited to a participant under the Holdings LTIP immediately prior to the Effective Time shall be converted into 0.98 Partners Deferred Common Units credited under the Partners LTIP, except that if the aggregate number of Partner Deferred Common Units that would be credited to a participant after such conversion would result in such participant being credited with a fractional Partners Deferred Common Unit, then, in lieu thereof, such participant shall be entitled to receive cash (without interest rounded up to the nearest whole cent), in an amount calculated as provided in Section 3.3(e).

(ii) Prior to, or as of, the Effective Time, the Holdings GP Board shall take all necessary actions, if any, pursuant to and in accordance with the terms of the Holdings LTIP and the grant agreements evidencing the Holdings Deferred Common Units, to provide for the automatic conversion on the Effective Time of the Holdings Deferred Common Units into Partners Deferred Common Units under the Partners LTIP in accordance with this Section 3.5, without the consent of the holders of the Holdings Deferred Common Units.

(b) (i) On, or as soon as reasonably practicable after, the Effective Time, Partners shall deliver to each affected participant in the Holdings LTIP a new grant agreement setting forth the terms of such participant’s Partners Deferred Common Units credited under the Partners LTIP as a result of the automatic conversion of the participant’s Holdings Deferred Common Units as provided herein, which grant agreement shall continue the same terms applicable to the Holdings Deferred Common Units credited under the Holdings LTIP.

(ii) Partners shall take all necessary actions on, or prior to, the Effective Time, to authorize and reserve for issuance a sufficient number of Partners Common Units for delivery with respect to the Partners

Deferred Common Units credited under the Partners LTIP on the conversion of the Holdings Deferred Common Units in accordance with this Section 3.5.

(iii) The Holdings LTIP shall be terminated on, or immediately following, the Effective Time.

Section 3.6 Tax Treatment. If, for federal income tax purposes, the resulting partnership from the Merger is determined by Partners GP to be a continuation of Partners, then Partners, Partners GP, Holdings and Holdings GP intend to take the position that the Merger will constitute an “assets-over” partnership merger within the meaning of Treasury Regulations Section 1.708-1(c)(3)(i), and, as a result, (i) the receipt of cash in lieu of the receipt of fractional New Partners Common Units in exchange for Holdings Common Units in connection with the Merger shall be treated as a sale of such Holdings Common Units by the holder and a purchase of such Holdings Common Units by Partners for the cash so paid under the terms of this Agreement in accordance with Treasury Regulations Section 1.708-1(c)(4), and (ii) upon the receipt of the Holdings Unitholder Approval, each such holder of Holdings Common Units who accepts cash shall agree and consent to the treatment described in clause (i) as a condition to receiving such consideration, in accordance with Treasury Regulations Section 1.708-1(c)(4).

ARTICLE IV

ACTIONS PENDING MERGER

From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, (a) without the prior written consent of the Partners Conflicts Committee (which consent shall not be unreasonably withheld, delayed or conditioned), Holdings and Holdings GP will not, and will cause each of its Subsidiaries not to, and (b) without the prior written consent of the Holdings GP Board (which consent shall not be unreasonably withheld, delayed or conditioned), Partners and Partners GP will not, and will cause each of its Subsidiaries not to:

Section 4.1 Ordinary Course. Conduct the business of it and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use commercially reasonable best efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would have a Material Adverse Effect with respect to Partners or Holdings as the case may be.

Section 4.2 Equity. In the case of Holdings and its Subsidiaries, other than with respect to grants of equity or other Rights made in the ordinary and usual course pursuant to the Holdings LTIP, (a) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity, any appreciation rights or any Rights, (b) enter into any agreement with respect to the foregoing or (c) permit any additional equity interests to become subject to new grants of employee unit options, unit appreciation rights or similar equity-based employee rights. In the case of Partners, other than with respect to grants of equity or other Rights made in the ordinary and usual course pursuant to the Partners LTIP or up to 25,000 phantom units to be awarded to certain employees of Partners, Partners will not, and Partners will cause its Subsidiaries not to take any action described in clause (a), (b) or (c) above, that would have a Material Adverse Effect with respect to Partners.

Section 4.3 Equity Changes.

(a) Make, declare or pay any distribution on or in respect of, or declare or make any distribution on, any of its equity securities (except regular quarterly cash distributions of Available Cash (as defined in the Holdings Partnership Agreement, in the case of Holdings, or the Partners Partnership Agreement, in the case of Partners), in each case in the ordinary course consistent with past practice in amounts no greater than distributions by Holdings or Partners, as applicable, declared with respect to the second quarter of 2010);

(b) Split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests; or

(c) Repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any partnership interests, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing Compensation and Benefit Plan.

Section 4.4 Acquisitions and Dispositions. In the case of Holdings and its Subsidiaries, sell, lease, dispose of or discontinue any portion of its assets, business or properties, which is material to it and such Subsidiaries taken as a whole, or acquire, by merger or otherwise, or lease (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) any assets or all or any portion of, the business or property of any other entity which, in either case, is material to it and such Subsidiaries taken as a whole, or would be likely to have a Material Adverse Effect with respect to Holdings. In the case of Holdings, Transfer any portion of the Existing Units, limited liability interests in Holdings GP or member interests in Partners GP which it owns, and cause Holdings GP not to Transfer its non-economic (0.0%) general partner interest in Holdings. In the case of Partners, Partners will not, and will cause its Subsidiaries not to (i) merge, consolidate or enter into any other business combination transaction with any Person or make any acquisition or disposition that would be likely to have a Material Adverse Effect with respect to Partners, or (ii) enter into a definitive agreement with respect to a Partners Acquisition Proposal.

Section 4.5 Amendments. In the case of Holdings GP and Holdings, amend the Holdings Partnership Agreement or the Holdings GP LLC Agreement. In the case of Partners GP and Partners, amend the Partners Partnership Agreement, except as contemplated by this Agreement.

Section 4.6 Accounting Methods. Implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by Law or generally accepted accounting principles.

Section 4.7 Insurance. Fail to use commercially reasonable best efforts to maintain with financially responsible insurance companies, insurance in such amounts and against such risks and losses as has been customarily maintained by it in the past.

Section 4.8 Taxes.

(a) Change in any material respect its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election;

(b) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or

(c) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law, or required by the Partners Partnership Agreement.

Section 4.9 Debt, Capital Expenditures and the Like. In the case of Holdings and its Subsidiaries, (a) incur any indebtedness for borrowed money or guarantee any such indebtedness of others, (b) enter into any material lease (whether operating or capital), (c) create any Lien on its property or the property of its Subsidiaries (including the Partners Common Units owned by Holdings) in connection with any pre-existing indebtedness, new indebtedness or lease, or (d) make or commit to make any capital expenditures. In the case of Partners, Partners will not, and Partners will cause its Subsidiaries not to take any action described in clauses (a), (b), (c) or (d) above that would have a Material Adverse Effect with respect to Partners.

Section 4.10 No Dissolution. Authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation.

Section 4.11 Adverse Actions. Except as permitted by Sections 6.2 and 6.7, knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at the Closing Date, (b) any of the conditions set forth in Article VII not being satisfied, (c) any material delay or prevention of the consummation of the Merger or (d) a material violation of any provision of this Agreement except, in each case, as may be required by applicable Law.

Section 4.12 Agreements. Agree or commit to do anything prohibited by Sections 4.1 through 4.11.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1 Representations and Warranties. Except as set forth in its SEC Documents (other than with respect to Sections 5.1(a) and 5.1(b)) filed and publicly available prior to the date hereof (excluding any disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature, including those in any risk factor section of such documents), Holdings hereby represents and warrants (and to the extent necessary with respect to any representations by Holdings herein, Holdings GP also represents and warrants) to Partners, and Partners and MergerCo hereby represent and warrant (and to the extent necessary with respect to any representations by Partners and MergerCo herein, Partners GP also represents and warrants) to Holdings, to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:

(a) Organization, Standing and Authority. Such party is a limited partnership or limited liability company, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Such party (i) is duly qualified to do business and is in good standing in the states of the United States where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (ii) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b) Capitalization.

In the case of Holdings, as of the date hereof, there are 39,074,500 Holdings Common Units issued and outstanding, and all such Holdings Common Units and the limited partner interests represented thereby were duly authorized and are validly issued in accordance with the Holdings Partnership Agreement and are fully paid (to the extent required under the Holdings Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA), and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). As of the date hereof, Holdings owns all of the limited liability company interests in Holdings GP, and such limited liability company interests were duly authorized and validly issued in accordance with the Holdings GP LLC Agreement. As of the date hereof, Holdings owns all of the Economic Interest (as defined in the Partners GP LLC Agreement) and all of the Class B Interest (as defined in the Partners GP LLC Agreement). As of the date hereof, Holdings owns 19,639,311 Partners Common Units (the “Existing Units”). Holdings has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 6.3, and sole power to agree to all of the matters set forth in Section 6.3, in each case with respect to all of the Existing Units.

(i) As of the date hereof, Holdings GP owns a non-economic (0.0%) general partner interest in Holdings, and such general partner interest was duly authorized and validly issued in accordance with the Holdings Partnership Agreement.

(ii) In the case of Partners, as of the date hereof, there are 52,293,381 Partners Common Units issued and outstanding, and all of such Partners Common Units and the limited partner interests represented thereby were duly authorized and validly issued in accordance with the Partners Partnership Agreement and are fully paid (to the extent required under the Partners Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA). As of the date hereof, Partners owns the Class A Interest (as defined in the Partners GP LLC Agreement) and such limited liability company interest was duly authorized and validly issued in accordance with the Partners GP LLC Agreement. As of the date hereof, Partners GP owns the Partners GP Interest and such Partners GP Interest was duly authorized and validly issued in accordance with the Partners Partnership Agreement. The New Partners Common Units will be duly authorized and validly issued in accordance with the Partners Partnership Agreement and the Partners Amended and Restated Partnership Agreement, as applicable, and will be fully paid (to the extent required under the Partners Partnership Agreement and the Partners Amended and Restated Partnership Agreement, as applicable) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA).

(iii) As of the date hereof, other than, (A) in the case of Holdings, Holdings Deferred Common Units granted under the Holdings LTIP and, (B) in the case of Partners, Partners’ Common Units, Partners Deferred Units, restricted Common Units and phantom units granted under the Partners LTIP, there are no interests of a party’s equity securities authorized and reserved for issuance, such party does not have any Rights issued or outstanding with respect to its equity securities, and such party does not have any commitment to authorize, issue or sell any such equity securities or Rights, except pursuant to this Agreement.

(iv) In the case of Partners, there are no Partners Common Units that are issuable upon exercise of any employee or director options to purchase the Partners Common Units as of the date hereof.

(c) Subsidiaries.

(i) (A) Such party owns, directly or indirectly, all of the equity interests of each of its Subsidiaries (B) no equity interests of any of its Subsidiaries are or may become required to be issued by reason of any Rights, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity interests of any such Subsidiaries, (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such equity interests, and (E) all of the equity interests of each such Subsidiary held by it or its Subsidiaries are fully paid and nonassessable and are owned by it or its Subsidiaries free and clear of any Liens.

(ii) In the case of the representations and warranties of Holdings, other than ownership of Holdings GP and interests in Partners GP and Partners, Holdings does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

(iii) Each of such party’s Subsidiaries has been duly organized and is validly existing in good standing under the Laws of the jurisdiction of its organization and (A) is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (B) has in effect all federal, state, local, and foreign governmental authorizations and permits necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(d) Partnership or Limited Liability Company Power. Such party and each of its Subsidiaries has the partnership or limited liability company power and authority to carry on its business as it is now being conducted and to own or lease, as applicable, all its properties and assets; and it has the partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e) Authority. Subject to Partners Unitholder Approval, in the case of Partners, and to Holdings Unitholder Approval, in the case of Holdings, this Agreement and the transactions contemplated hereby have been authorized by all necessary (partnership or limited liability company, as applicable) action, and this Agreement has been duly executed and delivered and is a legal, valid and binding agreement of it, enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) No Defaults. Subject to the declaration of effectiveness of the Registration Statement, required filings under federal and state securities laws and the NYSE, and the approvals contemplated by Article VII, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, in the case of Holdings, the Holdings Partnership Agreement or Holdings Certificate of Limited Partnership, and in the case of Partners, the Partners Partnership Agreement or Partners Certificate of Limited Partnership, (iii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to it or any of its Subsidiaries, (iv) result in the creation of any Lien on any of its assets or its Subsidiaries’ assets other than in connection with any indebtedness obtained in connection with the transactions contemplated by this Agreement, or (v) cause the transactions contemplated by this Agreement to be subject to Takeover Laws.

(g) Financial Reports and SEC Documents. Its annual report on Form 10-K for the fiscal year ended December 31, 2009, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2009 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, its “SEC Documents”), with the SEC (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in partners’ equity and cash flows or equivalent statements in the case of Partners in such SEC Documents (including any related notes and schedules thereto) fairly presents the results of operations, changes in partners’ equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Except as and to the extent set forth on its balance sheet as of December 31, 2009, as of such date, neither it nor any of its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied.

(h) No Brokers. No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of Holdings, fees to be paid to Credit Suisse Securities (USA) LLC, and, in the case of Partners, fees to be paid to Tudor, Pickering, Holt & Co. Securities, Inc., in every case pursuant to letter agreements, the fee provisions of which have been heretofore disclosed to the other party.

(i) Tax Matters.

(i) All material returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign Tax Laws (“Tax Returns”) with respect to it or any of its Subsidiaries, have been timely filed, or requests for extensions have been timely filed and have not expired;

(ii) all Tax Returns filed by it are complete and accurate in all material respects;

(iii) all Taxes shown to be due on such Tax Returns and all other Taxes, if any, required to be paid by it or its Subsidiaries for all periods ending through the date hereof have been paid or adequate reserves have in accordance with generally accepted accounting principles been established for the payment of such Taxes; and

(iv) no material (A) audit or examination or (B) refund litigation with respect to any Tax Return of such party is pending. As of the date hereof, neither it nor any of its Subsidiaries (x) has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns nor (y) is a party to any Tax sharing or Tax indemnity agreement.

(j) Regulatory Approvals. No approval of any governmental agency is necessary to consummate the transactions contemplated by this Agreement (other than filings under the Securities Act).

(k) The Holdings GP Board Recommendation. The Holdings GP Board, delegated to the Holdings Conflicts Committee the authority of the Holdings GP Board to negotiate the terms and conditions of the Merger, subject to final approval by the Holdings GP Board, and to determine whether to approve the Merger by Special Approval (as defined in the Holdings Partnership Agreement). The Holdings Conflicts Committee has determined that the Merger, this Agreement and the transactions contemplated hereby are fair and reasonable to, and in the best interests of, Holdings and the Holdings Unaffiliated Unitholders, and approved and declared the advisability of the Merger and this Agreement. The Holdings GP Board has determined that the Merger, this Agreement and the transactions contemplated hereby are fair and reasonable to, and in the best interests of, Holdings and the Holdings limited partners, and approved and declared the advisability of the Merger and this Agreement, and resolved to recommend that the holders of Holdings Common Units approve the Merger, this Agreement and the transactions contemplated hereby.

(l) The Partners GP Board Recommendation. The Partners GP Board delegated to the Partners Conflicts Committee the authority of the Partners GP Board to negotiate the terms and conditions of the Merger, subject to final approval by the Partners GP Board, and to determine whether to approve the Merger by Special Approval (as defined in the Partners Partnership Agreement). The Partners Conflicts Committee has determined that this Agreement and the transactions contemplated hereby, including the Merger, the New Partners Common Unit Issuance and the Partners Amended and Restated Partnership Agreement (collectively, the “Merger Transactions”) are fair and reasonable to, and in the best interests of, Partners and the Partners Unaffiliated Unitholders, and approved and declared the advisability of this Agreement and the Merger Transactions. The Partners GP Board has determined that this Agreement and the transactions contemplated hereby, including the Merger Transactions are fair and reasonable to, and in the best interests of, Partners and its limited partners, and has approved and declared the advisability of this Agreement and the Merger Transactions, and resolved to recommend that the holders of Partners Common Units approve this Agreement, the Merger and the transactions contemplated hereby.

(m) Operations of MergerCo. In the case of Partners, MergerCo was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

(n) Holdings Fairness Opinion. Credit Suisse Securities (USA) LLC has delivered to the Holdings Conflicts Committee its written opinion to the effect that, as of the date the Holdings GP Board approved this Agreement and subject to certain assumptions, qualifications, limitations and other matters, the Merger Consideration is fair, from a financial point of view, to the Holdings Unaffiliated Unitholders, it being agreed that none of Partners, Partners GP nor MergerCo may rely upon such opinion.

(o) Partners Fairness Opinion. Tudor, Pickering, Holt & Co. Securities, Inc. has delivered to the Partners Conflicts Committee its written opinion to the effect that, as of the date the Partners GP Board approved this Agreement and subject to certain assumptions, qualifications, limitations and other matters, the Merger Consideration to be paid is fair, from a financial point of view, to the holders of Partners Common Units that are not affiliated with Holdings or its Affiliates.

(p) No Partners Material Adverse Effect. In the case of Partners, there has not occurred a Material Adverse Effect between January 1, 2010 and the date of this Agreement.

ARTICLE VI

COVENANTS

Holdings hereby covenants to and agrees with Partners, and Partners hereby covenants to and agrees with Holdings, that:

Section 6.1 Best Efforts. Subject to the terms and conditions of this Agreement, it shall use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to permit consummation of the Merger promptly and otherwise to enable consummation of the transactions contemplated hereby, including, without limitation, obtaining (and cooperating with the other parties hereto to obtain) any third party approval that is required to be obtained by Holdings or Partners or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and using commercially reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using commercially reasonable best efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other parties hereto to that end, and shall furnish to the other party copies of all correspondence, filings and communications between it and its Affiliates and any Regulatory Authority with respect to the transactions contemplated hereby. In complying with the foregoing, neither it nor its Subsidiaries shall be required to take measures that would have a Material Adverse Effect on it and such Subsidiaries taken as a whole.

Section 6.2 Equityholder Approvals.

(a) Subject to the terms and conditions of this Agreement, each of them shall take, in accordance with applicable Law, applicable stock exchange rules and the Holdings Partnership Agreement, in the case of Holdings, and the Partners Partnership Agreement, in the case of Partners, all action necessary to call, hold and convene, respectively, an appropriate meeting of the holders of Holdings Common Units to consider and vote upon the approval of the Merger, this Agreement, and any other matters required to be approved by Holdings’ unitholders for consummation of the Merger (including any adjournment or postponement, the “Holdings Meeting”) and an appropriate meeting of the holders of the Partners Common Units to consider and vote upon the approval of this Agreement, the Merger and the transactions contemplated hereby (including, in the case of the holders of Partners Common Units, the approval of the Partners Amended and Restated Partnership Agreement) and any other matters required to be approved by them for consummation of the Merger (including any adjournment or postponement, the “Partners Meeting”; and each of the Holdings Meeting and Partners Meeting, a “Meeting”), respectively, promptly after the date hereof.

(b) Subject to Section 6.7(c), the Holdings GP Board shall recommend approval of the Merger, this Agreement and the transactions contemplated hereby to the holders of Holdings Common Units (the “Holdings

Recommendation”), and Holdings shall take all reasonable lawful action to solicit such approval by the holders of Holdings Common Units. Subject to Section 6.2(c), the Partners GP Board shall recommend approval of this Agreement, the Merger and the transactions contemplated hereby to the holders of Partners Common Units (the “Partners Recommendation”), and Partners shall take all reasonable lawful action to solicit such approval of the holders of the Partners Common Units.

(c) Notwithstanding the foregoing, at any time prior to obtaining Partners Unitholder Approval, the Partners GP Board or the Partners Conflicts Committee may withdraw, modify or qualify in any manner adverse to Holdings the Partners Recommendation (any such action being referred to as a “Partners Change in Recommendation”) if it has concluded in good faith, after consultation with its outside legal counsel and financial advisors, that a failure to make a Partners Change in Recommendation would be inconsistent with its fiduciary duties under the Partners Partnership Agreement and applicable Law; provided, however, that the Partners GP Board or the Partners Conflicts Committee shall not be entitled to exercise its rights to make a Partners Change in Recommendation pursuant to this sentence unless Partners has provided to Holdings two (2) Business Days prior written notice advising Holdings that the Partners GP Board or the Partners Conflicts Committee intends to take such action and specifying the reasons therefor in reasonable detail and during such period, Partners and its Representatives shall negotiate in good faith with Holdings and its Representatives to amend this Agreement so as to enable the Partners GP Board and/or the Partners Conflicts Committee to proceed with the Partners Recommendation and at the end of such period, maintain the Partners Recommendation (after taking into account any agreed modification to the terms of this Agreement). Any Partners Change in Recommendation shall not change the approval of this Agreement or any other approval of the Partners GP Board or the Partners Conflicts Committee, including in any respect that would have the effect of causing any Takeover Law to be applicable to the matters contemplated hereby. Notwithstanding anything in this Agreement to the contrary, if there has been a Partners Change in Recommendation and Partners has not breached its obligations under this Section 6.2(c), Partners shall not be obligated to call, hold or convene the Partners Meeting and Partners GP may adjourn, postpone or cancel any previously called Partners Meeting. Notwithstanding anything in this Agreement to the contrary, if there has been a Holdings Change in Recommendation and Holdings has not breached Section 6.7, Holdings shall not be obligated to call, hold or convene the Holdings Meeting and Holdings GP may adjourn, postpone or cancel any previously called Holdings Meeting.

Section 6.3 Agreement to Support.

(a) Holdings hereby irrevocably and unconditionally agrees that, during the term of this Section 6.3, at the Partners Meeting and at any other meeting of the unitholders of Partners, however called, including any adjournment or postponement thereof, and in connection with any written consent of the unitholders of Partners relating to this Agreement, the Merger, or the transactions contemplated hereby, Holdings shall to the fullest extent that the Existing Units are entitled to vote thereon or consent thereto:

(i) appear at each such meeting or otherwise cause its Existing Units to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering all of the Existing Units (i) in favor of the approval and adoption of this Agreement, the approval of the Merger and the transactions contemplated hereby (including the approval of the Partners Amended and Restated Partnership Agreement) and any other action required in furtherance thereof submitted for the vote or written consent of unitholders; and (ii) against any other action, agreement or transaction, as to which a vote in favor would constitute a breach or violation of its obligations under Section 4.11.

(b) Holdings hereby covenants and agrees that, except for this Section 6.3, Holdings (a) has not entered into, and shall not enter into at any time while this Section 6.3 remains in effect, any voting agreement or voting trust with respect to its Existing Units and (b) has not granted, and shall not grant at any time while this covenant remains in effect, a proxy, consent or power of attorney with respect to its Existing Units.

(c) This Section 6.3 shall remain in effect until the earliest to occur of (i) the Effective Time, (ii) a Holdings Change in Recommendation, (iii) a Partners Change in Recommendation, (iv) the termination of this Agreement in accordance with its terms or (v) the written agreement of Holdings and Partners to terminate this Section 6.3. After the occurrence of such applicable event, this Section 6.3 shall terminate and be of no further force and effect.

Section 6.4 Registration Statement.

(a) Each of Partners and Holdings agrees to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”) (including the joint proxy statement and prospectus and other proxy solicitation materials of Partners and Holdings constituting a part thereof (the “Joint Proxy Statement”) and all related documents) to be filed by Partners with the SEC in connection with the issuance of New Partners Common Units in the Merger as contemplated by this Agreement. Provided Holdings has cooperated as required above, Partners agrees to file the Registration Statement with the SEC as promptly as practicable. Each of Holdings and Partners agrees to use all commercially reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof. Partners also agrees to use commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Each of Partners and Holdings agrees to furnish to the other party all information concerning Partners, Partners GP and its Subsidiaries or Holdings and Holdings GP, as applicable, and the officers, directors and unitholders of Partners and Holdings and any applicable Affiliates, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing.

(b) Each of Holdings and Partners agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to unitholders and at the times of the Partners Meeting and Holdings Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Holdings and Partners further agrees that if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement.

(c) Partners will advise Holdings, promptly after Partners receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the New Partners Common Units for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

(d) Each of Partners and Holdings will use its commercially reasonable best efforts to cause the Joint Proxy Statement to be mailed to its unitholders as soon as practicable after the effective date of the Registration Statement.

Section 6.5 Press Releases. Prior to a (a) Holdings Change in Recommendation, if any, or (b) Partners Change in Recommendation, if any, each of Holdings and Partners will not, without the prior approval of the Holdings GP Board in the case of Holdings and the Partners Conflicts Committee in the case of Partners, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable Law or the rules of the NYSE, in which case it will consult with the other party before issuing any such press release or written statement.

Section 6.6 Access; Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause its Subsidiaries to, afford the other parties and their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such Person and its representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities law (other than reports or documents that Holdings or Partners or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable Law) and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Holdings nor Partners nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

(b) Partners and Holdings, respectively, will not use any information obtained pursuant to this Section 6.6 or Section 6.7 (to which it was not entitled under Law or any agreement other than this Agreement) for any purpose unrelated to (i) the consummation of the transactions contemplated by this Agreement or (ii) the matters contemplated by Section 6.7 in accordance with the terms thereof, and will hold all information and documents obtained pursuant to this Section 6.6 or Section 6.7 in confidence (except as permitted by Section 6.7(b)). No investigation by either such party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either such party’s obligation to consummate the transactions contemplated by this Agreement.

Section 6.7 Acquisition Proposals; Change in Recommendation.

(a) None of Holdings GP, Holdings and its Subsidiaries shall, and they shall use their commercially reasonable best efforts to cause their Representatives not to, directly or indirectly, (i) knowingly initiate, solicit or encourage the submission of any Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, any Acquisition Proposal. Notwithstanding the foregoing, but subject to the limitations in Section 6.7(b), nothing contained in this Agreement shall prohibit Holdings and Holdings GP from furnishing any information to, including information pertaining to Partners or its Subsidiaries, or entering into or participating in discussions or negotiations with, any person that makes an unsolicited written Acquisition Proposal that did not result from a knowing and intentional breach of this Section 6.7 (a “Receiving Party”), if (i) the Holdings GP Board, after consultation with its outside legal counsel and financial advisors, determines in good faith (A) that such Acquisition Proposal constitutes or is likely to result in a Superior Proposal, and (B) that failure to take such action would be inconsistent with its fiduciary duties under the Holdings Partnership Agreement and applicable Law and (ii) prior to furnishing any such non-public information to such Receiving Party, Holdings receives from such Receiving Party an executed Confidentiality Agreement, provided, however, that if Holdings receives an Acquisition Proposal that includes a Partners Acquisition Proposal, Holdings may, in its discretion, respond to a Receiving Party to indicate that Holdings cannot entertain an Acquisition Proposal that includes a Partners Acquisition Proposal.

(b) Holdings may provide any Receiving Party with any non-public information or data pertaining to Partners (the “Partners Non-Public Information”) only if Holdings has not knowingly and intentionally breached this Section 6.7 and then only if (i) the Holdings GP Board determines in good faith, after consultation with its outside legal counsel and financial advisors that the provision of such Partners Non-Public Information to the Receiving Party could possibly lead to a Holdings Change in Recommendation and (ii) Holdings shall have first (A) required the Receiving Party to execute a Confidentiality Agreement, (B) furnished a copy of such Confidentiality Agreement to Partners and (C) notified Partners of the identity of such Receiving Party. Holdings shall promptly provide or make available to Partners any non-public information concerning Holdings or any of its Subsidiaries that is provided or made available to any Receiving Party pursuant to this Section 6.7 which was not previously provided or made available to Partners. Partners shall provide to Holdings and any Receiving Party that has executed a Confidentiality Agreement any Partners Non-Public Information that Holdings reasonably requests in exercising its rights under this Section 6.7. Holdings shall not provide to any Receiving Party, and Partners shall not be required to provide to any Receiving Party, in each case pursuant to this Section 6.7, any information pertaining to Partners where Holdings knows that the provision of such information would (x) jeopardize the attorney-client privilege of the institution in possession or control of such information or (y) contravene any Law or binding agreement entered into prior to the date of this Agreement.

(c) Except as otherwise provided in this Section 6.7(c), the Holdings GP Board shall not (1) (a) withdraw, modify or qualify in any manner adverse to Partners the Holdings Recommendation or (b) publicly approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal (any action described in this clause (1) being referred to as a “Holdings Change in Recommendation”); or (2) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Holdings or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Acquisition Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Holdings Unitholder Approval, the Holdings GP Board may make a Holdings Change in Recommendation if it has concluded in good faith, after consultation with its outside legal counsel and financial advisors, that failure to make a Holdings Change in Recommendation would be inconsistent with its fiduciary duties under the Holdings Partnership Agreement and applicable Law; provided, however, that the Holdings GP Board shall not be entitled to exercise its right to make a Holdings Change in Recommendation pursuant to this sentence unless Holdings and Holdings GP have: (i) complied in all material respects with this Section 6.7, (ii) provided to Partners and the Partners Conflicts Committee two (2) Business Days prior written notice (such notice, a “Notice of Proposed Recommendation Change”) advising Partners that the Holdings GP Board intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any Superior Proposal that is the basis of the proposed action and the identity of the Person making the proposal and contemporaneously providing a copy of all relevant proposed transaction documents for such Superior Proposal (it being understood and agreed that any amendment to the terms of any such Superior Proposal shall require a new Notice of Proposed Recommendation Change and an additional two (2) Business Day period), (iii) during such period, Holdings and its Representatives shall negotiate in good faith with Partners and its Representatives to amend this Agreement so as to enable the Holdings GP Board and/or the Holdings Conflicts Committee to proceed with the Holdings Recommendation and at the end of such period, maintain the Holdings Recommendation (after taking into account any agreed modification to the terms of this Agreement), and (iv) if applicable, provided to Partners all materials and information delivered or made available to the Person or group of persons making any Superior Proposal in connection with such Superior Proposal (to the extent not previously provided). Any Holdings Change in Recommendation shall not change the approval of this Agreement or any other approval of the Holdings GP Board, including in any respect that would have the effect of causing any Takeover Law to be applicable to the transactions contemplated hereby or thereby, including the Merger. Notwithstanding any provision in this Agreement to the contrary, Partners and Partners GP shall maintain, and cause their Representatives to maintain, the confidentiality of all information received from Holdings pursuant to this Section 6.7, subject to the exceptions contained in the Confidentiality Agreement.

(d) In addition to the obligations of Holdings set forth in this Section 6.7, Holdings shall as promptly as practicable (and in any event within 24 hours after receipt) advise Partners orally and in writing of any

Acquisition Proposal and the material terms and conditions of any such Acquisition Proposal (including any changes thereto) and the identity of the Person making any such Acquisition Proposal. Holdings shall keep Partners informed on a reasonably current basis of material developments with respect to any such Acquisition Proposal.

(e) Nothing contained in this Agreement shall prevent Holdings or the Holdings GP Board from taking and disclosing to the holders of Holdings Common Units a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to limited partners) or from making any legally required disclosure to unitholders. Any “stop-look-and-listen” communication by Holdings or the Holdings GP Board to the limited partners of Holdings pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the limited partners of Holdings) shall not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Partners of, all or a portion of the Holdings Recommendation.

Section 6.8 Affiliate Arrangements.

(a) Not later than the 15th day after the mailing of the Joint Proxy Statement, Holdings shall deliver to Partners a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the relevant Meeting, deemed to be an “affiliate” of Holdings (a “Rule 145 Affiliate”) as that term is used in Rule 145 under the Securities Act.

(b) Holdings shall use its commercially reasonable best efforts to cause its Rule 145 Affiliates not to sell any securities received under the Merger in violation of the registration requirements of the Securities Act, including Rule 145 thereunder.

Section 6.9 Takeover Laws. Neither party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any rights plan adopted by such party or any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

Section 6.10 No Rights Triggered. Each of Holdings and Partners shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any Rights to any person (a) in the case of Holdings under the Holdings Partnership Agreement, and in the case of Partners under the Partners Partnership Agreement or (b) under any material agreement to which it or any of its Subsidiaries is a party.

Section 6.11 New Partners Common Units Listed. In the case of Partners, Partners shall use its commercially reasonable best efforts to list, prior to the Closing, on the NYSE, upon official notice of issuance, the New Partners Common Units.

Section 6.12 Third Party Approvals.

(a) Partners and Holdings and their respective Subsidiaries shall cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Merger to be consummated and the Partners Amended and Restated Partnership Agreement to be effective as expeditiously as practicable. Each of Partners and Holdings shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Regulatory Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and promptly. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and unitholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Joint Proxy Statement or any filing, notice or application made by or on behalf of such other party or any of such Subsidiaries to any Regulatory Authority in connection with the transactions contemplated hereby.

Section 6.13 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Holdings Partnership Agreement, the Holdings GP LLC Agreement, or this Agreement or, if applicable, similar organizational documents or agreements of any of Holdings’ Subsidiaries, from and after the Effective Time, Partners and the Surviving Entity, jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the date of the Effective Time serving as a director or officer of Holdings or any of its Subsidiaries (including, for the avoidance of doubt, Holdings GP) or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within ten (10) days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of Partners and the Surviving Entity pursuant to this Section 6.13(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of Holdings or any of its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 6.13: (x) the term “Claim” means any threatened, asserted, pending or completed action, whether instituted by any party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director or officer of Holdings, any of its Subsidiaries, or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing at or prior to the Effective Time; and (y) the term

“Indemnification Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 6.13(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Partners nor the Surviving Entity shall settle, compromise or consent to the entry of any judgment in any actual or threatened Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Partners and Holdings agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the Holdings Partnership Agreement (and, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Holdings’ Subsidiaries including, without limitation, the Holdings GP LLC Agreement) and indemnification agreements of Holdings or any of its Subsidiaries shall be assumed by the Surviving Entity, Partners and Partners GP in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c) For a period of six (6) years from the Effective Time, the Partners Amended and Restated Partnership Agreement shall contain provisions no less favorable with respect to indemnification, advancement of expenses and limitations on liability of directors and officers than are set forth in the Holdings Partnership Agreement and the Holdings GP LLC Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d) Partners shall, or shall cause the Surviving Entity to, maintain for a period of at least six (6) years following the Effective Time, the current policies of directors’ and officers’ liability insurance maintained by Holdings and its Subsidiaries (including, for the avoidance of doubt, Holdings GP) (provided, that the Surviving Entity may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of Holdings than the terms and conditions of such existing policy from carriers with the same or better rating as the carrier under the existing policy provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time) with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Merger and the transactions contemplated by this Agreement; provided, that Partners shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Holdings prior to the date hereof but in such case shall purchase as much coverage as reasonably practicable for such amount.

(e) The provisions of Section 6.13(d) shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by the Surviving Entity for purposes of this Section 6.13 from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement, which policies provide such directors and officers with the coverage described in Section 6.13(d) for an aggregate period of not less than six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the Merger and the transactions contemplated by this Agreement.

(f) If Partners, Partners GP, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Partners, Partners GP and the Surviving Entity assume the obligations set forth in this Section 6.13.

(g) Partners and Partners GP shall cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 6.13.

(h) This Section 6.13 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and shall be binding on Partners, Partners GP, the Surviving Entity and their respective successors and assigns.

Section 6.14 Notification of Certain Matters. Each of Holdings and Partners shall give prompt notice to the other of (a) any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein, and (b) any change in its condition (financial or otherwise) or business or any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings, individually or in the aggregate, results in, or would reasonably be expected to result in, a Material Adverse Effect with respect to it.

Section 6.15 Rule 16b-3. Prior to the Effective Time, Holdings shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Holdings equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of Holdings to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 6.16 Amended and Restated Partnership Agreement of Partners. Subject to receipt of the Partners Unitholder Approval, Partners GP shall execute and make effective at the Effective Time the Partners Amended and Restated Partnership Agreement.

Section 6.17 Partners GP Board Membership. The Partners GP Amended and Restated LLC Agreement shall provide that the Partners GP Board shall consist of nine (9) members. Prior to the mailing of the Joint Proxy Statement, Holdings shall designate the three (3) members of the Holdings Conflicts Committee (the “Holdings Director Designees”) to serve as members of the Partners GP Board following the Effective Time. The Partners GP Board shall nominate the Holdings Directors Designees for election to the Partners GP Board, and effective immediately following the Effective Time, shall elect the Holdings Directors Designees to the Partners GP Board. The six (6) members of the Partners GP Board immediately prior to the Effective Time shall continue to serve as members of the Partners GP Board following the Effective Time. Subject to the foregoing, Partners GP shall take such action as is necessary to cause each director designated pursuant to this Section 6.17 to be appointed to the Partners GP Board effective as of the Effective Time, to serve until the earlier of such individual’s resignation or removal or until his successor is duly elected and qualified.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

The obligations of each of the parties to consummate the Merger are conditioned upon the satisfaction at or prior to the Closing of each of the following:

Section 7.1 Unitholder Vote. This Agreement, the Merger and transactions contemplated hereby (other than the approval of the Partners Amended and Restated Partnership Agreement) shall have been approved and adopted by the affirmative vote of the holders of a majority of the Partners Common Units outstanding and entitled to vote at the Partners Meeting (“Partners Unitholder Approval”). This Agreement, the Merger and transactions contemplated hereby shall have been approved and adopted by the affirmative vote of holders of a majority of the Holdings Common Units outstanding and entitled to vote at the Holdings Meeting (“Holdings Unitholder Approval”).

Section 7.2 Governmental Approvals. All filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Regulatory Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the parties hereto or their Affiliates shall have been made or obtained, except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Partners or Holdings.

Section 7.3 No Actions. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby, and no action, proceeding or investigation by any Regulatory Authority with respect to the Merger or the other transactions contemplated hereby shall be pending that seeks to restrain, enjoin, prohibit, delay or make illegal the consummation of the Merger or such other transaction or to impose any material restrictions or requirements thereon or on Partners or Holdings with respect thereto; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 6.1.

Section 7.4 Representations, Warranties and Covenants of Partners and Partners GP. In the case of Holdings’ obligation to consummate the Merger:

(a) each of the representations and warranties contained herein of Partners and Partners GP shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case, in all material respects.

(b) each and all of the agreements and covenants of Partners and Partners GP to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c) Holdings shall have received a certificate signed by the Chief Executive Officer of the Partners GP, dated the Closing Date, to the effect set forth in Section 7.4(a) and Section 7.4(b).

Section 7.5 Representations, Warranties and Covenants of Holdings and Holdings GP. In the case of Partners’ obligation to consummate the Merger:

(a) each of the representations and warranties contained herein of Holdings and Holdings GP shall be true and correct as of the date of this Agreement and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case, in all material respects.

(b) each and all of the agreements and covenants of Holdings and Holdings GP to be performed and complied with pursuant to this Agreement on or prior to the Closing Date shall have been duly performed and complied with in all material respects; and

(c) Partners shall have received a certificate signed by the Chief Financial Officer of Holdings GP, dated the Closing Date, to the effect set forth in Section 7.5(a) and Section 7.5(b).

Section 7.6 Effective Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 7.7 Opinion of Vinson & Elkins LLP. In the case of Partners’ obligation to consummate the Merger, Partners shall have received an opinion from Vinson & Elkins L.L.P., counsel to Partners, to the effect that:

(a) the adoption of the Partners Amended and Restated Partnership Agreement, the Merger and the transactions contemplated by this Agreement will not result in the loss of limited liability of any limited partner of Partners;

(b) the adoption of the Partners Amended and Restated Partnership Agreement, the Merger and the transactions contemplated by this Agreement will not cause Partners to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes;

(c) the Registration Statement accurately sets forth the material federal tax consequences to the holders of Partners Common Units (other than Holdings) of the transactions contemplated hereby;

(d) no gain or loss should be recognized by existing holders of Partners Common Units (other than Holdings) as a result of the Merger and other matters contemplated by this Agreement (other than gain, if any, resulting from any (i) decrease in partnership liabilities pursuant to Section 752 of the Code, (ii) amounts paid to, or on behalf of, Partners by any other person pursuant to Section 9.1, or (iii) actual or constructive cash or other property distributions to Partners or the existing holders of Partners Common Units); and

(e) at least 90% of the current gross income of Partners constitutes qualifying income within the meaning of Section 7704(d) of the Code.

In rendering such opinions, Vinson & Elkins L.L.P. may require and rely upon representations and covenants including those contained in certificates of officers of Partners GP and others and opinions of Delaware counsel, reasonably satisfactory in form and substance to Vinson & Elkins L.L.P.

Section 7.8 Opinion of Akin Gump Strauss Hauer & Feld LLP. In the case of Holdings’ obligation to consummate the Merger, Holdings shall have received an opinion from Akin Gump Strauss Hauer & Feld LLP, counsel to Holdings, to the effect that:

(a) the Registration Statement accurately sets forth the material federal income tax consequences to the holders of the Holdings Common Units of the transactions contemplated hereby, and

(b) no gain or loss should be recognized by the holders of Holdings Common Units to the extent Partners Common Units are received in exchange therefor as a result of the Merger (other than gain, if any, resulting from any (i) decrease in partnership liabilities pursuant to Section 752 of the Code, (ii) amounts paid to, or on behalf of, Holdings by any other person pursuant to Section 9.1, (iii) actual or constructive cash or other property distributions to Holdings or the existing holders of Holdings Common Units or (iv) deemed sale of Holdings Common Units pursuant to Section 3.6, if applicable.

In rendering such opinion, Akin Gump Strauss Hauer & Feld LLP may require and rely upon representations and covenants including those contained in certificates of officers of Holdings and others and opinions of Delaware counsel reasonably satisfactory in form and substance to Akin Gump Strauss Hauer & Feld LLP.

Section 7.9 NYSE Listing. The New Partners Common Units shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 7.10 Partners Amended and Restated Partnership Agreement. In the case of Holdings’ obligation to consummate the Merger, Partners GP shall have executed and made the Partners Amended and Restated Partnership Agreement effective as of the Effective Time.

Section 7.11 Partners GP Amended and Restated LLC Agreement. In the case of Holdings’ obligation to consummate the Merger, MergerCo shall have executed and made the Partners GP Amended and Restated LLC Agreement effective as of the Effective Time.

Section 7.12 No Partners Material Adverse Effect. In the case of Holdings’ obligation to consummate the Merger, there shall not have occurred a Material Adverse Effect with respect to Partners between the date of this Agreement and the Closing Date.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after unitholder approval of this Agreement:

(a) By the mutual consent of Partners and Holdings in a written instrument.

(b) By either Partners or Holdings upon written notice to the other, if:

(i) the Merger has not been consummated on or before March 31, 2011 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement or other material breach of this Agreement has been the primary cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

(ii) any Regulatory Authority has issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or any of the Merger Transactions or making the Merger or any of the Merger Transactions illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable (provided that the terminating party is not then in breach of Section 6.1);

(iii) Holdings fails to obtain the Holdings Unitholder Approval at the Holdings Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to Holdings where the failure to obtain the Holdings Unitholder Approval shall have been caused by the action or failure to act of Holdings and such action or failure to act constitutes a material breach by Holdings of this Agreement;

(iv) there has been a material breach of or any material inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the other parties (treating Partners and Partners GP as one party for the purposes of this Section 8.1 and treating Holdings and Holdings GP as one party for the purposes of this Section 8.1), which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(iv) unless the breach of a representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 7.4 (in the case of a breach of representation or warranty by Partners or Partners GP) or Section 7.5 (in the case of a breach of representation or warranty by Holdings or Holdings GP);

(v) if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any other party, which breach has not been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Termination Date (provided in any such case that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b)(v) unless the breach of covenants or agreements, together with all other such breaches, would entitle the party receiving the benefit of such covenants or agreements not to consummate the transactions contemplated by this Agreement under Section 7.4 (in the case of a breach of covenants or agreements by Partners or Partners GP) or Section 7.5 (in the case of a breach of covenants or agreements by Holdings or Holdings GP); or

(vi) Partners fails to obtain the Partners Unitholder Approval at the Partners Meeting; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(vi) shall not be available to Partners where the failure to obtain the Partners Unitholder Approval shall have been caused by the action or failure to act of Partners and such action or failure to act constitutes a material breach by Partners of this Agreement.

(c) By Partners, upon written notice to Holdings, in the event that a (i) Partners Change in Recommendation has occurred, Partners has not knowingly and intentionally breached Section 6.2(c) and Partners has paid the Partners Termination Fee pursuant to Section 9.1(b) and Section 9.1(e) or (ii) Holdings Change in Recommendation has occurred.

(d) By Holdings, upon written notice to Partners, in the event that a (i) Holdings Change in Recommendation has occurred, Holdings has not knowingly and intentionally breached Section 6.7 and Holdings has paid the Holdings Termination Fee pursuant to Section 9.1(b) and Section 9.1(e) or (ii) Partners Change in Recommendation has occurred.

(e) By Holdings, upon written notice to Partners, if as a result of a Change in U.S. Federal Income Tax Law, the Holdings GP Board determines, in its reasonable judgment, that consummation of the transactions contemplated by Article III could materially increase the amount of U.S. federal income tax due from holders of Holdings Common Units as a result of owning or disposing of the Partners Common Units acquired pursuant to such transactions, as compared to U.S. federal income tax due from such holders as a result of owning or disposing of any Holdings Common Units in the event the transactions contemplated by Article III did not occur; provided that Holdings shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) in the event, within 30 days after the receipt of such notice but in no event later than 5 days prior to March 31, 2011, Partners has provided to Holdings the opinion of nationally recognized tax counsel, reasonably acceptable to Holdings, to the effect that such holders of Holdings Common Units should not be liable for such increased tax as a result of owning or disposing of Partners Common Units.

(f) By Partners upon written notice to Holdings, if as a result of a Change in U.S. Federal Income Tax Law, the consummation of the transactions contemplated by Article III could materially increase the amount of U.S. federal income tax due from holders of Partners Common Units as a result of owning or disposing of the Partners Common Units, as compared to U.S. federal income tax due from such holders in the event the transactions contemplated by Article III did not occur; provided that Partners shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) in the event, within 30 days after the receipt of such notice but in no event later than 5 days prior to March 31, 2011, Holdings has provided to Partners the opinion of nationally recognized tax counsel, reasonably acceptable to Partners, to the effect that such holders of Partners Common Units should not be liable for such increased tax as a result of owning or disposing of Partners Common Units.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made, and except as provided in this

Section 8.2 and Section 9.13, this Agreement (other than Article IX) shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of Partners, Partners GP, MergerCo, Holdings GP or Holdings, except as set forth in Section 9.1 of this Agreement and except with respect to the requirement to comply with Section 6.6(b); provided that nothing herein shall relieve any party from any liability or obligation with respect to any fraud or intentional breach of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Fees and Expenses.

(a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in Section 9.1(b), 9.1(c), 9.1(d) and 9.1(f).

(b) If this Agreement is terminated by Partners pursuant to Section 8.1(c)(ii) or by Holdings pursuant to Section 8.1(d)(i), then Holdings shall pay to the Escrow Agent for the benefit of Partners the Holdings Termination Fee. If this Agreement is terminated by Partners pursuant to Section 8.1(c)(i) or by Holdings pursuant to Section 8.1(d)(ii), then Partners shall pay to the Escrow Agent for the benefit of Holdings the Partners Termination Fee.

(c) In the event that (i) an Acquisition Proposal with respect to Holdings has been publicly proposed by any Person (meaning, for the purpose of this Section 9.1(c), a Person other than Partners, Partners GP and MergerCo) or any Person has publicly announced its intention (whether or not conditional) to make such an Acquisition Proposal or such an Acquisition Proposal or such intention has otherwise become publicly known to Holdings’ unitholders generally and in any event such proposal or intention is not subsequently withdrawn prior to the termination of this Agreement, (ii) thereafter this Agreement is terminated by either Holdings or Partners pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by Partners pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v) and (iii) within 12 months after the termination of this Agreement, Holdings or any of its Subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal with respect to Holdings or any of its Subsidiaries is consummated, then Holdings shall pay to the Escrow Agent for the benefit of Partners, if and when consummation of such Acquisition Proposal occurs, the Holdings Termination Fee less all Expenses of Partners previously paid to Partners; provided that for purposes of this Section 9.1(c), “50%” shall be substituted for “20%” in the definition of Acquisition Proposal.

(d) If this Agreement is terminated by (i) Holdings or Partners pursuant to Section 8.1(b)(vi) or (ii) Holdings pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v), then Partners shall pay to Holdings the Expenses of Holdings. If this Agreement is terminated by (i) Partners pursuant to Section 8.1(b)(iv) or Section 8.1(b)(v) or (ii) Holdings or Partners pursuant to Section 8.1(b)(iii), then Holdings shall pay to Partners the Expenses of Partners.

(e) Except as otherwise provided herein, any payment of the Holdings Termination Fee or the Partners Termination Fee or Expenses pursuant to this Section 9.1 shall be made by wire transfer of immediately available funds to an account of the Partners Escrow Agent designated by Partners or an account of the Holdings Escrow Agent designated by Holdings, as applicable, within one Business Day after such payment becomes payable; provided, however, that any payment of the Holdings Termination Fee by Holdings or the Partners Termination Fee by Partners as a result of termination under Section 8.1(c)(i) or Section 8.1(d)(i) shall be made prior to or concurrently with termination of this Agreement; provided, however, that any payment of the Holdings Termination Fee pursuant to Section 9.1(c) shall be made contemporaneously with the consummation of the Acquisition Proposal as provided in clause (iii) of Section 9.1(c). The parties acknowledge that the agreements contained in this Section 9.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the parties would enter into this Agreement.

(f) (i) If the Merger is consummated, Partners shall pay, or cause to be paid, any and all property or transfer taxes imposed on either party in connection with the Merger, (ii) expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement and the Registration Statement shall be paid by Partners and (iii) any filing fees payable pursuant to regulatory Laws and other filing fees incurred in connection with this Agreement shall be paid by the party incurring the fees. As used in this agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement and the Registration Statement and the solicitation of unitholder approvals and all other matters related to the transactions contemplated hereby; provided that the amount of Expenses payable by one party to another under this Section 9.1 shall not exceed $6 million.

(g) Any amounts paid to the Escrow Agent pursuant to this Article IX, together with interest thereon (the “Escrow Fund”), shall be released by the Escrow Agent to Partners or to Holdings, as applicable, as follows:

(i) Prior to the end of the calendar year in which the payment was made to the Escrow Agent, Partners or Holdings, as applicable, shall submit to the Escrow Agent a certificate demanding a portion of the Escrow Fund equal to no greater than 70% of the maximum remaining amount which, in the good faith view of the Partners GP or Holdings GP, as applicable, may still be taken into the gross income of Partners or Holdings, as applicable, without exceeding the permissible qualifying income (as defined in Section 7704 of the Code) limits for a publicly traded partnership, after taking into consideration all other sources of non-qualifying income (such maximum remaining amount, the “Non-Qualifying Income Cushion”), and the Escrow Agent shall within one Business Day thereafter, pay Partners or Holdings, as applicable, the amount demanded, by wire transfer of immediately available funds to an account designated by Partners or Holdings, as applicable;

(ii) During the calendar year following the date that the payment was made to the Escrow Agent but prior to the passage of 30 Business Days following the filing of the IRS Form 1065 for the prior year, Partners or Holdings, as applicable, shall submit to the Escrow Agent a certificate identifying the actual Non-Qualifying Income Cushion from the prior year. If the payment contemplated by clause (i) above was (A) less than 80% of the actual Non-Qualifying Income Cushion, then Partners or Holdings, as applicable, shall submit to the Escrow Agent a certificate demanding a portion of the Escrow Fund equal to an amount which, when combined with the payment contemplated by clause (i) will equal 90% of the actual Non-Qualifying Income Cushion, and the Escrow Agent shall within one Business Day thereafter, pay Partners or Holdings, as applicable, the amount demanded, (B) greater than or equal to 80%, but less than or equal to 90% of the actual Non-Qualifying Income Cushion, then Partners or Holdings, as applicable, shall notify the Escrow Agent that it will not demand any additional payments from the Escrow Fund, and (C) greater than 90% of the actual Non-Qualifying Income Cushion, then Partners or Holdings, as applicable, shall deliver a certificate to such effect to the Escrow Agent and return to the Escrow Fund an amount equal to the excess of the payment contemplated by clause (i) over 90% of the Non-Qualifying Income Cushion. Any payment under this clause (ii) shall be made by the Escrow Agent, or by Partners or Holdings, as applicable, as the case may be, by wire transfer of immediately available funds to an account designated by Partners or Holdings, as applicable, or the Escrow Agent, as the case may be; and

(iii) Within one Business Day following the earlier of (A) completion of the procedures as contemplated by Section 9.1(g)(ii) above and (B) the passage of 30 days following the filing of the IRS Form 1065 for the prior year, the Escrow Agent shall pay Holdings or Partners, as applicable, the remainder, if any, of the Escrow Fund, by wire transfer of immediately available funds to an account designated by Holdings or Partners, as applicable.

Each of Holdings and Partners, as applicable, acknowledges and agrees that (x) the amount of a payment, if any, pursuant to Section 9.1(g)(ii) above is uncertain, and that depending on the amount of the demands made by Partners or Holdings, as applicable, pursuant to Section 9.1(g)(ii) above, the Escrow Fund may be insufficient to permit payments to Holdings or Partners, as applicable, pursuant to Section 9.1(g)(ii) above, and (y) it shall have no rights to any amounts in the Escrow Fund (other than as contemplated by this subsection (g)) or to audit or inquire into the amounts demanded by or paid to Partners or Holdings, as applicable.

(h) Holdings agrees that, notwithstanding any right that it or Partners GP may otherwise have, including pursuant to the Partners Partnership Agreement, the Partners Amended and Restated Partnership Agreement, or otherwise, to the fullest extent permitted by law, it hereby waives and renounces for itself and its Affiliates, and shall cause Partners GP to waive and renounce, any distribution by Partners to its partners of any amount paid to Partners by the Escrow Agent, together with an income allocation associated with such distribution, it being understood that following payment to Partners from the Escrow Agent, Partners will make a distribution to the holders of Partners Common Units who are unaffiliated with Holdings.

(i) This Section 9.1 shall survive any termination of this Agreement.

Section 9.2 Waiver; Amendment. Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (a) waived in writing by the party benefited by the provision and approved by the Partners Conflicts Committee in the case of Partners and by the Holdings Conflicts Committee in the case of Holdings and executed in the same manner as this Agreement, or (b) amended or modified at any time, whether before or after the Holdings Unitholder Approval or before or after the Partners Unitholder Approval, by an agreement in writing between the parties hereto approved by the Partners Conflicts Committee in the case of Partners and by the Holdings GP Board in the case of Holdings and executed in the same manner as this Agreement, provided, that after the Holdings Unitholder Approval, no amendment shall be made that requires further Holdings Unitholder Approval without such approval, and after the Partners Unitholder Approval, no amendment shall be made that requires further Partners Unitholder Approval without such approval.

Section 9.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 9.4 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of federal or Delaware law govern).

Section 9.5 Confidentiality. Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith to the extent required by, and subject to the limitations of, Section 6.6(b).

Section 9.6 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Partners, Partners GP or MergerCo, to:

Penn Virginia Resource Partners, L.P.

Five Radnor Corporate Center, Suite 500

100 Matsonford Road

Radnor, PA 19087

Attention: General Counsel

With copies (which shall not constitute proper notice hereunder) to:

Penn Virginia Resource Partners, L.P.

Five Radnor Corporate Center, Suite 500

100 Matsonford Road

Radnor, PA 19087

Attention: Chairman of the Conflicts Committee

and

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, NY 10103

Fax: (212) 237-0100

Attn: Allan D. Reiss

If to Holdings or Holdings GP, to:

Penn Virginia GP Holdings, L.P.

Five Radnor Corporate Center, Suite 500

100 Matsonford Road

Radnor, PA 19087

Attention: Chairman of the Conflicts Committee

With copies (which shall not constitute proper notice hereunder) to:

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana Street

44th Floor

Houston, TX 77002-5200

Fax: (713) 236-0822

Attn: J. Vincent Kendrick

Patrick Hurley

Section 9.7 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except as contemplated by Section 6.13, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.8 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 9.9 Headings. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 9.10 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or the Delaware Court of Chancery, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.6 shall be deemed effective service of process on such party.

Section 9.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or in the Delaware Court of Chancery, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13 Survival. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the parties in Sections 3.3, 3.5, 6.13 and Article IX shall survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the parties in Section 6.6(b), 8.2, and Article IX shall survive such termination.

Section 9.14 No Act or Failure to Act. With respect to any waiver or consent for which this Agreement expressly requires waiver or consent by the Partners Conflicts Committee, no waiver or consent by or on behalf of Partners pursuant to or as contemplated by this Agreement shall have any effect unless such waiver or consent is expressly approved by the Partners Conflicts Committee. With respect to any act or failure to act for which this Agreement expressly requires action or inaction by the Partners Conflicts Committee, no such act or failure to act by the Partners GP Board shall constitute a breach by Partners of this Agreement unless such act or failure to act is expressly approved by the Partners Conflicts Committee.

[Remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written

PENN VIRGINIA GP HOLDINGS, L.P.

By:	PVG GP, LLC,
its general partner

	By:	/s/ William H. Shea, Jr.
		Name:	William H. Shea, Jr.
		Title:	Chief Executive Officer

PVG GP, LLC

By:	/s/ William H. Shea, Jr.
	Name:	William H. Shea, Jr.
	Title:	Chief Executive Officer

PENN VIRGINIA RESOURCE PARTNERS, L.P.

By:	Penn Virginia Resource GP, LLC,
its general partner

	By:	/s/ Robert B. Wallace
		Name:	Robert B. Wallace
		Title:	Executive Vice President and
Chief Financial Officer

PENN VIRGINIA RESOURCE GP, LLC

	By:	/s/ Robert B. Wallace
		Name:	Robert B. Wallace
		Title:	Executive Vice President and
Chief Financial Officer

PVR RADNOR, LLC

	By:	/s/ Robert B. Wallace
		Name:	Robert B. Wallace
		Title:	Executive Vice President and
Chief Financial Officer

Signature Page to Agreement and Plan of Merger

ANNEX A

FORM OF AMENDED AND RESTATED PARTNERSHIP

AGREEMENT OF PARTNERS

ANNEX B

FORM OF PARTNERS GP AMENDED AND RESTATED

LLC AGREEMENT

ANNEX C

FORM OF STANDSTILL PROVISION

Each party to such Confidentiality Agreement (a “Proposing Party”) agrees that without the prior written consent of the Conflicts Committee of Partners GP, for a period of two years from the date of the Confidentiality Agreement, it will not, and will cause each of its affiliates not to, directly or indirectly, alone or in concert with other Persons: (i) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) with respect to Partners Common Units, or advise or seek to influence any Person with respect to the voting of, or giving of consents with respect to, any Partners Common Units, or form, join, or in any way participate in, a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Partners Common Units, (ii) acquire or offer or agree to acquire, directly or indirectly, by purchase or otherwise: (a) any Partners Common Units, (b) any option, warrant, convertible security, unit appreciation right or other right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the Partners Common Units or with a value derived from the Partners, whether or not such instrument or right shall be subject to settlement in Partners Common Units (a “Derivative Instrument”), (c) any short interest in the Partners Common Units whereby such Proposing Party or any of its affiliates, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from a decrease in the value of the Partners Common Units, (d) any rights to distributions on the Partners Common Units that are separated or separable from the Partners Common Units, (e) any performance-related payments based on any increase or decrease in the value of the Partners Common Units or Derivative Instruments or (f) any assets of Partners or any of its subsidiaries (other than products or services of Partners acquired in the ordinary course of business, or in connection with any bankruptcy or insolvency proceeding involving Partners or any of such subsidiaries) (except that the Proposing Party and its affiliates may acquire through brokerage, investment, asset management and trading activities in the ordinary course up to aggregate ownership of 4.99% of the outstanding Partners Common Units directly or derivatively, including through options, warrants, convertible securities, unit appreciation rights or other rights, short interests, rights to distributions, or performance related payments described in clauses (b) through (e) and shall have the right to vote such securities, in each case so long as such Proposing Party shall not have used any Confidential Information in connection therewith in violation of the Confidentiality Agreement), (iii) otherwise seek to influence or control, in any manner whatsoever, the management or policies of Partners (other than in connection with a potential acquisition of Holdings), (iv) assist, advise or otherwise encourage any other Person to do any of the foregoing, or (v) make any request to waive, terminate, or amend any portion of this provision (including this clause (v)).

ANNEX B

FOURTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

PENN VIRGINIA RESOURCE PARTNERS, L.P.

B-i

B-ii

B-iii

B-iv

FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP OF PENN VIRGINIA RESOURCE PARTNERS, L.P.

THIS FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PENN VIRGINIA RESOURCE PARTNERS, L.P., dated as of [                                 ], 2011 and effective as of the Effective Time, is entered into by Penn Virginia Resource GP, LLC, a Delaware limited liability company, as the General Partner and as attorney in fact for the Limited Partners, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby amend and restate the Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 5, 2008, as heretofore amended (the “Third Agreement”), to provide, in its entirety, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 10.4 and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(b)(i) or 6.1(b)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a Common Unit or any other Partnership Security shall be the amount which such Adjusted Capital Account would be if such Common Unit or other Partnership Security were the only interest in the Partnership held by such Partner from and after the date on which such Common Unit or other Partnership Security was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or 5.5(d)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the General Partner using such reasonable method of valuation as it may adopt. The General Partner shall, in its discretion, use such method as it deems reasonable and appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Fourth Amended and Restated Agreement of Limited Partnership of Penn Virginia Resource Partners, L.P., as it may be amended, supplemented or restated from time to time.

“Assignee” means a Non-citizen Assignee or a Person to whom one or more Limited Partner Interests have been transferred in a manner permitted under this Agreement and who has executed and delivered a Transfer Application as required by this Agreement, but who has not been admitted as a Substituted Limited Partner.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b) the amount of any cash reserves that are necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” shall mean the Board of Directors of the General Partner.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the Commonwealth of Pennsylvania shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of a Common Unit or any other Partnership Security shall be the amount which such Capital Account would be if such Common Unit or other Partnership Security were the only interest in the Partnership held by such Partner from and after the date on which such Common Unit or other Partnership Security was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership pursuant to this Agreement.

“Carrying Value” means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Partners’ and Assignees’ Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Sections 5.5(d)(i) and 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the General Partner in its discretion, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 2.7, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Certification” means a properly completed certificate in such form as may be specified by the General Partner by which an Assignee or a Limited Partner certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

“Claim” has the meaning assigned to such term in Section 7.12(c).

“Closing Contribution Agreement” means that certain Closing Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, the Operating Company, Penn Virginia Resource LP Corp., Kanawha Rail Corp. and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“Closing Date” means the first date on which Common Units were sold by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” has the meaning assigned to such term in Section 15.1(a).

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” has the meaning assigned to such term in Section 11.3(a).

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Common Units in this Agreement.

“Conflicts Committee” means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are not (a) security holders, officers or employees of the General Partner, (b) officers, directors or employees of any Affiliate of the General Partner or (c) holders of any ownership interest in the Partnership Group other than Common Units and who also meet the independence standards required to serve on an audit committee of a board of directors by the National Securities Exchange on which the Common Units are listed for trading.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(b)(ix).

“Current Market Price” has the meaning assigned to such term in Section 15.1(a).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

“Depositary” means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

“Directors” shall mean the members of the Board of Directors.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Effective Time” has the meaning set forth in the PVG Merger Agreement.

“Eligible Citizen” means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Limited Partner or Assignee does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“Finance Company” means PVR Finco LLC, a Delaware limited liability company, and any successors thereto.

“Finance Company Agreement” means the Limited Liability Company Agreement of the Finance Company, as it may be amended, supplemented or restated from time to time.

“First Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of September 14, 2001, among the General Partner, the Partnership, the Operating Company, Kanawha Rail Corp., Penn Virginia Resource LP Corp. and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“General Partner” means Penn Virginia Resource GP, LLC and its successors and permitted assigns as general partner of the Partnership.

“General Partner Agreement” shall mean the Sixth Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of the date hereof, as amended or amended and restated from time to time.

“General Partner Interest” means the non-economic, management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) which includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not have any rights to ownership or profit or any rights to receive any distributions from operations or the liquidation or winding-up of the Partnership.

“Gross Liability Value” means, with respect to any Liability of the Company described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Partnership Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Securities.

“Group Member” means a member of the Partnership Group.

“Holder” as used in Section 7.12, has the meaning assigned to such term in Section 7.12(a).

“Incentive Distribution Right” has the meaning assigned to such term in the Third Agreement.

“Incentive Distributions” has the meaning assigned to such term in the Third Agreement.

“Indemnified Persons” has the meaning assigned to such term in Section 7.12(c).

“Indemnitee” means (a) the General Partner, (b) any Departing Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing Partner, (d) any Person who is or was a member, partner, officer, director, employee, agent or trustee of any Group Member, the General Partner or any Departing Partner or any Affiliate of any Group Member, the General Partner or any Departing Partner, and (e) any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing Partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“Limited Partner” means, unless the context otherwise requires, (a) each limited partner of the Partnership on the date hereof, each Substituted Limited Partner, each Additional Limited Partner and any Departing Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3 or (b) solely for purposes of Articles V, VI, VII and IX, each Assignee.

“Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.3 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or the Nasdaq Stock Market or any successor thereto.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner or Assignee by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Partner or Assignee upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

“Net Income” means, for any taxable year, the excess, if any, of the Partnership’s items of income and gain for such taxable year over the Partnership’s items of loss and deduction for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1.

“Net Loss” means, for any taxable year, the excess, if any, of the Partnership’s items of loss and deduction for such taxable year over the Partnership’s items of income and gain for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(b).

“Non-citizen Assignee” means a Person whom the General Partner has determined in its discretion does not constitute an Eligible Citizen and as to whose Partnership Interest the General Partner has become the Substituted Limited Partner, pursuant to Section 4.9.

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” has the meaning assigned to such term in Section 15.1(b).

“Omnibus Agreement” means that Omnibus Agreement, dated as of the Closing Date, among Penn Virginia Corporation, Penn Virginia Holding Corp., the General Partner, the Partnership and the Operating Company.

“Operating Company” means Penn Virginia Operating Co., LLC, a Delaware limited liability company, and any successors thereto.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner in its reasonable discretion.

“Outstanding” means, with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of any Outstanding Partnership Securities of any class then Outstanding, all Partnership Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Common Units so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Common Units shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement); provided, further, that the foregoing limitation shall not apply (i) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly from the General Partner or its Affiliates, (ii) to any Person or Group who acquired 20% or more of any Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) to any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the board of directors of the General Partner.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Penn Virginia Resource Partners, L.P., a Delaware limited partnership, and any successors thereto.

“Partnership Group” means the Partnership, the Finance Company and any Subsidiary of any such entity, treated as a single consolidated entity.

“Partnership Interest” means an interest in the Partnership, which shall include the General Partner Interest and Limited Partner Interests.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units. Partnership Security shall not include the General Partner Interest.

“Percentage Interest” means as of any date of determination as to any Unitholder or Assignee holding Units the quotient obtained by dividing (a) the number of Units held by such Unitholder or Assignee by (b) the total number of all Outstanding Units. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Pro Rata” means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests and (b) when modifying Partners and Assignees, apportioned among all Partners and Assignees in accordance with their relative Percentage Interests.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Units of a certain class (other than Units owned by the General Partner and its Affiliates) pursuant to Article XV.

“PVG” means Penn Virginia GP Holdings, L.P., which, prior to the Effective Time, was a Delaware limited partnership.

“PVG GP” means PVG GP, LLC, which, prior to the Effective Time, was a Delaware limited liability company and the general partner of PVG.

“PVG Merger Agreement” means that certain Agreement and Plan of Merger, dated as of September 21, 2010, among the Partnership, the General Partner, PVR Radnor, PVG and PVG GP.

“PVR Radnor” means PVR Radnor, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership, and any successor thereto.

“PVR Radnor Agreement” means the Limited Liability Company Agreement of PVR Radnor, dated as of September 21, 2010, as it may be amended or restated from time to time.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Partnership Securities, the Person in whose name any such other Partnership Security is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-65442) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(b)(i), 6.1(b)(ii), 6.1(b)(iii), 6.1(b)(iv), 6.1(b)(v), 6.1(b)(vi) or 6.1(b)(viii).

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i) or 6.2(b)(ii), respectively, to eliminate Book-Tax Disparities.

“Restricted Business” has the meaning assigned to such term in the Omnibus Agreement.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 10.2 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“Third Agreement” has the meaning set forth in the Preamble.

“Trading Day” has the meaning assigned to such term in Section 15.1(a).

“Transfer” has the meaning assigned to such term in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the Partnership to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Partnership Securities, the General Partner shall act in such capacity.

“Transfer Application” means an application and agreement for transfer of Units in the form set forth on the back of a Certificate or in a form substantially to the same effect in a separate instrument.

“Triggering Resolution” shall mean a resolution adopted by the Board of Directors providing for staggered elections of the Directors in the manner set forth in Section 13.4(b)(v).

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

“Underwriting Agreement” means the Underwriting Agreement dated October 24, 2001 among the Underwriters, the Partnership, the General Partner, the Operating Company and Penn Virginia Corporation, providing for the purchase of Common Units by such Underwriters.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units but shall not include a General Partner Interest.

“Unit Majority” means at least a majority of the Outstanding Common Units.

“Unitholders” means the holders of Units.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

“U.S. GAAP” means United States Generally Accepted Accounting Principles consistently applied.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners made pursuant to a credit facility or other arrangement requiring all such borrowings thereunder to be reduced to a relatively small amount each year for an economically meaningful period of time.

Section 1.2 Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation.

ARTICLE II

ORGANIZATION

Section 2.1 Formation.

The Partnership was previously formed as a limited partnership pursuant to the provisions of the Delaware Act and the parties hereto hereby amend and restate the Third Agreement in its entirety. This amendment and restatement shall become effective at the Effective Time. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

Section 2.2 Name.

The name of the Partnership shall be “Penn Virginia Resource Partners, L.P.” The Partnership’s business may be conducted under any other name or names deemed necessary or appropriate by the General Partner in its sole discretion, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, Pennsylvania 19087 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate. The address of the General Partner shall be Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, Pennsylvania 19087 or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership shall be to (a) serve as a member of the Finance Company and, in connection therewith, to exercise all the rights and powers conferred upon the Partnership as a member of the Finance Company pursuant to the Finance Company Agreement or otherwise, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Finance Company is permitted to engage in by the Finance Company Agreement or that its subsidiaries are permitted to engage in by their limited liability company or partnership agreements and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; provided, however, that the General Partner reasonably determines, as of the date of the acquisition or commencement of such activity, that such activity (i) generates “qualifying income” (as such term is defined pursuant to Section 7704 of the Code) or a Subsidiary or a Partnership activity that generates qualifying income or (ii) enhances the operations of an activity of the Finance Company, (d) serve as a member of the General Partner and, in connection therewith, to exercise all the rights and powers held by the Partnership as a member of the General Partner, pursuant to the General Partner Agreement, (e) serve as a member of PVR Radnor, and, in connection therewith, to exercise all the rights and powers held by the Partnership as a member of PVR Radnor, pursuant to the PVR Radnor Agreement, and (f) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member. The General Partner has no obligation or duty to the Partnership, the Limited Partners or the Assignees to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Partnership of any business.

Section 2.5 Powers.

The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Power of Attorney.

(a) Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.3, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.6; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and

(ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by Section 13.3 or any other provision of this Agreement that establishes a percentage of the Limited Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Interest and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

Section 2.7 Term.

The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.8 Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability.

The Limited Partners and the Assignees shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business.

No Limited Partner or Assignee, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any action taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participation in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 3.3 Outside Activities of the Limited Partners.

Subject to the provisions of Section 7.5 and the Omnibus Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners or Assignees, any Limited Partner or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee.

Section 3.4 Rights of Limited Partners.

(a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon reasonable written demand and at such Limited Partner’s own expense:

(i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii) promptly after becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(iii) to have furnished to him a current list of the name and last known business, residence or mailing address of each Partner;

(iv) to have furnished to him a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b) The General Partner may keep confidential from the Limited Partners and Assignees, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;

REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates.

Upon the Partnership’s issuance of Common Units to any Person, the Partnership shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, upon the request of any Person owning any other Partnership Securities other than Common Units, the Partnership shall issue to such Person one or more certificates evidencing such other Partnership Securities other than Common Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President, Chief Executive Officer or any Executive Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Partnership. Notwithstanding the above provisions, Common Units may be uncertificated.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the Partnership, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the Partnership has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the Partnership, delivers to the Partnership a bond, in form and substance satisfactory to the Partnership, with surety or sureties and with fixed or open penalty as the Partnership may reasonably direct, in its sole discretion, to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the Partnership.

If a Limited Partner or Assignee fails to notify the Partnership within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner or Assignee shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

(d) In lieu of issuing a new Certificate pursuant to this Section 4.2, the Transfer Agent may cause Common Units represented by such Certificate to be uncertificated; provided, that any Record Holder may request a Certificate at the Partnership’s expense.

Section 4.3 Record Holders.

The Partnership shall be entitled to recognize the Record Holder as the Partner or Assignee with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person (a) shall be the Partner or Assignee (as the case may be) of record and beneficially, (b) must execute and deliver a Transfer Application and (c) shall be bound by this Agreement and shall have the rights and obligations of a Partner or Assignee (as the case may be) hereunder and as, and to the extent, provided for herein.

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction by which a General Partner assigns its General Partner Interest to another Person who becomes a General Partner, by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner or an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any member of the General Partner of any or all of the membership interests of the General Partner.

Section 4.5 Registration and Transfer of Limited Partner Interests.

(a) The Partnership shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Partnership shall not recognize transfers of Certificates evidencing Limited Partner Interests or transfers of uncertificated Common Units unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates, evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered. Upon delivery of evidence of the ownership of uncertificated Common Units and subject to Section 4.5(b), the Transfer Agent shall deliver in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, evidence of ownership of uncertificated Common Units evidencing the same aggregate number of Common Units as was evidenced by the uncertificated Common Units so surrendered.

(b) Except as otherwise provided in Section 4.9, the Partnership shall not recognize any transfer of Limited Partner Interests until (i) if the Limited Partnership Interests being transferred are evidenced by Certificates, such Certificates are surrendered for registration of transfer or (ii) if the Limited Partnership Interests being transferred are uncertificated Common Units, evidence of the ownership of such Common Units is provided and, in either case, a Transfer Application is provided and duly executed by the transferee (or the transferee’s attorney-in-fact duly authorized in writing). No charge shall be imposed by the Partnership for such transfer; provided, that as a condition to the issuance of any new Certificate, or uncertificated issuance of Common Units, under this Section 4.5, the Partnership may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

(c) Limited Partner Interests may be transferred only in the manner described in this Section 4.5. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d) Until admitted as a Substituted Limited Partner pursuant to Section 10.2, the Record Holder of a Limited Partner Interest shall be an Assignee in respect of such Limited Partner Interest. Limited Partners may include custodians, nominees or any other individual or entity in its own or any representative capacity.

(e) A transferee of a Limited Partner Interest who has completed and delivered a Transfer Application shall be deemed to have (i) requested admission as a Substituted Limited Partner, (ii) agreed to comply with and be bound by and to have executed this Agreement, (iii) represented and warranted that such transferee has the right, power and authority and, if an individual, the capacity to enter into this Agreement, (iv) granted the powers of attorney set forth in this Agreement and (v) given the consents and approvals and made the waivers contained in this Agreement.

Section 4.6 Transfer of the General Partner’s General Partner Interest.

(a) Subject to Section 4.6(c) below, prior to September 30, 2011, the General Partner shall not transfer all or any part of its General Partner Interest to a Person unless such transfer (i) has been approved by the prior written consent or vote of the holders of at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) or (ii) is of all, but not less than all, of its General Partner Interest to (A) an Affiliate of the General Partner (other than an individual) or (B) another Person (other than an individual) in connection with the merger or consolidation of the General Partner with or into another Person (other than an individual) or the transfer by the General Partner of all or substantially all of its assets to another Person (other than an individual).

(b) Subject to Section 4.6(c) below, on or after September 30, 2011, the General Partner may transfer all or any of its General Partner Interest without Unitholder approval.

(c) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability of any Limited Partner or of any member of the Finance Company or cause the Partnership or the Finance Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest of the General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.3, be admitted to the Partnership as the General Partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.

Section 4.7 Intentionally Omitted.

Section 4.8 Restrictions on Transfers.

(a) Except as provided in Section 4.8(c) below, but notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership or the Finance Company under the laws of the jurisdiction of its formation, or (iii) cause the Partnership or the Finance Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of the Partnership or the Finance Company becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions; provided, however, that any amendment that the General Partner believes, in the exercise of its reasonable discretion, could result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c) Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed for trading.

Section 4.9 Citizenship Certificates; Non-citizen Assignees.

(a) If any Group Member is or becomes subject to any federal, state or local law or regulation that, in the reasonable determination of the General Partner, creates a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner or Assignee, the General Partner may request any Limited Partner or Assignee to furnish to the General Partner, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Limited Partner or Assignee is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the General Partner may request. If a Limited Partner or Assignee fails to furnish to the General Partner within the aforementioned 30-day period such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership Interests owned by such Limited Partner or Assignee shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner may require that the status of any such Partner or Assignee be changed to that of a Non-citizen Assignee and, thereupon, the General Partner shall be substituted for such Non-citizen Assignee as the Limited Partner in respect of his Limited Partner Interests.

(b) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Non-citizen Assignees, distribute the votes in the same ratios as the votes of Partners (including without limitation the General Partner) in respect of Limited Partner Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter.

(c) Upon dissolution of the Partnership, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Non-citizen Assignee’s share of the distribution in kind. Such payment and assignment shall be treated for Partnership purposes as a purchase by the Partnership from the Non-citizen Assignee of his Limited Partner Interest (representing his right to receive his share of such distribution in kind).

(d) At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the General Partner, request admission as a Substituted Limited Partner with respect to any Limited Partner Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.10, and upon his admission pursuant to Section 10.2, the General Partner shall cease to be deemed to be the Limited Partner in respect of the Non-citizen Assignee’s Limited Partner Interests.

Section 4.10 Redemption of Partnership Interests of Non-citizen Assignees.

(a) If at any time a Limited Partner or Assignee fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.9(a), or if upon receipt of such Citizenship Certification or other information the General Partner determines, with the advice of counsel, that a Limited Partner or Assignee is not an Eligible Citizen, the Partnership may, unless the Limited Partner or Assignee establishes to the satisfaction of the General Partner that such Limited Partner or Assignee is an Eligible Citizen or has transferred his Partnership Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Limited Partner or Assignee as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner or Assignee, at his last address designated on the records of the Partnership or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests, or if the Redeemable Interests are uncertificated Common Units, other evidence of such uncertificated Common Units, and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner or Assignee would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, in the discretion of the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 10% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) Upon surrender by or on behalf of the Limited Partner or Assignee, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, or, if the Redeemable Interests are uncertificated Common Units, other evidence of such uncertificated Common Units, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Limited Partner or Assignee or his duly authorized representative shall be entitled to receive the payment therefor.

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner or Assignee as nominee of a Person determined to be other than an Eligible Citizen.

(c) Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner in a Citizenship Certification delivered in connection with the Transfer Application that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Transformation of the General Partner Interest.

The 2% general partner interest in the Partnership that existed immediately prior to the Effective Time is, immediately following the Effective Time, hereby converted into a non-economic, management interest in the Partnership. Following the Effective Time, the General Partner Interest shall only represent a non-economic, management interest of the General Partner in the Partnership. Penn Virginia Resource GP, LLC hereby continues as general partner of the Partnership and the Partnership is hereby continued without dissolution.

Section 5.2 Cancellation of Incentive Distribution Rights.

The Incentive Distribution Rights that existed immediately prior to the Effective Time are, immediately following the Effective Time, hereby canceled. Following the Effective Time, no Person, in its capacity as a former holder of the Incentive Distribution Rights, shall have any rights with respect to the Partnership as a former holder of the Incentive Distribution Rights, including the right to receive any distributions from the Partnership.

Section 5.3 Intentionally Omitted.

Section 5.4 Interest and Withdrawal.

No interest shall be paid by the Partnership on Capital Contributions. No Partner or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner or Assignee shall have priority over any other Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners and Assignees agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5 Capital Accounts.

(a) The Partnership shall maintain for each Limited Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest pursuant to this Agreement and (ii) all items of Partnership income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest pursuant to this Agreement and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the Finance Company Agreement) of all property owned by the Finance Company or any other Subsidiary that is classified as a partnership for federal income tax purposes.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(v) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any reasonable method that the General Partner may adopt.

(vi) If the Partnership’s adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 50(c)(1) or 50(c)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Partners pursuant to Section 6.1. Any restoration of such basis pursuant to Section 50(c)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Partners to whom such deemed deduction was allocated.

(vii) The Gross Liability Value of each liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such liability of the Partnership).

(c) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(d) (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, the Capital Accounts of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines) to arrive at a fair market value for individual properties.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

Section 5.6 Issuances of Additional Partnership Securities.

(a) The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.

(b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole discretion, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security.

(c) The General Partner is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.6, (ii) the conversion of the General Partner Interest into Units pursuant to the terms of this Agreement, (iii) the admission of Additional Limited Partners and (iv) all additional issuances of Partnership Securities. The General Partner is further authorized and directed to specify the relative rights, powers and duties of the holders of the Units or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things it deems to be necessary or advisable in connection with any future issuance of Partnership Securities or in connection with the conversion of the General Partner Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading.

(d) No fractional Units shall be issued by the Partnership.

Section 5.7 No Preemptive Right.

No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Security, whether unissued, held in the treasury or hereafter created.

Section 5.8 Splits and Combinations.

(a) Subject to Section 5.8(d) the Partnership may make a Pro Rata distribution of Partnership Securities to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.

(b) Whenever such a distribution, subdivision or combination of Partnership Securities is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates or uncertificated Common Units to the Record Holders of Partnership Securities as of the applicable Record Date representing the new number of Partnership Securities held by such Record Holders, or the General Partner may adopt such other procedures as it may deem appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Securities Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate or uncertificated Common Units, the surrender of any Certificate, or other evidence of uncertificated Common Units held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.6(d) and this Section 5.8(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.9 Fully Paid and Non-Assessable Nature of Limited Partner Interests.

All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-607 of the Delaware Act.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes.

For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Partners in each taxable year (or portion thereof) as provided herein below.

(i) Net Income and Net Loss. After giving effect to the special allocations set forth in Section 6.1(b), Net Income and Net Loss for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income and Net Loss for such taxable year shall be allocated to the Unitholders in accordance with their Percentage Interests.

(b) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(b), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(b)(i) with respect to such taxable period (other than an allocation pursuant to Sections 6.1(b)(v) and 6.1(b)(vi)). This Section 6.1(b)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(b)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(b), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(b), other than Section 6.1(b)(i) and other than an allocation pursuant to Sections 6.1(b)(v) and 6.1(b)(vi), with respect to such taxable period. This Section 6.1(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury

Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(b)(iii) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(b)(iii) were not in this Agreement.

(iv) Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(b)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(b)(iii) and this Section 6.1(b)(iv) were not in this Agreement.

(v) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the other Partners, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(vii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Partners in accordance with their respective Percentage Interests.

(viii) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(c) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(ix) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. In exercising its discretion under this Section 6.1(b)(ix)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(b)(ix)(A)

shall only be made with respect to Required Allocations to the extent the General Partner reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

(B) The General Partner shall have reasonable discretion, with respect to each taxable period, to (1) apply the provisions of Section 6.1(b)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(b)(ix)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(x) Allocations for Common Units. Notwithstanding any other provision of this Section 6.1, the General Partner shall allocate income, gain, loss and deduction, including without limitation Unrealized Gain and Unrealized Loss, for the taxable year that includes the closing date of the Merger in a manner which is reasonably determined to result in each Unit (including the Units issued pursuant to the Merger Agreement) having the same Per Unit Capital Amount.

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.2(c)); provided, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

(c) For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall have sole discretion to (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

(d) The General Partner in its discretion may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Partnership’s unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other reasonable depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests that would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(e) Any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(f) All items of income, gain, loss, deduction and credit recognized by the Partnership for federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(g) Each item of Partnership income, gain, loss and deduction shall for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner in its sole discretion, shall be allocated to the Partners as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation as it determines necessary or appropriate in its sole discretion, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

(h) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner in its sole discretion.

Section 6.3 Distributions.

(a) Within 45 days following the end of each Quarter, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner in accordance with each Limited Partner’s Percentage Interest. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make any distributions to any Partner on account of its interest in the Partnership if such distribution would violate the Delaware Act.

(b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) The General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner or Assignee shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Partnership Securities, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6(a), the lending of funds to other Persons (including the Finance Company); the repayment of obligations of the Partnership Group and the making of capital contributions to any member of the Partnership Group;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of Partnership cash;

(vii) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, the Finance Company from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.8);

(xiii) the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Partnership Securities; and

(xiv) the undertaking of any action in connection with the Partnership’s participation in the Finance Company or any other subsidiary of the Partnership as a member or partner.

(b) Notwithstanding any other provision of this Agreement, the Finance Company Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and the Assignees and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Finance Company Agreement, the Omnibus Agreement, the PVR Radnor Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the Assignees or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV), shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2 Certificate of Limited Partnership.

The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

Section 7.3 Restrictions on the General Partner’s Authority.

(a) The General Partner may not, without written approval of the specific act by holders of all of the Outstanding Limited Partner Interests or by other written instrument executed and delivered by holders of all of the Outstanding Limited Partner Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or (v) transferring its interest as a general partner of the Partnership.

(b) Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) or approve on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Finance Company without the approval of holders of a Unit Majority; provided however that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership or the Finance Company and shall not apply to any forced sale of any or all of the assets of the Partnership or the Finance Company pursuant to the foreclosure of, or other realization upon, any such encumbrance. Without the approval of holders of a Unit Majority, the General Partner shall not, on behalf of the Partnership, (i) consent to any amendment to the Finance Company Agreement or, except as expressly permitted by Section 7.9(d), take any action permitted to be taken by a member of the Finance Company, in either case, that would adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to any other class of Partnership Interests) in any material respect or (ii) except as permitted under Sections 4.6, 11.1 and 11.2, elect or cause the Partnership to elect a successor general partner of the Partnership.

Section 7.4 Reimbursement of the General Partner.

(a) Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as a general partner or managing member of any Group Member.

(b) The General Partner shall be reimbursed on a monthly basis, or such other reasonable basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(c) The General Partner, in its sole discretion and without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices (including plans, programs and practices involving the issuance of Partnership Securities or options to purchase Partnership Securities), or cause the Partnership to issue Partnership Securities in connection with, or pursuant to, any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Securities that the General Partner or such Affiliates are obligated to provide to any employees pursuant to any such employee benefit plans, employee programs or employee practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Securities purchased by the General Partner or such Affiliates from the Partnership to fulfill options or awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

Section 7.5 Outside Activities.

(a) The General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership or the Finance Company is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a limited partner in the Partnership), (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner of one or more Group Members or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member and (iii) except to the extent permitted in the Omnibus Agreement, shall not, and shall cause its Affiliates not to, engage in any Restricted Business.

(b) Penn Virginia Corporation and certain of its Affiliates have entered into the Omnibus Agreement, which agreement sets forth certain restrictions on the ability of Penn Virginia Corporation and its Affiliates to engage in Restricted Businesses.

(c) Except as specifically restricted by Section 7.5(a) and the Omnibus Agreement, each Indemnitee (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Group Member or any Partner or Assignee. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Finance Company Agreement or the partnership relationship established hereby in any business ventures of any Indemnitee.

(d) Subject to the terms of Section 7.5(a), Section 7.5(b), Section 7.5(c) and the Omnibus Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees (other than the General Partner) in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of the General Partner’s fiduciary duty or any other obligation of any type whatsoever of the General Partner for the Indemnitees (other than the General Partner) to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) except as set forth in the Omnibus Agreement, the General Partner and the Indemnitees shall have no obligation to present business opportunities to the Partnership.

(e) The General Partner and any of its Affiliates may acquire Units or other Partnership Securities and, except as otherwise provided in this Agreement, shall be entitled to exercise all rights of the General Partner or Limited Partner, as applicable, relating to such Units or Partnership Securities.

(f) The term “Affiliates” when used in Section 7.5(a) and Section 7.5(e) with respect to the General Partner shall not include any Group Member or any Subsidiary of the Group Member.

(g) Anything in this Agreement to the contrary notwithstanding, to the extent that provisions of Sections 7.7, 7.8, 7.9, 7.10 or other Sections of this Agreement purport or are interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this Section 7.5.

Section 7.6 Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner.

(a) The General Partner or any of its Affiliates may lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees). The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member. No Group Member may lend funds to the General Partner or any of its Affiliates (other than another Group Member).

(b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate less than the rate that would be charged to the Group Member (without reference to the General Partner’s financial abilities or guarantees) by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

(c) The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to a Group Member or to the General Partner in the discharge of its duties as General Partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership Group than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership Group), is equitable to the Partnership Group. The provisions of Section 7.4 shall apply to the rendering of services described in this Section 7.6(c).

(d) The Partnership Group may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

(e) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 7.6(e) shall be deemed to be satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. With respect to any contribution of assets to the Partnership in exchange for Partnership Securities, the Conflicts Committee, in determining whether the appropriate number of Partnership

Securities are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the Conflicts Committee deems relevant under the circumstances.

(f) The General Partner and its Affiliates will have no obligation to permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

(g) Without limitation of Sections 7.6(a) through 7.6(f), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative, arbitrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or (in the case of a Person other than the General Partner) not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner with respect to its obligations incurred pursuant to the Underwriting Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c) The indemnification and advancement of expenses provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification or advancement of expenses in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) The obligations of the Partnership to indemnify or advance expenses to an Indemnitee under this Section 7.7 shall be considered contractual obligations of the Partnership to such Indemnitee, which obligations shall be deemed vested as of the date that such Indemnitee became an Indemnitee. While any provision of this Section 7.7 may be amended, modified or repealed, no such amendment, modification or repeal shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified or advanced expenses by the Partnership, nor the obligations of the Partnership to indemnify or advance expenses to any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners, the Assignees or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

(b) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnitee.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership, the Limited Partners, the General Partner, and the Partnership’s and General Partner’s directors, officers and employees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Resolution of Conflicts of Interest.

(a) Unless otherwise expressly provided in this Agreement or the Finance Company Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, the Finance Company, any Partner or any Assignee, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of the Finance Company Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval (as long as the material facts known to the General Partner or any of its Affiliates regarding any proposed transaction were disclosed to the Conflicts Committee at the time it gave its approval), (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner may also adopt a resolution or course of action that has not received Special Approval. The General Partner (including the Conflicts Committee in connection with Special Approval) shall be authorized in connection with its determination of what is “fair and reasonable” to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest; (B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting practices or principles; and (D) such additional factors as the General Partner (including the Conflicts Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner (including the Conflicts Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement or any other agreement contemplated herein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.

(b) Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its “sole discretion” or “discretion,” that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, except as otherwise provided herein, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, the Finance Company, any Limited Partner or any Assignee, (ii) it may make such decision in its sole discretion (regardless of whether there is a reference to “sole discretion” or “discretion”) unless another express standard is provided for, or (iii) in “good faith” or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the Finance Company Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner or such Affiliate consistent with the standards of “reasonable discretion” set forth in the definition of Available Cash shall not constitute a breach of any duty of the General Partner to the Partnership or the Limited Partners. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business.

(c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be “fair and reasonable” to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

(d) The Unitholders hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10 Other Matters Concerning the General Partner.

(a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

(d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.

Section 7.11 Purchase or Sale of Partnership Securities.

The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.

Section 7.12 Registration Rights of the General Partner and its Affiliates.

(a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Securities that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Securities (the “Holder”) to dispose of the number of Partnership Securities it desires to sell at the time it desires to do so without registration under the Securities Act, then upon the request of the General Partner or any of its Affiliates, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Securities covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Securities specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.12(a); and provided further, however, that if the Conflicts Committee determines in its good faith judgment that a postponement of the requested registration for up to six months would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall promptly prepare and file (x) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (y) such documents as may be necessary to apply for listing or to list the Partnership Securities subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and do any and all other acts and things that may reasonably be necessary or advisable to enable the Holder to consummate a public sale of such Partnership Securities in such states. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of equity securities of the Partnership for cash (other than an offering relating solely to an employee benefit plan), the Partnership shall use all reasonable efforts to include such number or amount of securities held by the Holder in such registration statement as the Holder shall request. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder in writing that in their opinion the inclusion of all or some of the Holder’s Partnership Securities would adversely and materially affect the success of the offering, the Partnership shall include in such offering only that number or amount, if any, of securities held by the Holder which, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c) If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) against any losses, claims, demands, actions, causes of action, assessments, damages, liabilities (joint or several), costs and expenses (including interest, penalties and reasonable attorneys’ fees and disbursements), resulting to, imposed upon, or incurred by the Indemnified Persons, directly or indirectly, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Securities were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d) The provisions of Section 7.12(a) and 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a Partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Securities with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Securities for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

(e) Any request to register Partnership Securities pursuant to this Section 7.12 shall (i) specify the Partnership Securities intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such shares for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Securities, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Securities.

Section 7.13 Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders and Assignees of Units or other Partnership Securities, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2 Fiscal Year.

The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3 Reports.

(a) As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit as of a date selected by the General Partner in its discretion, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner.

(b) As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available to each Record Holder of a Unit, as of a date selected by the General Partner in its discretion, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the General Partner determines to be necessary or appropriate.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information.

The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2 Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

(b) The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in Section 709 of the Code.

(c) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies.

Subject to the provisions hereof, Board of Directors shall designate one officer of the Partnership or the General Partner who is a Partner as the Tax Matters Partner (as defined in the Code) and such Tax Matters Partner (as defined in the Code) is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

Section 9.4 Withholding.

Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines in its discretion to be necessary or appropriate to cause the Partnership and the Finance Company to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including, without limitation, by reason of Section 1446 of the Code), the amount withheld may at the discretion of the General Partner be treated by the Partnership as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Intentionally Omitted.

Section 10.2 Admission of Substituted Limited Partner.

By transfer of a Limited Partner Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Limited Partner subject to the conditions of, and in the manner permitted under, this Agreement. If a purchaser or other transferee does not execute and deliver a Transfer Application, then the transferor of a Certificate representing a Limited Partner Interest (including uncertificated Common Units) shall, however, only have the authority to convey to such purchaser or other transferee (a) if the Limited Partner Interest is certificated, the right to negotiate such Certificate and the right to transfer the right to request admission as a Substituted Limited Partner in respect of the transferred Limited Partner Interests and (b) in the event the Limited Partner Interest is uncertificated Common Units, the right to transfer the right to request admission as a Substituted Limited Partner in respect of the transferred Limited Partner Interests. Each transferee of a Limited Partner Interest (including any nominee holder or an agent acquiring such Limited Partner Interest for the account of another Person) who executes and delivers a Transfer Application shall, by virtue of such execution and delivery, be an Assignee and be deemed to have applied to become a Substituted Limited Partner with respect to the Limited Partner Interests so transferred to such Person. Such Assignee shall become a Substituted Limited Partner (x) at such time as the General Partner consents thereto, which consent may be given or withheld in the General Partner’s discretion, and (y) when any such admission is shown on the books and records of the Partnership. If such consent is withheld, such transferee shall be an Assignee. An Assignee shall have an interest in the Partnership equivalent to that of a Limited Partner with respect to allocations and distributions, including liquidating distributions, of the Partnership. With respect to voting rights attributable to Limited Partner Interests that are held by Assignees, the General Partner shall be deemed to be the Limited Partner with respect thereto and shall, in exercising the voting rights in respect of such Limited Partner Interests on any matter, vote such Limited Partner Interests at the written direction of the Assignee who is the Record Holder of such Limited Partner Interests. If no such written direction is received, such Limited Partner Interests will not be voted. An Assignee shall have no other rights of a Limited Partner.

Section 10.3 Admission of Successor General Partner.

A successor General Partner approved pursuant to Section 11.1 or 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.4 Admission of Additional Limited Partners.

(a) A Person (other than a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement or is otherwise being admitted to the Partnership as a Limited Partner shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner

(i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and

(ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person’s admission as an Additional Limited Partner.

(b) Notwithstanding anything to the contrary in this Section 10.4, no Person shall be admitted as an Additional Limited Partner without the consent of the General Partner, which consent may be given or withheld in the General Partner’s discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

Section 10.5 Amendment of Agreement and Certificate of Limited Partnership.

To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its rights as General Partner pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Standard Time, on September 30, 2011, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such); (ii) at any time after 12:00 midnight, Eastern Standard Time, on September 30, 2011, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2 Removal of the General Partner.

The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units voting as a class. Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.

Section 11.3 Interest of Departing Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, the Departing Partner shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to require its successor to purchase its General Partner Interest and its general partner interest (or equivalent interest) in the other Group Members (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its departure. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or 11.2, such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Combined Interest for such fair market value of such Combined Interest of the Departing Partner. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing Partner for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Departing Partner’s Combined Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner’s departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest of the Departing Partner. In making its determination, such third independent investment banking firm or other independent expert may consider the then current trading price of Units on any National Securities Exchange on which Units are then listed, the value of the Partnership’s assets, the rights and obligations of the Departing Partner and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing Partner (or its transferee) shall become a Limited Partner and its Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner (or its transferee) as to all debts and liabilities of the Partnership arising on or after the date on which the Departing Partner (or its transferee) becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest of the Departing Partner to Common Units will be characterized as if the Departing Partner (or its transferee) contributed its Combined Interest to the Partnership in exchange for the newly issued Common Units.

Section 11.4 Withdrawal of Limited Partners.

No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution.

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1 or 11.2, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) or 11.2 and such successor is admitted to the Partnership pursuant to Section 10.3;

(b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a Unit Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) the sale of all or substantially all of the assets and properties of the Partnership Group.

Section 12.2 Continuation of the Business of the Partnership After Dissolution.

Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing Partner pursuant to Section 11.1 or 11.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, the holders of a Unit Majority may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as the successor General partner a Person approved by the holders of a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the reconstituted Partnership shall continue unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor General Partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 2.6; provided, that the right of the holders of a Unit Majority to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of any Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor the Finance Company or any other Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

Section 12.3 Liquidator.

Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a Unit Majority. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a Unit Majority. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a Unit Majority. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation.

The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may, in its absolute discretion, distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Limited Partnership.

Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6 Return of Contributions.

The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition.

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8 Capital Account Restoration.

No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendment to be Adopted Solely by the General Partner.

Each Partner agrees that the General Partner, without the approval of any Partner or Assignee, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d) a change that, in the discretion of the General Partner, (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for trading, compliance with any of which the General Partner determines in its discretion to be in the best interests of the Partnership and the Limited Partners, (iii) is necessary or advisable in connection with action taken by the General Partner pursuant to Section 5.8 or (iv) is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any changes that, in the discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j) an amendment that, in the discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(k) a merger or conveyance pursuant to Section 14.3(d); or

(l) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures.

Except as provided in Sections 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Sections 13.1 and 13.2, no provision of this Agreement that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

(b) Notwithstanding the provisions of Sections 13.1 and 13.2, no amendment to this Agreement may (i) enlarge the obligations of any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld in its sole discretion, (iii) change Section 12.1(b), or (iv) change the term of the Partnership or, except as set forth in Section 12.1(b), give any Person the right to dissolve the Partnership.

(c) Except as provided in Section 14.3, and without limitation of the General Partner’s authority to adopt amendments to this Agreement without the approval of any Partners or Assignees as contemplated in Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable law.

(e) Except as provided in Section 13.1, clauses (a) through (d) of this Section 13.3 shall only be amended with the approval of the holders of at least 90% of the Outstanding Units.

(f) Notwithstanding the provisions of Sections 13.1 and 13.2, any amendment to this Agreement that would have a material adverse effect on any Incentive Distributions with respect to the Special Member’s IDR Percentage Interest as compared to the Managing Member’s IDR Percentage Interest (as such terms are defined in the Fourth Amended and Restated Limited Liability Company Agreement of Penn Virginia Resource GP, LLC, dated as of December 8, 2006, as such agreement may be amended or restated) shall not be effective without the prior written consent of the Special Member (as defined therein) of the General Partner.

Section 13.4 Meetings.

(a) All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

(b) (i) An annual meeting of the Limited Partners holding Outstanding Units for the election of Directors to the Board of Directors and such other matters as the General Partner shall submit to a vote of the Limited Partners holding Outstanding Units shall be held in June of each year beginning in 2011 or at such other date and time as may be fixed from time to time by the General Partner at such place within or without the State of Delaware as may be fixed from time to time by the General Partner and all as stated in the notice of the meeting. Notice of the annual meeting shall be given in accordance with Section 13.5 not less than 10 days nor more than 60 days prior to the date of such meeting.

(ii) The Limited Partners holding Outstanding Units (other than the General Partner and those Limited Partners holding a direct interest in the General Partner or any Affiliates of such Limited Partners) shall vote together as a single class for the election of Directors to the Board of Directors (but such Limited Partners and their Units shall not, however, be treated as a separate class of Partners or Partnership Securities for purposes of this Agreement). The Limited Partners described in the immediately preceding sentence shall elect by a plurality of the votes cast at such meeting persons to serve as Directors who are nominated in accordance with the provisions of this Section 13.4(b). The exercise by a Limited Partner of the right to elect the Directors and any other rights afforded to such Limited Partner under this Section 13.4(b) shall be in such Limited Partner’s capacity as a limited partner of the Partnership and shall not cause a Limited Partner to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize such Limited Partner’s limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

(iii) Solely with respect to the election and removal of Directors to the Board of Directors, the General Partner, those Limited Partners holding a direct interest in the General Partner and any Affiliates of such Limited Partners shall not be entitled to vote Units that are otherwise entitled to vote at any meeting of the Unitholders. If the General Partner has provided at least thirty days advance notice of any meeting at which

Directors are to be elected, then the Limited Partners holding Outstanding Units (other than the General Partner and those Limited Partners holding a direct interest in the General Partner or any Affiliates of such Limited Partners) that attend such meeting shall constitute a quorum, and if the General Partner has provided less than thirty days advance notice of any such meeting, then Limited Partners holding a majority of the Outstanding Units (other than the General Partner and those Limited Partners holding a direct interest in the General Partner or any Affiliates of such Limited Partners) shall constitute a quorum.

(iv) The number of Directors on the Board of Directors shall be nine, unless otherwise fixed from time to time pursuant to a resolution adopted by a majority of the Directors then in office. Immediately prior to the effectiveness of this Agreement, the number of Directors on the Board of Directors was six and, upon the effectiveness of this Agreement, each person serving as a Director immediately prior to the effectiveness of this Agreement shall continue as a Director and the Board of Directors shall contain three vacancies. Until such time as a Triggering Resolution has been adopted, each Director shall be elected to serve a term of one year to expire at the next annual meeting.

(v) This Section 13.4(b)(v) shall become effective upon the adoption of a Triggering Resolution, and no portion of this Section 13.4(b)(v) shall be effective unless and until a Triggering Resolution has been adopted. The Directors shall be divided into three groups, Group I, Group II, and Group III. The number of Directors in each group shall be the whole number contained in the quotient arrived at by dividing the authorized number of Directors by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra Director shall be a member of Group I and if the fraction is two-thirds, one of the extra Directors shall be a member of Group I and the other shall be a member of Group II. Each Director shall serve for a term ending as provided herein; provided, however, that the Directors designated in the Triggering Resolution to Group I shall serve for an initial term that expires at the annual meeting of Limited Partners held immediately following the Triggering Resolution, the Directors designated in the Triggering Resolution to Group II shall serve for an initial term that expires at the second annual meeting of Limited Partners held following the Triggering Resolution, and the Directors designated in the Triggering Resolution to Group III shall serve for an initial term that expires at the third annual meeting of Limited Partners held following the Triggering Resolution. At each succeeding annual meeting of Limited Partners beginning with the first annual meeting following the Triggering Resolution, successors to the Directors whose term expires at that annual meeting shall be elected for a three-year term.

(vi) Each Director shall hold office for the term for which such Director is elected and thereafter until such Director’s successor shall have been duly elected and qualified, or until such Director’s earlier death, resignation or removal. If, following a Triggering Resolution, the number of Directors is changed, any increase or decrease shall be apportioned among the groups so as to maintain the number of Directors in each group as nearly equal as possible, and any additional Director of any group elected to fill a vacancy resulting from an increase in such group shall hold office for a term that shall coincide with the remaining term of that group, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. A majority of the remaining Directors may nominate and elect a person to fill any vacancy on the Board of Directors (including, without limitation, any vacancy caused by an increase in the number of Directors on the Board of Directors). Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his predecessor. Notwithstanding Section 13.11 of this Agreement, a Director may be removed only at a meeting of the Limited Partners upon the affirmative vote of Limited Partners (other than the General Partner and those Limited Partners holding a direct interest in the General Partner or any Affiliates of such Limited Partners) holding a majority of the Outstanding Units (other than the General Partner and those Limited Partners holding a direct interest in the General Partner or any Affiliates of such Limited Partners); provided, however, a Director may only be removed if, at the same meeting, Limited Partners holding a majority of the Outstanding Units nominate a replacement Director (and any such nomination shall not be subject to the nomination procedures otherwise set forth in this Section 13.4), and Limited Partners (other than the General Partner and those Limited Partners holding a direct interest in the General Partner or any Affiliates of such Limited Partners) holding a majority of the Outstanding Units (other than the General Partner and those Limited Partners holding a direct interest in the General Partner or any Affiliates of such Limited Partners) also vote to elect a replacement Director, and, provided, further, following a Triggering Resolution, a Director may only be removed for cause.

(vii) (A) (1) Nominations of persons for election of Directors to the Board of Directors of the General Partner may be made at an annual meeting of the Limited Partners only pursuant to the General Partner’s notice of meeting (or any supplement thereto) (a) by or at the direction of a majority of the Directors or (b) by a Limited Partner, or a group of Limited Partners, that holds or beneficially owns, and has continuously held or beneficially owned without interruption for the prior eighteen (18) months, 5% of the Outstanding Units (in either case, a “Limited Partner Group”) if each member of the Limited Partner Group was a Record Holder at the time the notice provided for in this Section 13.4(b)(vii) is delivered to the General Partner, and if the Limited Partner Group complies with the notice procedures set forth in this Section 13.4(b)(vii).

(2) For any nominations brought before an annual meeting by a Limited Partner Group pursuant to clause (b) of paragraph (A)(1) of this Section 13.4(b)(vii), the Limited Partner Group must have given timely notice thereof in writing to the General Partner. To be timely, a Limited Partner Group’s notice shall be delivered to the General Partner not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the Limited Partner Group must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Partnership or the General Partner). For purposes of the 2011 annual meeting, the first anniversary of the preceding year’s annual meeting shall be deemed to be June 30, 2011. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Limited Partner Group’s notice as described above. Such Limited Partner Group’s notice shall set forth: (a) as to each person whom the Limited Partner Group proposes to nominate for election as a Director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act and the rules and regulations promulgated thereunder and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; and (b) as to each member of the Limited Partner Group giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such Limited Partners, as they appear on the Partnership’s books and records, and of such beneficial owners, (ii) the class or series and number of Units which are owned beneficially and of record by such Limited Partners and such beneficial owners, (iii) a description of any agreement, arrangement or understanding with respect to the nomination between or among any or all members of such Limited Partner Group and/or such beneficial owners, any of their respective Affiliates or associates, and any others acting in concert with any of the foregoing, including each nominee, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, equity appreciation or similar rights, hedging transactions, and borrowed or loaned Units) that has been entered into as of the date of the Limited Partner Group’s notice by, or on behalf of, any members of such Limited Partner Group and such beneficial owners, the effect or intent of which is to mitigate loss to, manage risk or benefit of Unit price changes for, or increase or decrease the voting power of, such Limited Partners and such beneficial owner, with respect to Units, (v) a representation that each member of the Limited Partner Group is a Record Holder entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (vi) a representation whether any member of the Limited Partner Group or the beneficial owners, if any, intend or are part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Partnership’s Outstanding Units required to elect the nominee and/or (b) otherwise to solicit proxies from Limited Partners in support of such nomination, and (vii) any other information relating to any member of such Limited Partner Group and beneficial owners, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Securities Exchange Act and the rules and regulations promulgated thereunder. The General Partner may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director of the General Partner.

(3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 13.4(b)(vii) to the contrary, in the event that the number of Directors to be elected to the Board of Directors of the General Partner is increased effective after the time period for which nominations would otherwise be due under paragraph (A)(2) of this Section 13.4(b)(vii) and there is no public announcement by the Partnership or the General Partner naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a Limited Partner Group’s notice required by this Section 13.4(b)(vii) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the General Partner not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Partnership or the General Partner.

(B) Nominations of persons for election as a Director to the Board of Directors may be made at a special meeting of Limited Partners at which Directors are to be elected pursuant to the General Partner’s notice of meeting (1) by or at the direction of a majority of the Directors or (2) provided that the Board of Directors has determined that Directors shall be elected at such meeting, by any Limited Partner Group pursuant to Section 13.4(a) hereof, if each member of such Limited Partner Group is a Record Holder at the time the notice provided for in this Section 13.4(b)(vii) is delivered to the General Partner and if the Limited Partner Group complies with the notice procedures set forth in this Section 13.4(b)(vii). In the event the General Partner calls a special meeting of Limited Partners for the purpose of electing one or more Directors to the Board of Directors, any such Limited Partner Group may nominate a person or persons (as the case may be) for election to such position(s) as specified in the General Partner’s notice of meeting, if the Limited Partner Group’s notice required by paragraph (A)(2) of this Section 13.4(b)(vii) shall be delivered to the General Partner not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a Limited Partner Group’s notice as described above.

(C) (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 13.4(b) shall be eligible to be elected at an annual or special meeting of Limited Partners to serve as Directors. Except as otherwise provided by law, the chairman designated by the General Partner pursuant to Section 13.10 shall have the power and duty (a) to determine whether a nomination was made in accordance with the procedures set forth in this Section 13.4(b) (including whether the members of the Limited Partner Group or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such Limited Partner Group’s nominee in compliance with such Limited Partner Group’s representation as required by clause (A)(2)(a)(vi) of this Section 13.4(b)(vii)) and (b) if any proposed nomination was not made in compliance with this Section 13.4(b), to declare that such nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 13.4(b), unless otherwise required by law, if each member of the Limited Partner Group (or a qualified representative of each member of the Limited Partner Group) does not appear at the annual or special meeting of Limited Partners to present a nomination, such nomination shall be disregarded notwithstanding that proxies in respect of such vote may have been received by the General Partner or the Partnership. For purposes of this Section 13.4(b), to be considered a qualified representative of a member of the Limited Partner Group, a person must be a duly authorized officer, manager or partner of such Limited Partner or must be authorized by a writing executed by such Limited Partner or an electronic transmission delivered by such Limited Partner to act for such Limited Partner as proxy at the meeting of Limited Partners and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Limited Partners.

(2) For purposes of this Section 13.4(b)(vii), “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Partnership or the General Partner with the Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act and the rules and regulations promulgated thereunder.

(3) Notwithstanding the foregoing provisions of this Section 13.4(b)(vii), a Limited Partner shall also comply with all applicable requirements of the Securities Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 13.4(b)(vii); provided however, that any references in this Agreement to the Securities Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations pursuant to this Section 13.4(b)(vii) (including paragraphs A(1)(b) and B(2) hereof), and, to the fullest extent permitted by law, compliance with paragraphs A(1)(b) and B(2) of this Section 13.4(b)(vii) shall be the exclusive means for a Limited Partner to make nominations.

(viii) This Section 13.4(b) shall not be deemed in any way to limit or impair the ability of the Board of Directors to adopt a “poison pill” or unitholder or other similar rights plan with respect to the Partnership, whether such poison pill or plan contains “dead hand” provisions, “no hand” provisions or other provisions relating to the redemption of the poison pill or plan, in each case as such terms are used under Delaware common law.

(ix) The Partnership and the General Partner shall use their commercially reasonable best efforts to take such action as shall be necessary or appropriate to give effect to and implement the provisions of this Section 13.4(b), including, without limitation, amending the organizational documents of the General Partner such that at all times the organizational documents of the General Partner shall provide (i) that the Directors shall be elected in accordance with the terms of this Agreement, and (ii) terms consistent with this Section 13.4(b).

(x) If the General Partner delegates to an existing or newly formed wholly owned Subsidiary the power and authority to manage and control the business and affairs of the Partnership Group, the foregoing provisions of this Section 13.4(b) shall be applicable with respect to the Board of Directors or other governing body of such Subsidiary.

Section 13.5 Notice of a Meeting.

Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6 Record Date.

For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals.

Section 13.7 Adjournment.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting; Approval of Minutes.

The transactions of any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, Limited Partners representing such quorum who were present in person or by proxy and entitled to vote, sign a written waiver of notice or an approval of the holding of the meeting or an approval of the minutes thereof. All waivers and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner does not approve, at the beginning of the meeting, of the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9 Quorum.

Subject to Section 13.4(b), the holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called (including Outstanding Units deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Limited Partners of such class or classes unless any such action by the Limited Partners requires approval by holders of a greater percentage of such Units, in which case the quorum shall be such greater percentage. At any meeting of the Limited Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Limited Partners holding Outstanding Units that in the aggregate represent a majority of the Outstanding Units entitled to vote and be present in person or by proxy at such meeting shall be deemed to constitute the act of all Limited Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Limited Partners holding Outstanding Units that in the aggregate represent at least such greater or different percentage shall be required. The Limited Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Limited Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Outstanding Units specified in this Agreement (including Outstanding Units deemed owned by the General Partner). In the absence of a quorum any meeting of Limited Partners may be adjourned from time to time by the affirmative vote of holders of at least a majority of the Outstanding Units entitled to vote at such meeting (including Outstanding Units deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10 Conduct of a Meeting.

The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11 Action Without a Meeting.

If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage of the Outstanding Units (including Units deemed owned by the General Partner) that would be necessary to authorize or take such action at a meeting at which all the Limited Partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner, (b) approvals sufficient to take the action proposed are dated as of a date not more than 90 days prior to the date sufficient approvals are deposited with the Partnership and (c) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners.

Section 13.12 Voting and Other Rights.

(a) Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and subject to the limitations contained in the definition of “Outstanding” and the limitations set forth in Section 13.4(b)) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER

Section 14.1 Authority.

The Partnership may merge or consolidate with one or more corporations, limited liability companies, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.

Section 14.2 Procedure for Merger or Consolidation.

Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(a) the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(b) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(c) the terms and conditions of the proposed merger or consolidation;

(d) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(f) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

(g) such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

Section 14.3 Approval by Limited Partners of Merger or Consolidation.

(a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Section 14.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, in its discretion, without Limited Partner approval, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

Section 14.4 Certificate of Merger.

Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5 Effect of Merger.

(a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) A merger or consolidation effected pursuant to this Article XIV shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time not more than 20% of the total Limited Partner Interests of any class then Outstanding is held by Persons other than the General Partner and its Affiliates, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed. As used in this Agreement, (i) “Current Market Price” as of any date of any class of Limited Partner Interests means the average of the daily Closing Prices (as hereinafter defined) per Limited Partner Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) “Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for trading on the principal National Securities Exchange (other than the Nasdaq Stock Market) on which such Limited Partner Interests of such class are listed or admitted to trading or, if such Limited Partner Interests of such class are not listed or admitted to trading on any National Securities Exchange (other than the Nasdaq Stock Market), the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined reasonably and in good faith by the General Partner; and (iii) “Trading Day” means a day on which the principal National Securities Exchange on which such Limited Partner Interests of any class are listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

(b) If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited

Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests, or upon receipt of evidence of the ownership of uncertificated Common Units to the extent any Common Units comprising the Limited Partner Interest are uncertificated, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted for trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate (or evidence of uncertification) shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests (including any rights pursuant to Articles IV, V, VI, and XII) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates, or evidence of the ownership of uncertificated Common Units, representing such Limited Partner Interests, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests (including all rights as owner of such Limited Partner Interests pursuant to Articles IV, V, VI and XII).

(c) At any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest or evidence of ownership of uncertificated Common Units comprising all or part of such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices.

Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner or Assignee at the address described below. Any notice, payment or report to be given or made to a Partner or Assignee hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Partnership is returned by the United States Postal Service marked to indicate that the

United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) if they are available for the Partner or Assignee at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners and Assignees. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

Section 16.2 Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6 Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit or executing and delivering a Transfer Application as herein described, independently of the signature of any other party.

Section 16.8 Applicable Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 16.9 Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 16.10 Consent of Partners.

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER: PENN VIRGINIA RESOURCE GP, LLC

By:
Name: Title:

LIMITED PARTNERS:

All Limited Partners now and hereafter admitted as Limited Partners of the Partnership, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to the General Partner.

By: PENN VIRGINIA RESOURCE GP, LLC

As Attorney-in-fact for the Limited Partners pursuant to the powers of attorney granted pursuant to Section 2.6 of the Third Agreement.

By:
Name: Title:
ACKNOWLEDGED AND AGREED SOLELY FOR PURPOSES OF SECTION 5.2: PVR RADNOR, LLC as the holder of all Incentive Distribution Rights immediately after the Effective Time

By:
Name: Title:

EXHIBIT A

to the Fourth Amended and

Restated Agreement of Limited Partnership of

Penn Virginia Resource Partners, L.P.

Certificate Evidencing Common Units

Representing Limited Partner Interests in

Penn Virginia Resource Partners, L.P.

No. __________	__________ Common Units

In accordance with Section 4.1 of the Fourth Amended and Restated Agreement of Limited Partnership of Penn Virginia Resource Partners, L.P., as amended, supplemented or restated from time to time (the “Partnership Agreement”), Penn Virginia Resource Partners, L.P., a Delaware limited partnership (the “Partnership”), hereby certifies that ___________________ (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed and accompanied by a properly executed application for transfer of the Common Units represented by this Certificate. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file at, and will be furnished without charge on delivery of written request to the Partnership at, the principal office of the Partnership located at Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, Pennsylvania 19087. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Limited Partner and to have agreed to comply with and be bound by and to have executed the Partnership Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (iii) granted the powers of attorney provided for in the Partnership Agreement and (iv) made the waivers and given the consents and approvals contained in the Partnership Agreement.

This Certificate shall not be valid far any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:_______________	Penn Virginia Resource Partners, L.P.
Countersigned and Registered by:	By:	Penn Virginia Resource GP, LLC, its General Partner

By:
as Transfer Agent and Registrar	Name:

By:		By:
	Authorized Signature		Secretary

1

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT -	as tenants by the entireties	__________ Custodian _________
(Cust) (Minor)
JT TEN -	as joint tenants with right of	under Uniform Gifts/Transfers to CD
	survivorship and not as	Minors Act (State)
tenants in common

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS

in

PENN VIRGINIA RESOURCE PARTNERS, L.P.

IMPORTANT NOTICE REGARDING INVESTOR RESPONSIBILITIES

DUE TO TAX SHELTER STATUS OF

PENN VIRGINIA RESOURCE PARTNERS, L.P.

You have acquired an interest in Penn Virginia Resource Partners, L.P., Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, Pennsylvania 19087, whose taxpayer identification number is [            ]. The Internal Revenue Service has issued Penn Virginia Resource Partners, L.P. the following tax shelter registration number: __________________.

YOU MUST REPORT THIS REGISTRATION NUMBER TO THE INTERNAL REVENUE SERVICE IF YOU CLAIM ANY DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN PENN VIRGINIA RESOURCE PARTNERS, L.P.

You must report the registration number as well as the name and taxpayer identification number of Penn Virginia Resource Partners, L.P. on Form 8271. FORM 8271 MUST BE ATTACHED TO THE RETURN ON WHICH YOU CLAIM THE DEDUCTION, LOSS, CREDIT OR OTHER TAX BENEFIT OR REPORT ANY INCOME BY REASON OF YOUR INVESTMENT IN PENN VIRGINIA RESOURCE PARTNERS, L.P.

If you transfer your interest in Penn Virginia Resource Partners, L.P. to another person, you are required by the Internal Revenue Service to keep a list containing (a) that person’s name, address and taxpayer identification number, (b) the date on which you transferred the interest and (c) the name, address and tax shelter registration number of Penn Virginia Resource Partners, L.P. If you do not want to keep such a list, you must (1) send the information specified above to the Partnership, which will keep the list for this tax shelter, and (2) give a copy of this notice to the person to whom you transfer your interest. Your failure to comply with any of the above-described responsibilities could result in the imposition of a penalty under Section 6707(b) or 6708(a) of the Internal Revenue Code of 1986, as amended, unless such failure is shown to be due to reasonable cause.

ISSUANCE OF A REGISTRATION NUMBER DOES NOT INDICATE THAT THIS INVESTMENT OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE INTERNAL REVENUE SERVICE.

2

FOR VALUE RECEIVED, __________ hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

__________ Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint __________ as its attorney-in-fact with full power of substitution to transfer the same on the books of Penn Virginia Resource Partners, L.P.

Date: _______________________	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

SIGNATURE(S) MUST BE GUARANTEED BY A MEMBER FIRM OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. OR BY A COMMERCIAL BANK OR TRUST COMPANY SIGNATURE(S) GUARANTEED _____________________________		________________________ (Signature) ________________________ (Signature)

No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

3

APPLICATION FOR TRANSFER OF COMMON UNITS

The undersigned (“Assignee”) hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

The Assignee (a) requests admission as a Substituted Limited Partner and agrees to comply with and be bound by, and hereby executes, the Fourth Amended and Restated Agreement of Limited Partnership of Penn Virginia Resource Partners, L.P. (the “Partnership”), as amended, supplemented or restated to the date hereof (the “Partnership Agreement”), (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner of the Partnership and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee’s attorney-in-fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee’s admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement, and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date: _______________

Social Security or other identifying number	Signature of Assignee

Purchase Price including commissions, if any	Name and Address of Assignee

Type of Entity (check one):

☐	Individual	☐	Partnership	☐	Corporation

☐	Trust	☐	Other (specify)

Nationality (check one):

☐	U.S. Citizen, Resident or Domestic Entity

☐	Foreign Corporation	☐	Non-resident Alien

If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

4

Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder’s interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A.	Individual Interestholder

1.	I am not a non-resident alien for purposes of U.S. income taxation.

2.	My U.S. taxpayer identification number (Social Security Number) is .

3.	My home address is .

B.	Partnership, Corporation or Other Interestholder

1.	is not a foreign corporation, foreign partnership, foreign trust (Name of Interestholder) or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2.	The interestholder’s U.S. employer identification number is .

3.	The interestholder’s office address and place of incorporation (if applicable) is .

The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of:

Name of Interestholder

Signature and Date

Title (if applicable)

Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee’s knowledge.

5

ANNEX C

September 21, 2010

Conflicts Committee of

Penn Virginia Resource GP, LLC

c/o Penn Virginia Resource GP, LLC

Four Radnor Corporate Center

100 Matsonford Road, Suite 200

Radnor, PA 19087

Attention:	James R. Montague
Chairman of Conflicts Committee

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of Common Units of Penn Virginia Resource Partners, L.P. (“Partners”) that are not affiliated with Penn Virginia GP Holdings, L.P. (“Holdings”) or its affiliates of the Merger Consideration (as defined below) to be paid by Partners pursuant to the Agreement and Plan of Merger, dated as of September 21, 2010 (the “Agreement”), by and among Partners, Penn Virginia Resource GP, LLC, the general partner of Partners (“Partners GP”), PVR Radnor, LLC, a wholly owned subsidiary of Partners (“MergerCo”), Penn Virginia GP Holdings, L.P. (“Holdings”) and PVG GP, LLC, the general partner of Holdings (“Holdings GP”). The Agreement provides for, among other things, the merger of Holdings and Holdings GP with and into MergerCo (the “Merger”) pursuant to which MergerCo will be the surviving entity (the “Surviving Entity”), and each issued and outstanding Holdings Common Unit (other than any Holdings Common Units held by Partners or any of its subsidiaries) will be converted into the right to receive 0.98 Partners Common Units (the “Merger Consideration”). The transaction contemplated by the Agreement is referred to herein as the “Transaction.”

Tudor, Pickering, Holt & Co. Securities, Inc. (“TudorPickering”) and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. TudorPickering also engages in securities trading and brokerage, private equity activities, equity research and other financial services, and in the ordinary course of these activities, TudorPickering and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Partners, any of the other parties and any of their respective affiliates and (ii) any currency or commodity that may be involved in the Transaction and the other matters contemplated by the Agreement. In addition, TudorPickering and its affiliates and certain of its employees, including members of the team performing services in connection with the Transaction, as well as certain private equity funds associated or affiliated with TudorPickering in which they may have financial

Heritage Plaza  |  1111 Bagby, Suite 5100  |  Houston, Texas 77002 USA  |  713.333.7100  |  www.TudorPickering.com

Tudor, Pickering, Holt & Co. Securities, Inc.  |  Member FINRA/SIPC

interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including Holdings, other prospective purchasers and their respective affiliates. We have acted as financial advisor to the Conflicts Committee of Partners GP in connection with, and have participated in certain negotiations leading to, the Transaction. We expect to receive fees for our services, the principal portion of which is contingent upon the consummation of the Transaction, and Partners has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We may provide investment banking or other financial services to Partners or any of the other parties or their respective shareholders, limited or general partners, affiliates or portfolio companies in the future. In connection with such investment banking or other financial services, we may receive compensation.

In connection with this opinion, we have reviewed, among other things, (i) the Agreement; (ii) the form of Fourth Amended and Restated Agreement of Limited Partnership; (iii) the form of Sixth Amended and Restated Limited Liability Company Agreement of Partners GP; (iv) annual reports to unitholders for the years ended December 31, 2006 and December 31, 2007 and Annual Reports on Form 10-K of Holdings for the four years ended December 31, 2009; (v) annual reports to unitholders and Annual Reports on Form 10-K of Partners for the five years ended December 31, 2009; (vi) certain interim reports to unitholders and Quarterly Reports on Form 10-Q of Partners and Holdings; (vii) certain other communications from Partners and Holdings to their respective unitholders; (viii) certain internal financial information and forecasts for Partners and Holdings prepared by the management of Partners and Holdings (the “Forecasts”); (ix) certain publicly available research analyst reports with respect to the future financial performance of Partners and Holdings, which we discussed with the senior management of Partners and Holdings; and (x) certain cost savings and operating synergies projected by the management of Partners and Holdings to result from the Transaction (the “Synergies”). We also have held discussions with members of the senior management of Partners and Holdings regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of their respective entities and of MergerCo. In addition, we have reviewed the reported price and trading activity for Holdings Common Units and Partners Common Units, compared certain financial and market information for Partners and Holdings with similar information for certain other limited partnerships and their general partners the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations of master limited partnerships and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We employed several analytical methodologies, and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analyses and factors we have considered, taken as a whole, and also on the application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit of any one or more parts of the analyses or factors considered, on a stand-alone basis.

For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for us, or publicly available. In that regard, we have assumed with your consent that the Forecasts and Synergies have been reasonably prepared on a basis reflecting

Heritage Plaza  |  1111 Bagby, Suite 5100  |  Houston, Texas 77002 USA  |  713.333.7100  |  www.TudorPickering.com

Tudor, Pickering, Holt & Co. Securities, Inc.  |  Member FINRA/SIPC

the best currently available estimates and judgments of Partners and Holdings, and that such Forecasts and Synergies will be realized in the amounts and time periods contemplated thereby. We have also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on Holdings, Holdings GP, Partners, Partners GP, MergerCo, the holders of Holdings Common Units or the expected benefits of the Transaction in any way meaningful to our analysis and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not made or obtained any independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Holdings or any of its subsidiaries or Partners or any of its subsidiaries, and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of Partners to engage in the Transaction, or the relative merits of the Transaction as compared to any other alternative transaction that might be available to Partners. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Merger Consideration pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, creditors or other constituencies of Holdings or Partners; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Holdings or Partners, or any class of such persons, in connection with the Transaction, whether relative to the Merger Consideration pursuant to the Agreement or otherwise. We are not expressing any opinion as to the price at which the Partners Common Units will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Conflicts Committee of Partners GP in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of interests in Partners should vote with respect to such Transaction or any other matter. This opinion has been reviewed and approved by TudorPickering’s fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by Partners pursuant to the Agreement is fair from a financial point of view to the holders of the Partners Common Units that are not affiliated with Holdings or its affiliates.

Very truly yours,

Tudor, Pickering, Holt & Co. Securities Inc.

By:	/s/ Lance Gilliland
Name: Lance Gilliland
Title: Managing Director

Heritage Plaza  |  1111 Bagby, Suite 5100  |  Houston, Texas 77002 USA  |  713.333.7100  |  www.TudorPickering.com

Tudor, Pickering, Holt & Co. Securities, Inc.  |  Member FINRA/SIPC

ANNEX D

OPINION OF CREDIT SUISSE SECURITIES (USA) LLC

September 20, 2010

Conflicts Committee of the Board of Directors

PVG GP, LLC, as general partner of Penn Virginia GP Holdings, L.P.

Five Radnor Corporate Center

100 Matsonford Road

Radnor, Pennsylvania 19087

Members of the Conflicts Committee of the Board of Directors:

You have asked us to advise you in your capacity as the Conflicts Committee (the “Committee”) of the Board of Directors of PVG GP, LLC (the “Company GP”), the general partner of Penn Virginia GP Holdings L.P. (the “Company”), with respect to the fairness, from a financial point of view, to the holders of common units (“Company Units”) representing limited partner interests in the Company other than the officers and directors of the Company GP that are also officers or directors of Penn Virginia Resource GP LLC, the general partner of the Acquiror (as defined below) and an economically wholly owned subsidiary of the Company (the “Acquiror GP”) and affiliates of such officers and directors (collectively, the “Excluded Persons”), of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among Penn Virginia Resource Partners, L.P. (the “Acquiror”), the Acquiror GP, PVR Radnor, LLC, a wholly owned subsidiary of the Acquiror (“Merger Sub”), the Company and the Company GP. The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Company and the Company GP with Merger Sub pursuant to which (i) each issued and outstanding Company Unit will be converted into the right to receive 0.98 common units (the “Exchange Ratio”) representing limited partner interests of the Acquiror (“Acquiror Units”), (ii) the limited liability company interests in Company GP will be cancelled and (iii) the ownership interest of the Acquiror GP in the Acquiror will be converted into a non-economic general partner interest in the Acquiror. We further understand that pursuant to the Sixth Amended and Restated Limited Liability Company Agreement of the Acquiror GP (the “Acquiror GP LLC Agreement”) effective upon the closing of the Merger, Merger Sub will be the sole economic member of the Acquiror GP, except for the Special Member (as defined in the Acquiror GP LLC Agreement), until the Second Merger (as defined in the Acquiror GP LLC Agreement). The holders of Company Units other than the Excluded Persons are referred to herein as the “Unaffiliated Unit Holders.”

In arriving at our opinion, we have reviewed a draft, dated September 20, 2010, of the Merger Agreement; a draft, dated September 20, 2010 (the “Acquiror Partnership Agreement”), of the Fourth Amended and Restated Partnership Agreement of the Acquiror; and a draft, dated September 20, 2010 of the Acquiror GP LLC Agreement, and certain publicly available business and financial information relating to the Company and the Acquiror. We have also reviewed certain other information relating to the Company and the Acquiror, including financial forecasts relating to the Company and the Acquiror, provided to or discussed with us by employees of a wholly owned subsidiary of the Company responsible for the management of the Company and the Acquiror (the “Management”), and have met with certain members of the Management to discuss the business and prospects of the Company and the Acquiror. We have also considered certain financial data of the Company and the Acquiror and certain market data for their publicly traded securities, and we have compared that data with similar data for other companies with publicly traded securities in businesses we deemed similar to those of the Company and the Acquiror and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and we have assumed and relied upon such information being complete and accurate in all material respects. With respect to

Conflicts Committee of the Board of Directors PVG GP, LLC, as general partner of Penn Virginia GP Holdings, L.P. September 20, 2010	Page 2

the financial forecasts for the Company and the Acquiror that we have used in our analyses, the Management of the Company and the Acquiror have advised us, and we have assumed, that such forecasts have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Management of the Company and the Acquiror as to the future financial performance of the Company and the Acquiror, respectively, and we express no opinion with respect to such financial forecasts or the assumptions upon which they are based, including, without limitation, assumptions with respect to future expenditures (both actual and reserves therefor), available cash for distribution and future distributions of cash by the Acquiror. We also have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Furthermore, we have assumed that the definitive Merger Agreement, the Acquiror Partnership Agreement and the Acquiror GP LLC Agreement will conform to the drafts reviewed by us in all respects material to our analyses. We have not investigated or otherwise evaluated the tax consequences of the proposed Merger, including, without limitation, the potential effects of the Merger on the federal, state or other taxes or tax rates payable by the Company, the Acquiror or their respective security holders and, with your consent, have assumed, that such taxes and tax rates will not be affected by or after giving effect to the Merger. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals including, without limitation, any reports with respect the amount of the Acquiror’s recoverable coal or other reserves.

Our opinion addresses only the fairness, from a financial point of view, to the Unaffiliated Unit Holders of the Exchange Ratio in the Merger and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, no opinion, counsel or interpretation is intended regarding matters that require legal, regulatory, accounting, insurance, tax, executive compensation or other similar professional advice. It is assumed that such opinions, counsel, interpretations or advice have been or will be obtained from the appropriate professional sources. The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof and upon certain assumptions regarding such financial, economic, market and other conditions that are currently subject to unusual volatility and that, if different than assumed, could have a material impact on our analyses or opinion. In addition, as you are aware, the financial projections and estimates that we have reviewed relating to the future financial performance of the Company and the Acquiror reflect certain assumptions regarding the oil and gas industry that are subject to significant volatility and that, if different than assumed, could have a material impact on our analyses and opinion. We are not expressing any opinion as to what the value of Acquiror Units actually will be when issued to the holders of Company Units pursuant to the Merger or the prices at which Acquiror Units or Company Units will trade at any time. Our opinion does not address the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of Company or the Company GP to proceed with the Merger. We were not requested to, and did not solicit third party indications of interest in acquiring all or any part of the Company.

We have acted as financial advisor to Committee in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will become

Conflicts Committee of the Board of Directors PVG GP, LLC, as general partner of Penn Virginia GP Holdings, L.P. September 20, 2010	Page 3

entitled to receive a fee upon the delivery of this opinion. In addition, the Company has agreed to reimburse our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided investment banking and other financial services to the Company, the Acquiror and certain of their affiliates for which we and our affiliates have received compensation, including, during the last two years, having acted as a bookrunning underwriter in connection with an offering of equity securities by the Company in March, 2010, a co-managing underwriter in connection with an offering of equity securities by the Company in September, 2009 and a co-managing underwriter in connection with an offering of debt securities by the Acquiror in April, 2010. We and our affiliates may have provided other financial advice and services, and may in the future provide financial advice and services, to the Company, the Acquiror and their respective affiliates for which we and our affiliates have received, and would expect to receive, compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Committee (solely in the Committee’s capacity as such) of the Board of Directors of Company GP, in connection with its consideration of the Merger and does not constitute advice or a recommendation to any securityholder of the Company as to how such securityholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the Unaffiliated Unit Holders.

Very truly yours,

/s/ CREDIT SUISSE SECURITIES (USA) LLC

JOB #

1 OF 2

1 OF 2 PAGE

SHARES

CUSIP #

SEQUENCE #

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

CONTROL #

SHARES

0 0 0

0 0 0

0 0 0

0000079319_1 R2.09.05.010

Five Radnor Corporate Center, Suite 500

100 Matsonford Road

Radnor, Pennsylvania 19087

Investor Address Line 1

Investor Address Line 2

Investor Address Line 3

Investor Address Line 4

Investor Address Line 5

John Sample

1234 ANYWHERE STREET

ANY CITY, ON A1A 1A1

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, on February 15, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, on February 15, 2011. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends a vote FOR proposals 1, 2 and 3. For Against Abstain

1 To consider and vote upon the approval and adoption of (a) the Agreement and Plan of Merger (the “merger agreement”) by and among Penn Virginia Resource Partners, L.P. (the “Partnership”), Penn Virginia Resource GP, LLC, the general partner of the Partnership (the “Partnership GP”), PVR Radnor, LLC, a wholly owned subsidiary of the Partnership (“MergerCo”), Penn Virginia GP Holdings, L.P. (“Holdings”) and PVG GP, LLC, the general partner of Holdings (“Holdings GP”), dated as of September 21, 2010, as such agreement may be amended from time to time, pursuant to which (i) Holdings and Holdings GP will merge with and into MergerCo and MergerCo will survive as a subsidiary of the Partnership (the “merger”) with the Partnership as MergerCo’s sole member and MergerCo as the sole economic member of the Partnership GP and (ii) all common units of Holdings will be converted into the right to receive common units of the Partnership, (b) the merger and (c) the transactions contemplated thereby.

2 To consider and vote upon the approval and adoption of the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership.

3 To consider and vote upon any proposal that may be presented to adjourn the Partnership special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient votes in favor of any of the foregoing proposals. NOTE: This proxy is revocable and, when properly executed, will be voted in the manner directed herein by the undersigned unitholder. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. If no discretion is made, the proxy will be voted FOR each of the above items and in the discretion of the persons named in this proxy for all other matters that properly come before the meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Form of Proxy for Holders of Penn Virginia Resource Partners, L.P. Common Units Dear Unitholder: Your vote is important and we encourage you to submit your proxy electronically via the internet or by telephone, both of which are available 24 hours a day, 7 days a week. To submit your proxy electronically via the Internet, go to the website: proxyvote.com and follow the prompts. You must use the control number printed in the box on the reverse side of this card. To submit your proxy by telephone. you need to use a touch-tone telephone and use the control number printed in the box on the reverse side of this card. Your vote is important. Thank you for voting. Proxy card must be signed and dated on the reverse side. THE BOARD OF DIRECTORS OF THE GENERAL PARTNER OF PENN VIRGINIA RESOURCE PARTNERS. L.P. RECOMMENDS A VOTE IN FAVOR OF THE PROPOSALS Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Combined Document, Rule 452 Insert, Shareholder Letter is/are available at www.proxyvote.com. PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PENN VIRGINIA RESOURCE OP, LLC PENN VIRGINIA RESOURCE PARTNERS, L.P. Five Radnor Corporate Center, Suite 500 100 Matsonford Road Radnor, Pennsylvania 19087 The undersigned unitholder(s) of Penn Virginia Resource Partners, L.P. (the “Partnership’), having duly received the Notice of Special Meeting of the Partnership and Joint Proxy Statement/Prospectus dated December 23, 2010, hereby appoint(s) Robert B. Wallace and Bruce D. Davis, Jr. each or any of them, with full power of substitution and revocation, as proxies to represent the undersigned and to vote, as designated, and otherwise act in such proxyholder’s sole discretion as to any other matter properly raised in respect of all common units of the Partnership, which the undersigned may be entitled to vote at the Special Meeting of Untiholders of the Partnership to be held on February 16, 2011, at 10:00am local time at The Villanova University conference Center, 601 County Line Road, Radnor, PA 1 goB7, and at any and at adjoumments or postponements thereof, with all the rights and powers the undersigned would possess if personally present. Proxies are instructed to vote as specified on the reverse side or in such proxy holder’s sole discretion as to any other matter that may properly come before the Special Meeting. Continued and to be signed on reverse side 0000079319_2 R2.09.05.010

Five Radnor Corporate Center, Suite 500

100 Matsonford Road

Radnor, Pennsylvania 19087

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, on February 15, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, on February 15, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

1 OF 2 1 1

CONTROL # 000000000000

123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

SHARES

NAME

THE COMPANY NAME INC.—COMMON THE COMPANY NAME INC.—CLASS A THE COMPANY NAME INC.—CLASS B THE COMPANY NAME INC.—CLASS C THE COMPANY NAME INC.—CLASS D THE COMPANY NAME INC.—CLASS E THE COMPANY NAME INC.—CLASS F THE COMPANY NAME INC.—401 K

The Board of Directors recommends a vote FOR proposals 1 and 2.

1 To consider and vote upon the approval and adoption of (a) the Agreement and Plan of Merger (the “merger agreement”) by and among Penn Virginia Resource Partners, L.P. (the “Partnership”), Penn Virginia Resource GP, LLC, the general partner of the Partnership (the “Partnership GP”), PVR Radnor, LLC, a wholly owned subsidiary of the Partnership (“MergerCo”), Penn Virginia GP Holdings, L.P. (“Holdings”) and PVG GP, LLC, the general partner of Holdings (“Holdings GP”), dated as of September 21, 2010, as such agreement may be amended from time to time, pursuant to which (i) Holdings and Holdings GP will merge with and into MergerCo and MergerCo will survive as a subsidiary of the Partnership (the “merger”) with the Partnership as MergerCo’s sole member and MergerCo as the sole economic member of the Partnership GP and (ii) all common units of Holdings will be converted into the right to receive common units of the Partnership, (b) the merger and (c) the transactions contemplated thereby.

2 To consider and vote upon any proposal that may be presented to adjourn the Holdings special meeting to a later date, if necessary, to solicit additional proxies in the event that there are insufficient votes in favor of the foregoing proposal.

NOTE: This proxy is revocable and, when properly executed, will be voted in the manner directed herein by the undersigned unitholder. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. If no direction is made, the proxy will be voted FOR each of the above items and in the discretion of the persons named in this proxy for all other matters that properly come before the meeting.

For Against Abstain

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners)

Date

SHARES CUSIP # SEQUENCE #

Form of Proxy for Holders of Penn Virginia GP Holdings, L.P. Common Units

Dear Unitholder:

Your vote is important and we encourage you to submit your proxy electronically via the internet or by telephone, both of which are available 24 hours a day, 7 days a week.

To submit your proxy electronically via the Internet, go to the website: proxyvote.com and follow the prompts. You must use the control number printed in the box on the reverse side of this card.

To submit your proxy by telephone, you need to use a touch-tone telephone and use the control number printed in the box on the reverse side of this card.

Your vote is important. Thank you for voting.

Proxy card must be signed and dated on the reverse side.

THE BOARD OF DIRECTORS OF THE GENERAL PARTNER OF PENN VIRGINIA GP HOLDINGS, L.P.

RECOMMENDS A VOTE IN FAVOR OF THE PROPOSALS

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Combined Document, Rule 452 Insert, Shareholder Letter is/are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF

PVG GP, LLC

PROXY

PENN VIRGINIA GP HOLDINGS, L.P.

Five Radnor Corporate Center, Suite 500

100 Matsonford Road

Radnor, Pennsylvania 19087

The undersigned unitholder(s) of Penn Virginia GP Holdings, L.P. (“Holdings”), having duly received the Notice of Special Meeting of Holdings and Joint Proxy Statement/Prospectus dated December 23, 2010, hereby appoint(s) Robert B. Wallace and Bruce D. Davis, Jr. each or any of them, with full power of substitution and revocation, as proxies to represent the undersigned and to vote, as designated, and otherwise act in such proxyholder’s sole discretion as to any other matter properly raised in respect of all common units of Holdings, which the undersigned may be entitled to vote at the Special Meeting of Unitholders of Holdings to be held on February 16, 2011 at 11:00am local time at The Villanova University Conference Center, 601 County Line Road, Radnor, PA 19087, and at any and all adjournments or postponements thereof, with all the rights and powers the undersigned would possess if personally present. Proxies are instructed to vote as specified on the reverse side or in such proxyholder’s sole discretion as to any other matter that may properly come before the Special Meeting.

Continued and to be signed on reverse side